Form 10-K, Exhibit 13
period 1996-12-31
EQUIFAX INC
filed 1997-03-31
CIK 33185

                                                                    EXHIBIT 13.1
                                                                    ------------


Summary of Selected Financial Data


PART I (1996 - 1994)


(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------------------------------------------
Year ended December 31                                    1996                   1995                    1994
--------------------------------------------------------------------------------------------------------------------

SUMMARY OF OPERATIONS
Operating revenue                                       $1,811,223              $1,622,958             $1,421,996
Operating costs and
  expenses before unusual items                          1,496,492               1,360,019              1,207,889
Unusual items                                              (10,313)                     --                     --
--------------------------------------------------------------------------------------------------------------------
Operating income                                           304,418                 262,939                214,107
Other income                                                22,181                   7,471                  8,994
Interest expense                                           (23,036)                (21,172)               (15,624)
--------------------------------------------------------------------------------------------------------------------
Income before income taxes
  and accounting changes                                   303,563                 249,238                207,477
Provision for income taxes                                 125,946                 101,588                 87,131
--------------------------------------------------------------------------------------------------------------------
Income before accounting changes                           177,617                 147,650                120,346
Cumulative prior years effect of
 changes in accounting principles*                              --                      --                     --
--------------------------------------------------------------------------------------------------------------------
Net income                                                $177,617                $147,650               $120,346
--------------------------------------------------------------------------------------------------------------------
Dividends paid                                             $49,704                 $50,223                $47,161

PER COMMON SHARE DATA
Income before accounting changes                             $1.22                   $0.98                  $0.81
Cumulative prior years effect of
 changes in accounting principles*                              --                      --                     --
--------------------------------------------------------------------------------------------------------------------
Net income                                                   $1.22                   $0.98                  $0.81
--------------------------------------------------------------------------------------------------------------------
Dividends                                                   $0.330                  $0.315                 $0.303

Weighted average common shares
 outstanding                                           145,518,000             151,357,000            148,608,000

BALANCE SHEET DATA
Assets at December 31                                   $1,302,784              $1,053,695             $1,021,174
Long-term debt at December 31                             $305,992                $302,665               $211,967
Shareholders equity at December 31                        $424,865                $353,422               $361,859
Common shares outstanding at
 December 31                                           144,876,000             147,245,000            151,790,000

OTHER INFORMATION
Stock price per share at December 31                        $30.63                  $21.38                 $13.19
Book value per share at December 31                          $2.93                   $2.40                  $2.38
Market capitalization at December 31                    $4,436,797              $3,147,362             $2,001,731
Number of employees at December 31                          14,100                  14,200                 14,200

* The 1991 accounting change relates to SFAS No. 106, "Postretirement Benefits Other Than Pensions." The 1988 accounting change relates to SFAS No. 96, "Accounting for Income Taxes."

PART II (1993 - 1988)


-----------------------------------------------------------------------------------------------------------------
           1993              1992            1991             1990             1989              1988
-----------------------------------------------------------------------------------------------------------------

        $1,217,217        $1,134,333      $1,093,827       $1,078,753       $1,001,617         $894,482

         1,049,750           992,995         969,136          941,976          881,606          801,785
           (48,438)               --         (32,044)         (21,793)         (14,656)         (27,669)
-----------------------------------------------------------------------------------------------------------------
           119,029           141,338          92,647          114,984          105,355           65,028
             3,890             7,482           8,128           11,055            9,712            5,648
           (10,923)           (4,029)         (7,253)         (13,177)         (10,365)          (3,331)
 ----------------------------------------------------------------------------------------------------------------
           111,996           144,791          93,522          112,862          104,702           67,345
            48,481            59,445          39,424           48,932           41,170           33,295
-----------------------------------------------------------------------------------------------------------------
            63,515            85,346          54,098           63,930           63,532           34,050

                --                --         (48,991)              --               --             5,400
-----------------------------------------------------------------------------------------------------------------
           $63,515           $85,346          $5,107          $63,930          $63,532           $39,450
-----------------------------------------------------------------------------------------------------------------
           $42,041           $42,770         $42,623          $35,823          $32,003           $22,948


             $0.42             $0.52           $0.33            $0.39            $0.40             $0.22

                --               --            (0.30)              --               --              0.04
-----------------------------------------------------------------------------------------------------------------
             $0.42            $0.52            $0.03            $0.39            $0.40             $0.26
-----------------------------------------------------------------------------------------------------------------
            $0.280           $0.260           $0.260           $0.240           $0.215            $0.195

       150,114,000      163,918,000      163,856,000      161,930,000      160,552,000       154,380,000



          $731,201         $708,882         $716,103         $754,279         $685,188          $528,287
          $200,070         $191,749          $77,114         $143,050          $88,883           $30,169
          $254,031         $257,990         $350,314         $373,306         $339,918          $297,914
       149,618,000      151,550,000      164,294,000      162,424,000      161,058,000       159,974,000



            $13.69           $10.31            $7.94            $8.13            $8.00             $6.78
             $1.70            $1.70            $2.13            $2.30            $2.11             $1.86
        $2,047,896       $1,562,859       $1,304,084       $1,319,695       $1,288,464        $1,084,864
            12,800           12,400           13,400           14,200           13,900            13,500