Form 10-K, Exhibit 13
period 1996-12-31
EQUIFAX INC
filed 1997-03-31
CIK 33185

                                                                    EXHIBIT 13.2
                                                                    ------------


This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes.


SPINOFF OF INSURANCE SERVICES GROUP.

On December 9, 1996, Equifax announced its intention to split into two independent publicly traded companies by spinning off its Insurance Services Group as a tax-free dividend to shareholders. The spinoff will be contingent on receiving a favorable ruling from the IRS, among other things. Subsequent to receipt of a favorable ruling, Equifax shareholders will be awarded a pro-rata distribution of stock in the new company. The exact ratio and timing of the distribution have not been finalized, but the estimated date for the spinoff is mid-1997.

Current shares will reflect a new Equifax consisting of the Financial Services Group, a company that will continue to be a worldwide leader in the financial information markets. The Insurance Services spinoff, ChoicePoint, will remain a leading provider of risk management and fraud prevention information to the insurance industry.


RESULTS OF OPERATIONS.

Consolidated revenue for the year was $1.8 billion, an increase of $188.3 million or 11.6% over 1995. This increase is less than the 14.1% increase in 1995, due primarily to 1994 acquisitions and the divestitures occurring in 1995. Revenue increased 11.7% in 1996 compared to 7.9% in 1995 after adjusting for acquisitions and divestitures (Notes 2 and 3). Revenue growth in 1996 benefited from strong growth in credit reporting and credit marketing services, card services, European operations and Insurance Services.

Operating income of $304.4 million increased $41.5 million or 15.8% in 1996. Excluding a $10.3 million write-off in the second quarter of 1996 related to asset impairments in the General Information Services segment (Note 3), operating income improved 19.7% over the prior year. In 1995, operating income increased $48.8 million or 22.8%. The improvements in both years are the result of revenue increases in the higher margin businesses and continuing expense controls throughout the organization. Operating income in 1996 was also aided by the recognition of revenue from the lottery subcontract (Note 4). The operating income margin in 1996 was 16.8% compared to 16.2% in 1995. The gains in 1996 were achieved despite very competitive conditions both domestically and internationally, and investments in integrating acquisitions and new products. Acquisitions and divestitures caused 1996 operating income to be lower by 1.4 percentage points whereas they improved 1995 operating income by about 2.7 percentage points. In 1996, the net impact of acquisitions and divestitures was slightly dilutive to net income and earnings per share due to acquisition costs. In 1995, the net impact of acquisitions and divestitures was slightly dilutive to net income and earnings per share due to higher interest expense and higher number of outstanding shares.

Earnings per share increased 24.5% to $1.22 in 1996 from $0.98 in 1995. Net income was $177.6 million in 1996, an increase of 20.3% over 1995's net income of $147.6 million. Higher earnings per share increases relative to net income increases reflect the Company's repurchase of common shares during 1996. For the year, the average shares outstanding declined by 3.9% as a result of Equifax's open market share repurchase plan.

In February 1996, Equifax's subsidiary, High Integrity Systems, Inc. (HISI) announced that it had signed a subcontract under which GTECH will provide services on HISI's California lottery contract. Under the agreement, HISI subcontracted many of its obligations under the reinstated contract to GTECH. In connection with this subcontract, Equifax received $58 million, which is being recognized as revenue net of related expenses over the 66-month life of the contract. During 1996, Equifax recorded revenue of $5.4 million in connection with the lottery subcontract.

Equifax received a $25 million payment from the California State Lottery during the fourth quarter of 1995 in connection with the reinstatement of the lottery contract with HISI. The $25 million payment was partially offset by certain expenses associated with the contract, resulting in a net pre-tax gain of $19.7 million.

During the fourth quarter of 1995, the Company provided for certain restructuring charges in the operating groups totaling $19.6 million, in connection with reduced staffing levels, lease terminations and the discontinuance of a certain product line.

There are five reporting segments: Credit Services, Payment Services and International Operations (comprising the Financial Services Group), Insurance Services and General Information Services. These segments generally follow the Company's internal management organization and are based on similarities in product lines and industries served. General Information Services is primarily comprised of the Health Information Services businesses, which were divested during the fourth quarter of 1996. The following discussion analyzes (1) revenue and operating income by the five segments; (2) general corporate expense; (3) consolidated other income, interest expense and effective income tax rates; and (4) financial condition. Note 11 breaks out the segment results by quarter for 1996 and 1995.


CREDIT SERVICES.

(in millions)
--------------------------------------------------------------------------------
                                                1996         1995        1994
--------------------------------------------------------------------------------
Revenue                                       $580.9       $512.7      $476.4
Operating income*                             $203.8       $180.1      $149.9

*before restructuring charge of $3.2 million in 1995
(Note 10)

Credit Services is part of the Financial Services Group and comprises Credit Reporting Services, Risk Management Services, Equifax National Decision Systems and Mortgage Services. Revenue growth in Credit Services was 13.3% in 1996, compared to 7.6% in 1995. Acquisitions accounted for 1.9 percentage points of the 1996 revenue increase and 0.7 percentage points of the 1995 increase.

Credit Reporting Services showed a revenue increase of 14% in 1996, which was driven by volume growth of finance, automotive, banking and utilities customers; growth in prescreening for credit card issuers; and acquisitions. Average prices for credit reports continued to decline in 1996, comparable to the rate of decline in 1995. This decline, however, was more than offset by continued volume growth and market share expansion. Pricing pressures are expected to persist, but volume growth is expected to continue to more than offset price declines. Credit Reporting Services continued to provide new services and products, which contributed to revenue growth in 1996 and is expected to continue adding to growth in 1997.

Revenue in Risk Management Services increased 15.6% due primarily to new business from customers outsourcing the accounts receivable management function of their businesses.

Revenue at Equifax National Decision Systems increased 13.4% in 1996, and operating income more than doubled. Growth was driven primarily by the success of new products developed in 1995, although one new product, Business Geometrics, did not generate the projected level of revenue. In addition, National Decision Systems experienced a high retention rate with its customers, further contributing to the strong revenue growth.

Revenue in Mortgage Services declined 5.9% for the year. This decline was due primarily to the continuing shift to a lower-priced automated product.

Operating income for Credit Services increased 13.2% in 1996, following a 20.2% increase in 1995, due primarily to strong revenue growth across all its businesses. Operating margin was flat due to increased expense in 1996 related to new product introductions, the upgrading of systems technology, Year 2000 compliance expenses and $2 million in severance costs incurred as part of ongoing cost containment efforts.

During the fourth quarter of 1995, a restructuring charge of $3.2 million was recorded primarily to reduce fixed expenses associated with Mortgage Services, reflecting the increasingly automated nature of the marketplace. The charge was taken to consolidate the number of offices from seven to three and reduce staffing levels.


PAYMENT SERVICES.

(in millions)
--------------------------------------------------------------------------------
                                                 1996        1995        1994
--------------------------------------------------------------------------------
Revenue                                        $339.3      $284.4      $246.6
Operating income*                               $66.9       $64.0       $57.5

*before restructuring charge of $0.5 million in 1995
(Note 10)

Payment Services is part of the Financial Services Group and consists of Card Services, Check Services and FBS Software. Payment Services revenue increased 19.3% in 1996, with 2.4 percentage points of the revenue increase attributable to the fourth quarter 1996 acquisition of CSG Card Services and the 1995 acquisition of TecniCob. Card Services revenue increased 28.0%, Check Services revenue increased 4.1%, and FBS Software revenue more than doubled. In 1995, Payment Services revenue increased 15.3% with 3.8 percentage points attributable to the 1994 acquisitions of First Security Processing Services (FSPS) and FBS Software. In 1995, Card Services revenue increased 24.6% and Check Services revenue increased 4.5%.

Growth within Card Services is attributed to the higher number of cardholder accounts processed, due to business from new customers (i.e., credit unions and IBAA member banks) that either converted to or began using Equifax Card Services credit and debit card processing services, and to volume growth from existing customers. The acquisition of CSG Card Services in the fourth quarter also contributed to revenue growth. During 1994, contracts with two major association customers, IBAA Bancard Inc. and Card Services for Credit Unions, Inc. (CSCU), were renewed, both for five-year terms with incremental revenue due to increased service levels provided. The contract with IBAA Bancard Inc. was extended during 1996 for an additional five years through 2004.

Although Check Services revenue had been projected to decline in 1996, it actually showed a modest increase because a slight decline in check warranty revenue was offset by increases in other Check Services products, particularly its verification product, PathWays. Check Services was also able to retain certain customers which had been expected to discontinue service and was able to re-sign a significant customer which had discontinued service, contributing to its better-than-expected performance. The dollar amount of checks warranted and verified by Check Services was $14.1 billion in 1996 versus $12.6 billion in 1995.

FBS Software revenue more than doubled in 1996 due primarily to several large consulting contracts that were signed during 1996.

Payment Services operating income increased $2.9 million in 1996 versus a $6.5 million increase in 1995. The 1996 increase in operating income was adversely impacted by $5.1 million in one-time expenses incurred in connection with a move to a new location in the Tampa area. Excluding these expenses, 1996 operating income increased by $8.0 million, or 12.5%, driven primarily by higher profits resulting from higher revenue in Card Services and by the performance of FBS Software.

Operating income for Card Services increased 11.3% in 1996 as the benefits of strong revenue growth were partially offset by expenses related to the move. Operating income in Check Services declined by 10.2%, a result of higher customer service and support expenses and one-time move costs.


INTERNATIONAL OPERATIONS.

(in millions)
--------------------------------------------------------------------------------
                                                 1996        1995        1994
--------------------------------------------------------------------------------
Revenue                                        $243.3      $211.0      $143.4
Operating income*                               $34.3       $21.7       $16.5

*before restructuring charge of $1.7 million in 1995
(Note 10)

International Operations, part of the Financial Services Group, consists of Credit Services and Payment Services operations in Europe (primarily in the United Kingdom) and Canada. Equifax also has Credit Services joint ventures in Europe (Spain and Portugal) and South America (Chile and Argentina). In 1996, revenue increased by 15.3% primarily due to volume increases in U.K. Consumer and Commercial Credit Services and the 1995 acquisition of Infocheck, and in Canada due to the fourth quarter 1996 acquisition of Creditel. Revenue for 1995 was up 47.2%, primarily due to significant acquisition activity, which accounted for 42.7 percentage points of the increase. In 1996 Equifax increased its ownership of Transax to 100% from 50.1%.

Canadian revenue, exclusive of acquisitions and divestitures, was up 4.3% in 1996, as increases in credit report unit volumes were partially offset by average price declines and lower revenues in several other related products.

Revenue from European operations increased 19.2% in 1996. The gains within European operations were attributable primarily to consumer credit volumes, marketing services and auto lien information, as well as the inclusion of Infocheck results for a full year.

Operating income for International Operations increased 58.3% in 1996 versus 31.7% in 1995, primarily due to improved results in Europe and a strong performance from DICOM in Chile. Operating income in Canada declined modestly in 1996 as improvements in credit volumes, collections services and the acquisition of Creditel were more than offset by $1 million in severance expenses incurred related to the unification of United States and Canadian operations within a North American management structure.

In Europe, operating efficiencies resulting from the integration of the 1994 Infolink and 1995 Infocheck acquisitions continue to enhance the value of the Company's databases and create substantial savings by eliminating duplicate costs. Operating income increased from $4.7 million in 1995 to $15.7 million in 1996 as a result of these synergies and a strong performance in auto lien information.

During the fourth quarter of 1995, a restructuring charge of $1.7 million was taken within Canadian operations to reduce staffing levels and other fixed expenses.


INSURANCE SERVICES.

(in millions)
--------------------------------------------------------------------------------
                                                 1996        1995        1994
--------------------------------------------------------------------------------
Revenue                                        $587.1      $516.9      $453.4
Operating income*                               $50.7       $43.9       $18.5

*before restructuring charge of $9.2 million in 1995
(Note 10)

Revenue increased 13.6% in 1996 within Insurance Services, versus an increase of 14.0% in 1995, as a result of the improved performance of substantially all business units and increased Motor Vehicle Records (MVR) registry revenue. Excluding acquisitions, Insurance Services revenue increased 11.3% in 1996. Insurance Services consists of Field Services, Data Services, Osborn Laboratories, Commercial Specialists, PRC, CUE UK and the newly acquired CDB Infotek.

Revenue from Field Services, which includes Medical Products, Employment Services, Health and Safety Solutions, Business Services and Claims Services, increased 3.4% in 1996 and 3.1% in 1995. The increase in 1996 is primarily the result of growth within Employment Services.

Revenue from Data Services products increased 17.5% in 1996 versus 9.4% in 1995, primarily due to volume increases in most product lines and higher market share. MVR registry revenue (the fee charged by states for motor vehicle records, which the Company passes on to its customers) was up $33.1 million in 1996 due to continued growth in MVR units, as compared with a $19.8 million increase in 1995. Osborn Laboratories revenue increased 30.8% in 1996 as volume increased and its market share continued to expand. Revenue at CUE UK increased 54.5% as a result of the late 1995 roll-out of the CUE Motor product and increased usage of the CUE Home product. Revenue at PRC increased 20.8% while Commercial Specialists experienced a 9.2% decline in revenue.

Operating income increased 15.6% in 1996 versus 1995, primarily driven by strong performances at Data Services, Osborn Labs and CUE UK, but was partially offset by a decline at Commercial Specialists and the slightly dilutive impact of the CDB Infotek acquisition. In 1995, operating income more than doubled to $43.9 million. The increase in 1995 resulted from the strong performance of Data Services, cost controls within Field Services, continued improvement in CUE UK and Commercial Specialists, and the full-year impact of 1994 acquisitions.

During the fourth quarter of 1995 a charge of $9.2 million was taken, primarily in Field Services, to reduce staffing levels and bring fixed expenses in line with expected revenue levels.


GENERAL INFORMATION SERVICES.

(in millions)
--------------------------------------------------------------------------------
                                                1996        1995         1994
--------------------------------------------------------------------------------
Revenue                                        $60.5       $97.9       $102.2
Operating income
   (loss)*                                      $1.1      $(11.7)        $1.0

*excludes a $10.3 million loss related to the write-off of certain intangible assets within Health Information Services (Note 3) in 1996 and income from lottery settlement of $19.7 million (Note 4) and restructuring charge of $4.4 million in 1995 (Note 10)

This segment comprises healthcare operations, development projects, marketing services operations and HISI, the lottery subsidiary. The revenue decline in 1996 of $37.3 million is primarily attributable to the divestiture of two marketing companies during the third quarter of 1995 and the divestiture of Health Information Services companies during the fourth quarter of 1996. The revenue decline was partially offset by HISI's recognition of $5.4 million in revenue from its lottery subcontract with GTECH in 1996.

During the fourth quarter, the company sold Equifax Health EDI Services, Equifax Health Analytical Services, Equifax Health Administrative Services and Equifax Medical Credentials Verification Services (MCVS). The decision to divest the Company's health information businesses was made to better focus on opportunities in the core businesses of financial and insurance services, particularly in light of the changing trends within the healthcare industry. Equifax has now completed the divestiture of its health information businesses. During the third quarter of 1995, Equifax sold Elrick & Lavidge and Quick Test, two marketing services companies, to better focus on its core businesses. In 1995 revenue was up 8.3% excluding acquisitions and divestitures.

This segments operating income in 1996 was $1.1 million versus an operating loss of $11.7 million in 1995. The improvement in operating income was primarily related to results from the lottery subsidiary, as well as a reduction in the operating losses incurred by Health Information Services businesses prior to their divestiture. The 1995 operating loss was due primarily to higher expenses associated with the integration of health information acquisitions and the development of MCVS, an internally developed database product.

During the fourth quarter of 1995, Equifax received a $25 million payment from the California State Lottery in connection with the reinstatement of the lottery contract with Equifax's subsidiary, High Integrity Systems, Inc. (HISI). Partially offsetting this $25 million payment were expenses associated with the contract, resulting in a net gain of $19.7 million.

In June 1996 the Company recorded a $10.3 million loss to write off certain intangible assets within Health Information Services, in accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

A restructuring charge of $4.4 million was taken during the fourth quarter of 1995, largely to reduce staffing levels within Health Information Services and to write off a discontinued product line.


GENERAL CORPORATE EXPENSE.

(in millions)
--------------------------------------------------------------------------------
                                                1996        1995        1994
--------------------------------------------------------------------------------
Expense*                                       $42.1       $35.1       $29.2

*before restructuring charge of $0.5 million in 1995
(Note 10)

General corporate expense increased $7.0 million due primarily to higher bonus expense resulting from strong financial performance, performance share expense driven by higher share price, and expenses related to systems enhancements. The increase of $5.9 million in 1995 was due primarily to higher performance share plan expense driven by the Company's higher share price.


OTHER INCOME, INTEREST EXPENSE AND EFFECTIVE INCOME TAX RATES.

(in millions)
--------------------------------------------------------------------------------
                                                 1996        1995        1994
--------------------------------------------------------------------------------
Other income                                    $22.2        $7.5        $9.0
Interest expense                                $23.0       $21.2       $15.6
Effective income tax rate                       41.5%       40.8%       42.0%

Other income increased $14.7 million over 1995 primarily as a result of an $11.6 million gain on the sale of the businesses comprising Health Information Services and an $8.2 million gain recorded in connection with the second quarter sale of the Company's investment in Physician Computer Network, Inc. These gains were partially offset by lower levels of interest income.

The increase in interest expense reflects the higher levels of borrowing due to acquisitions and share repurchases.

The effective tax rate of 41.5% in 1996 was higher than 1995's rate due to the impact of non-deductible goodwill recorded at two of the Health Information Services businesses, which were divested in the fourth quarter. As a result, the $11.6 million gain on the sales was offset by tax expense of $9.9 million, resulting in a $1.6 million after-tax gain ($.01 per share).

Exclusive of the tax impact of the Health Information Services divestiture, 1996's effective tax rate was lower than 1995's due in large part to a change in the mix of foreign income between tax jurisdictions with different effective tax rates. The effective tax rate in 1997 is expected to be slightly lower than 1996's rate, due to the tax impact of the 1996 divestitures partially offset by higher tax expenses in the U.K. where most net operating loss carryforwards have been utilized.


FINANCIAL CONDITION.

The Company's financial condition remained strong during 1996. Net cash provided by operations increased from $160.0 million to $308.8 million. This increase resulted primarily from the receipt of $58.0 million related to the lottery subcontract (Note 4) and the timing of payments between years for income taxes and certain other accrued expenses.

Normal capital expenditures and dividend payments were met with internally generated funds. Other significant outlays in 1996 included $105.6 million for treasury stock purchases (Note 7) and $152.8 million for acquisitions (Note 2). These items were financed through a combination of excess cash from operations, a net $20.8 million cash inflow from short-term notes and long-term debt, and net proceeds of $67.4 million from the sales of the healthcare businesses and the sale of an investment in Physician Computer Network, Inc.

Capital expenditures for 1996, exclusive of acquisitions, were $100.2 million. Capital expenditures for 1997 are expected to be $119 million due to continued investment in products and services and system enhancements, in addition to investments in international development and capital expenditures associated with 1996 acquisitions. Budgeted capital expenditures are expected to be met with internally generated funds. As of December 31, 1996, approximately $52 million remains authorized under the Company's share repurchase program.

At December 31, 1996, $490 million was available under the Company's $550 million revolving credit facility to fund future capital requirements, including the possible purchase of the CSC collections and credit reporting businesses (Note 9). Management feels that the Company's liquidity will remain strong in both the short and long terms, and that the Company has sufficient debt capacity to finance all its capital needs, if necessary.


FORWARD-LOOKING INFORMATION.

This discussion includes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among others, statements concerning the Company's outlook for 1997, volume and pricing trends, cost control measures and their results, the Company's expectations as to funding its capital expenditures and operations during 1997, the Company's intention to spin off its Insurance Services Group and other statements relative to future plans and strategies. These forward-looking statements reflect management's current expectations and are based upon currently available data. Actual results are subject to future events, risks and uncertainties which could materially impact performance from that expressed or implied in these statements.

Equifax expects to post another record financial performance in 1997. To accomplish this goal, Equifax must successfully continue to implement its strategy of expanding and leveraging its core businesses in markets where it holds a substantial market share while positioning itself to exploit opportunities in the fast-growing credit economies worldwide. Equifax expects to achieve these results by growing through global expansion, acquisitions and the development of new value-added products and services. The Company will also need to continue its focus on cost containment, notwithstanding expected one-time costs associated with the spinoff of the Insurance Services Group.

In 1996, Equifax expensed about one cent per share to modify computer software for compliance with Year 2000 as required by the FASB's Emerging Issues Task Force Issue No. 96-14. Year 2000 expenses will continue to impact results in 1997 (approximately $.04 to $.05 per share) and 1998, as Equifax plans to be Year 2000-compliant in advance of the millennium. The amount and timing of these expenses may vary as current estimates are refined.

Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: a significant change in the growth rate of the overall U.S. economy, such that consumer spending and related consumer debt are materially impacted; a material decline or change in the marketing techniques of credit card issuers; unexpected pricing pressure above and beyond the levels experienced in the last several years; a significant reversal of the trend toward credit card use increasing as a percentage of total consumer expenditures; the inability of the Company to realize the expected levels of cost control and synergies from integration of acquisitions; risks associated with investments and operations in foreign countries, including regulatory environments, exchange rate fluctuations and local political, social and economic factors; the inability of the Company to continue its successful development and marketing of new products and services to existing and new industries; material changes in regulatory environments; the inability of the Company to accurately estimate the cost of systems preparation for Year 2000 compliance; the inability of the Company to successfully complete the spinoff of Insurance Services, due to an adverse ruling by the IRS; or a drastic negative change in market conditions or other unforeseen difficulties.