Form 10-K, Exhibit 13
period 1996-12-31
EQUIFAX INC
filed 1997-03-31
CIK 33185

                                                                    EXHIBIT 13.3
                                                                    ------------

Consolidated Balance Sheets

(in thousands)
--------------------------------------------------------------------------------
December 31                                                   1996        1995
--------------------------------------------------------------------------------

ASSETS
Current Assets:
Cash and cash equivalents                                  $49,886     $26,136
Accounts receivable, net of allowance for doubtful
  accounts of $7,714 in 1996 and $7,077 in 1995            305,678     258,335
Deferred income tax assets                                  36,999      30,594
Other current assets                                        44,475      51,611
--------------------------------------------------------------------------------


Total current assets                                       437,038     366,676
--------------------------------------------------------------------------------


Property and Equipment:
Land, building and improvements                             29,563      18,050
Data processing equipment and furniture                    257,321     218,699
--------------------------------------------------------------------------------
                                                           286,884     236,749


Less accumulated depreciation                              164,613     148,901
--------------------------------------------------------------------------------

                                                           122,271      87,848
--------------------------------------------------------------------------------



Goodwill                                                   433,758     353,571
--------------------------------------------------------------------------------

Purchased Data Files                                        87,025      74,828
--------------------------------------------------------------------------------

Other Assets                                               222,692     170,772
--------------------------------------------------------------------------------

                                                        $1,302,784  $1,053,695
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated balance sheets.

(in thousands, except par values)
--------------------------------------------------------------------------------
December 31                                                  1996         1995
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Short-term debt and current maturities
  of long-term debt                                    $   60,490   $   20,384
Accounts payable                                           84,628       62,194
Accrued salaries and bonuses                               39,276       27,919
Income taxes payable                                       17,659           --
Other current liabilities                                 172,626      140,123
--------------------------------------------------------------------------------

   Total current liabilities                              374,679      250,620
--------------------------------------------------------------------------------

Long-Term Debt, Less Current Maturities                   305,992      302,665
--------------------------------------------------------------------------------

Postretirement Benefit Obligations                         79,400       80,885
--------------------------------------------------------------------------------

Long-Term Deferred Revenue                                 42,964           --
--------------------------------------------------------------------------------

Other Long-Term Liabilities                                74,884       66,103
--------------------------------------------------------------------------------

Commitments and Contingencies (Note 9)


Shareholders' Equity:
Common stock, $1.25 par value; shares
  authorized - 300,000; issued - 170,859 in 1996
  and 168,812 in 1995; outstanding - 144,876
  in 1996 and 147,245 in 1995                             213,573      211,015
Preferred stock, $0.01 par value; shares authorized -
  10,000; issued and outstanding - none in 1996 or 1995        --           --
Paid-in capital                                           207,142      171,020
Retained earnings                                         396,340      269,986
Cumulative foreign currency translation adjustment         (3,998)     (13,777)
Treasury stock, at cost, 19,430 shares in 1996 and
  14,847 shares in 1995 (Note 7)                         (323,625)    (218,613)
Stock held by employee benefits trusts, at cost,
  6,553 shares in 1996 and 6,719 shares in 1995
  (Note 7)                                                (64,567)     (66,209)
--------------------------------------------------------------------------------

Total shareholders' equity                                424,865      353,422
--------------------------------------------------------------------------------

                                                       $1,302,784   $1,053,695
--------------------------------------------------------------------------------

Consolidated Statements of Income

(in thousands, except per share amounts)
--------------------------------------------------------------------------------
Year Ended December 31                             1996        1995         1994
--------------------------------------------------------------------------------


Operating revenue                            $1,811,223  $1,622,958   $1,421,996
--------------------------------------------------------------------------------

Costs and expenses:
Costs of services                             1,126,741   1,038,881      905,307
Selling, general and administrative
 expenses                                       369,751     321,231      302,582
Asset impairment (Note 3)                        10,313          --           --
Credit related to lottery contract (Note 4)          --     (19,665)          --
Restructuring provision (Note 10)                    --      19,572           --
--------------------------------------------------------------------------------

Total costs and expenses                      1,506,805   1,360,019    1,207,889
--------------------------------------------------------------------------------

Operating income                                304,418     262,939      214,107
Other income, net                                22,181       7,471        8,994
Interest expense                                 23,036      21,172       15,624
--------------------------------------------------------------------------------

Income before income taxes                      303,563     249,238      207,477
Provision for income taxes                      125,946     101,588       87,131
--------------------------------------------------------------------------------

Net income                                     $177,617    $147,650     $120,346
--------------------------------------------------------------------------------

Weighted average common shares outstanding      145,518     151,357      148,608
--------------------------------------------------------------------------------

Per common share:
  Net income                                      $1.22       $0.98        $0.81
--------------------------------------------------------------------------------
  Dividends                                      $0.330      $0.315       $0.303
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

Consolidated Statements of Shareholders' Equity

(in thousands)
--------------------------------------------------------------------------------
Year Ended December 31                             1996        1995       1994
--------------------------------------------------------------------------------

Common Stock:
Balance at beginning of year                   $211,015    $208,471   $206,554
Shares issued under stock plans                   2,558       2,544      1,917
--------------------------------------------------------------------------------

Balance at end of year                         $213,573    $211,015   $208,471
--------------------------------------------------------------------------------

Paid-In Capital:
Balance at beginning of year                   $171,020    $145,859   $108,807
Shares issued under stock plans                  25,795      17,243     12,930
Adjustment for treasury stock
  reissued for acquisitions                         360         884     20,267
Other                                             9,967       7,034      3,855
--------------------------------------------------------------------------------

Balance at end of year                         $207,142    $171,020   $145,859
--------------------------------------------------------------------------------

Retained Earnings:
Balance at beginning of year                   $269,986    $175,894   $102,709
Net income                                      177,617     147,650    120,346
Cash dividends                                  (49,704)    (50,223)   (47,161)
Other                                            (1,559)     (3,335)        --
--------------------------------------------------------------------------------

Balance at end of year                         $396,340    $269,986   $175,894
--------------------------------------------------------------------------------

Cumulative Foreign Currency
  Translation Adjustment:
Balance at beginning of year                   $(13,777)   $(13,386)  $(10,077)
Adjustment during year                            9,779        (391)    (3,309)
--------------------------------------------------------------------------------

Balance at end of year                          $(3,998)   $(13,777)  $(13,386)
--------------------------------------------------------------------------------

Treasury Stock:
Balance at beginning of year                  $(218,613)   $(87,975)  $(92,870)
Cost of shares repurchased                     (105,550)   (132,668)   (57,985)
Cost of shares transferred to employee
  benefits trusts                                    --          --      5,912
Cost of shares reissued for acquisitions            538       2,030     56,968
--------------------------------------------------------------------------------

Balance at end of year                        $(323,625)  $(218,613)  $(87,975)
--------------------------------------------------------------------------------

Stock Held By Employee Benefits Trusts:
Balance at beginning of year                   $(66,209)  $ (67,004)  $(61,092)
Cost of shares transferred from treasury
 stock                                               --          --     (5,912)
Cost of shares reissued under stock plans         1,642         795         --
--------------------------------------------------------------------------------

Balance at end of year                         $(64,567)  $ (66,209)  $(67,004)
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

Consolidated Statements of Cash Flows

(in thousands)
-------------------------------------------------------------------------------------------------
Year Ended December 31                                           1996        1995        1994
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                    $ 177,617   $ 147,650   $ 120,346
 Adjustments to reconcile net income to
   net cash provided by operating activities:
   Depreciation and amortization                                  85,896      77,045      66,496
   Asset impairment write-off                                     10,313          --          --
   Gain from sale of long-term investments                        (8,232)         --          --
   Gain from sale of businesses                                  (11,564)         --          --
   Restructuring provision, net of
    cash payments                                                     --      16,136          --
   Changes in assets and liabilities,
    excluding effects of acquisitions:
    Accounts receivable, net                                     (34,037)    (20,618)    (28,018)
    Current liabilities, excluding debt                           55,074     (40,585)     23,972
    Other current assets                                          11,559     (22,479)     (5,035)
    Deferred income taxes                                        (20,110)     10,373     (15,725)
    Other long-term liabilities, excluding debt                   53,351         450         569
    Other assets                                                 (11,053)     (8,024)         --
-------------------------------------------------------------------------------------------------

Net cash provided by operating activities                        308,814     159,948     162,605
-------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Additions to property and equipment                             (55,991)    (31,687)    (20,173)
 Additions to other assets, net                                  (44,198)    (27,344)    (12,163)
 Acquisitions, net of cash acquired                             (152,763)    (14,716)   (144,528)
 Investments in unconsolidated affiliates                             --     (14,066)    (15,303)
 Deferred payments on prior year acquisitions                         --      (8,743)         --
 Proceeds from sale of long-term investments                      18,356          --          --
 Proceeds from sale of businesses                                 49,081      14,868          --
 Proceeds from sale of land and buildings                             --          --      57,079
-------------------------------------------------------------------------------------------------

Net cash used by investing activities                           (185,515)    (81,688)   (135,088)
-------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net short-term borrowings (payments)                             20,220     (44,274)     62,227
 Additions to long-term debt                                      12,820      82,402          --
 Payments on long-term debt                                      (12,248)    (11,462)     (2,375)
 Treasury stock purchases                                       (105,550)   (132,668)    (57,985)
 Dividends paid                                                  (49,704)    (50,223)    (47,161)
 Proceeds from exercise of stock options                          25,945      16,596      11,786
 Other                                                             9,967       7,034       3,855
-------------------------------------------------------------------------------------------------

Net cash used by financing activities                            (98,550)   (132,595)    (29,653)
-------------------------------------------------------------------------------------------------
Effect of foreign currency exchange rates on cash                   (999)      1,062      (4,059)
-------------------------------------------------------------------------------------------------

Net cash provided (used)                                          23,750     (53,273)     (6,195)
Cash and cash equivalents, beginning of year                      26,136      79,409      85,604
-------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                         $  49,886   $  26,136   $  79,409
-------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SIGNIFICANT ACCOUNTING AND REPORTING POLICIES.

Principles of consolidation. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform with the current year presentation.

Nature of operations. The Company principally provides information services to businesses to help them grant credit, authorize and process credit card and check transactions, and insure lives and property. The principal lines of business are credit services, payment services and insurance services (see Note 12 for industry segment information). The principal markets for credit and payment services are retailers, banks and financial institutions, while those for insurance services are life and health and property and casualty insurance companies. The Company's operations are predominantly located within the United States. On December 9, 1996, the Company announced its intention to split into two independent publicly traded companies by spinning off its Insurance Services industry segment. The spinoff will be effected through a pro rata tax-free dividend of stock in the new company to existing Equifax shareholders and is contingent on receiving a favorable ruling from the IRS, among other things. The timing of the distribution has not yet been finalized but is currently expected to occur mid-1997.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Property and equipment. The cost of property and equipment is depreciated primarily on a straight-line basis over estimated asset lives of 30 to 50 years for buildings; useful lives, not to exceed lease terms, for leasehold improvements; three to five years for data processing equipment and eight to 20 years for furniture.

Goodwill. Goodwill is amortized on a straight-line basis predominantly over periods from 20 to 40 years. Amortization expense was $13,111,000 in 1996, $11,033,000 in 1995 and $7,380,000 in 1994. As of December 31, 1996 and 1995,
accumulated amortization was $44,066,000 and $33,761,000, respectively. The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amount of goodwill may warrant revision or may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related business over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

Purchased data files. Purchased data files are amortized on a straight-line basis primarily over 15 years. Amortization expense was $10,294,000 in 1996, $11,029,000 in 1995 and $11,331,000 in 1994. As of December 31, 1996 and 1995,
accumulated amortization was $74,546,000 and $63,528,000, respectively.

Other assets. Other assets at December 31, 1996 and 1995 consist of the following:

(in thousands)                                                 1996      1995
--------------------------------------------------------------------------------
Purchased software                                          $57,281    $43,692
Systems development and other deferred costs                 69,351     42,826
Investments in unconsolidated affiliates                     42,615     39,998
Deferred income tax assets                                   15,323      4,455
Other                                                        38,122     39,801
--------------------------------------------------------------------------------
                                                           $222,692   $170,772
--------------------------------------------------------------------------------

Purchased software, systems development and other deferred costs are being amortized on a straight-line basis over five to ten years. Amortization expense for other assets was $26,249,000 in 1996, $22,390,000 in 1995 and $18,138,000 in
1994. As of December 31, 1996 and 1995, accumulated amortization was $92,071,000 and $82,164,000, respectively.

Foreign currency translation. The assets and liabilities of foreign subsidiaries are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The resulting translation adjustment is recorded as a component of shareholders' equity. Exchange gains and losses on intercompany balances of a long-term investment nature are also recorded as a component of shareholders' equity. Other foreign currency translation gains and losses, which are not material, are recorded in the consolidated statements of income.

Consolidated statements of cash flows. The Company considers cash equivalents to be short-term cash investments with original maturities of three months or less.

Cash paid for income taxes and interest is as follows:

(in thousands)                                     1996        1995       1994
--------------------------------------------------------------------------------
Income taxes, net of amounts refunded          $106,460    $118,645    $91,643
Interest                                        $23,553     $21,127    $14,604

In 1996, 1995 and 1994, the Company acquired various businesses that were accounted for as purchases (Note 2). In conjunction with these transactions, liabilities were assumed as follows:

(in thousands)                                     1996        1995       1994
--------------------------------------------------------------------------------
Fair value of assets acquired                  $201,589     $60,187   $330,898
Cash paid for acquisitions                      154,874      14,836    153,143
Value of treasury shares reissued
  for acquisitions                                   --          --     77,235
Notes and deferred payments                       1,542      13,369     16,974
--------------------------------------------------------------------------------
Liabilities assumed                             $45,173     $31,982    $83,546
--------------------------------------------------------------------------------

Financial instruments. The Company's financial instruments consist primarily of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term and long-term debt. The carrying amounts of these items, other than long-term debt, approximate their fair market value due to their short maturity. As of December 31, 1996, the fair value of the Company's long-term debt (determined primarily by broker quotes) was $307,759,000 compared to its carrying value of $310,976,000. During 1996, the Company did not hold any material derivative financial instruments.

2. ACQUISITIONS AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES.

During 1996, 1995 and 1994, the Company acquired or made equity investments in the following businesses:

                                                                Date            Industry     Percentage
Business                                                    Acquired             Segment      Ownership
-------------------------------------------------------------------------------------------------------------
CUNA Service Group, Inc.                               December 1996    Payment Services         100.0%
Creditel of Canada Limited                            September 1996       International         100.0%
CDB Infotek                                              August 1996           Insurance          70.0%
Transax plc (U.K.)                                         June 1996       International         100.0% /1/
Collective Credit Bureaus Ltd. (Canada)                     May 1996       International         100.0%
Professional Test Administrators, Inc.                    April 1996           Insurance         100.0%
Market Knowledge, Inc.                                  January 1996              Credit         100.0%
DICOM S.A. (Chile)                                     December 1995       International          50.0% /2/
TecniCob S.A. (France)                                     July 1995    Payment Services         100.0%
The Infocheck Group Limited (U.K.)                         July 1995       International         100.0%
UCB Services, Inc.                                        April 1995              Credit         100.0%
Medical Review Systems, L.P.                              March 1995             General         100.0% /4/
Vallance and Associates, Inc.                          February 1995           Insurance         100.0%
Osborn Laboratories, Inc.                              November 1994           Insurance         100.0%
UAPT-Infolink plc (U.K.)                                October 1994       International         100.0%
Electronic Tabulating Service                         September 1994             General         100.0% /4/
DICOM S.A. (Chile)                                       August 1994       International          25.0%
Canadian Bonded Credits                                  August 1994       International         100.0%
FBS Software (First Bankcard Systems, Inc.)                July 1994    Payment Services         100.0%
First Security Processing Services                         July 1994    Payment Services         100.0%
Organizacion Veraz (Argentina)                              May 1994       International          33.3%
ASNEF-Equifax Servicios de Informacion
  de Credito, S.L. (Spain)                                  May 1994       International          49.0%
HealthChex                                                  May 1994             General         100.0% /4/
Programming Resources Company                             April 1994           Insurance         100.0%
Transax plc (U.K.)                                        April 1994       International          50.1% /3/
Charlotte Credit Bureau                                February 1994              Credit         100.0%
Cooperative Healthcare Networks                         January 1994             General         100.0% /4/

/1/Increased to 100.0% from the 50.1% ownership position acquired in 1994 and
   1992.
/2/Increased to 50.0% from the 25.0% ownership position acquired in 1994. /3/Increased to 50.1% from the 20.0% ownership position acquired in 1992. /4/Divested in the fourth quarter, 1996 (Note 3).

In 1996, in addition to the businesses above, the Company acquired the credit files of seven credit bureaus located in the United States. These business and credit file acquisitions were accounted for as purchases, and had an aggregate purchase price of $156,416,000, with $102,847,000 allocated to goodwill, $21,531,000 to purchased data files, and $35,903,000 to other assets (primarily purchased software).

Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material. They were purchased using a combination of cash totaling $154,874,000 and notes payable to sellers of $1,542,000. Additional consideration may be paid for certain of the acquisitions based on their future operating performance.

The 1995 acquisitions of greater than 50% ownership were accounted for as purchases, and had an aggregate purchase price of $28,205,000, with $33,147,000 allocated to goodwill and $11,337,000 to other assets (primarily purchased software). Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material. They were purchased using a combination of cash totaling $14,836,000 and notes payable to sellers of $13,369,000. Additional consideration may be paid for certain of the acquisitions based on their future operating performance.

During 1995, the Company increased its investment in DICOM S.A. from 25% to 50% at a total cost of $11,502,000, and made investments in several other unconsolidated affiliates totaling $2,564,000. These investments, accounted for under the equity method, were purchased with cash and recorded as other assets.

The 1994 acquisitions of greater than 50% ownership were accounted for as purchases, and had an aggregate purchase price of $247,352,000, with $212,765,000 allocated to goodwill, $19,987,000 to purchased data files, and $37,883,000 to other assets (primarily purchased software). Their results of operations have been included in the consolidated statements of income from the dates of acquisition. They were purchased using a combination of cash totaling $153,143,000, notes and deferred payments of $16,974,000, and the reissuance of treasury shares with a market value of $77,235,000.

The 1994 acquisitions of less than 50% ownership were accounted for under the equity method and had an aggregate purchase price of $15,303,000. They were purchased with cash and recorded as other assets.


3. ASSET IMPAIRMENT AND DIVESTITURES.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in June 1996 the Company recorded a pre-tax loss of $10,313,000 to write off certain intangible assets in the Healthcare Administrative Services business unit in its General Information Services segment.

During the fourth quarter of 1996, the Company sold all of the healthcare information business units from its General Information Services industry segment. Cash proceeds, net of related divestiture costs, totaled $49,081,000 and resulted in an $11,564,000 gain recorded in other income ($1,631,000 after tax, or $.01 per share).

During the third quarter of 1995, the Company sold its two market research businesses in the General Information Services segment, Elrick & Lavidge and Quick Test. Cash proceeds from these sales totaled $14,868,000 and resulted in an immaterial gain, recorded in other income.


4. LOTTERY CONTRACT DISPUTE, LITIGATION AND SETTLEMENT.

High Integrity Systems, Inc. (HISI), a Company subsidiary, entered into a contract in July 1992 to provide lottery services to the state of California, whereby HISI agreed to provide a system to automate the processing of instant lottery tickets and a system to sell on-line game tickets through 10,000 low-volume terminals.

On April 26, 1993, the California State Lottery (CSL) filed suit against HISI in Superior Court, Sacramento

County, California, with said complaint amended May 7, 1993, naming Equifax Inc., et al. and Federal Insurance Company as additional defendants. The CSL sought unspecified damages for alleged breach of contract and injunctive relief. On May 7, 1993, HISI filed a cross-complaint against the CSL seeking compensatory and general damages in an amount not less than $65 million and special and consequential damages in an amount not less than $100 million alleging breach of contract and seeking recovery of the reasonable value of the labor and materials expended on behalf of the CSL based on the theory of quantum meruit and unjust enrichment.

In September 1993, the Company recorded a provision of $48,438,000 ($30,939,000 after tax, or $.21 per share) related to the lottery contract to write down data processing equipment and other assets to their estimated net realizable value and to accrue for estimated costs related to litigation with the CSL.

On July 14, 1995, the CSL and HISI jointly announced a renewed business agreement which allowed the litigation between the parties to be settled pending execution of the terms of the contract. On November 9, 1995, the CSL and HISI finalized the terms of the reinstated contract. The final settlement was approved by the trial court on December 19, 1995, and provides that the CSL and HISI shall file dismissals with prejudice of their respective claims no later than 365 days following the trial courts approval. The CSL and HISI dismissals with prejudice of their respective claims were entered by the court on December 17, 1996.

The settlement provides for a reinstated contract whereby HISI will install its system to automate the processing of instant lottery tickets, with the CSL purchasing 6,700 terminals and related security hardware, and licensing various software applications developed to support the system from HISI for $25,000,000. In the fourth quarter of 1995, the Company recorded a credit of $19,665,000 ($11,996,000 after tax, or $.08 per share) to reflect the financial impact of this settlement net of related legal expenses and additional costs to be incurred by the Company to complete the system software and install the terminals. Under the reinstated contract, HISI will initially install a minimum of 6,000 terminals with HISI retaining an option to install up to 4,000 additional terminal locations, with CSL approval. HISI is also guaranteed to receive 66 months of revenue for each of the 6,000 terminals at the rate of 5% on each dollar of lottery ticket sales occurring from each terminal. If HISI completes the system and acceptance testing within specified dates, an incentive payment of up to $4,000,000 may be earned. HISI and the CSL have established an oversight committee and engaged an independent technical adviser who will consult in the design and implementation of acceptance testing and start-up activities.

On February 6, 1996, HISI and GTECH Corporation (GTECH) entered into an agreement whereby HISI subcontracted many of its obligations under the reinstated contract to GTECH. This subcontract provides for a one-time payment of $58,000,000 by GTECH to HISI, and also provides that future payments received by HISI from the CSL for lottery ticket sales and incentives earned be paid to GTECH. The Company received the $58,000,000 payment from GTECH and recognized $5,400,000 in revenue related to the subcontract in 1996. The $52,600,000 remaining balance will be recognized as revenue over the term of the reinstated CSL contract, net of related expenses. The current portion of the remaining balance is included in other current liabilities, and the non-current portion is recorded as long-term deferred revenue.

5. LONG-TERM DEBT AND SHORT-TERM BORROWINGS.

Long-term debt at December 31, 1996 and 1995 is as follows:

(in thousands)                                                1996        1995
--------------------------------------------------------------------------------
Senior Notes, 6.5%, due 2003, net of unamortized
 discount of $663 in 1996 and $765 in 1995                $199,337    $199,235
Borrowings under revolving credit facility, varying
 interest rate, 5.89% at December 31, 1996                  60,000          --
Term loan, varying interest rate, repaid in 1996                --      50,000
Term loan, denominated in Pounds Sterling, varying
 interest rate, 6.63% at December 31, 1996, due 2000        34,250      31,890
Other                                                       17,389      23,541
--------------------------------------------------------------------------------
                                                           310,976     304,666
Less current maturities                                      4,984       2,001
--------------------------------------------------------------------------------
                                                          $305,992    $302,665
--------------------------------------------------------------------------------

The Company has available a committed $550 million revolving credit facility with a group of commercial banks that expires August 2000. The agreement provides interest rate options tied to Base Rate, LIBOR, or Money Market indexes, and contains certain financial covenants related to fixed charge coverage, funded debt to cash flow and limitations on subsidiary indebtedness.

Scheduled maturities of long-term debt during the five years subsequent to December 31, 1996, are as follows: $4,984,000 in 1997, $9,960,000 in 1998,
$2,164,000 in 1999, $94,361,000 in 2000 and none in 2001.

Short-term borrowings at December 31, 1996, consist of $55,506,000 in notes payable to banks, and have a weighted average interest rate of 6.40%. These notes are primarily denominated in Pounds Sterling.


6. INCOME TAXES.

The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities.

The provision for income taxes consists of the following:

(in thousands)                                    1996       1995       1994
--------------------------------------------------------------------------------
Current:
  Federal                                     $117,905     $69,274     $75,736
  State                                         18,872      14,548      13,904
  Foreign                                        8,423       7,914      10,713
--------------------------------------------------------------------------------
                                               145,200      91,736     100,353
--------------------------------------------------------------------------------
Deferred:
  Federal                                      (20,111)      8,161     (10,774)
  State                                           (827)      1,163      (1,437)
  Foreign                                        1,684         528      (1,011)
--------------------------------------------------------------------------------
                                               (19,254)      9,852     (13,222)
--------------------------------------------------------------------------------
Total                                         $125,946    $101,588     $87,131
--------------------------------------------------------------------------------

                                     -69-

The provision for income taxes is based upon income before income taxes as follows:



(in thousands)                                      1996       1995       1994
------------------------------------------------------------------------------
United States                                   $274,139   $232,871   $191,332
Foreign                                           29,424     16,367     16,145
------------------------------------------------------------------------------
                                                $303,563   $249,238   $207,477
------------------------------------------------------------------------------
The provision for income taxes is reconciled with the federal statutory rate as follows:
(dollars in thousands)                              1996       1995       1994
------------------------------------------------------------------------------
Federal statutory rate                              35.0%      35.0%      35.0%
------------------------------------------------------------------------------

Provision computed at federal
   statutory rate                               $106,247   $ 87,233   $ 72,617
State and local taxes, net of
   federal tax benefit                            11,729     10,212      8,104
Other                                              7,970      4,143      6,410
------------------------------------------------------------------------------
                                                $125,946   $101,588   $ 87,131
------------------------------------------------------------------------------
Components of the Company's deferred income tax assets and liabilities at
December 31, 1996 and 1995, are as follows:
(in thousands)                                                 1996       1995
------------------------------------------------------------------------------
Deferred income tax assets:
 Reserves and accrued expenses                             $ 37,312   $ 32,720
 Postretirement benefits                                     31,668     32,868
 Employee compensation programs                              21,202     15,561
 Deferred revenue                                            20,532        700
 Other                                                       15,711     11,757
------------------------------------------------------------------------------
                                                            126,425     93,606
------------------------------------------------------------------------------

Deferred income tax liabilities:
 Data files and other assets                                (53,352)   (41,300)
 Depreciation                                                (4,354)    (4,401)
 Pension expense                                             (5,301)    (7,128)
 Safe harbor lease agreements                                (1,780)    (3,557)
 Other                                                      (15,973)   (11,419)
------------------------------------------------------------------------------
                                                            (80,760)   (67,805)
------------------------------------------------------------------------------
Net deferred income tax asset                              $ 45,665   $ 25,801
------------------------------------------------------------------------------
The Company's deferred income tax assets and liabilities at December 31, 1996 and 1995, are included in the balance sheet as follows:

(in thousands)                                                1996      1995
------------------------------------------------------------------------------
Deferred income tax assets                                 $36,999    $30,594
Other assets                                                15,323      4,454
Other long-term liabilities                                 (6,657)    (9,247)
------------------------------------------------------------------------------
Net deferred income tax asset                              $45,665    $25,801
------------------------------------------------------------------------------

Accumulated undistributed retained earnings of Canadian subsidiaries amounted to approximately $109,047,000 at December 31, 1996. No provision for Canadian withholding taxes or United States federal income taxes is made on these earnings because they are considered by management to be permanently invested in those subsidiaries and, under the tax laws, are not subject to such taxes until distributed as dividends. If the earnings were not considered permanently invested, approximately $6,543,000 of deferred income taxes would have been provided. Such taxes, if ultimately paid, may be recoverable as foreign tax credits in the United States.


7. SHAREHOLDERS EQUITY.

Common and preferred stock. In May 1996 the Company's shareholders approved a Board of Directors resolution that increased the authorized common stock of the Company from 250 million to 300 million shares. The shareholders also approved another Board of Directors resolution to authorize 10 million shares of blank check preferred stock.

Stock split and rights plan. In October 1995, the Company's Board of Directors approved a two-for-one stock split payable December 15, 1995, to shareholders of record on November 24, 1995. Accordingly, all share and per share data have been restated to give effect to this split.

Also in October 1995, the Company's Board of Directors adopted a Shareholder Rights Plan (Rights Plan). The Rights Plan contains provisions to protect the Company's shareholders in the event of an unsolicited offer to acquire the Company, including offers that do not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering fair value to all shareholders, and other coercive, unfair or inadequate takeover bids and practices that could impair the ability of the Board of Directors to represent shareholders' interests fully. Pursuant to the Rights Plan, the Board of Directors declared a dividend of one Share Purchase Right (a Right) for each outstanding share of the Company's common stock, with distribution to be made to shareholders of record as of November 24, 1995. The Rights, which will expire in November 2005, initially will be represented by, and trade together with, the Company's common stock. The Rights are not currently exercisable and do not become exercisable unless certain triggering events occur. Among the triggering events is the acquisition of 20% or more of the Company's common stock by a person or group of affiliated or associated persons. Unless previously redeemed, upon the occurrence of one of the specified triggering events, each Right that is not held by the 20% or more shareholder will entitle its holder to purchase one share of common stock or, under certain circumstances, additional shares of common stock at a discounted price.

Treasury shares. During 1996, 1995 and 1994, the Company repurchased 4,614,000, 6,847,000 and 4,780,000, respectively, of its own common shares through open market transactions at an aggregate cost of $105,550,000, $132,668,000 and $57,985,000, respectively. During 1995, the Company's Board of Directors authorized an additional $250,000,000 in share repurchases, and at December 31, 1996, approximately $52,000,000 remained available for future purchases. During 1994, the Company reissued 5,417,000 treasury shares in connection with four acquisitions (Note 2).

In April 1993, the Company established the Equifax Inc. Employee Stock Benefits Trust to fund various employee benefit plans and compensation programs. In November 1993, the Company transferred 6,200,000 treasury shares to the Trust. During the first quarter of 1994, the Company transferred 600,000 treasury shares to another employee benefits trust. Shares held by the trusts are not considered outstanding for earnings per share calculations until released to the employee benefit plans or programs. During 1996 and 1995, 166,702 and 80,720 shares, respectively, were transferred from the Employee Stock Benefits Trust and used for performance share awards, stock option exercises and restricted share grants.

Stock options. The Company's shareholders have approved several stock option plans which provide that qualified and nonqualified options may be granted to officers and employees at exercise prices not less than market value on the date of grant. Generally, options vest proportionately over a four-year period and are exercisable for ten years from grant date. Grants in 1995 included 2,913,000 options awarded under programs that included essentially all full-time salaried employees. Those grants all vested in 1996 and are exercisable through January 2000. Certain of the plans also provide for awards of restricted shares of the Company's common stock. At December 31, 1996, there were 4,965,000 shares available for future option grants and restricted stock awards.

A summary of changes in outstanding options and the related weighted average exercise price per share is as follows (shares in thousands):

                                     1996                     1995                    1994
                                   --------                 --------                --------
                             Shares    Avg. Price     Shares    Avg. Price     Shares    Avg. Price
---------------------------------------------------------------------------------------------------
Balance, beginning of year    7,987        $12.21      5,874        $ 9.98      6,270        $ 9.28
 Granted:
   At market price              915        $18.78      4,799        $14.33      1,376        $12.36
   In excess of market price  1,092        $25.14         --            --         --            --
 Canceled                      (382)       $14.51       (848)       $13.29       (354)       $ 9.95
 Exercised                   (2,086)       $12.73     (1,838)       $10.06     (1,418)       $ 9.25
---------------------------------------------------------------------------------------------------
Balance, end of year          7,526        $14.62      7,987        $12.21      5,874        $ 9.98
---------------------------------------------------------------------------------------------------

Exercisable at end of year    4,412        $13.30      2,561        $ 9.87      2,670        $ 9.26
---------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1996 (shares in thousands):

                                      Options Outstanding               Options Exercisable
                             -----------------------------------     -------------------------
                                        Wgtd. Avg.
                                         Remaining          Weighted                 Weighted
                                       Contractual           Average                  Average
Range of Exercise Prices     Shares  Life In Years    Exercise Price   Shares  Exercise Price
----------------------------------------------------------------------------------------------
   $5.74-$9.44                1,157            4.2            $ 8.55    1,157          $ 8.55
  $9.94-$14.13                2,068            6.0            $11.11    1,411          $10.90
 $14.31-$16.25                2,367            6.1            $14.34    1,289          $14.34
 $18.63-$27.94                1,934            9.0            $22.34      555          $26.92
----------------------------------------------------------------------------------------------
                              7,526            6.5            $14.62    4,412          $13.30
----------------------------------------------------------------------------------------------
The weighted average grant date fair value per share of options granted in 1996 and 1995 is as follows:

                                                                       1996       1995
----------------------------------------------------------------------------------------------
Grants at market price                                               $ 6.91     $ 3.46
Grants in excess of market price                                     $ 4.21         --

The fair value of each option granted in 1996 and 1995 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                              1996      1995
--------------------------------------------------------------------------------
Dividend yield                                                1.8%      2.2%
Expected volatility                                          42.3%     33.1%
Risk-free interest rate                                       5.1%      7.3%
Expected life in years                                        4.1       2.8

Performance share plan. The Company has a performance share plan for certain key officers that provides for distribution of the Company's common stock at the end of three-year measurement periods based upon the growth in earnings per share and certain other criteria. Recipients may elect to receive up to 50 percent of their distribution in cash based on the Company's common stock price at the end of the measurement period. The total expense under the plan was $11,200,000 in 1996, $9,870,000 in 1995 and $3,987,000 in 1994. At December 31,
1996, 878,619 shares of common stock were available for future awards under the plan. Other information regarding performance share units is presented below:

                                                              1996      1995
--------------------------------------------------------------------------------
Units awarded                                              356,000   366,000
Award date fair value per unit                            $  18.63  $  14.31
Units outstanding, end of year                             893,028   988,332

Pro forma information. During 1996 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has elected to apply APB Opinion No. 25 and related Interpretations in accounting for its stock option and performance share plans. Accordingly, the Company does not recognize compensation cost in connection with its stock option plans, and records compensation expense related to its performance share plan based on the current market price of the Company's common stock and the extent to which performance criteria are being met. If the Company had elected to recognize compensation cost for these plans based on the fair value at grant date as prescribed by SFAS No. 123, net income and net income per share would have been reduced to the pro forma amounts indicated in the table below (in thousands, except per share amounts):

                               1996                 1995
                        -------------------  -------------------

                        Reported  Pro forma  Reported  Pro forma
----------------------------------------------------------------
Net income              $177,617   $172,787  $147,650   $140,798
----------------------------------------------------------------

Net income per share    $   1.22   $   1.19  $   0.98   $   0.93
----------------------------------------------------------------

Because the SFAS No. 123 fair value disclosure requirements apply only to options and performance share units granted after December 31, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


8. EMPLOYEE BENEFITS.

The Company and its subsidiaries have non-contributory qualified retirement plans covering most salaried employees, including certain employees in Canada. Under the plans, retirement benefits are primarily a function of years of service and the level of compensation during the final years of employment. Total pension expense for all qualified plans was $8,350,000 in 1996, $7,275,000 in 1995 and $7,143,000 in 1994.

U.S. retirement plan. The following table sets forth the U.S. plan's funded status at December 31, 1996 and 1995:

(in thousands)                                       1996       1995
----------------------------------------------------------------------
Accumulated plan benefits:
 Vested benefits                                   $328,496   $320,784
 Nonvested benefits                                   9,487     10,286
----------------------------------------------------------------------
                                                    337,983    331,070
Effect of projected future compensation levels       27,220     41,680
----------------------------------------------------------------------
Projected benefit obligation                        365,203    372,750
Plan assets at fair value                           373,362    332,726
----------------------------------------------------------------------
Plan assets in excess of (less than) projected
 benefit obligation                                   8,159    (40,024)
Unrecognized net (gains) losses                      (3,653)    38,610
Prior service cost not yet recognized in period
pension cost                                          4,850      6,488
Net asset at transition being amortized                 (62)      (528)
----------------------------------------------------------------------
Prepaid pension cost                               $  9,294   $  4,546
----------------------------------------------------------------------

The plan's assets consist primarily of listed common stocks and fixed income obligations. At December 31, 1996, the plans assets included 980,355 shares of the Company's common stock with a market value of approximately $30,023,000.

Pension expense for the plan includes the following components:

(in thousands)                                       1996       1995       1994
---------------------------------------------------------------------------------
Service cost                                       $  7,465   $  5,627   $  7,694
Interest cost on projected benefit
 obligation                                          26,692     26,805     24,058
Actual return on plan assets                        (53,065)   (58,539)    (2,064)
Net amortization and deferrals                       26,960     32,995    (23,168)
---------------------------------------------------------------------------------
Pension expense                                    $  8,052   $  6,888   $  6,520
---------------------------------------------------------------------------------

Assumptions used in the accounting for the U.S. Retirement Plan are as follows:

                                                       1996       1995       1994
----------------------------------------------------------------------------------
Discount rate used to determine projected
 benefit obligation at December 31                      7.5%      7.25%      8.75%
Rate of increase in future compensation levels         4.25%      4.25%       5.0%
Expected long-term rate of return on
 plan assets                                            9.5%       9.5%       9.0%

Canadian retirement plan. The Company's Canadian subsidiaries also have a retirement plan that covers approximately 800 employees. The plans assets consist primarily of fixed income obligations and equity securities, and their aggregate fair market value approximates the projected benefit obligation at December 31, 1996.

Supplemental retirement plan. The Company maintains a supplemental executive retirement program for certain key employees. The plan, which is unfunded, provides supplemental retirement payments based on salary and years of service. The expense for this plan was $3,517,000 in 1996, $2,982,000 in 1995 and $2,609,000 in 1994. The accrued liability for this plan at December 31, 1996 and 1995, was $24,379,000 and $20,926,000, respectively, and is included in other long-term liabilities in the accompanying balance sheets.

Employee retirement savings plans. The Company's retirement savings plans provide for annual contributions, within specified ranges, determined at the discretion of the Board of Directors for the benefit of eligible employees in the form of cash or shares of the Company's common stock. The expense for these plans was $4,544,000 in 1996, $4,454,000 in 1995 and $4,739,000 in 1994.

Postretirement benefits. The Company provides certain healthcare and life insurance benefits for eligible retired employees. Healthcare benefits are provided through a trust, while life insurance benefits are provided through an insurance company. Substantially all of the Company's U.S. employees may become eligible for these benefits if they reach normal retirement age while working for the Company and satisfy certain years of service requirements. The Company accrues the cost of providing postretirement benefits for medical and life insurance coverage over the active service period of the employee.

The following table presents a reconciliation of the plans status at December 31, 1996 and 1995:

(in thousands)                                                1996       1995
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
 Retirees                                                   $ 64,097   $ 71,581
 Fully eligible active plan participants                       6,391      9,730
 Other active participants                                     8,556     10,340
--------------------------------------------------------------------------------
                                                              79,044     91,651
Plan assets at fair value                                         --         --
--------------------------------------------------------------------------------
Accumulated benefit obligation in excess of
 plan assets                                                 (79,044)   (91,651)
Unrecognized prior service credit due to plan
 amendments                                                  (11,930)   (10,103)
Unrecognized net losses                                        8,274     17,462
--------------------------------------------------------------------------------
                                                             (82,700)   (84,292)
 Less current portion                                         (3,300)    (3,407)
--------------------------------------------------------------------------------
Accrued postretirement benefit obligation                   $(79,400)  $(80,885)
--------------------------------------------------------------------------------
Net periodic postretirement benefit expense includes the following components:

(in thousands)                                       1996       1995       1994
--------------------------------------------------------------------------------
Service cost                                      $ 1,824   $  2,079   $  2,264
Interest cost on accumulated benefit obligation     5,418      6,439      5,908
Amortization of prior service credit               (3,913)    (3,315)    (3,839)
Amortization of losses                                174         --        656
--------------------------------------------------------------------------------
Net periodic postretirement benefit expense       $ 3,503   $  5,203   $  4,989
--------------------------------------------------------------------------------

Assumptions used in the computation of postretirement benefit expense and the related obligation are as follows:

                                                    1996      1995      1994
------------------------------------------------------------------------------
Discount rate used to determine accumulated
 postretirement benefit obligation
 at December 31                                      7.5%     7.25%     8.75%
Initial healthcare cost trend rate                  10.5%     11.0%     11.0%
Ultimate healthcare cost trend rate                  6.0%      6.0%      6.0%
Year ultimate healthcare cost trend rate reached    2005      2005      2005

If the healthcare cost trend rate were increased 1% for all future years, the accumulated postretirement benefit obligation as of December 31, 1996, would have increased 12.2 percent. The effect of such a change on the aggregate of service and interest cost for 1996 would have been an increase of 8.4 percent.

The Company continues to evaluate ways in which it can better manage these benefits and control their costs. Any changes in the plan, revisions to assumptions or changes in the Medicare program that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and future annual expense.


9. COMMITMENTS AND CONTINGENCIES.

Leases. The Company's operating leases involve principally office space and office equipment. Rental expense relating to these leases was $52,796,000 in 1996, $46,898,000 in 1995 and $46,534,000 in 1994. In March 1994 the Company
sold and leased back under operating leases certain land and buildings. The net sales price of $55.1 million approximated the net book value of the related assets.

Future minimum payment obligations for noncancelable operating leases exceeding one year are as follows as of December 31, 1996:

(in thousands)                                                         Amount
-------------------------------------------------------------------------------
1997                                                                   $ 37,546
1998                                                                     31,150
1999                                                                     24,928
2000                                                                     20,242
2001                                                                     16,665
Thereafter                                                              107,931
-------------------------------------------------------------------------------
                                                                       $238,462
-------------------------------------------------------------------------------

Agreement with computer sciences corporation. The Company has an agreement with Computer Sciences Corporation (CSC) under which CSC-owned credit bureaus and certain CSC affiliate bureaus utilize the Company's credit database service.
CSC and these affiliates retain ownership of their respective credit files and the revenues generated by their credit reporting activity. The Company receives a processing fee for maintaining the database and for each report supplied. The agreement expires in 1998, is renewable at the option of CSC for successive ten-year periods, and provides CSC with an option to sell its collection and credit reporting businesses to the Company. The option is currently exercisable and expires in 2013. In the event CSC does not exercise its option to sell and does not renew the agreement, or if there is a change in control of CSC, the Company has the option to purchase CSC's collection and credit reporting businesses. The option price is determined, for all purposes, in accordance with the following schedule: on or before July 31, 1998, at the price determined by certain financial formulas, and after July 31, 1998, at appraised value. The Company currently estimates the option price determined by the financial formulas to be approximately $400 million. In its annual report for the fiscal year ended March 29, 1996, CSC stated that the option price "approached $500 million at March 29, 1996." The Company periodically evaluates the estimated fair value of the CSC collection and credit reporting businesses using estimates of their discounted cash flows. Based on this analysis, at December 31, 1996, the fair value of these businesses is not less than their potential purchase price.

Data processing services agreement. In April 1993, the Company entered into a ten-year agreement to outsource a portion of its computer data processing operations and related functions to Integrated Systems Solutions Corporation
(ISSC), a subsidiary of IBM. The Company currently estimates the future annual obligation under this agreement to be approximately $70,000,000 per year, although this amount could be more or less depending upon various factors such as the inflation rate, the introduction of significant new technologies or changes in the Company's data processing needs as a result of acquisitions or divestitures. Under certain circumstances (e.g., a change in control of the Company), the Company may cancel the ISSC agreement; however, the agreement provides that the Company must pay a significant penalty in the event of such a cancellation.

Change in control agreements. The Company has agreements with ten of its officers which provide certain severance pay and benefits in the event of a "change in control" of the Company, which is defined as the acquisition of more than 50% of the Company's outstanding common stock by an entity or a concerted group of entities. In the event of a "change in control," the Company's performance share and restricted stock plans provide that all shares designated for future distribution will become fully vested and payable, subject to the achievement of certain levels of growth in earnings per share and certain other criteria. At December 31, 1996, the maximum contingent liability under the agreements and plans was approximately $26,146,000.

Litigation. A number of lawsuits seeking damages are brought against the Company each year, largely as a result of reports issued by the Company. The Company provides for estimated legal fees and settlements relating to pending lawsuits. In the opinion of management, the ultimate resolution of these matters will not have a materially adverse effect on the Company's financial position, liquidity or results of operations.


10. RESTRUCTURING.

In the fourth quarter of 1995, the Company initiated a restructuring program designed to streamline operations by reducing staffing levels and consolidating facilities. Staffing levels were reduced by approximately 750 employees primarily in the Insurance Services, General Information Services and Credit Services Segments. The total cost of this program was $19,572,000 ($11,939,000 net of tax, or $.08 per share). Components of the restructuring provision and utilization through December 31, 1996, are as follows:

                              Severance &
                              Termination      Asset      Lease
(in thousands)                  Benefits    Write-offs    Costs      Total
----------------------------------------------------------------------------
Original provision                $13,813      $ 2,994   $ 2,765   $ 19,572
   Utilized in 1995                (2,521)      (2,994)     (915)    (6,430)
----------------------------------------------------------------------------
Balance, December 31, 1995         11,292           --     1,850     13,142
   Utilized in 1996                (9,470)          --    (1,652)   (11,122)
----------------------------------------------------------------------------
Balance, December 31, 1996        $ 1,822      $    --   $   198   $  2,020
----------------------------------------------------------------------------

The reserve balance at December 31, 1996, is included in other current liabilities in the accompanying balance sheets.

11. QUARTERLY FINANCIAL DATA (UNAUDITED).

Quarterly operating revenue and operating income by industry segment and other summarized quarterly financial data for 1996 and 1995 are as follows (in thousands, except per share amounts):

1996                                 First           Second          Third          Fourth
-------------------------------------------------------------------------------------------
Revenue:
  Credit Services                 $138,690         $146,950       $144,764        $150,501
  Payment Services                  71,598           79,252         84,732         103,744
  International Operations          54,646           57,796         58,992          71,909
  Insurance Services               135,755          144,958        151,593         154,810
  General Information Services      22,322           16,659         14,905           6,647
-------------------------------------------------------------------------------------------
                                  $423,011         $445,615       $454,986        $487,611
-------------------------------------------------------------------------------------------
Operating income (loss):
  Credit Services                  $47,539          $51,288        $52,145         $52,836
  Payment Services                  11,815           14,414         16,051          24,601
  International Operations           4,012            7,901         10,764          11,628
  Insurance Services                 9,858           13,116         14,790          12,942
  General Information Services       3,209      (10,586)/1/         (2,299)            496
-------------------------------------------------------------------------------------------
  Operating Contribution            76,433           76,133         91,451         102,503
  General Corporate Expense        (10,509)         (11,490)       (10,410)         (9,693)
-------------------------------------------------------------------------------------------
                                   $65,924          $64,643        $81,041         $92,810
-------------------------------------------------------------------------------------------

Income before income taxes         $61,133          $68,243        $75,998         $98,189
-------------------------------------------------------------------------------------------
Net income                         $36,845          $41,130        $45,804         $53,838
-------------------------------------------------------------------------------------------
Net income per common share          $0.25            $0.28          $0.32           $0.37
-------------------------------------------------------------------------------------------

1995                                 First           Second          Third          Fourth
-------------------------------------------------------------------------------------------
Revenue:
  Credit Services                 $119,320         $125,682       $129,836        $137,885
  Payment Services                  60,878           68,831         72,645          82,028
  International Operations          48,932           50,199         55,532          56,381
  Insurance Services               127,099          132,439        130,362         127,046
  General Information Services      27,964           30,255         23,652          15,992
-------------------------------------------------------------------------------------------
                                  $384,193         $407,406       $412,027        $419,332
-------------------------------------------------------------------------------------------
Operating income (loss):/2/
  Credit Services                  $40,615          $42,123        $45,069         $49,057
  Payment Services                  11,003           15,660         16,090          20,707
  International Operations           2,280            4,507          7,939           5,233
  Insurance Services                 9,558           11,141         11,353           2,669
  General Information Services      (1,481)          (2,275)        (3,560)         10,828
-------------------------------------------------------------------------------------------
  Operating Contribution            61,975           71,156         76,891          88,494
  General Corporate Expense         (8,740)          (7,638)       (10,791)         (8,408)
-------------------------------------------------------------------------------------------
                                   $53,235          $63,518        $66,100         $80,086
-------------------------------------------------------------------------------------------

Income before income taxes         $50,492          $60,586        $62,935         $75,225
-------------------------------------------------------------------------------------------
Net income                         $29,472          $35,814        $37,981         $44,383
-------------------------------------------------------------------------------------------
Net income per common share          $0.19            $0.23          $0.25           $0.30

/1/Includes $10,313 loss related to asset impairment (Note 3).
/2/See Industry Segment Information (Note 12) regarding the effects of restructuring provision and lottery settlement on fourth quarter 1995 operating income.

12. INDUSTRY SEGMENT INFORMATION.

Industry segment information for 1996, 1995 and 1994 is as follows (dollars in thousands):


                                          1996               1995               1994
----------------------------------------------------------------------------------------------
(dollars in thousands)                   Amount      %      Amount      %      Amount      %
----------------------------------------------------------------------------------------------

Operating revenue:
 Credit Services                         $580,905    32%    $512,723    32%    $476,397    34%
 Payment Services                         339,326    19      284,382    17      246,597    17
 International Operations                 243,343    13      211,044    13      143,371    10
 Insurance Services                       587,116    33      516,946    32      453,409    32
 General Information Services              60,533     3       97,863     6      102,222     7
----------------------------------------------------------------------------------------------
                                       $1,811,223   100%  $1,622,958   100%  $1,421,996   100%
----------------------------------------------------------------------------------------------

Operating income (loss):
 Credit Services                         $203,808    59%    $176,864    59%    $149,867    61%
 Payment Services                          66,881    19       63,460    21       57,460    24
 International Operations                  34,305    10       19,959     7       16,458     7
 Insurance Services                        50,706    15       34,721    12       18,504     8
 General Information Services              (9,180)   (3)       3,512     1        1,024    --
----------------------------------------------------------------------------------------------
 Operating Contribution                   346,520   100%     298,516   100%     243,313   100%
 General Corporate Expense                (42,102)           (35,577)           (29,206)
----------------------------------------------------------------------------------------------
                                         $304,418           $262,939           $214,107
----------------------------------------------------------------------------------------------

Identifiable assets at December 31:
 Credit Services                         $345,432    27%    $298,095    28%    $293,947    29%
 Payment Services                         200,479    15      122,925    12      115,929    11
 International Operations                 369,430    28      307,864    29      293,318    29
 Insurance Services                       281,141    22      171,499    16      171,904    17
 General Information Services              14,155     1       82,874     8       84,352     8
 Corporate                                 92,147     7       70,438     7       61,724     6
----------------------------------------------------------------------------------------------
                                       $1,302,784   100%  $1,053,695   100%  $1,021,174   100%
----------------------------------------------------------------------------------------------

Description of Segments:

Credit Services: Consumer credit reporting information; credit card marketing services; risk management and collection services; locate services; fraud detection and prevention services; mortgage loan origination information; and PC-based marketing systems, geo-demographic systems and mapping tools.

Payment Services: Check warranty and verification services; credit and debit card authorization and processing; credit card marketing enhancement; and software products for managing credit card operations.

International Operations: In Canada, consumer and business credit reporting information; accounts receivable; collection services; and check warranty services. In Europe (primarily the United Kingdom), credit reporting and marketing services; credit scoring and modeling services; check warranty services; and auto lien information. In South America, credit information services and commercial, financial and medical information.

Insurance Services: Underwriting and claims reporting services; inspection and loss control services; workers' compensation audits; software for commercial insurers; specimen testing for life and health insurance applicants; on-line public record information; and employment evaluation services.

General Information Services: Healthcare Information Services, divested in the fourth quarter of 1996, included electronic claims processing; physician profiling; claims auditing; claims analysis, administration and utilization management; electronic remittance; hospital bill audits; and medical credentials verification. Marketing Services, divested in August 1995, included research and analysis and custom opinion surveys.

Note to Industry Segment Information:

1. Operating revenue is to unaffiliated customers only.

2. Operating income is operating revenue less operating costs and expenses, excluding interest expense, other income and income taxes.

3. Depreciation and amortization by industry segment are as follows:


(in thousands)                     1996     1995     1994
------------------------------------------------------------
Credit Services                 $28,439  $26,624  $29,412
Payment Services                  9,522    7,000    4,970
International Operations         19,762   16,844   10,986
Insurance Services               18,456   13,514   10,680
General Information Services      6,306    9,361    6,990
Corporate                         3,411    3,702    3,458
------------------------------------------------------------
                                $85,896  $77,045  $66,496
------------------------------------------------------------

4. Capital expenditures by industry segment, excluding property and equipment and other assets acquired in acquisitions, are as follows:


(in thousands)                      1996     1995     1994
------------------------------------------------------------
Credit Services                 $ 27,849  $ 8,225  $ 7,251
Payment Services                  32,581   12,719    9,422
International Operations           7,342    4,125    5,306
Insurance Services                22,243    9,487    5,734
General Information Services       1,740   16,800    3,277
Corporate                          8,434    7,675    1,346
------------------------------------------------------------
                                $100,189  $59,031  $32,336
------------------------------------------------------------

5. In the second quarter of 1996, the Company recorded a loss related to the impairment of certain assets (Note 3). In the fourth quarter of 1995, the Company recorded a restructuring provision (Note 10) and a settlement with the California State Lottery (Note 4). Operating income by industry segment decreased (increased) as a result of these items as follows:

                                                                 1996                           1995
                                                                 ----            ---------------------------------------------------
                                                                 Asset       Restructuring      Lottery
(in thousands)                                                Impairment         Provision   Settlement         Total
------------------------------------------------------------------------------------------------------------------------------------

Credit Services                                                    $  --            $3,243    $     --         $3,243
Payment Services                                                      --               521          --            521
International Operations                                              --             1,716          --          1,716
Insurance Services                                                    --             9,150          --          9,150
General Information Services                                      10,313             4,442     (19,665)       (15,223)
Corporate                                                             --               500          --            500
------------------------------------------------------------------------------------------------------------------------------------
                                                                 $10,313           $19,572    $(19,665)          $(93)
------------------------------------------------------------------------------------------------------------------------------------



6. Financial information by geographic area is as follows:


                                                                   1996               1995               1994
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                            Amount      %      Amount      %      Amount     %
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
United States                                                 $1,558,656    86%  $1,405,560    87%  $1,277,196   90%
Canada                                                            85,832     5       78,952     5       78,277    5
Europe                                                           166,735     9      138,446     8       66,523    5
------------------------------------------------------------------------------------------------------------------------------------
                                                              $1,811,223   100%  $1,622,958   100%  $1,421,996  100%
------------------------------------------------------------------------------------------------------------------------------------


Operating contribution (loss):
United States                                                   $308,650    89%    $277,070    93%    $228,280   94%
Canada                                                            16,551     5       15,065     5       15,476    6
Europe                                                            18,077     5        5,389     2         (851)  --
South America                                                      4,340     1          992    --          408   --
Other                                                             (1,098)   --           --    --           --   --
------------------------------------------------------------------------------------------------------------------------------------
                                                                $346,520   100%    $298,516   100%    $243,313  100%
------------------------------------------------------------------------------------------------------------------------------------


Identifiable assets at December 31:
United States                                                   $925,182    71%    $737,575    70%    $723,466   71%
Canada                                                            87,533     7       70,984     7      109,004   11
Europe                                                           257,564    20      217,903    21      173,054   17
South America                                                     31,873     2       27,233     2       15,650    1
Other                                                                632
------------------------------------------------------------------------------------------------------------------------------------
                                                              $1,302,784   100%  $1,053,695   100%  $1,021,174  100%
------------------------------------------------------------------------------------------------------------------------------------


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Equifax Inc.:

We have audited the accompanying consolidated balance sheets of Equifax Inc. (a Georgia corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equifax Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 14, 1997