Form 10-K405, Exhibit 13
period 1997-12-31
EQUIFAX INC
filed 1998-03-31
CIK 33185

                                                                    EXHIBIT 13.1
SUMMARY OF SELECTED FINANCIAL DATA

-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
-----------------------------------------------------------------------------------------------------------------------------
Year ended December 31                     1997           1996            1995            1994         1993           1992
-----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Operating revenue                    $  1,366,087    $  1,222,798    $  1,105,309   $    968,660  $    813,235   $    724,030
Operating costs and expenses
   before unusual items                 1,042,179         955,897         883,405        770,779       649,135        584,204
Unusual items                             (25,000)        (10,313)          9,243              -       (48,438)             -
-----------------------------------------------------------------------------------------------------------------------------
Operating income                          298,908         256,588         231,147        197,881       115,662        139,826
Other income, net                          45,027          22,400           7,335          8,643         3,881          7,474
Interest expense                          (20,797)        (16,439)        (15,342)       (12,986)       (8,742)        (3,031)
-----------------------------------------------------------------------------------------------------------------------------
Income from continuing
   operations before income
   taxes and cumulative effect
   of accounting change                   323,138         262,549         223,140        193,538       110,801        144,269
Provision for income taxes                137,613         109,452          90,355         79,804        48,525         59,056
-----------------------------------------------------------------------------------------------------------------------------
Income from continuing
   operations before
   cumulative effect of
   accounting change                      185,525         153,097         132,785        113,734        62,276         85,213

Discontinued operations, net
   of income taxes                          1,449          24,520          14,865          6,612         1,239            133

Cumulative effect of
   accounting change, net
   of income taxes *                       (3,237)              -               -              -             -              -
-----------------------------------------------------------------------------------------------------------------------------
Net income                           $    183,737    $    177,617    $    147,650   $    120,346  $     63,515   $     85,346
-----------------------------------------------------------------------------------------------------------------------------
Dividends paid                       $     52,030    $     49,704    $     50,223   $     47,161  $     42,041   $     42,770

PER COMMON SHARE (basic)
Income from continuing
   operations before
   cumulative effect of
   accounting change                 $       1.29    $       1.05    $       0.88   $       0.77  $       0.41   $       0.52
Discontinued operations                      0.01            0.17            0.10           0.04          0.01              -
Cumulative effect of
   accounting change                        (0.02)              -               -              -             -              -
-----------------------------------------------------------------------------------------------------------------------------
Net income                           $       1.27    $       1.22    $       0.98   $       0.81  $       0.42   $       0.52
-----------------------------------------------------------------------------------------------------------------------------
Weighted average common
   shares outstanding
   (basic)                            144,233,000     145,518,000     151,357,000    148,608,000   150,114,000    163,918,000

PER COMMON SHARE (diluted)
Income from continuing
   operations before
   cumulative effect
   of accounting change              $       1.26    $       1.03    $       0.86   $       0.75  $       0.41   $       0.52
Discontinued operations                      0.01            0.16            0.10           0.04          0.01              -
Cumulative effect of
   accounting change                        (0.02)              -               -              -             -              -
-----------------------------------------------------------------------------------------------------------------------------
Net income                           $       1.24    $       1.19    $       0.96   $       0.79  $       0.42   $       0.52
-----------------------------------------------------------------------------------------------------------------------------
Weighted average common
   shares outstanding (diluted)       147,818,000     149,207,000     154,375,000    150,691,000   151,631,000    164,746,000

Dividends per share                  $      0.345    $      0.330    $      0.315   $      0.303  $      0.280   $      0.260

BALANCE SHEET DATA
  (at December 31)
Total assets - continuing
   operations                        $  1,177,104    $  1,011,104    $    871,489   $    836,728  $    629,318   $    621,322
Total assets                         $  1,177,104    $  1,207,518    $    976,173   $    934,832  $    643,279   $    638,375
Long-term debt                       $    339,301    $    304,942    $    302,665   $    211,962  $    200,070   $    191,749
Shareholders' equity                 $    349,397    $    424,950    $    353,465   $    361,935  $    254,031   $    257,990
Common shares outstanding             142,609,000     144,876,000     147,245,000    151,790,000   149,618,000    151,550,000

OTHER INFORMATION
   (at December 31)
Stock price per share **                   $35.44          $27.41          $19.13         $11.80        $12.25          $9.23
Book value per share                        $2.45           $2.93           $2.40          $2.38         $1.70          $1.70
Market capitalization **             $  5,053,706    $  3,970,444    $  2,816,061   $  1,790,667  $  1,832,821   $  1,399,413
Employees - continuing
   operations                              10,000           9,500           9,800          9,600         8,000          7,500


*     The 1997 accounting change relates to EITF No. 97-13 regarding accounting for business process reengineering costs.
**   Stock prices and market capitalization have been restated to reflect the spinoff of ChoicePoint.