Form 10-K405, Exhibit 13
period 1997-12-31
EQUIFAX INC
filed 1998-03-31
CIK 33185

                                                         EXHIBIT 13.2



1997 ANNUAL REPORT MD&A


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS
OF OPERATIONS AND FINANCIAL CONDITION



This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes.

RESULTS OF OPERATIONS.
On August 7, 1997, the Company completed the spinoff of its Insurance Services industry segment, "ChoicePoint" (Note 2). Accordingly, the results of operations information presented below reflect only the continuing operations of the Company.

Consolidated revenue for the year was $1.37 billion, an increase of $143.3 million or 11.7% over 1996. This increase is more than the 10.6% increase in 1996, despite the divestitures of the health information services businesses in 1996 and National Decision Systems in 1997. Excluding these divestitures, revenue increased 19.3% in 1997 and 15.3% in 1996 with acquisitions contributing about 10.6 and 3.4 percentage points, respectively, of the increases. Revenue growth in 1997 benefited from the performances of Card Services, Credit Information and Marketing Services, and Equifax Europe, as well as acquisitions.

Operating income of $298.9 million increased $42.3 million in 1997. Excluding a $25.0 million expense charge in the fourth quarter of 1997 related to the pending acquisition of the collections business from Computer Sciences Corporation (Note 11) and a $10.3 million write-off in the second quarter of 1996 related to an asset impairment (Note 5), operating income improved 21.4%, from $266.9 million in 1996 to $323.9 million in 1997. In 1996, operating income before unusual items increased $45.0 million or 20.3% versus 1995.

The improvements in both years are the result of revenue increases in the higher margin businesses, continued operating leverage in Equifax Europe and Latin America and continuing expense controls throughout the organization. The 1997 increase was also aided by acquisitions while the 1996 increase benefited by lower losses within Health Information Services as well as the recognition of revenue from a lottery subcontract (Note 6). The impact of acquisitions and divestitures increased 1997 operating income about 4.6 percentage points and decreased 1996 operating income by 1.5 percentage points.

The operating income margin in 1997 was 23.7% compared to 21.8% in 1996, excluding the unusual charges. The gains in 1997 were achieved despite very competitive conditions both domestically and internationally, investments in integrating acquisitions and new products, as well as time and effort required by management relating to the spinoff.

During the second quarter of 1997, the Company's National Decision Systems business unit was sold resulting in a gain of $42.8 million ($17.9 million after tax, or $.12 per share). During the fourth quarter, Equifax recorded a $25.0 million expense charge ($15.0 million after tax, or $.10 per share) in connection with its upcoming purchase of Computer Science Corporation's collections business. This charge reflects valuation differences on this pending acquisition.

The fourth quarter's results were also affected by a nonrecurring after-tax, noncash charge of $3.2 million or $.02 per share related to a new accounting rule established by the Financial Accounting Standards Board Emerging Issues Task Force on November 20, 1997. This rule, EITF Issue No. 97-13, requires certain components of computer system development projects to be expensed as they are incurred, and also requires that any unamortized amounts previously capitalized be written off in the current period (Note 3).

Diluted earnings per share from continuing operations (excluding the 1997 nonrecurring gain, unusual charge and accounting change mentioned above) increased 20.4% to $1.24 in 1997 from $1.03 in 1996. Net income from continuing operations (before the nonrecurring gain, unusual charge and accounting change) was $182.6 million in 1997, an increase of 19.3% over 1996's net income from continuing operations of $153.1 million. Higher diluted earnings per share increases relative to net income increases reflect the Company's repurchase of common shares during 1997. For the year, the average diluted shares outstanding declined approximately 1% as a result of Equifax's share repurchase plan.

There are five reporting segments: North American Information Services, Payment Services, Equifax Europe, Equifax Latin America and Other. These segments were revised in 1997 to more closely follow the Company's internal management organization. Other is primarily comprised of the health information services businesses, which were divested during the fourth quarter of 1996, and the lottery subcontract. The following discussion analyzes (1) revenue and operating income by the five segments; (2) general corporate expense; (3) consolidated other income, interest expense and effective income tax rates; and
(4) financial condition. Note 13 breaks out the segment results by quarter for 1997 and 1996.


NORTH AMERICAN INFORMATION SERVICES.

(In millions)

                                     1997          1996        1995
Revenue                             $709.0         $668.8       $594.4

Operating income*                   $241.6         $220.4       $196.9


*before valuation loss on pending acquisition of $25.0 million in 1997 (Note 11) and restructuring charge of $5.0 million in 1995 (Note 12)

North American Information Services comprises Credit Services, Risk Management Services, Mortgage Services, Canadian Operations, as well as National Decision Systems (divested in May 1997). Revenue growth in North American Information Services was 6.0% in 1997, compared to 12.5% in 1996. Excluding divestitures, revenue increased 10.4% in 1997 and 13.1% in 1996, with 5.1 and 2.8 percentage points of the increases attributable to acquisitions, respectively.

U.S. Credit Services showed a revenue increase of 8.4% in 1997, driven by volume growth of banking and telecommunications customers, growth in credit marketing services, and acquisitions. Average prices for credit reports were relatively stable in 1997, versus a decline in 1996. The decline in 1996, however, was more than offset by continued volume growth. Pricing pressures are expected to persist, but volume growth is expected to continue to more than offset price declines. During 1997, management restructured the organization to focus on its customers by industries and established the following vertical markets: banking, finance, retail, telecommunications and utilities, and healthcare administration. This focus on customers by vertical markets, as well as the continual introduction of new services and products contributed to revenue growth in 1997 and is expected to continue adding to growth in 1998.

Revenue in U.S. Risk Management Services increased 18.1% due primarily to new business from customers outsourcing the accounts receivable management function of their businesses.

Revenue in Mortgage Services declined 9.0% for the year due primarily to the continuing shift to the Company's lower-priced, automated product.

Canadian revenue was up 17.6% in 1997, as a result of 1996 acquisitions and increases in credit report unit volumes which were partially offset by average price declines. Excluding acquisitions, in local currency, revenue was approximately level between years, as a 6.1% gain in credit reporting services was offset by a decline in collection services.

Excluding a $25.0 million unusual charge in 1997 related to a pending acquisition (Note 11) and a $5.0 million restructuring charge in 1995 (Note 12), operating income for North American Information Services increased 9.6% in 1997, following an 11.9% increase in 1996, due primarily to revenue growth across most of its businesses. This segment's operating margin increased due to operating leverage in all businesses as well as the sale of National Decision Systems.


PAYMENT SERVICES.

(In millions)
                                           1997           1996         1995

Revenue                                   $440.0         $339.3       $284.4

Operating income*                          $81.2          $66.9        $64.0


*before restructuring charge of $0.5 million in 1995
(Note 12)

Payment Services consists of Card Services, Check Services and FBS Software. Payment Services revenue increased 29.7% in 1997, with about 18 percentage points of the revenue increase attributable to the fourth quarter 1996 acquisition of CSG Card Services. Card Services 1997 revenue increased 54.6%, with about 34.9 percentage points of the increase attributable to the CSG acquisition. Check Services revenue increased 4.5%, while FBS Software revenue was relatively level. In 1996, Payment Services revenue increased 19.3% with
2.4 percentage points attributable to acquisitions. Card Services 1996 revenue increased 28.0% over 1995, while Check Services revenue increased 4.1%, and FBS Software revenue more than doubled.

Exclusive of the CSG acquisition, growth within Card Services in 1997 is attributed to the higher number of cardholder accounts processed, due to business from new customers (i.e., credit unions and IBAA member banks) that either converted to or began using Equifax Card Services' credit and debit card processing services. Growth in 1997 was also attributed to volume and new account growth from existing customers.

Check Services has shown more modest growth in recent years due to slower industry growth as well as increasing sales of our lower-priced verification product, PathWays(R). As a result of this product introduction, Check Services retained targeted customers by offering an alternative to the warranty product. The dollar amount of checks warranted or verified by Check Services was $15.8 billion in 1997 versus $14.1 billion in 1996.

Payment Services operating income increased $14.3 million in 1997 versus a $2.9 million increase in 1996. The 1997 increase in operating income was largely attributable to the revenue growth in Card Services as well as the absence of moving expenses which occurred in 1996. The 1996 increase in operating income was adversely impacted by $5.1 million in one-time expenses incurred in connection with a move to a new location. Excluding these expenses, 1996 operating income increased by $8.0 million, or 12.5% versus 1995, driven primarily by higher profits resulting from higher revenue in Card Services and by the performance of FBS Software.

Operating income for Card Services increased 35.1% in 1997, benefiting from strong revenue growth. The CSG acquisition was modestly positive to this segment's operating income growth. Beginning mid-1998, Card Services is expected to realize additional operating leverage from this acquisition, after all the card accounts have been converted to Equifax's card processing system and the Company begins to recognize the synergies from this acquisition. Operating income in Check Services declined by 4.7%, a result of higher customer service and support expenses as well as the customer mix.

EQUIFAX EUROPE.

(In millions)
                                         1997           1996          1995

Revenue                                  $178.6         $157.5       $132.1

Operating income                         $27.1          $15.7         $4.7



Equifax Europe consists of operations primarily in the United Kingdom as well as joint ventures in Spain and Portugal. In 1997, revenue increased by 13.4% primarily due to volume increases in U.K. Consumer and Business Credit Services and improved performance across all industry groups.

Revenue from Equifax Europe increased 19.2% in 1996. This was attributable primarily to increased consumer credit volumes, marketing services and auto lien information, as well as the inclusion of the full year results of a 1995 acquisition.

Operating income for Equifax Europe increased $11.5 million in 1997 and $11.0 million in 1996. These increases resulted primarily from increased revenue and the operating leverage obtained from the continued integration of 1994 and 1995 acquisitions.

EQUIFAX LATIN AMERICA.

(In millions)
                                         1997          1996         1995

Revenue                                 $28.8          $0           $0

Operating income                        $9.2           $3.3         $1.0



Equifax Latin America consists of the leading credit information companies in Chile, DICOM, as well as Argentina, VERAZ, and a developing operation in Mexico. In the second quarter of 1997, Equifax acquired the remaining 50% of DICOM S.A. in Chile which accounts for the entire increase in revenue of $28.8 million in 1997. Prior to 1997, Equifax did not have a controlling interest in any of its Latin American joint ventures and therefore did not record any revenue since the investments were accounted for under the equity method of accounting. During the fourth quarter of 1997, the Company increased its ownership interest in VERAZ from 33.3% to 66.7%, but did not obtain the control necessary to consolidate their operations until early 1998. Accordingly the Company accounted for VERAZ as an equity investment in 1997, but will recognize revenue and consolidate VERAZ beginning in 1998. VERAZ's 1997 revenue was approximately $22 million.

Operating income of $9.2 million increased $6.0 million versus 1996. This increase is attributable to the improved performance of all operations, as well as the ownership increase in Chile. These gains were partially offset by the increased investment in Mexico. The Mexican operations are not expected to be significant in the near term, and will require continued moderate investment over the next few years.

OTHER.

(In millions)
                                         1997          1996           1995

Revenue                                   $9.6          $57.2        $94.5

Operating income (loss)*                  $8.9          $0.5         $(12.7)


*excludes a $10.3 million loss related to the write-off of certain intangible assets within Health Information Services (Note 5) in 1996, and income from lottery settlement of $19.7 million (Note 6) and restructuring charge of $4.4 million in 1995
(Note 12)

This segment comprises HISI, the lottery subsidiary and the health information businesses which the Company divested in the fourth quarter of 1996. After adjusting for the effect of the health information divestitures, HISI's revenues were up $4.2 million or 78.4%. The changes in HISI's revenue resulted from the Company's recognition of $5.0 million in revenue in the first quarter of 1996 in conjunction with its $58 million subcontracting agreement with GTECH. The remaining $53 million was recorded as deferred revenue on the balance sheet and beginning in December 1996 is being recognized over a 66 month term, and resulted in an additional $.4 million revenue in 1996, and $9.6 million in revenue in 1997.

The revenue decline in 1996 of $37.3 million is primarily attributable to the divestiture of two marketing companies during the third quarter of 1995 and the divestiture of health information businesses during the fourth quarter of 1996. The revenue decline was partially offset by HISI's recognition of $5.4 million in revenue from its lottery subcontract with GTECH in 1996.

During the fourth quarter of 1996, the Company sold Equifax Health EDI Services, Equifax Health Analytical Services, Equifax Health Administrative Services and Equifax Medical Credentials Verification Services (MCVS). The decision to divest the Company's health information businesses was made to better focus on opportunities in the core businesses, particularly in light of the changing trends within the healthcare industry. During the third quarter of 1995, Equifax sold Elrick & Lavidge and Quick Test, two marketing services companies, to better focus on its core businesses.

This segment's operating income in 1997 was $8.9 million versus an operating loss of $9.8 million in 1996. Excluding a $10.3 million second quarter 1996 expense related to asset impairments (Note 5), operating income for this segment increased $8.4 million in 1997 due primarily to the divestiture of the health information businesses. Excluding the asset impairment expense in 1996, a $4.4 million restructuring change in 1995 (Note 12) and a $19.7 million lottery settlement (Note 6), 1996 operating income improved $13.2 million over 1995. This improvement related to results from the lottery subsidiary, as well as a reduction in the operating losses incurred by health information businesses prior to their divestitures.


GENERAL CORPORATE EXPENSE.

(In millions)
                                         1997          1996          1995

Expense*                                $44.1          $39.7        $32.0


*before restructuring charge of $0.5 million in 1995
(Note 12)

General corporate expense increased $4.4 million in 1997 due primarily to higher international development costs and supplemental retirement expenses. The increase of $7.8 million in 1996 was due primarily to higher bonus expense resulting from strong financial performance, performance share expense driven by higher share price, and expenses related to systems enhancements.

OTHER INCOME, INTEREST EXPENSE AND
EFFECTIVE INCOME TAX RATES.

(In millions)
                                         1997          1996           1995


Other income, net                       $45.0          $22.4         $7.3

Interest expense                        $20.8          $16.4         $15.3

Effective income tax rate*              42.6%          41.7%         40.5%

*on income from continuing operations before accounting change

Other income increased $22.6 million in 1997 over 1996. The increase in other income in 1997 was due to a $42.8 million gain recorded in the second quarter of 1997 related to the sale of National Decision Systems (Note 5).

Other income increased $15.1 million in 1996 over 1995 primarily as a result of an $11.6 million gain on the sale of the health information businesses and an $8.2 million gain recorded in connection with the second quarter sale of the Company's investment in Physician Computer Network, Inc. These gains were partially offset by lower levels of interest income.

The increase in interest expense in both years reflects the higher levels of borrowing due to acquisitions and share repurchases.

The increase in the effective income tax rates in 1997 and 1996 resulted primarily from non-deductible goodwill related to the second quarter, 1997, sale of National Decision Systems and the fourth quarter, 1996, sale of two health information companies.

Exclusive of the tax impact of the health information divestitures, 1996's effective tax rate was lower than 1995's due in large part to a change in the mix of foreign income between tax jurisdictions with different effective tax rates. The effective tax rate in 1998 is expected to approximate 40%, with the decline from 1997's rate due to the tax impact of non-deductible goodwill related to the 1997 divestiture of National Decision Systems.

FINANCIAL CONDITION.

The Company's financial condition remained strong during 1997. Net cash provided by operations decreased from $271.0 million to $210.1 million primarily due to the first quarter 1996 receipt of $58 million related to a lottery subcontract and the timing of payments between years for income taxes and certain other accrued expenses. Normal capital expenditures and dividend payments were met with these internally generated funds.

Other significant outlays in 1997 included $129.1 million of treasury stock purchases and $115.5 million for acquisitions and equity investments. These items were principally financed by the $81.0 million in net proceeds from the sale of National Decision Systems, $82.7 million in cash provided by discontinued operations, and excess cash from operations. Significant 1997 transactions with ChoicePoint related to the spinoff included:



         > The Company transferred $29 million of its long-term debt to ChoicePoint.
         >     The Company made a $13 million capital
               contribution to ChoicePoint.
         >     ChoicePoint repaid its July 31, 1997
               intercompany liability to the Company
               totaling $85.6 million.

Capital expenditures for 1997, exclusive of acquisitions, were $86.0 million. Capital expenditures for 1998 are expected to be about $115 million due to continued investment in products and services and system enhancements, additional projects to improve processes, investments in international development, and capital expenditures associated with acquisitions. Budgeted capital expenditures are expected to be met with internally generated funds. During 1997, the Company's Board of Directors authorized an additional $300 million for future share repurchases of the Company's common stock. As of December 31, 1997, approximately $223 million remained available under these authorizations for future purchases.

In 1997, the Company increased its revolving credit facility with its bank group from $550 million to $750 million. At December 31, 1997, $625 million was available under this facility to fund future capital requirements, including the possible purchase of the CSC credit reporting businesses (Note 11). Management believes that the Company's liquidity will remain strong in both the short and long terms, and that the Company has sufficient debt capacity to finance all its capital needs, if necessary.

YEAR 2000 INFORMATION.

The widespread use of computer software that relies on two digits, rather than four digits, to define the applicable year may cause computers and computer-controlled systems to malfunction when processing data across the year 2000 date. In view of the potential adverse impact of this "year 2000" issue on its business, operations, and financial condition, the Company has established a central function to coordinate and report on a continuing basis with regard to the assessment, remediation planning, and plan implementation processes of the Company directed to "year 2000."

The Company is continuing its assessment of the impact of "year 2000" across its business and operations, including its customer and vendor base. Further, the Company continues to develop and implement remediation plans pursuant to established processes to avoid, or in some instances reduce to an acceptable level, any adverse impact of "year 2000" on its business and operations.

The Company is devoting the resources necessary to achieve a level of readiness that will meet its "year 2000" challenges in a timely manner. Further, the Company believes its assessment, remediation planning, and plan implementation processes will be effective to achieve "year 2000" readiness.

In 1997, Equifax expensed approximately two cents per share in connection with "year 2000" assessment, remediation planning, and plan implementation. The Company plans to expense approximately eight cents per share in 1998 as it expands and accelerates its activities in connection with its efforts to achieve "year 2000" readiness in advance of 2000. The company anticipates that most of its remaining costs allocable to the remediation of its critical software systems will be expensed in 1998. Pending completion of its "year 2000" assessments, the Company cannot as yet estimate precisely the costs remaining after 1998 to achieve "year 2000" readiness, but does not expect those costs to be material.

FORWARD-LOOKING INFORMATION.

The management's discussion and analysis, and other portions of this Annual Report, include "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include, among others, statements concerning the Company's outlook for 1998, volume and pricing trends, cost control measures and their results, the Company's expectations as to funding its capital expenditures and operations during 1998, and other statements relative to future plans and strategies. These forward-looking statements reflect management's current expectations and are based upon currently available data. Actual results are subject to future events, risks and uncertainties which could materially impact performance from that expressed or implied in these statements.

Equifax expects to post another year of record financial performance in 1998. To accomplish this goal, Equifax must successfully continue to implement its strategy of expanding and leveraging its core businesses in markets where it holds a substantial market share while positioning itself to exploit opportunities in the credit economies worldwide. Equifax expects to achieve these results by growing through global expansion, acquisitions and the development of new value-added products and services.

The Company will also need to continue its focus on cost containment.


Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: a significant change in the growth rate of the overall U.S. economy, such that consumer spending and related consumer debt are materially impacted; a material decline or change in the marketing techniques of credit card issuers; unexpected pricing pressure above and beyond the levels experienced in the last several years; a significant reversal of the trend toward credit card use increasing as a percentage of total consumer expenditures; the Company's realization of cost control and synergies from integration of acquisitions at levels lower than expected; risks associated with investments and operations in foreign countries, including regulatory environments, exchange rate fluctuations and local political, social and economic factors; the extent to which the Company will continue its successful development and marketing of new products and services to existing and new industries; material changes in regulatory environments; the Company incurring higher than expected costs to achieve, or not achieving, "year 2000" readiness, or the failure of Company vendors or customers to timely achieve "year 2000" readiness, in a manner that has a material adverse impact on the business, operations or financial results of the Company; a drastic negative change in market conditions; or other unforeseen difficulties.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Equifax Inc.:

We have audited the accompanying consolidated balance sheets of Equifax Inc. (a Georgia corporation) and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equifax Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP


Atlanta, Georgia
February 19, 1998