Form 10-K405, Exhibit 13
period 1997-12-31
EQUIFAX INC
filed 1998-03-31
CIK 33185

                                                                    EXHIBIT 13.3

 EQUIFAX INC.
 CONSOLIDATED BALANCE SHEETS


 (In thousands)
 -----------------------------------------------------------------------------------
 December 31                                                   1997          1996
 -----------------------------------------------------------------------------------
 ASSETS
 Current Assets:
 Cash and cash equivalents                                  $   52,251    $   48,160
 Accounts receivable, net of allowance for doubtful
      accounts of $6,188 in 1997 and $6,136 in 1996            270,665       227,540
 Deferred income tax assets                                     39,221        33,016
 Other current assets                                           38,795        36,392
                                                            -----------   -----------

      Total current assets                                     400,932       345,108
                                                            -----------   -----------

 Property and Equipment:
 Land, buildings and improvements                               24,870        18,739
 Data processing equipment and furniture                       194,553       191,302
                                                            -----------   -----------

                                                               219,423       210,041
 Less accumulated depreciation                                 124,689       123,177
                                                            -----------   -----------

                                                                94,734        86,864
                                                            -----------   -----------

 Goodwill                                                      365,427       313,760
                                                            -----------   -----------

 Purchased Data Files                                          103,282        84,025
                                                            -----------   -----------

 Other Assets                                                  212,729       181,347
                                                            -----------   -----------

 Net Assets of Discontinued Operations                            --         196,414
                                                            -----------   -----------

                                                            $1,177,104    $1,207,518
                                                            ===========   ===========

 The accompanying notes are an integral part of these consolidated balance sheets.

EQUIFAX INC.
CONSOLIDATED BALANCE SHEETS

   (In Thousands)
---------------------------------------------------------------------------------------------------
   December 31                                                               1997            1996
---------------------------------------------------------------------------------------------------
   LIABILITIES AND SHAREHOLDERS' EQUITY

   Current Liabilities:
   Short-term debt and current maturities of long-term debt             $   12,984       $   59,563
   Accounts payable                                                         94,682           71,801
   Accrued salaries and bonuses                                             26,404           27,682
   Income taxes payable                                                     13,827           18,321
   Other current liabilities                                               179,712          152,348
                                                                        ----------       ----------

        Total current liabilities                                          327,609          329,715
                                                                        ----------       ----------

   Long-Term Debt, Less Current Maturities                                 339,301          304,942
                                                                        ----------       ----------

   Long-Term Deferred Revenue                                               42,848           42,964
                                                                        ----------       ----------

   Other Long-Term Liabilities                                             117,949          104,947
                                                                        ----------       ----------
   Commitments and Contingencies (Note 11)

   Shareholders' Equity:
   Common stock, $1.25 par value; shares
        authorized - 300,000; issued - 172,465 in 1997
        and 170,859 in 1996; outstanding - 142,609 in
        1997 and 144,876 in 1996                                           215,581          213,573
   Preferred stock, $0.01 par value; shares
        authorized - 10,000; issued and outstanding -
        none in 1997 or 1996                                                    --               --
   Paid-in capital                                                         244,496          207,142
   Retained earnings                                                       415,149          396,340
   Cumulative foreign currency translation adjustment                      (13,684)          (3,913)
   Treasury stock at cost, 23,304 shares in 1997
        and 19,430 shares in 1996 (Note 9)                                (447,578)        (323,625)
   Stock held by employee benefits trusts, at cost,
        6,553 shares in 1997 and 1996 (Note 9)                             (64,567)         (64,567)
                                                                        ----------       ----------

        Total shareholders' equity                                         349,397          424,950
                                                                        ----------       ----------

                                                                        $1,177,104       $1,207,518
                                                                        ==========       ==========

 EQUIFAX INC.
 CONSOLIDATED STATEMENTS OF INCOME


 (In thousands, except per share amounts)
 --------------------------------------------------------------------------------------------------------------
 Year Ended December 31                                              1997            1996               1995
 --------------------------------------------------------------------------------------------------------------
 Operating revenue                                               $1,366,087      $1,222,798          $1,105,309
                                                                 ----------      ----------          ----------
 Costs and expenses:
    Costs of services                                               778,936         697,168             651,304
    Selling, general and administrative expenses                    263,243         258,729             232,101
    Unusual charges (credits) (Note 3)                               25,000          10,313              (9,243)
                                                                 ----------      ----------          ----------
           Total costs and expenses                               1,067,179         966,210             874,162
                                                                 ----------      ----------          ----------
 Operating income                                                   298,908         256,588             231,147
 Other income, net                                                   45,027          22,400               7,335
 Interest expense                                                    20,797          16,439              15,342
                                                                 ----------      ----------          ----------
 Income from continuing operations before income
    taxes and cumulative effect of accounting change                323,138         262,549             223,140
 Provision for income taxes                                         137,613         109,452              90,355
                                                                 ----------      ----------          ----------
 Income from continuing operations before
    cumulative effect of accounting change                          185,525         153,097             132,785
                                                                 ----------      ----------          ----------
 Discontinued operations (Note 2):
 Income from discontinued operations, net of income
    taxes of $10,179, $16,494 and $11,233 respectively               14,336          24,520              14,865
 Costs associated with effecting the spinoff, net of
    income tax benefit of $2,154                                    (12,887)            --                  --
                                                                 ----------      ----------          ----------
 Total discontinued operations                                        1,449          24,520              14,865
                                                                 ----------      ----------          ----------
 Income before cumulative effect of accounting change               186,974         177,617             147,650
 Cumulative effect of change in accounting for
    business process reengineering, net of income
    tax benefit of $2,061 (Note 3)                                   (3,237)            --                  --
                                                                 ----------      ----------          ----------
 Net income                                                      $  183,737      $  177,617          $  147,650
                                                                 ==========      ==========          ==========
 Per common share (basic):
    Income from continuing operations before
      cumulative effect of accounting change                     $     1.29      $     1.05          $     0.88
    Discontinued operations                                            0.01            0.17                0.10
    Cumulative effect of accounting change                            (0.02)            --                  --
                                                                 ----------      ----------          ----------
    Net income                                                   $     1.27      $     1.22          $     0.98
                                                                 ==========      ==========          ==========
 Shares used in computing basic earnings per share                  144,233         145,518             151,357
                                                                 ==========      ==========          ==========

 Per common share (diluted):
    Income from continuing operations before
      cumulative effect of accounting change                     $     1.26      $     1.03          $     0.86
    Discontinued operations                                            0.01            0.16                0.10
    Cumulative effect of accounting change                            (0.02)            --                  --
                                                                 ----------      ----------          ----------
    Net income                                                   $     1.24      $     1.19          $     0.96
                                                                 ==========      ==========          ==========
 Shares used in computing diluted earnings per share                147,818         149,207             154,375
                                                                 ==========      ==========          ==========

 Dividends per common share                                      $    0.345      $    0.330          $    0.315
                                                                 ==========      ==========          ==========

 The accompanying notes are an integral part of these consolidated statements.

 EQUIFAX INC.
 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


 (In thousands)
 --------------------------------------------------------------------------------------------------------------
 Year Ended December 31                                                 1997         1996          1995
 --------------------------------------------------------------------------------------------------------------
 Common Stock:
 Balance at beginning of year                                       $ 213,573     $ 211,015      $ 208,471
 Shares issued under stock plans                                        2,008         2,558          2,544
                                                                    ---------     ---------      ---------
 Balance at end of year                                             $ 215,581     $ 213,573      $ 211,015
                                                                    =========     =========      =========

 Paid-In Capital:
 Balance at beginning of year                                       $ 207,142     $ 171,020      $ 145,859
 Shares issued under stock plans                                       22,800        25,795         17,243
 Adjustment for treasury stock reissued for acquisitions                3,468           360            884
 Other                                                                 11,086         9,967          7,034
                                                                    ---------     ---------      ---------
 Balance at end of year                                             $ 244,496     $ 207,142      $ 171,020
                                                                    =========     =========      =========

 Retained Earnings:
 Balance at beginning of year                                       $ 396,340     $ 269,986      $ 175,894
 Net income                                                           183,737       177,617        147,650
 Cash dividends                                                       (52,030)      (49,704)       (50,223)
 Spinoff dividend                                                    (111,396)           -              -
 Other                                                                 (1,502)       (1,559)        (3,335)
                                                                    ---------     ---------      ---------
 Balance at end of year                                             $ 415,149     $ 396,340      $ 269,986
                                                                    =========     =========      =========

 Cumulative Foreign Currency
      Translation Adjustment:
 Balance at beginning of year                                       $  (3,913)    $ (13,734)     $ (13,310)
 Adjustment during year                                                (9,771)        9,821           (424)
                                                                    ---------     ---------      ---------
 Balance at end of year                                             $ (13,684)    $  (3,913)     $ (13,734)
                                                                    =========     =========      =========

 Treasury Stock:
 Balance at beginning of year                                       $(323,625)    $(218,613)     $ (87,975)
 Cost of shares repurchased                                          (129,085)     (105,550)      (132,668)
 Cost of shares reissued for acquisitions                               5,132           538          2,030
                                                                    ---------     ---------      ---------
 Balance at end of year                                             $(447,578)    $(323,625)     $(218,613)
                                                                    =========     =========      =========

 Stock Held By Employee Benefits Trusts:
 Balance at beginning of year                                       $ (64,567)    $ (66,209)    $  (67,004)
 Cost of shares reissued under stock plans                                 -          1,642            795
                                                                    ---------     ---------     ----------
 Balance at end of year                                             $ (64,567)    $ (64,567)    $  (66,209)
                                                                    =========     =========     ==========

 The accompanying notes are an integral part of these consolidated statements.


 EQUIFAX INC.
 CONSOLIDATED STATEMENTS OF CASH FLOWS


 (In thousands)
 ------------------------------------------------------------------------------------------------------------------------------
 Year Ended December 31                                                                 1997            1996            1995
 ------------------------------------------------------------------------------------------------------------------------------
 Cash flows from operating activities:
   Net income                                                                        $ 183,737       $ 177,617       $ 147,650
   Adjustments to reconcile net income to net cash provided
     by operating activities of continuing operations:
     Income from discontinued operations                                               (14,336)        (24,520)        (14,865)
     Costs associated with effecting the spinoff                                        12,887               -               -
     Cumulative effect of accounting change                                              3,237               -               -
     Depreciation and amortization                                                      77,069          67,475          63,724
     Valuation loss on pending acquisition                                              25,000               -               -
     Asset impairment write-off                                                              -          10,313               -
     Gain from sale of long-term investments                                                 -          (8,232)              -
     Gain from sale of businesses                                                      (42,798)        (11,564)              -
     Restructuring provision, net of cash payments                                           -               -           9,192
     Changes in assets and liabilities, excluding effects of acquisitions:
         Accounts receivable, net                                                      (45,982)        (26,674)        (17,653)
         Current liabilities, excluding debt                                            11,909          55,134         (36,000)
         Other current assets                                                           (3,827)         13,141         (21,993)
         Deferred income taxes                                                           9,726         (22,162)         15,219
         Other long-term liabilities, excluding debt                                     4,894          51,554           2,458
         Other assets                                                                  (11,431)        (11,053)         (8,024)
                                                                                     ---------       ---------       ---------
 Net cash provided by operating activities of continuing operations                    210,085         271,029         139,708
                                                                                     ---------       ---------       ---------
 Cash flows from investing activities:
     Additions to property and equipment                                               (34,587)        (38,099)        (26,333)
     Additions to other assets, net                                                    (51,452)        (40,191)        (22,112)
     Acquisitions, net of cash acquired                                                (96,630)        (83,109)        (13,295)
     Investments in unconsolidated affiliates                                          (18,839)              -         (14,066)
     Deferred payments on prior year acquisitions                                            -               -          (8,743)
     Proceeds from sale of long-term investments                                             -          18,356               -
     Proceeds from sale of businesses                                                   80,998          49,081          14,868
                                                                                     ---------       ---------       ---------
 Net cash used by investing activities of continuing operations                       (120,510)        (93,962)        (69,681)
                                                                                     ---------       ---------       ---------
 Cash flows from financing activities:
     Net short-term borrowings (payments)                                                8,556          31,998         (44,274)
     Additions to long-term debt                                                        67,285          12,820          82,402
     Payments on long-term debt                                                        (92,582)        (11,933)        (11,451)
     Treasury stock purchases                                                         (129,085)       (105,550)       (132,668)
     Dividends paid                                                                    (52,030)        (49,704)        (50,223)
     Proceeds from exercise of stock options                                            18,343          25,945          16,596
     Other                                                                              11,085           9,967           7,034
                                                                                     ---------       ---------       ---------
 Net cash used by financing activities of continuing operations                       (168,428)        (86,457)       (132,584)
                                                                                     ---------       ---------       ---------
 Effect of foreign currency exchange rates on cash                                         196          (1,023)          1,041
 Net cash provided (used) by discontinued operations                                    82,748         (66,918)          9,875
                                                                                     ---------       ---------       ---------
 Net cash provided (used)                                                                4,091          22,669         (51,641)

 Cash and cash equivalents, beginning of year                                           48,160          25,491          77,132
                                                                                     ---------       ---------       ---------
 Cash and cash equivalents, end of year                                              $  52,251       $  48,160       $  25,491
                                                                                     =========       =========       =========

 The accompanying notes are an integral part of these consolidated statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SIGNIFICANT ACCOUNTING AND REPORTING POLICIES.

PRINCIPLES OF CONSOLIDATION. - The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform with the current year presentation. The historical financial statements presented have been restated to reflect the spinoff of ChoicePoint Inc. (Note 2).

NATURE OF OPERATIONS. - The Company principally provides information services to businesses to help them grant credit and authorize and process credit card and check transactions. The principal lines of business are credit services and payment services (see Note 14 for industry segment information). The principal markets for both credit and payment services are retailers, banks and other financial institutions, with credit services also serving the telecommunication and utility industries. The Company's operations are predominately located within the United States, with foreign operations principally located within Canada and the United Kingdom.

USE OF ESTIMATES. - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION. - Revenue is recognized principally as services are provided to customers. Amounts billed in advance are recorded as current or long-term deferred revenue on the balance sheet, with current deferred revenue reflecting services expected to be provided within the next twelve months. Current deferred revenue is included with other current liabilities in the accompanying consolidated balance sheets, and as of December 31, 1997 and 1996 totaled $29,345,000 and $27,935,000, respectively.

EARNINGS PER SHARE. - Earnings per share (EPS) is calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," issued in February 1997, which requires the Company to present both basic and diluted EPS on the face of the income statement. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding. The income amount used in the Company's EPS calculations is the same for both basic and diluted EPS. A reconciliation of the average outstanding shares used in the two calculations is as follows:

(in thousands)                                                                        1997       1996       1995
------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (basic)                                          144,233    145,518    151,357
Effect of dilutive securities:
   Stock options                                                                       3,099      3,154      2,436
   Performance share plan                                                                486        535        582
------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (diluted)                                        147,818    149,207    154,375
==================================================================================================================


PROPERTY AND EQUIPMENT. - The cost of property and equipment is depreciated primarily on the straight-line basis over estimated asset lives of 30 to 50 years for buildings; useful lives, not to exceed lease terms, for leasehold improvements; three to five years for data processing equipment and eight to 20 years for furniture.

GOODWILL. - Goodwill is amortized on a straight-line basis predominately over periods from 20 to 40 years. Amortization expense was $12,221,000 in 1997, $10,238,000 in 1996, and $9,020,000 in 1995. As of December 31, 1997 and 1996,
accumulated amortization was $42,996,000 and $35,034,000, respectively. The Company regularly evaluates whether events and circumstances have occurred which indicate that the carrying amount of goodwill may warrant revision or may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related business over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

PURCHASED DATA FILES. - Purchased data files are amortized on a straight-line basis primarily over 15 years. Amortization expense was $11,506,000 in 1997, $9,961,000 in 1996, and $11,029,000 in 1995. As of December 31, 1997 and 1996,
accumulated amortization was $77,587,000 and $72,546,000, respectively.

OTHER ASSETS. - Other assets at December 31, 1997 and 1996 consist of the following:

(in thousands)                                                                                            1997        1996
----------------------------------------------------------------------------------------------------------------------------
Systems development and other deferred costs                                                            $ 81,927    $ 63,330
Purchased software                                                                                        40,627      37,123
Prepaid pension cost                                                                                      40,171      13,148
Investments in unconsolidated affiliates                                                                  28,200      42,505
Deferred income tax assets                                                                                    --      10,426
Other                                                                                                     21,804      14,815
----------------------------------------------------------------------------------------------------------------------------
                                                                                                        $212,729    $181,347
============================================================================================================================

Purchased software, systems development and other deferred costs are being amortized on a straight-line basis over five to ten years. Amortization expense for other assets was $23,018,000 in 1997, $20,139,000 in 1996, and $18,579,000
in 1995. As of December 31, 1997 and 1996, accumulated amortization was $91,915,000 and $76,338,000, respectively.

FOREIGN CURRENCY TRANSLATION. - The assets and liabilities of foreign subsidiaries are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The resulting translation adjustment is recorded as a component of shareholders' equity. Exchange gains and losses on intercompany balances of a long-term investment nature are also recorded as a component of shareholders' equity. Other foreign currency translation gains and losses, which are not material, are recorded in the consolidated statements of income.

CONSOLIDATED STATEMENTS OF CASH FLOWS. - The Company considers cash equivalents to be short-term cash investments with original maturities of three months or less.

Cash paid for income taxes and interest from continuing operations is as follows:

(in thousands)                                                                         1997       1996        1995
--------------------------------------------------------------------------------------------------------------------
Income taxes, net of amounts refunded                                                $123,670    $92,276    $109,842
Interest                                                                             $ 21,593    $16,922    $ 15,332

In 1997, 1996 and 1995, the Company acquired various businesses that were accounted for as purchases (Note 4). In conjunction with these transactions, liabilities were assumed as follows:

(in thousands)                                                                         1997        1996       1995
--------------------------------------------------------------------------------------------------------------------
Fair value of assets acquired                                                        $127,724    $104,385    $58,749
Cash paid for acquisitions                                                            102,903      83,214     13,415
Value of treasury shares reissued
     for acquisitions                                                                   8,600          --         --
Notes and deferred payments                                                             5,800       1,542     13,369
--------------------------------------------------------------------------------------------------------------------
Liabilities assumed                                                                  $ 10,421    $ 19,629    $31,965
====================================================================================================================

FINANCIAL INSTRUMENTS. - The Company's financial instruments consist primarily of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term and long-term debt. The carrying amounts of these items, other than long-term debt, approximate their fair market values due to their short maturity. As of December 31, 1997, the fair value of the Company's long-term debt (determined primarily by broker quotes) was $347,146,000 compared to its carrying value of $344,585,000. During 1997, the Company did not hold any material derivative financial instruments.

2.   DISCONTINUED OPERATIONS.

On December 9, 1996, the Company announced its intention to split into two independent, publicly traded companies by spinning off its Insurance Services industry segment, contingent on receiving a favorable ruling from the IRS regarding the tax-free status of the dividend for U.S. shareholders. In July 1997, the Company received the favorable IRS ruling and on August 7, 1997 completed the spinoff of its Insurance Services industry segment. The spinoff was accomplished by the Company's contribution of the business units that comprised the Insurance Services segment into one wholly owned subsidiary, ChoicePoint Inc. All of the common stock of ChoicePoint was then distributed to Equifax shareholders as a dividend, with one share of ChoicePoint common stock distributed for each ten shares of Equifax common stock held.

As a result of the spinoff, the Company's December 31, 1997 financial statements have been prepared with the Insurance Services segment results of operations and cash flows shown as "discontinued operations". All historical financial statements presented have been restated to conform to this presentation, with the historical assets and liabilities of that segment presented on the balance sheet as "Net assets of discontinued operations". During the second quarter of 1997, the Company recorded an expense of $15,041,000 to reflect the net costs associated with effecting the spinoff ($12,887,000 after tax, or $.09 per share). These costs include duplicate software licenses, severance, legal and investment banker fees, and other related costs, partially offset by a $17.1 million curtailment gain related to the U.S. retirement plan caused by the spinoff and the pretax earnings of ChoicePoint for July.

Summarized financial information for the discontinued operation is as follows:

(in thousands)                                                                         1997        1996        1995
---------------------------------------------------------------------------------------------------------------------
 Revenue                                                                             $340,251    $588,425    $517,649
 Income before income taxes                                                            24,515      41,014      26,098
 Net income                                                                            14,336      24,520      14,865

(in thousands)                                                                                       December 31,
                                                                                                         1996
----------------------------------------------------------------------------------------------------------------------
Current assets                                                                                          $ 91,931
 Total assets                                                                                            301,824
Current liabilities                                                                                       44,965
Total liabilities                                                                                        105,410
Net assets of discontinued operations                                                                    196,414

The results of operation of ChoicePoint in the table above include its operations only through June 30, 1997. ChoicePoint's results after June 30, 1997 through the spinoff date (July 31, 1997 for accounting purposes) are included with "Costs associated with effecting the spinoff" in the accompanying consolidated statements of income. These July results totaled $4.5 million of income before income taxes and $2.6 million of net income.

The net assets of discontinued operations include the Company's intercompany receivable from ChoicePoint, which totaled $84.0 million at December 31, 1996. The balance of this intercompany receivable was $85.6 million at July 31, 1997 and was repaid to the Company by ChoicePoint in August 1997. Other significant spinoff-related transactions occurring near the date of the spinoff included ChoicePoint's assumption of $29.0 million of the Company's long-term debt and a $13.0 million capital contribution made by the Company to ChoicePoint. These transactions, net of cash payments related to spinoff costs, have been included in "Net cash provided by discontinued operations" in the accompanying consolidated statements of cash flows.

3.   UNUSUAL ITEMS AND ACCOUNTING CHANGE.

Unusual items consist of  the following charges (credits):

(in thousands)                                                                        1997       1996        1995
-------------------------------------------------------------------------------------------------------------------
Valuation loss accrued for pending acquisition (Note 11)                             $25,000    $    --    $     --
Asset impairment write-off (Note 5)                                                       --     10,313          --
Credit related to lottery contract (Note 6)                                               --         --     (19,665)
Restructuring provision (Note 12)                                                         --         --      10,422
-------------------------------------------------------------------------------------------------------------------
                                                                                     $25,000    $10,313    $ (9,243)
===================================================================================================================

In November 1997, the Financial Accounting Standards Board Emerging Issues Task Force released Issue No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation" (EITF 97-13). This issue requires that the cost of business process reengineering activities that are a part of a systems development project be expensed as incurred, and that any costs previously capitalized be written off net of tax as a change in accounting principle in the current period. Prior to the issuance of EITF 97-13, the Company had capitalized certain costs of business process reengineering related to several of its systems development projects. Accordingly, during the fourth quarter, 1997, the Company recorded an expense of $5,298,000 ($3,237,000 after tax, or $.02 per share) to reflect the write off of these previously capitalized costs in accordance with EITF 97-13.



4.    ACQUISITIONS AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES.

During 1997, 1996 and 1995, the Company acquired or made equity investments in the following businesses:

                                                             Date             Industry        Percentage
Business                                                   Acquired           Segment          Ownership
------------------------------------------------------------------------------------------------------------
Goldleaf Technologies, Inc.                              December 1997    Payment Services         100.0%
Organizacion VERAZ  S.A. (Argentina)                     December 1997       Latin America          66.7%  1
Equifax Venture Infotek (India)                          November 1997    Payment Services          50.0%
Group Incresa (Spain)                                        July 1997              Europe         100.0%
DICOM S.A. (Chile)                                          March 1997       Latin America         100.0%  2
HLS Financial Group, Inc.                                February 1997       North America         100.0%
Foothill Collection Services, Inc.                       February 1997       North America         100.0%
CUNA Service Group, Inc.                                 December 1996    Payment Services         100.0%
Creditel of Canada Limited                              September 1996       North America         100.0%
Transax plc (U.K.)                                           June 1996              Europe         100.0%  3
Collective Credit Bureaus Ltd. (Canada)                       May 1996       North America         100.0%
Market Knowledge, Inc.                                    January 1996       North America         100.0%
DICOM S.A. (Chile)                                       December 1995       Latin America          50.0%  4
TecniCob S.A. (France)                                       July 1995    Payment Services         100.0%
The Infocheck Group Limited (U.K.)                           July 1995              Europe         100.0%
UCB Services, Inc.                                          April 1995       North America         100.0%
Medical Review Systems, LP                                  March 1995               Other         100.0%  5


1 Increased to 66.7% from the 33.3%  ownership position acquired in 1994.
2 Increased to 100.0% from the 50.0%  ownership position acquired in 1995 and
  1994.
3 Increased to 100.0% from the 50.1%  ownership position acquired in 1994 and
  1992.
4 Increased to 50.0% from the 25.0%  ownership position acquired in 1994.
5 Divested in the fourth quarter, 1996 (see Note 5).

In 1997, in addition to the businesses above, the Company acquired the credit files of sixteen credit bureaus located in the United States. The investments in companies in India and Argentina totaled $18.8 million and were accounted for under the equity method. They were purchased with cash and recorded as other assets. The investment in Group Incresa in Spain was made by the Company's 49%- owned equity investment, ASNEF. The remaining 1997 business and credit file acquisitions were accounted for as purchases and had an aggregate purchase price of $117,303,000, with

$88,661,000 allocated to goodwill, $32,695,000 to purchased data files, and $10,096,000 to other assets (primarily purchased software). These allocations include $25.2 million reallocated from other assets related to the Company's first 50% ownership in DICOM S.A. Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material. They were purchased using a combination of cash totaling $102,903,000, notes payable to sellers of $5,800,000 and the reissuance of treasury stock with a fair market value of $8,600,000.

In 1996, in addition to the businesses above, the Company acquired the credit files of seven credit bureaus located in the United States. These business and credit file acquisitions were accounted for as purchases and had an aggregate purchase price of $84,756,000, with $47,389,000 allocated to goodwill, $18,198,000 to purchased data files, and $14,304,000 to other assets (primarily purchased software). Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material. They were purchased using a combination of cash totaling $83,214,000 and notes payable to sellers of $1,542,000. Additional consideration may be paid for certain of the acquisitions based on their future operating performance.

The 1995 acquisitions of greater than 50% ownership were accounted for as purchases and had an aggregate purchase price of $26,784,000, with $31,925,000 allocated to goodwill and $11,121,000 to other assets (primarily purchased software). Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material. They were purchased using a combination of cash totaling $13,415,000 and notes payable to sellers of $13,369,000. Additional consideration may be paid for certain of the acquisitions based on their future operating performance. Also during 1995, the Company increased its investment in DICOM S.A. from 25% to 50% at a total cost of $11,502,000, and made investments in several other unconsolidated affiliates totaling $2,564,000. These investments, accounted for under the equity method, were purchased with cash and recorded as other assets.

5.   DIVESTITURES AND ASSET IMPAIRMENT.

During the second quarter of 1997, the Company sold its National Decision Systems business unit from its North America Information Services segment. Cash proceeds, net of related divestiture expenses, totaled $80,998,000 and resulted in a gain of $42,798,000 recorded in other income ($17,881,000 after tax, or $.12 per share).

During the fourth quarter of 1996, the Company sold all of the health information business units from its Other segment. Cash proceeds, net of related divestiture costs, totaled $49,081,000 and resulted in an $11,564,000 gain recorded in other income ($1,631,000 after tax, or $.01 per share).

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in June 1996, the Company recorded a pre-tax loss of $10,313,000 to write off certain intangible assets in the Healthcare Administrative Services business unit in its Other segment.

During the third quarter of 1995, the Company sold Elrick & Lavidge and Quick Test, the market research businesses in its Other segment. Cash proceeds from these sales totaled $14,868,000 and resulted in an immaterial gain, recorded in other income.

6.   LOTTERY CONTRACT DISPUTE, LITIGATION, AND SETTLEMENT.

In 1992, High Integrity Systems, Inc. (HISI), a Company subsidiary, entered into a contract to provide lottery services to the state of California, whereby HISI agreed to provide a system to automate the processing of instant lottery tickets and a system to sell on-line game tickets through 10,000 low-volume terminals.

During 1993, the California State Lottery (CSL) filed suit against HISI for alleged breach of contract and injunctive relief and HISI filed a cross-complaint against the CSL alleging breach of contract and seeking recovery of the reasonable value of the labor and materials expended on behalf of the CSL. In September 1993, the Company recorded a provision of $48,438,000 ($30,939,000 after tax, or $.20 per share) related to the lottery contract to write down data processing equipment and other assets to their estimated net realizable value and to accrue for estimated costs related to litigation with the CSL.

During 1995, the CSL and HISI settled the litigation and finalized the terms of a reinstated contract under which HISI agreed to install its system to automate the processing of instant lottery tickets, and the CSL agreed to purchase 6,700 terminals and related security hardware and license various software applications developed to support the system from HISI for $25,000,000. In the fourth quarter of 1995, the Company recorded a credit of $19,665,000 ($11,996,000 after tax, or $.08 per share) to reflect the financial impact of this settlement, net of related expenses. Under the reinstated contract, HISI was also guaranteed to receive 66 months of revenue at the rate of 5% on each dollar of lottery ticket sales occurring from each terminal installed.

In 1996, HISI and GTECH Corporation (GTECH) entered into an agreement whereby HISI subcontracted many of its obligations under the reinstated contract to GTECH. This subcontract provided for a one-time payment of $58,000,000 by GTECH to HISI, and also provided that future payments received by HISI from the CSL for lottery ticket sales be paid to GTECH. The Company received the $58,000,000 payment from GTECH and recognized $5,400,000 in revenue related to the subcontract in 1996. The remaining balance is being recognized as revenue over the term of the reinstated CSL contract, and $9,636,000 was recognized as revenue in 1997. The unrecognized balance at December 31, 1997 totaled $42,964,000, with $9,636,000 included as deferred revenue in other current liabilities and $33,328,000 included in long-term deferred revenue in the accompanying consolidated balance sheets.


7.    LONG-TERM DEBT AND SHORT-TERM BORROWINGS.

Long-term debt at December 31, 1997 and 1996 is as follows:

(in thousands)                                                                                            1997        1996
----------------------------------------------------------------------------------------------------------------------------
Senior Notes, 6.5%, due 2003, net of  unamortized
    discount of $561 in 1997 and $663 in 1996                                                          $199,439    $199,337
Borrowings under $750 million revolving credit facility,
     varying interest rate, 6.13% at December 31, 1997                                                   125,000      60,000
Term loan, denominated in pounds sterling, paid in 1997                                                       --      34,250
Other                                                                                                     20,146      15,412
----------------------------------------------------------------------------------------------------------------------------
                                                                                                         344,585     308,999
Less current maturities                                                                                    5,284       4,057
----------------------------------------------------------------------------------------------------------------------------
                                                                                                        $339,301    $304,942
============================================================================================================================

In November 1997, the Company replaced its $550 million revolving credit facility with a new, committed $750 million revolving credit facility with a group of commercial banks that expires November 2002. The agreement provides interest rate options tied to Base Rate, LIBOR, or Money Market indexes, and contains certain financial covenants related to interest coverage, funded debt to cash flow and limitations on subsidiary indebtedness.

In 1997, the Company also arranged for a $75 million revolving credit facility with a commercial bank that expires December 2000. The agreement provides interest rate options tied to LIBOR, Prime and Federal Funds indexes, and contains certain financial covenants related to interest coverage, funded debt to cash flow, and limitations on subsidiary indebtedness. No amounts were outstanding under this facility at December 31, 1997.

Scheduled maturities of long-term debt during the five years subsequent to December 31, 1997 are as follows:
$5,284,000 in 1998;  $2,888,000 in 1999; $1,886,000  in 2000; $967,000  in 2001;
and $125,967,000  in 2002.

Short-term borrowings at December 31, 1997 and 1996 consisted of notes payable to banks totaling $7,700,000 and $55,506,000, respectively. These notes had a weighted average interest rate of 7.15% at December 31, 1997 and 6.4% at December 31, 1996.

8.      INCOME TAXES.

The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities.

The provision for income taxes from continuing operations consists of the following:

(in thousands)                                                                         1997        1996       1995
--------------------------------------------------------------------------------------------------------------------
Current:
     Federal                                                                         $109,804    $104,754    $58,721
     State                                                                             21,408      16,677     11,936
     Foreign                                                                            9,093       7,979      7,915
--------------------------------------------------------------------------------------------------------------------
                                                                                      140,305     129,410     78,572
--------------------------------------------------------------------------------------------------------------------
Deferred:
     Federal                                                                           (8,361)    (20,035)    10,546
     State                                                                             (2,269)     (1,612)       710
     Foreign                                                                            7,938       1,689        527
 -------------------------------------------------------------------------------------------------------------------
                                                                                       (2,692)    (19,958)    11,783
--------------------------------------------------------------------------------------------------------------------
     Total                                                                           $137,613    $109,452    $90,355
====================================================================================================================

The provision for income taxes from continuing operations is based upon income from continuing operations before income taxes as follows:

(in thousands)                                                                        1997        1996        1995
--------------------------------------------------------------------------------------------------------------------
United States                                                                       $284,116    $235,761    $214,838
Foreign                                                                               39,022      26,788       8,302
--------------------------------------------------------------------------------------------------------------------
                                                                                    $323,138    $262,549    $223,140
====================================================================================================================

The provision for income taxes from continuing operations is reconciled with the federal statutory rate as follows:

(in thousands)                                                                         1997         1996         1995
----------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                                 35.0%        35.0%       35.0%
----------------------------------------------------------------------------------------------------------------------

Provision computed at federal statutory rate                                         $113,098     $ 91,892     $78,099
State and local taxes, net of federal tax benefit                                      12,440        9,792       8,220
Nondeductible goodwill from divestitures                                                5,652        4,633          --
Other                                                                                   6,423        3,135       4,036
----------------------------------------------------------------------------------------------------------------------
                                                                                     $137,613     $109,452     $90,355
====================================================================================================================

Components of the Company's deferred income tax assets and liabilities at December 31, 1997 and 1996 are as follows:

(in thousands)                                                                                              1997         1996
-------------------------------------------------------------------------------------------------------------------------------
Deferred income tax assets:
     Reserves and accrued expenses                                                                        $ 37,821     $ 33,171
     Postretirement benefits                                                                                 9,398        8,737
     Employee compensation programs                                                                         21,150       18,827
     Deferred revenue                                                                                       18,769       20,532
     Other                                                                                                  21,874       16,923
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                           109,012       98,190
-------------------------------------------------------------------------------------------------------------------------------
Deferred income tax liabilities:
     Data files and other assets                                                                           (52,752)     (45,244)
     Depreciation                                                                                           (4,545)      (2,635)
     Pension expense                                                                                       (15,832)      (6,057)
     Other                                                                                                 (21,079)     (17,614)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (94,208)     (71,550)
--------------------------------------------------------------------------------------------------------------------------------
Net deferred income tax asset                                                                             $ 14,804     $ 26,640
================================================================================================================================

The Company's deferred income tax assets and liabilities at December 31, 1997 and 1996 are included in the accompanying consolidated balance sheets as follows:

(in thousands)                                                                                               1997         1996
--------------------------------------------------------------------------------------------------------------------------------
Deferred income tax assets                                                                                 $ 39,221     $ 33,016
Other assets                                                                                                     --       10,426
Other long-term liabilities                                                                                 (24,417)     (16,802)
--------------------------------------------------------------------------------------------------------------------------------
Net deferred income tax asset                                                                              $ 14,804     $ 26,640
================================================================================================================================

Accumulated undistributed retained earnings of Canadian subsidiaries amounted to approximately $107,441,000 at December 31, 1997. No provision for Canadian withholding taxes or United States federal income taxes is made on these earnings because they are considered by management to be permanently invested in those subsidiaries and, under the tax laws, are not subject to such taxes until distributed as dividends. If the earnings were not considered permanently invested, approximately $5,372,000 of deferred income taxes would have been provided. Such taxes, if ultimately paid, may be recoverable as foreign tax credits in the United States.

9.   SHAREHOLDERS' EQUITY.

COMMON AND PREFERRED STOCK. - In May 1996, the Company's shareholders approved a Board of Directors resolution that increased the authorized Common Stock of the Company from 250 million to 300 million shares. The shareholders also approved another Board of Directors resolution to authorize 10 million shares of "blank check" preferred stock.

RIGHTS PLAN. - In October 1995, the Company's Board of Directors adopted a Shareholder Rights Plan (Rights Plan). The Rights Plan contains provisions to protect the Company's shareholders in the event of an unsolicited offer to acquire the Company, including offers that do not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering fair value to all shareholders, and other coercive, unfair or inadequate takeover bids and practices that could impair the ability of the Board of Directors to represent shareholders' interests fully. Pursuant to the Rights Plan, the Board of Directors declared a dividend of one Share Purchase Right (a Right) for each outstanding share of the Company's common stock, with distribution to be made to shareholders of record as of November 24, 1995. The Rights, which will expire in November 2005, initially will be represented by, and trade together with, the Company's common stock. The Rights are not currently exercisable and do not become exercisable unless certain triggering events occur. Among the triggering events is the acquisition of 20% or more of the Company's common stock by a person or group of affiliated or associated persons. Unless previously redeemed, upon the occurrence of one of the specified triggering events, each Right that is not held by the 20% or more shareholder will entitle its holder to purchase one share of common stock or, under certain circumstances, additional shares of common stock at a discounted price.

TREASURY SHARES. - During 1997, 1996, and 1995, the Company repurchased 4,143,000, 4,614,000 and 6,847,000 of its own common shares through open market transactions at an aggregate cost of $129,085,000, $105,550,000 and $132,668,000, respectively. During 1997, the Company's Board of Directors authorized an additional $300,000,000 in share repurchases, and at December 31, 1997, approximately $223 million remained available for future purchases. During 1997, the Company reissued approximately 270,000 treasury shares in connection with an acquisition (Note 4).

In April 1993, the Company established the Equifax Inc. Employee Stock Benefits Trust to fund various employee benefit plans and compensation programs. In November 1993, the Company transferred 6,200,000 treasury shares to the Trust. During the first quarter of 1994, the Company transferred 600,000 treasury shares to another employee benefits trust. Shares held by the trusts are not considered outstanding for earnings per share calculations until released to the employee benefit plans or programs. During 1996 and 1995, 166,702 and 80,720 shares, respectively, were transferred from the Employee Stock Benefits Trust and used for performance share awards, stock option exercises and restricted share grants. No shares were used in 1997.

STOCK OPTIONS. - The Company's shareholders have approved several stock option plans which provide that qualified and nonqualified options may be granted to officers and employees at exercise prices not less than market value on the date of grant. Generally, options vest proportionately over a four-year period and are exercisable for ten years from grant date. Grants in 1995 included 2,913,000 options awarded under programs that included essentially all full-time salaried employees. Those grants all vested in 1996 and are exercisable through January 2000. Certain of the plans also provide for awards of restricted shares of the Company's common stock. At December 31, 1997, there were 4,391,000 shares available for future option grants and restricted stock awards.

A summary of changes in outstanding options and the related weighted average exercise price per share is shown in the following table. The number of options outstanding and their exercise prices were adjusted pursuant to a formula as a result of the spinoff of ChoicePoint in August 1997. The 1997 grant, cancellation and exercise information reflects the impact of this adjustment back to January 1, 1997, with the adjustment increasing the number of options outstanding at the beginning of fiscal 1997 by approximately 1,096,000 shares.

                                                   1997                   1996                   1995
                                          -------------------------------------------------------------------
(shares in thousands)                       Shares   Avg. Price    Shares   Avg. Price    Shares   Avg. Price
-------------------------------------------------------------------------------------------------------------
Balance, Beginning of year                   7,526       $14.62     7,987       $12.21     5,874       $ 9.98
Adjustment to beginning balance
 due to spinoff                              1,096           --        --           --        --           --
   Granted:
      At market price                          968       $26.06       915       $18.78     4,799       $14.33
       In excess of market price               119       $35.44     1,092       $25.14        --           --
    Canceled                                (1,434)      $15.81      (382)      $14.51      (848)      $13.29
    Exercised                               (1,693)      $11.45    (2,086)      $12.73    (1,838)      $10.06
Balance, end of year                         6,582       $14.89     7,526       $14.62     7,987       $12.21
-------------------------------------------------------------------------------------------------------------

Exercisable at end of year                   4,420       $12.53     4,412       $13.30     2,561       $ 9.87
=============================================================================================================



The following table summarizes information about stock options outstanding at December 31, 1997 (shares in thousands):

                                Options Outstanding          Options Exercisable
                        --------------------------------------------------------
                                   Wgtd. Avg.    Weighted              Weighted
        Range of                    Remaining    Average                Average
        Exercise                   Contractual   Exercise              Exercise
         Prices           Shares  Life in years   Price       Shares     Price
--------------------------------------------------------------------------------
$5.01-$8.67                1,698            3.6    $ 7.99       1,698     $ 7.99
10.37-12.49                2,378            5.2    $11.90       1,760     $11.84
13.37-25.75                2,343            8.3    $21.61         903     $20.73
26.41-40.59                  163            9.4    $33.70          59     $38.07
--------------------------------------------------------------------------------
                           6,582            6.0    $14.89       4,420     $12.53
================================================================================

The weighted-average grant-date fair value per share of options granted in 1997, 1996 and 1995 is as follows:

                                                                   1997     1996     1995
------------------------------------------------------------------------------------------
Grants at market price                                            $10.05    $6.91    $3.46
Grants in excess of market price                                  $ 6.17    $4.21       --

The fair value of options granted in 1997, 1996 and 1995 is estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                                  1997     1996     1995
----------------------------------------------------------------------------------------
Dividend yield                                                     1.1%     1.8%     2.2%
Expected volatility                                               41.3%    42.3%    33.1%
Risk-free interest rate                                            6.3%     5.1%     7.3%
Expected life in years                                             4.3      4.1      2.8

PERFORMANCE SHARE PLAN. - The Company has a performance share plan for certain key officers that provides for distribution of the Company's common stock at the end of three-year measurement periods based on the growth in earnings per share and certain other criteria. Recipients may elect to receive up to 50% of their distribution in cash based on the Company's common stock price at the end of the measurement period. Units outstanding at July 31, 1997 were increased by approximately 14.6% to reflect the impact of the ChoicePoint spinoff. The total expense under the plan was $11,022,000 in 1997, $11,200,000 in 1996, and
$9,870,000 in 1995. At December 31, 1997, 672,630 shares of common stock were available for future awards under the plan. Units awarded during the year were 190,000 in 1997, 356,000 in 1996, and 366,000 in 1995. Award-date fair value per unit was $29.50 in 1997, $18.63 in 1996, and $14.31 in 1995. Units outstanding at December 31 were 809,600 in 1997, 893,028 in 1996, and 988,332 in 1995.

PRO FORMA INFORMATION. - During 1996 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has elected to apply APB Opinion 25 and related Interpretations in accounting for its stock option and performance share plans. Accordingly, the Company does not recognize compensation cost in connection with its stock option plans, and records compensation expense related to its performance share plan based on the current market price of the Company's common stock and the extent to which performance criteria are being met. If the Company had elected to recognize compensation cost for these plans based on the fair value at grant date as prescribed by SFAS No. 123, net income and net income per share would have been reduced to the pro forma amounts indicated in the table below (in thousands, except per share amounts):

                                                1997                   1996                   1995
                                     ---------------------------------------------------------------------

                                         Reported  Pro Forma    Reported  Pro forma    Reported  Pro forma
----------------------------------------------------------------------------------------------------------

Net income                               $183,737   $182,239    $177,617   $172,787    $147,650   $140,798
==========================================================================================================
Net income per share (basic)             $   1.27   $   1.26    $   1.22   $   1.19    $   0.98   $   0.93
==========================================================================================================
Net income per share (diluted)           $   1.24   $   1.23    $   1.19   $   1.16    $   0.96   $   0.91
==========================================================================================================

Because the SFAS No. 123 fair value disclosure requirements apply only to options and performance share units granted after December 31, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

10.   EMPLOYEE BENEFITS.

The Company and its subsidiaries have non-contributory qualified retirement plans covering most salaried employees in the U.S. and Canada. Under the plans, retirement benefits are primarily a function of years of service and the level of compensation during the final years of employment. Total pension expense for all qualified plans was $573,000 in 1997, $8,350,000 in 1996 and $7,275,000 in
1995.

U.S. RETIREMENT PLAN. - The following table sets forth the U.S. plan's funded status at December 31, 1997 and 1996:

(in thousands)                                                                          1997         1996
-----------------------------------------------------------------------------------------------------------
Accumulated plan benefits:
     Vested benefits                                                                  $369,461     $328,496
     Nonvested benefits                                                                  7,107        9,487
-----------------------------------------------------------------------------------------------------------
                                                                                       376,568      337,983
Effect of projected future compensation levels                                          12,291       27,220
-----------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                           388,859      365,203
Plan assets at fair value                                                              435,005      373,362
-----------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                   46,146        8,159
Unrecognized net gains                                                                 (12,003)      (3,653)
Prior service cost not yet recognized in period pension cost                             1,872        4,850
Net asset at transition being amortized through 1996                                        --          (62)
-----------------------------------------------------------------------------------------------------------
Prepaid pension cost                                                                  $ 36,015     $  9,294
===========================================================================================================

The plan's assets consist primarily of listed common stocks and fixed income obligations. At December 31, 1997, the plan's assets included 980,355 shares of the Company's common stock with a market value of approximately $34,741,000.

Pension expense for the plan includes the following components:

(in thousands)                                                              1997         1996         1995
------------------------------------------------------------------------------------------------------------
Service cost                                                              $  5,267     $  7,465     $  5,627
Interest cost on projected benefit obligation                               26,735       26,692       26,805
Actual return on plan assets                                               (76,544)     (53,065)     (58,539)
Net amortization and deferrals                                              44,939       26,960       32,995
------------------------------------------------------------------------------------------------------------
Pension expense                                                           $    397     $  8,052     $  6,888
============================================================================================================

Pension expense includes amounts allocated to discontinued operations totaling $411,000 in 1997, $3,261,000 in 1996 and $3,296,000 in 1995. As a result of the spinoff, employees of ChoicePoint ceased accruing benefits under the plan and the Company recognized a curtailment gain of $17,118,000 in the second quarter of 1997 (see Note 2).

Assumptions used in the accounting for the U.S. Retirement Plan are as follows:

                                                                          1997     1996     1995
------------------------------------------------------------------------------------------------
Discount rate used to determine projected
     benefit obligation at December 31                                    7.25%     7.5%    7.25%
Rate of increase in future compensation levels                            4.25%    4.25%    4.25%
Expected long-term rate of return on plan assets                          9.5%     9.5%     9.5%

FOREIGN RETIREMENT PLANS. - The aggregate fair market value of the Company's Canadian plan assets approximates that plan's projected benefit obligation, which totaled $23,659,000 and $20,809,000 at December 31, 1997 and 1996,
respectively. Prepaid pension cost for the Canadian plan was $4,156,000 and $3,854,000 at December 31, 1997 and 1996, respectively. The Company also maintains defined contribution plans for certain employees in the United Kingdom.

SUPPLEMENTAL RETIREMENT PLAN. - The Company maintains a supplemental executive retirement program for certain key employees. The plan, which is unfunded, provides supplemental retirement payments based on salary and years of service. The expense for this plan was $3,691,000 in 1997, $3,517,000 in 1996, and $2,982,000 in 1995. The accrued liability for this plan at December 31, 1997 and 1996, was $27,764,000 and $24,379,000, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

EMPLOYEE RETIREMENT SAVINGS PLAN. - The Company's retirement savings plans provide for annual contributions, within specified ranges, determined at the discretion of the Board of Directors for the benefit of eligible employees in the form of cash or shares of the Company's common stock. Expense for these plans was $3,294,000 in 1997, $2,912,000 in 1996, and $2,854,000 in 1995.

POSTRETIREMENT BENEFITS. - The Company maintains certain unfunded healthcare and life insurance benefit plans for eligible retired employees. Substantially all of the Company's U.S. employees may become eligible for these benefits if they reach normal retirement age while working for the Company and satisfy certain years of service requirements. The Company accrues the cost of providing these benefits over the active service period of the employee. Expense for these plans was $1,690,000 in 1997, $1,547,000 in 1996, and $2,087,000 in
1995. The accrued liability for these plans at December 31, 1997 and 1996 was $24,384,000 and $24,078,000, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

11.  COMMITMENTS AND CONTINGENCIES.

LEASES. - The Company's operating leases involve principally office space and office equipment. Rental expense relating to these leases was $38,779,000 in 1997, $39,443,000 in 1996, and $36,243,000 in 1995.

Future minimum payment obligations for noncancelable operating leases exceeding one year are as follows as of December 31, 1997:

(in thousands)                                                                                                               Amount
------------------------------------------------------------------------------------------------------------------------------------
1998                                                                                                                        $ 25,927
1999                                                                                                                          23,353
2000                                                                                                                          20,674
2001                                                                                                                          18,402
2002                                                                                                                          15,213
Thereafter                                                                                                                   132,789
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            $236,358
====================================================================================================================================

AGREEMENT WITH COMPUTER SCIENCES CORPORATION. - The Company has an agreement with Computer Sciences Corporation (CSC) under which CSC-owned credit bureaus and certain CSC affiliate bureaus utilize the Company's credit database service. CSC and these affiliates retain ownership of their respective credit files and the revenues generated by their credit reporting activity. The Company receives a processing fee for maintaining the database and for each report supplied. The agreement expires in July 1998 and is renewable at the option of CSC for successive ten-year periods. CSC has elected to allow the term of the agreement to be renewed for the ten-year period beginning August 1, 1998. The agreement provides CSC with an option to sell its collection and credit reporting businesses to the Company, and provides the Company with an option to purchase CSC's collection and credit reporting businesses if CSC does not elect to renew the agreement or if there is a change in control of CSC while the agreement is in effect. Both options expire in 2013. The option price is determined through July 31, 1998 by certain financial formulas and after July 31, 1998 by appraised value.

On November 25, 1997, CSC exercised its option to sell a portion of its collection and credit reporting businesses to the Company, essentially comprising its collection operations, at a purchase price currently estimated at approximately $38 million. This transaction is expected to be finalized in the second quarter of 1998. Subsequent to November 25, 1997, the Company determined that the fair value of the business being sold (based on its estimated discounted cash flows) was less than the contractual purchase price because a major contract expiring in 1998 would not be renewed. Accordingly, in the fourth quarter of 1997, the Company recorded a $25,000,000 charge ($14,950,000 after tax, or $.10 per share) to reflect a valuation loss on this pending acquisition, with a corresponding $25,000,000 liability included in other current liabilities at December 31, 1997.

CSC's option to sell, and the Company's option to purchase, remain in effect as described above with respect to the remainder of the businesses subject to the option, essentially comprising CSC's credit reporting operations. The Company currently estimates the option price for those businesses, as determined by the financial formulas, to be approximately $375 million. In its annual report for the fiscal year ended March 28, 1997, CSC stated that the option price for both its credit reporting and collection businesses "approximated $538 million at March 28, 1997." The Company continues to periodically evaluate the estimated fair value of the remaining CSC businesses subject to the option, essentially comprising CSC's credit reporting operations, using estimates of its discounted cash flows. Based on this analysis, at December 31, 1997, the fair value of those businesses is not less than their potential purchase price.

DATA PROCESSING SERVICES AGREEMENT. - In April 1993, the Company entered into a ten-year agreement to outsource a portion of its computer data processing operations and related functions to Integrated Systems Solutions Corporation
(ISSC), a subsidiary of IBM. In 1997, IBM assumed ISSC's obligations under this agreement. The Company currently estimates the future annual obligation under this agreement to be approximately $80,000,000 per year, although this amount could be more or less depending on various factors such as the inflation rate, the introduction of significant new technologies or changes in the Company's data processing needs as a result of acquisitions or divestitures. Under certain circumstances (e.g., a change in control of the Company, or for the Company's convenience), the Company may terminate this agreement; however, the agreement provides that the Company must pay a significant termination charge in the event of such a termination.

CHANGE IN CONTROL AGREEMENTS. - The Company has agreements with ten of its officers which provide certain severance pay and benefits in the event of a termination of the officer's employment under certain circumstances following a "change in control" of the Company. "Change in control" is defined as the accumulation by any person, entity or group of 20% or more of the combined voting power of the Company's voting stock or the occurrence of certain other specified events. In the event of a "change in control," the Company's performance share and restricted stock plans provide that all shares designated for future distribution will become fully vested and payable, subject to the achievement of certain levels of growth in earnings per share and certain other criteria. At December 31, 1997, the maximum contingent liability under the agreements and plans was approximately $22,545,000.

LITIGATION. - A number of lawsuits seeking damages are brought against the Company each year, largely as a result of reports issued by the Company. The Company provides for estimated legal fees and settlements relating to pending lawsuits. In the opinion of management, the ultimate resolution of these matters will not have a materially adverse effect on the Company's financial position, liquidity or results of operations.

12.   RESTRUCTURING.

In the fourth quarter of 1995, the Company initiated a restructuring program designed to streamline operations by reducing staffing levels and consolidating facilities. Staffing levels were reduced by approximately 400 employees primarily in the Other and North American Information Services segments. The total cost of this program was $10,422,000 ($6,357,000 net of tax, or $.04 per share). Components of the restructuring provision and utilization through December 31, 1997 are as follows:

                                                          Severance and
                                                           Termination         Asset        Lease
(in thousands)                                               Benefits       Write-Offs      Costs      Total
-------------------------------------------------------------------------------------------------------------
Original provision                                              $ 6,341        $ 2,994     $1,087     $10,422
     Utilized in 1995                                            (1,231)        (2,994)        --      (4,225)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                        5,110             --      1,087       6,197
     Utilized in 1996                                            (4,494)            --       (468)     (4,962)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                          616             --        619       1,235
     Utilized in 1997                                              (438)            --       (417)       (855)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                      $   178        $    --     $  202     $   380
=============================================================================================================

The reserve balance at December 31, 1997 is included in other current liabilities in the accompanying consolidated balance sheets.

13.  QUARTERLY FINANCIAL DATA (UNAUDITED).

Quarterly operating revenue and operating income by industry segment and other summarized quarterly financial data for 1997 and 1996 are as follows (in thousands, except per share amounts):

1997                                                                First       Second         Third       Fourth
------------------------------------------------------------------------------------------------------------------
Operating revenue:
     North American Information Services                          $172,240     $182,296      $178,670     $175,817
     Payment Services                                               98,820      105,519       108,612      127,094
     Equifax Europe                                                 38,583       43,127        45,547       51,309
     Equifax Latin America                                               6        9,620         8,848       10,344
     Other                                                           2,413        2,404         2,409        2,409
-------------------------------------------------------------------------------------------------------------------
                                                                  $312,062     $342,966      $344,086     $366,973
===================================================================================================================

Operating income:
     North American Information Services                          $ 56,734     $ 62,904      $ 63,064     $ 33,875  / 1/
     Payment Services                                               16,083       18,476        18,223       28,445
     Equifax Europe                                                  1,960        4,705         7,240       13,228
     Equifax Latin America                                             542        2,590         1,785        4,291
     Other                                                           2,217        2,217         2,217        2,217
------------------------------------------------------------------------------------------------------------------
          Operating Contribution                                    77,536       90,892        92,529       82,056
     General Corporate Expense                                      (8,989)     (13,128)       (9,792)     (12,196)
------------------------------------------------------------------------------------------------------------------
                                                                  $ 68,547     $ 77,764      $ 82,737     $ 69,860
===================================================================================================================

Income from continuing operations before
   cumulative effect of accounting change                         $ 38,541     $ 61,190      $ 47,240     $ 38,554
===================================================================================================================

Income before cumulative effect of
   accounting change                                              $ 44,717     $ 56,463      $ 47,240     $ 38,554
===================================================================================================================

Per common share (basic):
   Income from continuing operations before
      cumulative effect of accounting change                      $   0.27     $   0.42      $   0.33     $   0.27
===================================================================================================================

   Income before cumulative effect of
      accounting change                                           $   0.31     $   0.39      $   0.33     $   0.27
===================================================================================================================

Per common share (diluted):
   Income from continuing operations before
      cumulative effect of accounting change               / 3/    $   0.26     $   0.41      $   0.32     $    0.26
====================================================================================================================
   Income before cumulative effect of
      accounting change                                    / 3/     $   0.30     $   0.38      $   0.32     $   0.26
====================================================================================================================

1996                                                               First        Second        Third        Fourth
----------------------------------------------------------------------------------------------------------------------
Operating revenue:
     North American Information Services                          $158,653     $168,229      $164,671     $177,218
     Payment Services                                               71,598       79,252        84,732      103,744
     Equifax Europe                                                 35,385       36,738        39,715       45,673
     Equifax Latin America                                              --           --            --           --
     Other                                                          21,501       16,593        13,594        5,502
----------------------------------------------------------------------------------------------------------------------
                                                                  $287,137     $300,812      $302,712     $332,137
====================================================================================================================

Operating income (loss):
     North American Information Services                          $ 51,681     $ 56,599      $ 56,449     $ 55,630
     Payment Services                                               11,815       14,414        16,051       24,601
     Equifax Europe                                                   (339)       1,828         5,624        8,537
     Equifax Latin America                                             475        1,045         1,125          611
     Other                                                           3,083      (10,700)  /2/  (2,472)         277
----------------------------------------------------------------------------------------------------------------------
          Operating Contribution                                    66,715       63,186        76,777       89,656
     General Corporate Expense                                      (9,725)     (11,344)       (9,477)      (9,200)
----------------------------------------------------------------------------------------------------------------------
                                                                  $ 56,990     $ 51,842      $ 67,300     $ 80,456
====================================================================================================================

Income from continuing operations before
   cumulative effect of accounting change                         $ 32,409     $ 34,585      $ 38,541     $ 47,562
====================================================================================================================
Income before cumulative effect of
   accounting change                                              $ 36,845     $ 41,130      $ 45,804     $ 53,838
====================================================================================================================
Per common share (basic):
   Income from continuing operations before
      cumulative effect of accounting change                 /3/  $   0.22     $   0.24      $   0.27     $   0.33
====================================================================================================================
   Income before cumulative effect of
      accounting change                                           $   0.25     $   0.28      $   0.32     $   0.37
====================================================================================================================
Per common share (diluted):
   Income from continuing operations before
      cumulative effect of accounting change                      $   0.22     $   0.23      $   0.26     $   0.32
====================================================================================================================
   Income before cumulative effect of
      accounting change                                           $   0.25     $   0.27      $   0.31     $   0.36
====================================================================================================================
/1/ Includes $25,000  loss related to the valuation of a pending acquisition (Note 11).
/2/ Includes $10,313  loss related to asset impairment (Note 5).
/3/ Quarterly per share amounts do not add to the amounts shown in the consolidated statements of income due to rounding.

14.   INDUSTRY SEGMENT INFORMATION.
In the fourth quarter of 1997, the Company changed its segment reporting structure to more closely match management's internal reporting of business operations. Prior year information has been restated to conform with the 1997 presentation. Industry segment information for 1997, 1996 and 1995 is as follows (dollars in thousands):

                                                 1997                    1996                   1995
-----------------------------------------------------------------------------------------------------------
                                            Amount        %         Amount        %        Amount        %
-----------------------------------------------------------------------------------------------------------
Operating revenue:
North American Information Services       $  709,023      52%     $  668,771      55%    $  594,363      54%
Payment Services                             440,045      32         339,326      28        284,382      26
Equifax Europe                               178,566      13         157,511      13        132,092      12
Equifax Latin America                         28,818       2              --       -             --       -
Other                                          9,635       1          57,190       4         94,472       8
-----------------------------------------------------------------------------------------------------------
                                          $1,366,087     100%     $1,222,798     100%    $1,105,309     100%
====================================================================================================================

Operating income (loss):
North American Information Services       $  216,577      63 %    $  220,359      74%    $  191,929      73%
Payment Services                              81,227      24          66,881      23         63,460      24
Equifax Europe                                27,133       8          15,650       5          4,685       2
Equifax Latin America                          9,208       3           3,256       1            992       -
Other                                          8,868       2          (9,812)     (3)         2,555       1
-----------------------------------------------------------------------------------------------------------
     Operating Contribution                  343,013     100%        296,334     100%       263,621     100%
General Corporate Expense                    (44,105)                (39,746)               (32,474)
-----------------------------------------------------------------------------------------------------------
                                          $  298,908              $  256,588             $  231,147
===========================================================================================================

Identifiable assets at
     December 31:
North American Information Services       $  453,141      39%     $  433,075      43%    $  369,784      43%
Payment Services                             236,921      20         199,957      20        122,272      14
Equifax Europe                               261,414      22         241,337      24        207,112      24
Equifax Latin America                        115,617      10          32,452       3         27,233       3
Other                                          4,227       -          12,828       1         81,282       9
Corporate                                    105,784       9          91,455       9         63,806       7
-----------------------------------------------------------------------------------------------------------
                                           1,177,104     100%      1,011,104     100%       871,489     100%
Net Assets of Discontinued Operations             --                 196,414                104,684
-----------------------------------------------------------------------------------------------------------
                                          $1,177,104              $1,207,518             $  976,173
===========================================================================================================

Description of Segments:

NORTH AMERICAN INFORMATION SERVICES: Consumer credit reporting information; credit card marketing services; check warranty services in Canada; commercial credit reporting in Canada; risk management and collection services; locate services; fraud detection and prevention services; mortgage loan origination information; analytics and consulting; and through May 1997 PC-based marketing systems, geo-demographic systems and mapping tools.

PAYMENT SERVICES: Credit and debit card authorization and processing; credit card marketing enhancement; software products to manage credit card, merchant and collection processing; and check warranty and verification services.

EQUIFAX EUROPE: Consumer and commercial credit reporting and marketing services; credit scoring and modeling services; check warranty services; and auto lien information.

EQUIFAX LATIN AMERICA: Credit information services and commercial, financial and consumer information.

OTHER: Lottery services; Health Information Services, divested in the fourth quarter of 1996; Marketing Services, divested August 1995.

Notes to Industry Segment Information:

1. Operating revenue is to unaffiliated customers only.

2. Operating income is operating revenue less operating costs and expenses, excluding interest expense, other income and income taxes.

3. Depreciation and amortization by industry segment are as follows:

(in thousands)                                                              1997       1996       1995
--------------------------------------------------------------------------------------------------------
North American Information Services                                        $38,650    $34,258    $33,043
Payment Services                                                            14,965      9,391      6,870
Equifax Europe                                                              13,542     12,894     10,163
Equifax Latin America                                                        4,736      1,108        600
Other                                                                          768      6,264      9,193
Corporate                                                                    4,408      3,560      3,855
--------------------------------------------------------------------------------------------------------
                                                                           $77,069    $67,475    $63,724
========================================================================================================

4. Capital expenditures by industry segment, excluding property and equipment and other assets acquired in acquisitions, are as follows:

(in thousands)                                                              1997       1996       1995
--------------------------------------------------------------------------------------------------------
North American Information Services                                        $30,775    $30,112    $ 9,968
Payment Services                                                            21,302     32,581     12,719
Equifax Europe                                                              18,160      4,688      1,094
Equifax Latin America                                                        4,771        405        321
Other                                                                           --      1,693     16,364
Corporate                                                                   11,031      8,811      7,979
--------------------------------------------------------------------------------------------------------
                                                                           $86,039    $78,290    $48,445
========================================================================================================

5. In the fourth quarter of 1997, the Company recorded a loss related to the valuation of a pending acquisition (Note 11). In the second quarter of 1996, the Company recorded a loss related to the impairment of certain assets (Note 5). In the fourth quarter of 1995, the Company recorded a restructuring provision (Note
12) and a settlement with the California State Lottery (Note 6). Operating income by industry segment decreased (increased) as a result of these items as follows:

                                              1997           1996                         1995
                                       -------------------------------------------------------------------------
                                           ACQUISITION      Asset       Restructuring      Lottery
(in thousands)                              VALUATION     Impairment      Provision      Settlement       Total
----------------------------------------------------------------------------------------------------------------
North American Information Services            $25,000       $    --          $ 4,959      $     --     $  4,959
Payment Services                                    --            --              521            --          521
Equifax Europe                                      --            --               --            --           --
Equifax Latin America                               --            --               --            --           --
Other                                               --        10,313            4,442       (19,665)     (15,223)
Corporate                                           --            --              500            --          500
----------------------------------------------------------------------------------------------------------------
                                               $25,000       $10,313          $10,422      $(19,665)    $ (9,243)
================================================================================================================

6. Financial information by geographic area is as follows:

                                                 1997                    1996                   1995
----------------------------------------------------------------------------------------------------------
(dollars in thousands)                      AMOUNT        %         Amount        %        Amount       %
----------------------------------------------------------------------------------------------------------
Operating revenue:
United States                             $1,057,032      78%     $  978,575      80%    $  893,311     81%
Canada                                       100,943       7          85,832       7         78,952      7
Europe                                       179,294      13         158,391      13        133,046     12
Latin America                                 28,818       2              --       -             --      -
----------------------------------------------------------------------------------------------------------
                                          $1,366,087     100%     $1,222,798     100%    $1,105,309    100%
==========================================================================================================

Operating contribution (loss):
United States                             $  287,991      84%     $  260,736      88%    $  242,947     92%
Canada                                        19,037       5          16,551       6         15,065      6
Europe                                        26,908       8          15,805       5          4,617      2
Latin America                                  9,208       3           3,256       1            992      -
Other                                           (131)      -             (14)      -             --      -
----------------------------------------------------------------------------------------------------------
                                          $  343,013     100   %  $  296,334     100%    $  263,621    100%
==========================================================================================================

Identifiable assets from continuing
     operations at December 31:
United States                             $  710,462      61%     $  639,373      63%    $  561,262     65%
Canada                                        84,362       7          87,533       9         70,984      8
Europe                                       263,750      22         251,693      25        212,010     24
Latin America                                115,616      10          32,452       3         27,233      3
Other                                          2,914       -              53       -             --      -
----------------------------------------------------------------------------------------------------------
                                          $1,177,104     100 %    $1,011,104     100%    $  871,489    100%
==========================================================================================================