Form 10-K405, Exhibit 13
period 1998-12-31
EQUIFAX INC
filed 1999-03-31
CIK 33185


SUMMARY OF SELECTED FINANCIAL DATA
---------------------------------------------------------------------------------------------------------------

(dollars in thousands, except per share amounts)
---------------------------------------------------------------------------------------------------------------
Year ended December 31                                              1998              1997              1996
---------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Operating revenue                                               $   1,620,978    $   1,366,087    $   1,222,798
Operating costs and expenses before unusual items                   1,255,326        1,042,179          955,897
Unusual items                                                            --            (25,000)         (10,313)
                                                                -------------    -------------    -------------
Operating income                                                      365,652          298,908          256,588
Other income, net                                                       4,294           45,027           22,400
Interest expense                                                      (42,701)         (20,797)         (16,439)
                                                                -------------    -------------    -------------
Income from continuing operations before income taxes
   and cumulative effect of accounting change                         327,245          323,138          262,549
Provision for income taxes                                            133,812          137,613          109,452
                                                                -------------    -------------    -------------
Income from continuing operations before
   cumulative effect of accounting change                             193,433          185,525          153,097
Discontinued operations, net of income taxes                             --              1,449           24,520
Cumulative effect of accounting change, net of income taxes *            --             (3,237)            --
                                                                -------------    -------------    -------------
Net income                                                      $     193,433    $     183,737    $     177,617
                                                                =============    =============    =============
Dividends paid                                                  $      52,063    $      52,030    $      49,704
                                                                -------------    -------------    -------------
PER COMMON SHARE (diluted)
Income from continuing operations before
   cumulative effect of accounting change                       $        1.34    $        1.26    $        1.03
Discontinued operations                                                  --               0.01             0.16
Cumulative effect of accounting change                                   --              (0.02)            --
                                                                -------------    -------------    -------------
Net income                                                      $        1.34    $        1.24    $        1.19
                                                                =============    =============    =============
Dividends                                                       $       0.353    $       0.345    $       0.330

Weighted average common shares outstanding (diluted)              144,403,000      147,818,000      149,207,000

BALANCE SHEET DATA (at December 31)
Total assets - continuing operations                            $   1,828,795    $   1,177,104    $   1,011,104
Total assets                                                    $   1,828,795    $   1,177,104    $   1,207,518
Long-term debt                                                  $     869,486    $     339,301    $     304,942
Shareholders' equity                                            $     366,466    $     349,397    $     424,950
Common shares outstanding                                         140,042,000      142,609,000      144,876,000

OTHER INFORMATION (at December 31)
Stock price per share **                                        $       34.19    $       35.44    $       27.41
Book value per share                                            $        2.62    $        2.45    $        2.93
Market capitalization **                                        $   4,787,686    $   5,053,706    $   3,970,444
Employees - continuing operations                                      14,000           10,000            9,500


                                                                    1995             1994               1993            1992
--------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Operating revenue                                               $   1,105,309    $     968,660    $     813,235    $     724,030
Operating costs and expenses before unusual items                     883,405          770,779          649,135          584,204
Unusual items                                                           9,243             --            (48,438)            --
                                                                -------------    -------------    -------------    -------------
Operating income                                                      231,147          197,881          115,662          139,826
Other income, net                                                       7,335            8,643            3,881            7,474
Interest expense                                                      (15,342)         (12,986)          (8,742)          (3,031)
                                                                -------------    -------------    -------------    -------------
Income from continuing operations before income taxes
   and cumulative effect of accounting change                         223,140          193,538          110,801          144,269
Provision for income taxes                                             90,355           79,804           48,525           59,056
                                                                -------------    -------------    -------------    -------------
Income from continuing operations before
   cumulative effect of accounting change                             132,785          113,734           62,276           85,213

Discontinued operations, net of income taxes                           14,865            6,612            1,239              133

Cumulative effect of accounting change, net of income taxes *            --               --               --               --
                                                                -------------    -------------    -------------    -------------
Net income                                                      $     147,650    $     120,346    $      63,515    $      85,346
                                                                =============    =============    =============    =============
Dividends paid                                                  $      50,223    $      47,161    $      42,041    $      42,770

PER COMMON SHARE (diluted)
Income from continuing operations before
   cumulative effect of accounting change                       $        0.86    $        0.75    $        0.41    $        0.52
Discontinued operations                                                  0.10             0.04             0.01             --
Cumulative effect of accounting change                                   --               --               --               --
                                                                -------------    -------------    -------------    -------------
Net income                                                      $        0.96    $        0.79    $        0.42    $        0.52
                                                                =============    =============    =============    =============
Dividends                                                       $       0.315    $       0.303    $       0.280    $       0.260

Weighted average common shares outstanding (diluted)              154,375,000      150,691,000      151,631,000      164,746,000

BALANCE SHEET DATA (at December 31)
Total assets - continuing operations                            $     871,489    $     836,728    $     629,318    $     621,322
Total assets                                                    $     976,173    $     934,832    $     643,279    $     638,375
Long-term debt                                                  $     302,665    $     211,962    $     200,070    $     191,749
Shareholders' equity                                            $     353,465    $     361,935    $     254,031    $     257,990
Common shares outstanding                                         147,245,000      151,790,000      149,618,000      151,550,000

OTHER INFORMATION (at December 31)
Stock price per share **                                        $       19.13    $       11.80    $       12.25    $        9.23
Book value per share                                            $        2.40    $        2.38    $        1.70    $        1.70
Market capitalization **                                        $   2,816,061    $   1,790,667    $   1,832,821    $   1,399,413
Employees - continuing operations                                       9,800            9,600            8,000            7,500

* The 1997 accounting change relates to EITF No. 97-13 regarding accounting for business process reengineering costs.
** Stock prices and market capitalization have been adjusted to reflect the spinoff of ChoicePoint.