Form 10-K405, Exhibit 13
period 1998-12-31
EQUIFAX INC
filed 1999-03-31
CIK 33185

                                                                    EXHIBIT 13.2

1998 ANNUAL REPORT MD&A

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS
OF OPERATIONS AND FINANCIAL CONDITION


This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes.

RESULTS OF OPERATIONS

On August 7, 1997, the Company completed the spinoff of its Insurance Services industry segment, "ChoicePoint" (Note 2). Accordingly, the results of operations information presented below reflect only the continuing operations of the Company.

Consolidated revenue for the year was $1.62 billion, an increase of $254.9 million or 18.7% over 1997. This increase is more than the 11.7% increase in 1997, which was impacted by the divestitures of the health information services businesses in 1996 and National Decision Systems in 1997. Excluding these divestitures, revenue increased 19.8% in 1998 and 19.3% in 1997 with acquisitions contributing about 11.9 and 10.6 percentage points of the increases, respectively. Revenue growth in 1998 benefited from the performances of Card Solutions and U.S. Credit Information and Marketing Services, as well as acquisitions.

Operating income of $365.7 million increased $41.7 million, or 12.9% over 1997 (excluding a $25 million unusual charge in 1997 Note 3). In 1997, operating income increased $57.0 million, or 21.4% over 1996 before an unusual charge in each year (Note 3).

The 1998 improvement resulted from the revenue growth and operating margin improvements in North American Information Services and Payment Services, as well as gains related to acquisitions in Latin America and continuing expense controls throughout the organization. These improvements were partially offset by Equifax Europe, which had a $25.9 million reduction in operating income from 1997 due to several factors (see Equifax Europe segment discussion below). The 1997 improvement in operating income over 1996 resulted from revenue increases in the higher margin businesses, improved performance in Equifax Europe and Latin America, and expense controls throughout the Company.

During 1998, the Company expensed approximately $24.2 million ($13.7 million after tax or $.10 per share) in costs related to the Company's "year 2000 program." In 1997 these costs totaled $4.8 million ($2.9 million after tax or $.02 per share).

During the second quarter of 1997, the Company's National Decision Systems business unit was sold resulting in a gain of $42.8 million ($17.9 million after tax, or $.12 per share) recorded as other income. During the fourth quarter, Equifax recorded a $25.0 million expense charge ($15.0 million after tax, or $.10 per share) in connection with its purchase of Computer Science Corporation's (CSC) collections business. This charge reflects valuation differences on this acquisition, which was then sold in October 1998 for approximately the carrying amount of its net assets (Note 10).

Results for 1997 were also affected by a nonrecurring after-tax charge of $3.2 million or $.02 per share related to an accounting rule established by the Financial Accounting Standards Board Emerging Issues Task Force on November 20, 1997. This rule, EITF Issue No. 97-13, requires certain components of computer system development projects to be expensed as they are incurred and also requires that any unamortized amounts previously capitalized be written off (Note 3).

Diluted earnings per share from continuing operations (excluding the 1997 nonrecurring gain, unusual charge, and accounting change mentioned above) increased 8.1% to $1.34 in 1998 from $1.24 in 1997. Net income from continuing operations was $193.4 million in 1998, an increase of 5.9% over 1997's net income from continuing operations of $182.6 million (before the nonrecurring gain, unusual charge, and accounting change). Higher diluted earnings per share increases relative to net income increases reflect the Company's repurchase of common shares during 1998. For the year, the average diluted shares outstanding declined approximately 1.5% as a result of Equifax's share repurchase plan.

There are five reporting segments: North American Information Services, Payment Services, Equifax Europe, Equifax Latin America, and Other. Other is primarily comprised of the lottery subcontract, and in 1996 also includes health information services businesses, which were divested during the fourth quarter. The following discussion analyzes (1) revenue and operating income by the five segments; (2) general corporate expense; (3) consolidated other income, interest expense, and effective income tax rates; and (4) financial condition. Note 11 breaks out the segment results by quarter for 1998 and 1997 and Note 12 provides additional segment and geographic information.


NORTH AMERICAN INFORMATION SERVICES

(in millions)                       1998      1997      1996
Revenue                             $773.9    $709.0    $668.8
Operating income                    $272.1    $241.6    $220.4

North American Information Services includes U.S. Credit Information and Marketing Services, U.S. Risk Management Services, Mortgage Services, Canadian Operations, as well as National Decision Systems (divested in May 1997).
Revenue growth in North American Information Services was 9.1% in 1998, compared to 6.0% in 1997. Excluding divestitures, revenue increased 11.2% in 1998 and 10.4% in 1997, with 3.5 and 5.1 percentage points of the respective increases attributable to acquisitions.

U.S. Credit Information and Marketing Services showed a revenue increase of 11.1% in 1998 compared to an 8.4% increase in 1997. The increases in both periods were driven by volume growth from telecommunication/utility industries' customers and growth in marketing services. The 1998 increase also benefited from higher volumes associated with mortgage refinancing activities due to lower interest rates. Acquisitions accounted for about 2 percentage points of the revenue increase in each period. Average prices for credit reports were up slightly in 1998 while remaining relatively stable in 1997. Pricing pressures on credit reports are expected in 1999, but volume growth is expected to more than offset price declines.

Revenue in U.S. Risk Management Services increased 18.3% in 1998, with about half of the increase due to the May 1998 acquisition of CSC's collection businesses, which were sold in October 1998 (Note 10). The remainder of the 1998 revenue increase was due primarily to new business from customers outsourcing the accounts receivable management function of their businesses. Revenue in 1997 increased 18.1%, with about 6.7 percentage points attributable to acquisitions.

Revenue in Mortgage Services increased $9.6 million for the year due to increased volumes resulting from the favorable interest rate environment. In 1997, revenue declined $2.1 million from 1996 primarily due to the continuing shift to the Company's lower-priced automated product.

Canadian revenue declined 4.3% in 1998 due to unfavorable exchange rate movements. Excluding acquisitions, in local currency, revenue was down slightly between years, as gains in reporting services were more than offset by declines in risk management and check services. Revenue in 1997 increased 17.6% due to acquisitions.

Operating income for North American Information Services increased 12.6% in 1998 and 9.6% in 1997 due primarily to revenue growth within U.S. Credit Information and Marketing Services. This segment's operating margin continued to increase in 1998, reflecting the operating leverage inherent in its businesses.

PAYMENT SERVICES

(In millions)             1998      1997      1996
Revenue                   $518.1    $440.0    $339.3
Operating income          $104.9    $ 81.2    $ 66.9

Payment Services consists of Card Solutions, Check Solutions, and Card Software. In September 1998, Payment Services expanded its operations into Latin America by acquiring a 59.3% interest in UNNISA, a card services business in Brazil and a 34% equity investment in Proceda, an information technology company that provides data processing services to UNNISA and other Brazilian companies. In 1998 Payment Services revenue increased 17.7%, with 5.7 percentage points of the increase attributable to the UNNISA acquisition. In 1997, this segment's revenue increased 29.7%, with about 18 percentage points of the revenue increase attributable to the fourth quarter 1996 acquisition of the CSG-Madison card services business.

Excluding the effects of the UNNISA and CSG-Madison acquisitions, revenue within Card Solutions increased 13.7% in 1998 and 19.7% in 1997. This growth was driven by the higher number of cardholder accounts processed, due to business from new customers (i.e., credit unions and IBAA member banks) that either converted to or began using the Company's credit and debit card processing services. The revenue increase in both periods was also attributed to volume and new account growth from existing customers. Revenue growth in 1998 was tempered by price reductions within the CSG-Madison operations where certain cost savings achieved from converting these operations to the Equifax card processing system were passed on to customers.

Revenue in Check Solutions was up 6.7% in 1998, following a 4.5% increase in 1997. The 1998 growth was driven by volume increases in guarantee revenue and increasing sales of the Company's lower-priced verification product, PathWays . As a result of the PathWays /(R)/ product introduction, Check Solutions has expanded its customer base and retained targeted customers by offering an alternative to the guarantee product. The 1997 revenue growth in Check Solutions was primarily due to increased sales of the PathWays /(R)/ product. The dollar amount of checks guaranteed or verified by Check Solutions was $18.5 billion in 1998 versus $15.8 billion in 1997.

Revenue in Card Software increased 29.7% in 1998 after remaining relatively level in 1997, due to increased license sales.

Payment Services operating income increased 29.2% in 1998 and 21.5% in 1997. These increases were primarily attributable to Card Solutions, where operating income was up 37.7% in 1998 versus 35.1% in 1997. The increase in Card Solutions operating income in both periods was primarily driven by the revenue growth. The 1998 results of Card Solutions also benefited from the increased operating leverage achieved from the CSG-Madison acquisition due to converting all of its card accounts to the Equifax card processing system during the year. In 1997 this acquisition contributed only modestly to the results of Card Solutions. Operating income within Check Solutions was up 4.3% in 1998 compared to a 4.7% decline in 1997. Card Software operating income increased in both 1998 and 1997. The Brazilian operations were slightly dilutive to this segment's operating income in 1998.


EQUIFAX EUROPE

(In millions)                            1998      1997      1996
Revenue                                  $215.4    $178.6    $157.5
Operating income                         $  1.2    $ 27.1    $ 15.7

Equifax Europe consists of operations primarily in the United Kingdom and Spain. During the second quarter 1998, the Company increased its ownership in the operations in Spain to 58% and obtained the control necessary to consolidate these operations. Also, in the first quarter 1998, Equifax Europe acquired a risk management services business in the U.K. Exclusive of these acquisitions, revenue increased 2.8% in 1998 following a 13.4% increase in 1997. The decline in the revenue growth rate between years is primarily attributable to fourth quarter 1998 issues related to: (1) the cancellation or postponement of several projects which could not meet desired production schedules; (2) refunds to customers due to quality problems on projects shipped earlier in the year; (3) increased competition with auto product offerings; and (4) a weaker U.K. economy. The 1997 revenue increase of 13.4% was due primarily to volume increases in U.K. Consumer and Business Credit Services and improved performance across all industry groups.

Operating income for Equifax Europe declined $25.9 million in 1998 after increasing $11.5 million in 1997. The operating income decline in 1998 resulted primarily from: (1) the decline in the revenue growth discussed above in conjunction with a higher expense base built on the expectation of higher revenues; (2) increased bad check losses in the check services operation; (3) increased bad debt provisions due to collectibility of past due receivables; (4) expenses related to the Company's equity investment in RequesT, a start-up joint venture which was written off in the fourth quarter; and (5) increased year 2000 expense. While the results of Equifax Europe were disappointing in 1998, the Company has moved swiftly to make appropriate management and process changes and is giving heightened focus on managing and reducing the expense base of Equifax Europe to improve its financial performance in 1999. The 1997 operating income increase resulted primarily from increased revenue and the operating leverage obtained from the integration of 1994 and 1995 acquisitions.


EQUIFAX LATIN AMERICA

(In millions)                            1998      1997      1996
Revenue                                  $103.9    $28.8     $  0
Operating income                         $ 21.4    $ 9.2     $3.3

Equifax Latin America consists of a commercial information company in Brazil
(SCI) as well as credit information companies in Chile (DICOM) and Argentina (VERAZ). Equifax Latin America also has a developing operation in Mexico and, in 1998, acquired a majority interest in credit information companies in Peru and El Salvador. This segment's 1998 revenue increase was due to the August 1998 acquisition of an 80% interest in SCI and the consolidation of operations in Argentina (beginning in the first quarter 1998) and Chile (beginning in the second quarter of 1997). In December 1997, the Company increased its ownership interest in VERAZ from 33.3% to 66.7%, and began to consolidate their operations in January 1998. In the second quarter of 1997, Equifax acquired the remaining 50% of DICOM S.A. in Chile which accounted for the entire increase in revenue of $28.8 million in 1997. Prior to 1997, Equifax did not have a controlling interest in any of its Latin American joint ventures and therefore did not record any revenue because the investments were accounted for under the equity method of accounting.

Operating income for Equifax Latin America increased $12.2 million in 1998. This increase was primarily due to the ownership increase in Argentina and the SCI acquisition. Developmental expenses related to the Mexican operations were about level with those in 1997. The Mexican operations are not expected to be significant in the near term and will continue to require moderate investment over the next few years. The increase in this segment's operating income in 1997 was primarily attributable to the improved performance of operations in Chile and Argentina, as well as the ownership increase in Chile. These gains were partially offset by higher developmental expenses in Mexico.

OTHER

(In millions)                            1998      1997      1996
Revenue                                  $9.6      $9.6      $57.2
Operating income                         $8.9      $8.9      $ 0.5

This segment's revenue and operating income remained comparable between 1998 and 1997. Its operations now consist solely of a subcontract expiring in 2002 related to HISI, the Company's lottery subsidiary. Operations in 1996 included health information businesses which were sold in the fourth quarter of 1996.


GENERAL CORPORATE EXPENSE

(In millions)                            1998      1997      1996
Expense                                  $42.8     $44.1     $39.7

General corporate expense declined $1.3 million in 1998 due to lower incentive compensation expense, including performance share plan expense. This decline was partially offset by costs related to the development of remote authentication and digital certificate services. General corporate expense increased $4.4 million in 1997 due primarily to higher international development costs and supplemental retirement expenses.


OTHER INCOME, INTEREST EXPENSE, AND
EFFECTIVE INCOME TAX RATES

(In millions)                            1998      1997      1996
Other income, net                        $ 4.3     $45.0     $22.4
Interest expense                         $42.7     $20.8     $16.4
Effective income tax rate*                40.9%     42.6%     41.7%

*on income from continuing operations before accounting change

Other income in 1998 declined $40.7 million from 1997 due to a one-time gain of $42.8 million in 1997 related to the sale of National Decision Systems (Note 5), partially offset by higher levels of interest income in 1998.

Other income increased $22.6 million in 1997 over 1996 due to the National Decision Systems sale. 1996 other income included one-time gains of $11.6 million from the sale of health information businesses (Note 5) and $8.2 million from the sale of the Company's investment in Physicians Computer Network, Inc.

The increase in interest expense in both years reflects the higher levels of borrowing (including the 1998 issuance of $400 million in senior unsecured notes) due to acquisitions and share repurchases.

The decline in the effective income tax rate from 1997 to 1998 resulted primarily from non-deductible goodwill related to the 1997 sale of National Decision Systems, partially offset by higher levels of non-deductible goodwill from 1998 acquisitions. The increase in the effective income tax rate in 1997 over 1996 resulted primarily from the higher level of non-deductible goodwill related to the National Decision Systems divestiture in 1997 versus the health information divestitures in 1996.

The effective tax rate in 1999 is expected to be comparable to the rate in 1998.


FINANCIAL CONDITION

Net cash provided by operations increased from $210.1 million to $289.1 million primarily due to the Company's higher operating income and the timing of payments between years for income taxes and certain other accrued expenses. Normal capital expenditures and dividend payments were met with these internally generated funds.

Other significant outlays in 1998 included $161.8 million of treasury stock purchases and $501.2 million for acquisitions and equity investments. These items were principally financed by an increase in long-term debt and excess cash from operations. In June 1998, the Company offered and sold $400 million (before discounts and fees) in senior unsecured notes and debentures ($250 million in seven year notes and $150 million in thirty year debentures.)

Cash paid for 1998 acquisitions and equity investments included approximately $353 million for companies in Brazil. These Brazilian investments diluted 1998 earnings per share by $.03, and are expected to dilute 1999 earnings per share by about $.07 due to increased goodwill amortization, interest expense, and expense associated with the Company's "year 2000 program."

Capital expenditures for 1998, exclusive of acquisitions, were $119.3 million. Capital expenditures for 1999 are expected to be about $120 million due to continued investment in products and services and system enhancements, additional projects to improve processes, investments in international development, and capital expenditures associated with acquisitions. Budgeted capital expenditures are expected to be met with internally generated funds. As of December 31, 1998, approximately $61 million remained available for future share repurchases. At its January 1999 meeting, the Company's Board of Directors authorized an additional $250 million for future share repurchases of the Company's common stock.

In 1997, the Company increased its revolving credit facility with its bank group from $550 million to $750 million. At December 31, 1998, $501 million was available under this facility to fund future capital requirements, including the possible purchase of the CSC credit reporting businesses (Note 10). Management believes that the Company's liquidity will remain strong in both the short and long terms, and that the Company has sufficient debt capacity to finance all its capital needs, if necessary.


YEAR 2000 INFORMATION

Background
----------

The widespread use of computer software that relies on two digits, rather than four digits, to define the applicable year may cause computers and computer-controlled systems to malfunction or incorrectly process data as we approach and enter the year 2000. In view of the potential adverse impact of these "year 2000 problems" on our business, operations, and financial condition, we have implemented a central function to manage, validate, and report on a continuing basis to the Company's executive management and Board of Directors with regard to our "year 2000 program." Our year 2000 program process comprises five continuing activities: (a) identification and assessment, (b) remediation planning, (c) remediation, (d) testing, and (e) contingency planning for year 2000 problem failures.

The Company's Year 2000 Focus
-----------------------------

We have focused our year 2000 program primarily in the following areas: (a) our information technology systems, which include (i) internally developed business applications software, (ii) software provided by vendors, and (iii) the computer and peripheral hardware used in our operations; (b) electronic data interchange systems; (c) non-information technology systems (embedded technology) including office business machines, and security, backup power, and other building systems; and (d) the flow of materials and non-information technology services from our vendors.

Readiness and Plans
-------------------

This section describes the status of our year 2000 program activities:

     Information Technology Systems

     We have completed our year 2000 identification, assessment, and remediation planning activities for the application software and host environments (operating systems software and hardware) of our critical information technology systems, including our systems for North American Information Services, Payment Services, Equifax Europe, Equifax Latin America, and our central corporate functions. Regarding remediation and testing, the status is as follows:

          (1) We have completed remediation and internal testing (internal application testing with current and future dates) for all of the critical information technology systems of our North American Information Services businesses, except for a small minority of systems comprising programs for processing third party data other than customer trade data. We plan to complete the remediation and internal testing of those programs by April 1999.

          (2) We have completed remediation for all of the critical information technology systems of our Payment Services businesses, except for our Brazilian card processing business acquired in August 1998. With respect to that business, we have begun converting the card processing accounts of our customers to two new systems (including our proprietary card processing system) that will replace the current system. We have installed both new systems, written to be year 2000 ready, and expect to complete substantially all internal testing and account conversions by September 1999.

               With respect to our U.S. card services business, we have completed substantially all of our internal testing on a majority of our critical information technology systems. We plan to complete the remaining internal testing of our critical card processing systems by June 1999. Most of that remaining testing will be in coordination with software modifications we are making to conform to recent changes in Visa and MasterCard rules and regulations unrelated to year 2000.

               With respect to our check services business (North America), we plan to complete the remainder of our internal testing by June 1999.

          (3) We have completed remediation of our critical information technology systems for Equifax Europe. Further, we have completed substantially all internal testing, except for our check services business, where we plan to complete internal testing by April 1999.

          (4) We have completed remediation of our critical information technology systems in Latin America, except for our Brazilian information reporting business acquired August 1998. We have completed internal testing, except for (i) our information reporting business in Chile where we have completed a substantial majority of that testing, and plan to complete the remaining internal testing by

               March 1999, and (ii) our Brazilian information reporting business. With respect to our Brazilian information reporting business, we expect to complete substantially all of our remediation by April 1999, and substantially all of our internal testing by June 1999.

          (5) We have completed remediation and internal testing of our central, corporate financial, human resources, and payroll systems in the U.S. With respect to our non-U.S. financial, human resources, and payroll systems, we are upgrading or migrating them to third party systems written to be year 2000 ready. We have completed a substantial majority of that process and have commenced internal testing of those new systems. We plan to complete the process, including internal testing, by July 1999.

     In order to obtain further assurance of year 2000 readiness of our critical information technology systems, we are conducting additional layers of testing of those systems beyond internal testing, as we deem appropriate under the circumstances. We have commenced customer testing (future date application testing with the customer) with many of our more significant customers and intend to continue that throughout the year as we deem appropriate. With regard to a substantial majority of our critical information technology systems, we have either completed or are in the process of completing test plans for enterprise testing (internal end-to-end cross functional testing). We plan to commence enterprise testing in March 1999, and to continue into the third quarter as we deem appropriate. Further, we plan to conduct selected external end-to-end testing with targeted customers during the third quarter and into the fourth quarter.

     We have completed the substantial majority of the identification, assessment, and remediation planning activities with regard to the other elements of our critical information technology systems (including our local area networks and desktop computing environments). The remainder of those activities are on target for completion by March 1999. We plan to complete the remediation and testing activities associated with those elements by August 31, 1999.

     We concurrently are addressing year 2000 issues with respect to our non-critical information technology systems and believe their level of readiness will be sufficient to avoid any material impact on the Company's business, operations, or financial condition.

     The majority of our information technology systems for North American Information Services and Equifax Europe are operated at data centers managed by IBM Global Services. IBM continues to assist us in achieving year 2000 readiness for our data processing operating environments in the IBM Global Services data centers.

     Electronic Data Interchange Systems

     We are working with others with whom we engage in electronic data interchange (including vendors, customers, and other data suppliers), and with our network telecommunications service providers, to identify, assess, and test for potential year 2000 problem failures in our electronic data interchange systems. As part of those efforts, we continue our contacts with our data interchange vendors and critical network telecommunications service providers to assess their state of year 2000 readiness and determine the potential for year 2000 problem failures resulting from their equipment, networks, or application systems. We are in testing with the majority of our data interchange vendors, and we continue to monitor the carrier reporting and testing information being published by industry organizations such as Network Forum (U.S. local service providers) and ITU (International Telecommunications Union). We continue to review readiness analyses published by consulting organizations, such as Gartner and Forrester, and consultant reviews in relevant industry publications, pertaining to telecommunications service providers. We believe that this process will be ongoing throughout 1999, as we develop additional information regarding those systems. In cases where we determine that the risks associated with particular service providers are not acceptable, we believe that we will be able to timely migrate to satisfactory alternative delivery systems.

     We have completed a substantial portion of our identification, assessment, and remediation planning activities for Company owned hardware components of our critical network telecommunications systems, and we are remediating those components as appropriate. We believe we will complete the remediation and testing activities by August 31, 1999.

     Overall, we believe that our electronic data interchange systems will be year 2000 ready as necessary to avoid any material adverse impact on the Company's business, operations, or financial condition.

     Non-Information Technology Systems

     We have completed a substantial majority of our ongoing identification, assessment, and remediation planning for the year 2000 problem failures that may occur in our non-information technology systems resulting from embedded technologies, including office business machines, and security, backup power, and other building systems. We have completed the substantial majority of our remediation and testing of those systems and anticipate ongoing testing throughout 1999.

     Materials and Services

     We have distributed surveys to our materials and non-information technology services vendors that support our material operations requesting disclosure of their year 2000 readiness status and their plans for addressing year 2000 problems relating to those goods and services and any applicable delivery systems. We have requested and will request additional assurances (including in some instances audit and test activities) from our critical vendors that their goods, services, and delivery systems will be appropriately and timely year 2000 ready to meet our continuing needs. If any vendor is unable or unwilling to provide appropriate assurances, we believe that we will be able to use alternative vendors. While we believe we will complete a substantial majority of those activities by June 1999, they will continue throughout 1999.

Costs to Address
----------------

We estimate that the cost of our year 2000 program activities will be $55 million. Through December 31, 1998, we have incurred costs of approximately $31 million related to those activities. Regarding our annual per share charges, we expensed approximately one cent per share in 1996, two cents per share in 1997, and ten cents per share in 1998 in connection with our year 2000 program activities, and we plan to expense approximately ten cents per share in 1999. The 1999 expense estimate includes approximately two cents per share related to our recent acquisitions in Brazil. In addition to costs and expenses of outside consultants, programmers, and professional advisors, and acquired hardware and software, the above figures include the direct costs associated with Company information technology employees working on our year 2000 program and some of the Company's non-information technology employees who are devoting significant time to the year 2000 program. Not all year 2000 costs and expenses are incremental, because a portion of the costs and expenses are funded by a reallocation of Company resources that we intend to redeploy after completion of our year 2000 program activities.


Business Continuity and Contingency Planning
--------------------------------------------

We continue the process of identifying the reasonably likely year 2000 problem failures that we could experience with the goal of revising, to the extent practical, our existing business continuity and contingency plans to address the internal and external issues specific to those problems. Thus far, we have focused as planned on reviewing our critical business processes. We believe we have identified the substantial majority of the potential material problem failures with respect to those critical processes, and we have documented strategies for mitigating the associated risk. We expect to revise our existing business continuity and contingency plans by June 1999 to reflect those strategies. The strategies and supporting plans, which are intended to enable us to continue to operate, include performing certain processes manually, repairing or obtaining replacement systems, changing suppliers, and reducing or suspending certain non-critical aspects of our operations. However, we believe that, due to the widespread nature of potential year 2000 problems and our dynamic business growth, the contingency planning process must be ongoing as we continue to monitor year 2000 developments and our internal and external business environment.

Possible Consequences of Year 2000 Problems
-------------------------------------------

We believe that we have put in place the processes and are devoting the resources necessary to achieve a level of readiness to meet our year 2000 challenges in a timely and appropriate manner. However, there can be no assurance that our internal systems or the systems of others on which we rely will be year 2000 ready in a timely and appropriate manner or that our contingency plans or the contingency plans of others on which we rely will mitigate the effects of year 2000 problem failures. Currently, we believe the most reasonably likely worst case scenario would be a sustained, concurrent failure of multiple critical systems (internal and external) that support our operations. While we do not expect that scenario to occur, that scenario if it occurs could, even despite the successful execution of our business continuity and contingency plans, result in the reduction or suspension of a material portion of our operations and accordingly have a material adverse effect on our business and financial condition.

The preceding "Year 2000 Information" discussion contains various forward-looking statements that represent our beliefs or expectations regarding future events. When used in the "Year 2000 Information" discussion, the words "believes," "expects," "estimates," "plans," "goals," and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, our expectations as to when we will complete the identification and assessment, remediation planning, remediation, and testing activities of our year 2000 program as well as our year 2000 contingency planning; our estimated cost of achieving year 2000 readiness; and our belief that our internal systems and equipment will be year 2000 ready in a timely and appropriate manner. All forward-looking statements involve a number of risks and uncertainties that could cause the actual results to differ materially from the projected results. Factors that may cause those differences include availability of information technology resources; customer demand for our products and services; continued availability of materials, services, and data from our suppliers; the ability to identify and remediate all date sensitive lines of computer code and to replace embedded computer chips in affected systems and equipment; the failure of others to timely achieve appropriate year 2000 readiness; and the actions or inaction of governmental agencies and others with respect to year 2000 problems.


FORWARD-LOOKING INFORMATION

The management's discussion and analysis, and other portions of this Annual Report, include "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include, among others, statements concerning the Company's outlook for 1999, volume and pricing trends, cost control measures and their results, year 2000 expense, effective income tax rates, the Company's expectations as to funding its capital expenditures and operations during 1999, and other statements relative to future plans and strategies. These forward-looking statements reflect management's current expectations and are based upon currently available data. Actual results are subject to future events, risks and uncertainties which could materially impact performance from that expressed or implied in these statements.

Equifax expects to post another year of record financial performance in 1999.
To accomplish this goal, Equifax must successfully continue to implement its strategy of expanding and leveraging its core businesses in markets where it holds a substantial market share while positioning itself to exploit opportunities in the credit economies worldwide. Equifax expects to achieve these results by growing through global expansion, acquisitions, value-added products and services, sales to customers in new and growing industries, and new distribution channels. The Company will also need to continue its focus on cost containment.

Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: a significant change in the growth rate of the overall U.S. economy, such that consumer spending and related consumer debt are materially impacted; a material decline or change in the marketing techniques of credit card issuers; unexpected pricing pressure above and beyond the levels experienced in the last several years; a significant reversal of the trend toward credit card use increasing as a percentage of total consumer expenditures; the Company's realization of cost control and synergies from integration of acquisitions at levels lower than expected; risks associated with investments and operations in foreign countries, including regulatory environments, exchange rate fluctuations, and local political, social, and economic factors; the extent to which the Company will continue its successful development and marketing of new products and services to existing and new industries; material changes in regulatory environments; the Company incurring higher than expected costs to achieve, or not achieving, "year 2000" readiness, or the failure of Company vendors or customers to timely achieve "year 2000" readiness, in a manner that has a material adverse impact on the business, operations, or financial results of the Company; a drastic negative change in market conditions; or other unforeseen difficulties.