Form 10-K405, Exhibit 13
period 1998-12-31
EQUIFAX INC
filed 1999-03-31
CIK 33185

                                                                  EXHIBIT 13.3


 EQUIFAX INC.
 CONSOLIDATED BALANCE SHEETS


 (In thousands)
 --------------------------------------------------------------------------------------
 December 31                                                        1998       1997
 --------------------------------------------------------------------------------------
 ASSETS

 Current Assets:
 Cash and cash equivalents                                     $    90,617   $    52,251
 Trade accounts receivable, net of allowance for doubtful
      accounts of $12,811 in 1998 and $6,188 in 1997               298,201       245,341
 Other receivables                                                  54,904        38,318
 Deferred income tax assets                                         26,223        39,221
 Other current assets                                               50,420        25,801
                                                               -----------   -----------
      Total current assets                                         520,365       400,932
                                                               -----------   -----------
 Property and Equipment:
 Land, buildings and improvements                                   30,963        24,870
 Data processing equipment and furniture                           239,391       194,553
                                                               -----------   -----------
                                                                   270,354       219,423
 Less accumulated depreciation                                     151,016       124,689
                                                               -----------   -----------
                                                                   119,338        94,734
                                                               -----------   -----------

 Goodwill                                                          719,662       365,427
                                                               -----------   -----------
 Purchased Data Files                                              173,473       103,282
                                                               -----------   -----------
 Other Assets                                                      295,957       212,729
                                                               -----------   -----------
                                                               $ 1,828,795   $ 1,177,104
                                                               ===========   ===========

                The accompanying notes are an integral part of
                      these consolidated balance sheets.


(In thousands, except par values)
-----------------------------------------------------------------------------------------------------
December 31                                                              1998                 1997
-----------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Short-term debt and current maturities of long-term debt             $    47,387           $    12,984
Accounts payable                                                         107,346                94,682
Accrued salaries and bonuses                                              37,973                26,404
Income taxes payable                                                       9,518                13,827
Other current liabilities                                                216,955               179,712
                                                                     -----------           -----------
     Total current liabilities                                           419,179               327,609
                                                                     -----------           -----------

Long-Term Debt, Less Current Maturities                                  869,486               339,301
                                                                     -----------           -----------
Long-Term Deferred Revenue                                                32,465                42,848
                                                                     -----------           -----------
Deferred Income Tax Liabilities                                           50,132                24,417
                                                                     -----------           -----------
Other Long-Term Liabilities                                               91,067                93,532
                                                                     -----------           -----------
Commitments and Contingencies (Note 10)

Shareholders' Equity:
Common stock, $1.25 par value; shares
     authorized - 300,000; issued - 173,722 in 1998
     and 172,465 in 1997; outstanding - 140,042 in
     1998 and 142,609 in 1997                                            217,153               215,581
Preferred stock, $0.01 par value; shares
     authorized - 10,000; issued and outstanding -
     none in 1998 or 1997                                                   --                    --
Paid-in capital                                                          286,511               244,496
Retained earnings                                                        562,911               421,541
Accumulated other comprehensive income (Note 8)                          (35,063)              (20,076)
Treasury stock, at cost, 27,698 shares in 1998
     and 23,304 shares in 1997 (Note 8)                                 (606,092)             (447,578)
Stock held by employee benefits trusts, at cost,
     5,983 shares in 1998 and 6,553 shares in 1997 (Note 8)              (58,954)              (64,567)
                                                                     -----------           -----------
     Total shareholders' equity                                          366,466               349,397
                                                                     -----------           -----------
                                                                     $ 1,828,795           $ 1,177,104
                                                                     ===========           ===========


EQUIFAX INC.
CONSOLIDATED STATEMENTS OF INCOME


(In thousands, except per share amounts)
-----------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                        1998              1997               1996
-----------------------------------------------------------------------------------------------------------------------
Operating revenue                                          $ 1,620,978       $ 1,366,087        $ 1,222,798
                                                           -----------       -----------        -----------

Costs and expenses:
   Costs of services                                           943,833           778,936            697,168
   Selling, general and administrative expenses                311,493           263,243            258,729
   Unusual charges (Note 3)                                       --              25,000             10,313
                                                           -----------       -----------        -----------
          Total costs and expenses                           1,255,326         1,067,179            966,210
                                                           -----------       -----------        -----------
Operating income                                               365,652           298,908            256,588
Other income, net                                                4,294            45,027             22,400
Interest expense                                                42,701            20,797             16,439
                                                           -----------       -----------        -----------
Income from continuing operations before income
   taxes and cumulative effect of accounting change            327,245           323,138            262,549
Provision for income taxes                                     133,812           137,613            109,452
                                                           -----------       -----------        -----------
Income from continuing operations before
   cumulative effect of accounting change                      193,433           185,525            153,097
                                                           -----------       -----------        -----------
Discontinued operations (Note 2):
Income from discontinued operations, net of income
   taxes of $10,179 in 1997 and $16,494 in 1996                   --              14,336             24,520
Costs associated with effecting the spinoff, net of
   income tax benefit of $2,154                                   --             (12,887)              --
                                                           -----------       -----------        -----------
Total discontinued operations                                     --               1,449             24,520
                                                           -----------       -----------        -----------
Income before cumulative effect of accounting change           193,433           186,974            177,617
Cumulative effect of change in accounting for
   business process reengineering, net of income
   tax benefit of $2,061 (Note 3)                                 --              (3,237)              --
                                                           -----------       -----------        -----------
Net income                                                 $   193,433       $   183,737        $   177,617
                                                           ===========       ===========        ===========
Per common share (basic):
   Income from continuing operations before
     cumulative effect of accounting change                $      1.37       $      1.29        $      1.05
   Discontinued operations                                        --                0.01               0.17
   Cumulative effect of accounting change                         --               (0.02)              --
                                                           -----------       -----------        -----------
   Net income                                              $      1.37       $      1.27        $      1.22
                                                           ===========       ===========        ===========
Shares used in computing basic earnings per share              141,397           144,233            145,518
                                                           ===========       ===========        ===========

Per common share (diluted):
   Income from continuing operations before
     cumulative effect of accounting change                $      1.34       $      1.26        $      1.03
   Discontinued operations                                        --                0.01               0.16
   Cumulative effect of accounting change                         --               (0.02)              --
                                                           -----------       -----------        -----------
   Net income                                              $      1.34       $      1.24        $      1.19
                                                           ===========       ===========        ===========
Shares used in computing diluted earnings per share            144,403           147,818            149,207
                                                           ===========       ===========        ===========
Dividends per common share                                 $     0.353       $     0.345        $     0.330
                                                           ===========       ===========        ===========

                 The accompanying notes are an integral part
                       of these consolidated statements.


EQUIFAX INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                                                               Accumulated Other
                                                                                                                 Comprehensive
                                                                                                                    Income
                                                         Common Stock:                                          ----------------
                                                   ----------------------------                                     Foreign
                                                     Shares                           Paid-In         Retained      Currency
(In thousands)                                     Outstanding        Amount          Capital          Earnings    Translation
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                            147,245        $ 211,015       $ 171,020       $ 273,320      $ (13,734)
1996 changes:
   Net income                                            --               --              --           177,617           --
   Foreign currency translation adjustment               --               --              --              --            9,821
   Adjustment for minimum liability under
      supplemental retirement plan                       --               --              --              --             --
   Shares issued under stock plans                      2,214            2,558          25,795            --             --
   Treasury shares purchased                           (4,614)            --              --              --             --
   Treasury stock reissued for acquisitions                31             --               360            --             --
   Cash dividends                                        --               --              --           (49,704)          --
   Income tax benefit from stock plans                   --               --             7,805            --             --
   Dividends from employee benefits trusts               --               --             2,162            --             --
                                                    ---------        ---------       ---------       ---------      ---------
Balance, December 31, 1996                            144,876          213,573         207,142         401,233         (3,913)

1997 changes:
   Net income                                            --               --              --           183,737           --
   Foreign currency translation adjustment               --               --              --              --           (9,771)
   Adjustment for minimum liability under
      supplemental retirement plan                       --               --              --              --             --
   Shares issued under stock plans                      1,606            2,008          22,800            --             --
   Treasury shares purchased                           (4,143)            --              --              --             --
   Treasury stock reissued for acquisitions               270             --             3,468            --             --
   Cash dividends                                        --               --              --           (52,030)          --
   Spinoff dividend                                      --               --              --          (111,396)          --
   Income tax benefit from stock plans                   --               --             8,825            --             --
   Dividends from employee benefits trusts               --               --             2,261            --             --
   Other                                                 --               --              --                (3)          --
                                                    ---------        ---------       ---------       ---------      ---------
Balance, December 31, 1997                            142,609          215,581         244,496         421,541        (13,684)
1998 changes:
   Net income                                            --               --              --           193,433
   Foreign currency translation adjustment               --               --              --              --             --
   Adjustment for minimum liability under                                                                             (15,313)
      supplemental retirement plan                       --               --              --              --
   Shares issued under stock plans                      1,451            1,572          18,952            --             --
   Shares contributed to U.S. retirement plan             390             --            10,392            --             --
   Treasury shares purchased                           (4,555)            --              --              --             --
   Treasury stock reissued for acquisitions               147             --             2,346            --             --
   Cash dividends                                        --               --              --           (52,063)          --
   Income tax benefit from stock plans                   --               --             8,085            --             --
   Dividends from employee benefits trusts               --               --             2,240            --             --
                                                    ---------        ---------       ---------       ---------      ---------
Balance, December 31, 1998                            140,042        $ 217,153       $ 286,511       $ 562,911      $ (28,997)
                                                    =========        =========       =========       =========      =========

                                             Accumulated Other
                                           Comprehensive Income:
                                        ---------------------------
                                            Minimum                                 Stock Held
                                         Liability Under                            By Employee      Total
                                          Supplemental                 Treasury       Benefits     Shareholders'   Comprehensive
                                         Retirement Plan    Total        Stock         Trusts        Equity           Income
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                   $  (3,334)   $ (17,068)    $(218,613)    $ (66,209)    $ 353,465
1996 changes:
   Net income                                     --           --            --            --         177,617        $ 177,617
   Foreign currency translation adjustment        --          9,821          --            --           9,821            9,821
   Adjustment for minimum liability under
      supplemental retirement plan              (1,559)      (1,559)         --            --          (1,559)          (1,559)
   Shares issued under stock plans                --           --            --           1,642        29,995             --
   Treasury shares purchased                      --           --        (105,550)         --        (105,550)            --
   Treasury stock reissued for acquisitions       --           --             538          --             898             --
   Cash dividends                                 --           --            --            --         (49,704)            --
   Income tax benefit from stock plans            --           --            --            --           7,805             --
   Dividends from employee benefits trusts        --           --            --            --           2,162             --
                                             ---------    ---------     ---------     ---------     ---------        ---------
Balance, December 31, 1996                      (4,893)      (8,806)     (323,625)      (64,567)      424,950        $ 185,879
1997 changes:
   Net income                                     --           --            --            --         183,737        $ 183,737
   Foreign currency translation adjustment        --         (9,771)         --            --          (9,771)          (9,771)
   Adjustment for minimum liability under
      supplemental retirement plan              (1,499)      (1,499)         --            --          (1,499)          (1,499)
   Shares issued under stock plans                --           --            --            --          24,808             --
   Treasury shares purchased                      --           --        (129,085)         --        (129,085)            --
   Treasury stock reissued for acquisitions       --           --           5,132          --           8,600             --
   Cash dividends                                 --           --            --            --         (52,030)            --
   Spinoff dividend                               --           --            --            --        (111,396)            --
   Income tax benefit from stock plans            --           --            --            --           8,825             --
   Dividends from employee benefits trusts        --           --            --            --           2,261             --
   Other                                          --           --            --            --              (3)            --
                                             ---------    ---------     ---------     ---------     ---------        ---------
Balance, December 31, 1997                      (6,392)     (20,076)     (447,578)      (64,567)      349,397        $ 172,467
1998 changes:
   Net income                                     --           --            --            --         193,433        $ 193,433
   Foreign currency translation adjustment        --        (15,313)         --            --         (15,313)         (15,313)
   Adjustment for minimum liability under
      supplemental retirement plan                 326          326          --            --             326              326
   Shares issued under stock plans                --           --             279         1,770        22,573             --
   Shares contributed to U.S. retirement plan     --           --            --           3,843        14,235             --
   Treasury shares purchased                      --           --        (161,797)         --        (161,797)            --
   Treasury stock reissued for acquisitions       --           --           3,004          --           5,350             --
   Cash dividends                                 --           --            --            --         (52,063)            --
   Income tax benefit from stock plans            --           --            --            --           8,085             --
   Dividends from employee benefits trusts        --           --            --            --           2,240             --
                                              ---------    --------     ---------     ---------     ---------        ---------
Balance, December 31, 1998                    $ (6,066)    $(35,063)    $(606,092)    $ (58,954)    $ 366,466        $ 178,446
                                              =========    ========     =========     =========     =========        =========

                 The accompanying notes are an integral part
                       of these consolidated statements.


EQUIFAX INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                          1998               1997             1996
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                    $ 193,433        $ 183,737        $ 177,617
  Adjustments to reconcile net income to net cash provided
    by operating activities of continuing operations:
    Depreciation and amortization                                                 103,825           77,069           67,475
    Gain from sale of businesses                                                     --            (42,798)         (11,564)
    Income from discontinued operations                                              --            (14,336)         (24,520)
    Costs associated with effecting the spinoff                                      --             12,887             --
    Cumulative effect of accounting change                                           --              3,237             --
    Valuation loss on pending acquisition                                            --             25,000             --
    Asset impairment write-off                                                       --               --             10,313
    Gain from sale of long-term investments                                          --               --             (8,232)
    Changes in assets and liabilities, excluding effects of acquisitions:
        Accounts receivable, net                                                  (40,179)         (45,982)         (26,674)
        Current liabilities, excluding debt                                        38,949           11,909           55,134
        Other current assets                                                         (336)          (3,827)          13,141
        Deferred income taxes                                                      34,595            9,726          (22,162)
        Other long-term liabilities, excluding debt                               (16,831)           4,894           51,554
        Other assets                                                              (24,328)         (11,431)         (11,053)
                                                                                ---------        ---------        ---------
Net cash provided by operating activities of continuing operations                289,128          210,085          271,029
                                                                                ---------        ---------        ---------
Cash flows from investing activities:
    Additions to property and equipment                                           (44,921)         (34,587)         (38,099)
    Additions to other assets, net                                                (74,411)         (51,452)         (40,191)
    Acquisitions, net of cash acquired                                           (478,463)         (96,630)         (83,109)
    Investments in unconsolidated affiliates                                      (22,752)         (18,839)            --
    Proceeds from sale of long-term investments                                      --               --             18,356
    Proceeds from sale of businesses                                               12,874           80,998           49,081
                                                                                ---------        ---------        ---------
Net cash used by investing activities of continuing operations                   (607,673)        (120,510)         (93,962)
                                                                                ---------        ---------        ---------
Cash flows from financing activities:
    Net short-term borrowings                                                      28,988            8,556           31,998
    Additions to long-term debt                                                   524,068           67,285           12,820
    Payments on long-term debt                                                     (3,692)         (92,582)         (11,933)
    Treasury stock purchases                                                     (161,797)        (129,085)        (105,550)
    Dividends paid                                                                (52,063)         (52,030)         (49,704)
    Proceeds from exercise of stock options                                        12,245           18,343           25,945
    Other                                                                          11,704           11,085            9,967
                                                                                ---------        ---------        ---------
Net cash provided (used) by financing activities
     of continuing operations                                                     359,453         (168,428)         (86,457)
                                                                                ---------        ---------        ---------
Effect of foreign currency exchange rates on cash                                  (2,542)             196           (1,023)
Net cash provided (used) by discontinued operations                                  --             82,748          (66,918)
                                                                                ---------        ---------        ---------
Net cash provided                                                                  38,366            4,091           22,669
Cash and cash equivalents, beginning of year                                       52,251           48,160           25,491
                                                                                ---------        ---------        ---------
Cash and cash equivalents, end of year                                          $  90,617        $  52,251        $  48,160
                                                                                =========        =========        =========


                 The accompanying notes are an integral part
                       of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Principles of Consolidation The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated.
Certain prior year amounts have been reclassified to conform with the current year presentation. The historical financial statements presented reflect the spinoff of ChoicePoint Inc. as a discontinued operation (Note 2).

Nature of Operations The Company principally provides information services to businesses to help them grant credit and authorize and process credit card and check transactions. The principal lines of business are information services and payment services (see Note 12 for segment information). The principal markets for both information and payment services are retailers, banks, and other financial institutions, with information services also serving the telecommunication and utility industries. The Company's operations are predominately located within the United States, with foreign operations principally located within Canada, the United Kingdom, and Brazil.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition Revenue is recognized principally as services are provided to customers. Amounts billed in advance are recorded as current or long-term deferred revenue on the balance sheet, with current deferred revenue reflecting services expected to be provided within the next twelve months. Current deferred revenue is included with other current liabilities in the accompanying consolidated balance sheets, and as of December 31, 1998 and 1997 totaled $45,140,000 and $29,345,000, respectively. In 1996 the Company received a one-time payment of $58,000,000 related to a lottery subcontract and recognized $5,400,000 in revenue. The remaining balance is being recognized as revenue over the term of the contract, with $9,636,000 recognized as revenue in both 1998 and 1997. The unrecognized balance at December 31,1998 totaled $33,328,000, with $23,692,000 included in long-term deferred revenue in the accompanying consolidated balance sheets.

Earnings Per Share Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding. The income amount used in the Company's EPS calculations is the same for both basic and diluted EPS. A reconciliation of the average outstanding shares used in the two calculations is as follows:

(In thousands)                                                                        1998       1997       1996
------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (basic)                                          141,397    144,233    145,518
Effect of dilutive securities:
   Stock options                                                                       2,714      3,099      3,154
   Performance share plan                                                                292        486        535
------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (diluted)                                        144,403    147,818    149,207
------------------------------------------------------------------------------------------------------------------

Property and Equipment   The cost of property and equipment is depreciated
primarily on the straight-line basis over estimated asset lives of 30 to 50 years for buildings; useful lives, not to exceed lease terms, for leasehold improvements; three to five years for data processing equipment, and eight to 20 years for furniture.

Goodwill Goodwill is amortized on a straight-line basis predominately over periods from 20 to 40 years. Amortization expense was $21,536,000 in 1998, $12,221,000 in 1997, and $10,238,000 in 1996. As of December 31, 1998 and 1997,
accumulated amortization was $62,352,000 and $42,996,000, respectively. The Company regularly evaluates whether events and circumstances have occurred which indicate that the carrying amount of goodwill may warrant revision or may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related business over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

Purchased Data Files   Purchased data files are amortized on a straight-line
basis primarily over 15 years. Amortization expense was $14,982,000 in 1998, $11,506,000 in 1997, and $9,961,000 in 1996. As of December 31, 1998 and 1997,
accumulated amortization was $91,235,000 and $77,587,000, respectively.

Other Assets Other assets at December 31, 1998 and 1997 consist of the following:

(In thousands)                                                                                            1998        1997
----------------------------------------------------------------------------------------------------------------------------
Systems development and other deferred costs                                                            $127,912    $ 81,927
Purchased software                                                                                        47,691      40,627
Prepaid pension cost                                                                                      58,518      40,171
Investments in unconsolidated affiliates                                                                  21,027      28,200
Other                                                                                                     40,809      21,804
----------------------------------------------------------------------------------------------------------------------------
                                                                                                        $295,957    $212,729
----------------------------------------------------------------------------------------------------------------------------

Purchased software and systems development and other deferred costs are being amortized on a straight-line basis over five to ten years. Amortization expense for other assets was $32,078,000 in 1998, $23,018,000 in 1997, and $20,139,000
in 1996. As of December 31, 1998 and 1997, accumulated amortization was $120,286,000 and $91,915,000, respectively.

Foreign Currency Translation The assets and liabilities of foreign subsidiaries are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The resulting translation adjustment is recorded as a component of shareholders' equity. Exchange gains and losses on intercompany balances of a long-term investment nature are also recorded as a component of shareholders' equity. Other foreign currency translation gains and losses, which are not material, are recorded in the consolidated statements of income.

Consolidated Statements of Cash Flows The Company considers cash equivalents to be short-term cash investments with original maturities of three months or less.

Cash paid for income taxes and interest from continuing operations is as follows:

(In thousands)                                                                        1998        1997       1996
-------------------------------------------------------------------------------------------------------------------
Income taxes, net of amounts refunded                                                $98,905    $123,670    $92,276
Interest                                                                             $28,885    $ 21,593    $16,922

In 1998, 1997, and 1996, the Company acquired various businesses that were accounted for as purchases (Note 4). In conjunction with these transactions, liabilities were assumed as follows:

(In thousands)                                                                         1998        1997        1996
---------------------------------------------------------------------------------------------------------------------
Fair value of assets acquired                                                        $540,078    $127,724    $104,385
Cash paid for acquisitions                                                            485,076     102,903      83,214
Value of treasury shares reissued
     for acquisitions                                                                   6,000       8,600          --
Notes and deferred payments                                                                --       5,800       1,542
---------------------------------------------------------------------------------------------------------------------
Liabilities assumed                                                                  $ 49,002    $ 10,421    $ 19,629
---------------------------------------------------------------------------------------------------------------------

Financial Instruments The Company's financial instruments consist primarily of cash and cash equivalents, accounts and notes receivable, accounts payable, and short-term and long-term debt. The carrying amounts of these items, other than long-term debt, approximate their fair market values due to their short maturity. As of December 31, 1998, the fair value of the Company's long-term debt (determined primarily by broker quotes) was $896,609,000 compared to its carrying value of $869,486,000. During 1998, the Company did not hold any material derivative financial instruments.

Recent Accounting Pronouncement   In June 1998, the Financial Accounting
Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS
133), "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities and is effective January 1, 2000 for the Company. Based on its current level of derivative instruments and hedging activities, the Company does not believe the adoption of SFAS 133 will have a significant impact on its financial statements or reported earnings.

2.   DISCONTINUED OPERATIONS

On December 9, 1996, the Company announced its intention to split into two independent, publicly traded companies by spinning off its Insurance Services industry segment, contingent on receiving a favorable ruling from the IRS regarding the tax-free status of the dividend for U.S. shareholders. In July 1997, the Company received the favorable IRS ruling and on August 7, 1997, completed the spinoff of its Insurance Services industry segment. The spinoff was accomplished by the Company's contribution of the business units that comprised the Insurance Services segment into one wholly owned subsidiary, ChoicePoint Inc. All of the common stock of ChoicePoint was then distributed to Equifax shareholders as a dividend, with one share of ChoicePoint common stock distributed for each ten shares of Equifax common stock held.

As a result of the spinoff, the Company's December 31, 1997 financial statements have been prepared with the Insurance Services segment results of operations and cash flows shown as "discontinued operations". All historical financial statements presented conform to this presentation. During the second quarter of 1997, the Company recorded an expense of $15,041,000 to reflect the net costs associated with effecting the spinoff ($12,887,000 after tax, or $.09 per share). These costs include duplicate software licenses, severance, legal and investment banker fees, and other related costs, partially offset by a $17.1 million curtailment gain related to the U.S. retirement plan caused by the spinoff and the pretax earnings of ChoicePoint for July.

Summarized financial information for the discontinued operation is as follows:

(In thousands)                                                                                      1997                   1996
------------------------------------------------------------------------------------------------------------------------------------

 Revenue                                                                                        $340,251               $588,425
 Income before income taxes                                                                       24,515                 41,014
 Net income                                                                                       14,336                 24,520

The results of operations of ChoicePoint in the table above include its operations only through June 30, 1997. ChoicePoint's results after June 30, 1997 through the spinoff date (July 31, 1997 for accounting purposes) are included with "Costs associated with effecting the spinoff" in the accompanying consolidated statements of income. These July results totaled $4.5 million of income before income taxes and $2.6 million of net income.

The Company's intercompany receivable from ChoicePoint totaled $85.6 million at July 31, 1997, and was repaid to the Company by ChoicePoint in August 1997. Other significant spinoff-related transactions occurring near the date of the spinoff included ChoicePoint's assumption of $29.0 million of the Company's long-term debt and a $13.0 million capital contribution made by the Company to ChoicePoint. These transactions, net of cash payments related to spinoff costs, have been included in "Net cash provided by discontinued operations" in the accompanying consolidated statements of cash flows.

3.   UNUSUAL ITEMS AND ACCOUNTING CHANGE

Unusual items consisted of the following charges:

(In thousands)                                                                                     1997                   1996
----------------------------------------------------------------------------------------------------------------------------------
Valuation loss accrued for pending acquisition (Note 10)                                         $25,000                $    --
Asset impairment write-off (Note 5)                                                                   --                 10,313
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 $25,000                $10,313
---------------------------------------------------------------------------------------------------------------------------------

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

4.   ACQUISITIONS AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES

During 1998, 1997, and 1996, the Company acquired, made equity investments, or increased its ownership in the following businesses:

                                                                             Date             Industry        Percentage
Business                                                                   Acquired           Segment          Ownership
----------------------------------------------------------------------------------------------------------------------------
Unnisa Ltda. (Brazil)                                                   September 1998    Payment Services          59.3%
Proceda S.A. (Brazil)                                                   September 1998    Payment Services          34.0%
Seguranca ao Credito e Informacoes  (SCI-Brazil)                           August 1998       Latin America          80.0%
Credit Bureau of Vancouver (Canada)                                          July 1998       North America         100.0%
Equifax Canada Inc.                                                          July 1998       North America         100.0%  1
Decisioneering Group, Inc.                                                   July 1998       North America         100.0%
ASNEF-Equifax Servicios de Informacion de Credito, S.L. (Spain)               May 1998              Europe          58.0%  2
Infocorp (Peru)                                                             April 1998       Latin America          51.0%  3
CCI Group Plc (U.K.)                                                        March 1998              Europe         100.0%
Goldleaf Technologies, Inc.                                              December 1997    Payment Services         100.0%
Organizacion VERAZ  S.A. (Argentina)                                     December 1997       Latin America          66.7%  4
Equifax Venture Infotek (India)                                          November 1997    Payment Services          50.0%
Group Incresa (Spain)                                                        July 1997              Europe         100.0%
DICOM S.A. (Chile)                                                          March 1997       Latin America         100.0%  5
HLS Financial Group, Inc.                                                February 1997       North America         100.0%
Foothill Collection Services, Inc.                                       February 1997       North America         100.0%
CUNA Service Group, Inc.                                                 December 1996    Payment Services         100.0%
Creditel of Canada Limited                                              September 1996       North America         100.0%
Transax plc (U.K.)                                                           June 1996              Europe         100.0%  6
Collective Credit Bureaus Ltd. (Canada)                                       May 1996       North America         100.0%
Market Knowledge, Inc.                                                    January 1996       North America         100.0%

1 Increased to 100.0% from 84.4%
2 Increased from 49.0% acquired in 1994
3 Increased from 35.0% acquired with DICOM S.A. in 1994
4 Increased to 66.7% from the 33.3% ownership position acquired in 1994
5 Increased to 100.0% from the 50.0% ownership position acquired in 1995 and
  1994
6 Increased to 100.0% from the 50.1% ownership position acquired in 1994 and
  1992

In 1998, in addition to the businesses above, the Company acquired the credit files of fourteen credit affiliates located in the United States and the collection businesses of Computer Sciences Corporation (CSC), which was subsequently sold (Note 10). Also, during the first quarter of 1998, the Company obtained the control necessary and began to consolidate the operations of its 66.7% owned investment in Organizacion VERAZ S.A. in Argentina. The investment in Proceda S.A., along with increases in certain other equity investments, totaled $22.8 million and were accounted for under the equity method. They were purchased with cash and recorded as other assets. The remaining 1998 business and credit file acquisitions were accounted for as purchases and had an aggregate purchase price of $491,076,000. They were purchased with a combination of cash totaling $485,076,000 and the reissuance of treasury stock with a fair market value of $6,000,000. These acquisitions and the consolidation of VERAZ resulted in $389,013,000 of goodwill, $86,259,000 of purchased data files, and $22,170,000 of other assets (primarily software and deferred systems costs). These allocations include $26.0 million reallocated from other assets related to investments in companies previously accounted for under the equity method. Their results of operations have been included in the consolidated statements of income from the dates of acquisition. The following unaudited pro forma information has been prepared as if these acquisitions had occurred on January 1, 1997. The information is based on the historical results of the separate companies, and may not necessarily be indicative of the results that could have been achieved, or of results that may occur in the future.

(In thousands, except per share amounts)                                                              1998                   1997
------------------------------------------------------------------------------------------------------------------------------------

Revenue                                                                                         $1,751,184             $1,592,264
Net income                                                                                         181,598                170,588
Net income per common share (diluted)                                                                 1.26                   1.15
-----------------------------------------------------------------------------------------------------------------------------------

In 1997, in addition to the businesses above, the Company acquired the credit files of sixteen credit affiliates located in the United States. The investments in companies in India and Argentina totaled $18.8 million and were accounted for under the equity method. They were purchased with cash and recorded as other assets. The investment in Group Incresa in Spain was made by the Company's 49%- owned equity investment, ASNEF. The remaining 1997 business and credit file acquisitions were accounted for as purchases and had an aggregate purchase price of $117,303,000, with $88,661,000 allocated to goodwill, $32,695,000 to purchased data files, and $10,096,000 to other assets (primarily purchased software). These allocations include $25.2 million reallocated from other assets related to the Company's first 50% ownership in DICOM S.A. Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material. They were purchased using a combination of cash totaling $102,903,000, notes payable to sellers of $5,800,000, and the reissuance of treasury stock with a fair market value of $8,600,000.

In 1996, in addition to the businesses above, the Company acquired the credit files of seven credit affiliates located in the United States. These business and credit file acquisitions were accounted for as purchases and had an aggregate purchase price of $84,756,000, with $47,389,000 allocated to goodwill, $18,198,000 to purchased data files, and $14,304,000 to other assets (primarily purchased software). Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material. They were purchased using a combination of cash totaling $83,214,000 and notes payable to sellers of $1,542,000.

5.   DIVESTITURES AND ASSET IMPAIRMENT

In October 1998, the Company sold the collection businesses it had purchased from CSC earlier in the year (Note 10). During the second quarter of 1997, the Company sold its National Decision Systems business unit from its North America Information Services segment. Cash proceeds, net of related divestiture expenses, totaled $80,998,000 and resulted in a gain of $42,798,000 recorded in other income ($17,881,000 after tax, or $.12 per share). During the fourth quarter of 1996, the Company sold all of the health information business units from its Other segment. Cash proceeds, net of related divestiture costs, totaled $49,081,000 and resulted in an $11,564,000 gain recorded in other income ($1,631,000 after tax, or $.01 per share).

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in June 1996, the Company recorded a pre-tax loss of $10,313,000 to write off certain intangible assets in the Healthcare Administrative Services business unit in its Other segment.

6.    LONG-TERM DEBT AND SHORT-TERM BORROWINGS

Long-term debt at December 31, 1998 and 1997 is as follows:

(In thousands)                                                                                            1998        1997
----------------------------------------------------------------------------------------------------------------------------
Senior Notes, 6.5%, due 2003, net of  unamortized
     discount of $459 in 1998 and $561 in 1997                                                          $199,541    $199,439
Senior Notes, 6.3%, due 2005, net of  unamortized
     discount of $1,089 in 1998                                                                          248,911          --
Senior Debentures, 6.9%, due 2028, net of  unamortized
     discount of $1,475 in 1998                                                                          148,525          --
Borrowings under $750 million revolving credit facility,
     weighted average rate of 5.73% at December 31, 1998                                                 249,000     125,000
Other                                                                                                     30,584      20,146
----------------------------------------------------------------------------------------------------------------------------
                                                                                                         876,561     344,585
Less current maturities                                                                                    7,075       5,284
----------------------------------------------------------------------------------------------------------------------------
                                                                                                        $869,486    $339,301
----------------------------------------------------------------------------------------------------------------------------

In June 1998, the Company issued new 6.3% seven-year notes with a face value of $250,000,000 in a public offering. The notes were sold at a discount of $1,172,500. In July 1998, the Company issued new 6.9% thirty-year debentures with a face value of $150,000,000 in a public offering. The debentures were sold at a discount of $1,500,000. The discounts and related issuance costs will be amortized on a straight-line basis over the respective term of the notes and debentures.

In November 1997, the Company replaced its $550 million revolving credit facility with a new, committed $750 million revolving credit facility with a group of commercial banks that expires November 2002. The agreement provides interest rate options tied to Base Rate, LIBOR, or Money Market indexes and contains certain financial covenants related to interest coverage, funded debt to cash flow, and limitations on subsidiary indebtedness.

In 1997, the Company also arranged for a $75 million revolving credit facility with a commercial bank that expires December 2000. The agreement provides interest rate options tied to LIBOR, Prime, and Federal Funds indexes and contains certain financial covenants related to interest coverage, funded debt to cash flow, and limitations on subsidiary indebtedness. No amounts were outstanding under this facility at December 31, 1998 or 1997.

Scheduled maturities of long-term debt during the five years subsequent to December 31, 1998, are as follows:
$7,075,000 in 1999; $16,313,000 in 2000; $3,282,000 in 2001; $252,896,000 in
2002; and $199,558,000 in 2003.

Short-term borrowings at December 31, 1998 and 1997 consisted of notes payable to banks totaling $40,312,000 and $7,700,000, respectively. These notes had a weighted average interest rate of 5.47% at December 31, 1998 and 7.15% at December 31, 1997.

7.   INCOME TAXES

The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities.

The provision for income taxes from continuing operations consists of the following:

(In thousands)                                                                         1998        1997        1996
---------------------------------------------------------------------------------------------------------------------
Current:
     Federal                                                                       $ 74,769     $109,804     $104,754
     State                                                                           10,854       21,408       16,677
     Foreign                                                                         17,020        9,093        7,979
---------------------------------------------------------------------------------------------------------------------
                                                                                    102,643      140,305      129,410
---------------------------------------------------------------------------------------------------------------------
Deferred:
     Federal                                                                         26,309       (8,361)     (20,035)
     State                                                                            4,952       (2,269)      (1,612)
     Foreign                                                                            (92)       7,938        1,689
---------------------------------------------------------------------------------------------------------------------
                                                                                     31,169       (2,692)     (19,958)
---------------------------------------------------------------------------------------------------------------------
     Total                                                                         $133,812     $137,613     $109,452
---------------------------------------------------------------------------------------------------------------------

The provision for income taxes from continuing operations is based upon income from continuing operations before income taxes as follows:

(In thousands)                                                                        1998        1997        1996
--------------------------------------------------------------------------------------------------------------------
United States                                                                       $299,815    $284,116    $235,761
Foreign                                                                               27,430      39,022      26,788
--------------------------------------------------------------------------------------------------------------------
                                                                                    $327,245    $323,138    $262,549
--------------------------------------------------------------------------------------------------------------------

The provision for income taxes from continuing operations is reconciled with the federal statutory rate as follows:

(In thousands)                                                                         1998         1997         1996
-----------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                                  35.0%        35.0%        35.0%
-----------------------------------------------------------------------------------------------------------------------

Provision computed at federal statutory rate                                         $114,536     $113,098     $ 91,892
State and local taxes, net of federal tax benefit                                      10,274       12,440        9,792
Nondeductible goodwill from divestitures                                                   --        5,652        4,633
Other                                                                                   9,002        6,423        3,135
-----------------------------------------------------------------------------------------------------------------------
                                                                                     $133,812     $137,613     $109,452
-----------------------------------------------------------------------------------------------------------------------

Components of the Company's deferred income tax assets and liabilities at December 31, 1998 and 1997 are as follows:

(In thousands)                                                                                               1998         1997
--------------------------------------------------------------------------------------------------------------------------------
Deferred income tax assets:
     Reserves and accrued expenses                                                                        $  24,710     $ 37,821
     Postretirement benefits                                                                                  9,591        9,398
     Employee compensation programs                                                                          18,205       21,150
     Deferred revenue                                                                                        14,985       18,769
     Net operating loss carryforwards of subsidiaries                                                        10,257        7,122
     Foreign tax credit carryforwards                                                                        13,120        8,994
     Other                                                                                                    4,265        5,758
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                             95,133      109,012
--------------------------------------------------------------------------------------------------------------------------------
Deferred income tax liabilities:
     Data files and other assets                                                                            (61,643)     (52,752)
     Depreciation                                                                                            (3,952)      (4,545)
     Pension expense                                                                                        (22,989)     (15,832)
     Undistributed earnings of foreign subsidiaries                                                         (20,520)     (13,704)
     Other                                                                                                   (9,938)      (7,375)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (119,042)     (94,208)
--------------------------------------------------------------------------------------------------------------------------------
Net deferred income tax (liability) asset                                                                 $ (23,909)    $ 14,804
--------------------------------------------------------------------------------------------------------------------------------

The Company's deferred income tax assets and liabilities at December 31, 1998 and 1997 are included in the accompanying consolidated balance sheets as follows:

(In thousands)                                                                                               1998         1997
--------------------------------------------------------------------------------------------------------------------------------
Deferred income tax assets                                                                                 $ 26,223     $ 39,221
Deferred income tax liabilities                                                                            $(50,132)    $(24,417)
--------------------------------------------------------------------------------------------------------------------------------
Net deferred income tax (liability) asset                                                                  $(23,909)    $ 14,804
--------------------------------------------------------------------------------------------------------------------------------

Accumulated undistributed retained earnings of Canadian subsidiaries amounted to approximately $105,727,000 at December 31, 1998. No provision for Canadian withholding taxes or United States federal income taxes is made on these earnings because they are considered by management to be permanently invested in those subsidiaries and, under the tax laws, are not subject to such taxes until distributed as dividends. If the earnings were not considered permanently invested, approximately $5,286,000 of deferred income taxes would have been provided. Such taxes, if ultimately paid, may be recoverable as foreign tax credits in the United States.

8.   SHAREHOLDERS' EQUITY

Rights Plan   In 1995, the Company's Board of Directors adopted a Shareholder
Rights Plan (Rights Plan). The Rights Plan contains provisions to protect the Company's shareholders in the event of an unsolicited offer to acquire the Company, including offers that do not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering fair value to all shareholders, and other coercive, unfair or inadequate takeover bids and practices that could impair the ability of the Board of Directors to represent shareholders' interests fully. Pursuant to the Rights Plan, the Board of Directors declared a dividend of one Share Purchase Right (a Right) for each outstanding share of the Company's common stock, with distribution to be made to shareholders of record as of November 24, 1995. The Rights, which will expire in November 2005, initially will be represented by, and traded together with, the Company's common stock. The Rights are not currently exercisable and do not become exercisable unless certain triggering events occur. Among the triggering events is the acquisition of 20% or more of the Company's common stock by a person or group of affiliated or associated persons. Unless previously redeemed, upon the occurrence of one of the specified triggering events, each Right that is not held by the 20% or more shareholder will entitle its holder to purchase one share of common stock or, under certain circumstances, additional shares of common stock at a discounted price.

Comprehensive Income   Effective with the first quarter 1998, the Company
adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income". SFAS 130 requires the disclosures of the components of comprehensive income (net income plus other changes in equity accounts from non-owner transactions), and accumulated other comprehensive income (the accumulated total of comprehensive income transactions other than net income). The Company has elected to disclose these items in its Consolidated Statements of Shareholders' Equity and has changed the format of those statements to meet the requirements of SFAS 130.

Treasury Shares During 1998, 1997, and 1996, the Company repurchased 4,555,000, 4,143,000, and 4,614,000 of its own common shares through open market transactions at an aggregate cost of $161,797,000, $129,085,000, and $105,550,000, respectively. During 1997, the Company's Board of Directors authorized an additional $300,000,000 in share repurchases, and at December 31, 1998, approximately $61 million remained available for future purchases. At its January 1999 meeting, the Company's Board of Directors authorized an additional $250 million for future share repurchases. During 1998 and 1997, the Company reissued approximately 164,000 and 270,000 treasury shares respectively in connection with acquisitions (Note 4). In 1998, the Company received approximately 17,000 treasury shares in conjunction with the final settlement of a prior year acquisition.

In 1993, the Company established the Equifax Inc. Employee Stock Benefits Trust to fund various employee benefit plans and compensation programs and transferred 6,200,000 treasury shares to the Trust. In 1994, the Company transferred 600,000 treasury shares to another employee benefits trust. Shares held by the trusts are not considered outstanding for earnings per share calculations until released to the employee benefit plans or programs. In 1998, 569,655 shares were used for a contribution to the Company's U.S. Retirement Plan, an employee stock purchase plan, and an employee bonus plan. The shares contributed to the U.S. Retirement Plan (390,000 shares) were repurchased by the Company at the current market price and recorded as treasury stock. In 1996, 166,702 shares were used for performance share awards and stock option exercises. No shares were used in 1997.

Stock Options The Company's shareholders have approved several stock option plans which provide that qualified and nonqualified options may be granted to officers and employees at exercise prices not less than market value on the date of grant. Generally, options vest proportionately over a four-year period and are exercisable for ten years from grant date. Grants in 1998 included 1,303,000 options awarded under programs that included essentially all full-time salaried employees. Those grants all vest in March 2001 and are exercisable through March 2003. Certain of the plans also provide for awards of restricted shares of the Company's common stock. At December 31, 1998, there were 4,902,000 shares available for future option grants and restricted stock awards.

A summary of changes in outstanding options and the related weighted average exercise price per share is shown in the following table. The number of options outstanding and their exercise prices were adjusted pursuant to a formula as a result of the spinoff of ChoicePoint in August 1997. The 1997 grant, cancellation, and exercise information reflects the impact of this adjustment back to January 1, 1997, with the adjustment increasing the number of options outstanding at the beginning of fiscal 1997 by approximately 1,096,000 shares.

                                                     1998                      1997                       1996
                                          -------------------------  -------------------------  ------------------------
(Shares in thousands)                       Shares   Average Price    Shares   Average  Price    Shares   Average  Price
------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                   6,582          $14.89     7,526           $14.62     7,987           $12.21
Adjustment to beginning balance
 due to spinoff                                 --              --     1,096               --        --               --
   Granted:
      At market price                        2,581          $34.90       968           $26.06       915           $18.78
      In excess of market price                271          $45.97       119           $35.44     1,092           $25.14
   Canceled                                   (388)         $28.61    (1,434)          $15.81      (382)          $14.51
   Exercised                                (1,226)         $11.20    (1,693)          $11.45    (2,086)          $12.73
------------------------------------------------------------------------------------------------------------------------
Balance, end of year                         7,820          $22.40     6,582           $14.89     7,526           $14.62
------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                   4,230          $15.35     4,420           $12.53     4,412           $13.30
------------------------------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1998 (shares in thousands):

                                             Options Outstanding                     Options Exercisable
                        --------------------------------------------------------  --------------------------
                                              Weighted Average       Weighted                      Weighted
        Range of                                 Remaining           Average                       Average
        Exercise                                Contractual          Exercise                      Exercise
         Prices                   Shares       Life in years          Price           Shares         Price
------------------------------------------------------------------------------------------------------------
     $5.01-$12.49                  2,973           3.7                $10.40           2,765        $10.24
      13.53-25.75                  2,101           6.8                $21.65           1,212        $21.10
      26.41-35.25                  1,986           6.3                $34.07              40        $32.60
      35.87-55.12                    760           9.0                $40.87             213        $45.63
------------------------------------------------------------------------------------------------------------
                                   7,820           5.7                $22.40           4,230        $15.35
------------------------------------------------------------------------------------------------------------

The weighted-average grant-date fair value per share of options granted in 1998, 1997, and 1996 is as follows:

                                                                   1998      1997     1996
-------------------------------------------------------------------------------------------
Grants at market price                                            $13.27    $10.05    $6.91
Grants in excess of market price                                  $ 6.63    $ 6.17    $4.21

The fair value of options granted in 1998, 1997, and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                                  1998      1997      1996
-------------------------------------------------------------------------------------------
Dividend yield                                                     1.1%       1.1%     1.8%
Expected volatility                                               41.9%      41.3%    42.3%
Risk-free interest rate                                            5.6%       6.3%     5.1%
Expected life in years                                             4.3        4.3      4.1

Performance Share Plan The Company has a performance share plan for certain key officers that provides for distribution of the Company's common stock at the end of three-year measurement periods based on the growth in earnings per share and certain other criteria. Recipients may elect to receive up to 50% of their distribution in cash based on the Company's common stock price after the end of the measurement period. Units outstanding at July 31, 1997, were increased by approximately 14.6% to reflect the impact of the ChoicePoint spinoff. The total expense under the plan was $4,213,000 in 1998, $11,022,000 in 1997, and
$11,200,000 in 1996. At December 31, 1998, 904,841 shares of common stock were available for future awards under the plan. Units awarded during the year were 187,000 in 1998, 190,000 in 1997, and 356,000 in 1996. Award-date fair value per unit was $32.69 in 1998, $29.50 in 1997, and $18.63 in 1996. Units outstanding at December 31 were 489,753 in 1998, 809,600 in 1997, and 893,028 in 1996.

Pro Forma Information In accordance with the provisions of Statement of Financial Accounting Standards, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company has elected to apply APB Opinion No. 25 and related interpretations in accounting for its stock option and performance share plans. Accordingly, the Company does not recognize compensation cost in connection with its stock option plans and records compensation expense related to its performance share plan based on the current market price of the Company's common stock and the extent to which performance criteria are being met. If the Company had elected to recognize compensation cost for these plans based on the fair value at grant date as prescribed by SFAS No. 123, net income and net income per share would have been reduced to the pro forma amounts indicated in the table below (in thousands, except per share amounts):

                                                1998                   1997                   1996
                                         -------------------    -------------------    -------------------
                                         Reported  Pro forma    Reported  Pro forma    Reported  Pro forma
----------------------------------------------------------------------------------------------------------
Net income                               $193,433   $184,690    $183,737   $182,239    $177,617   $172,787
----------------------------------------------------------------------------------------------------------

Net income per share (basic)             $   1.37   $   1.31    $   1.27   $   1.26    $   1.22   $   1.19
----------------------------------------------------------------------------------------------------------

Net income per share (diluted)           $   1.34   $   1.28    $   1.24   $   1.23    $   1.19   $   1.16
----------------------------------------------------------------------------------------------------------

Because the SFAS No. 123 fair value disclosure requirements apply only to options and performance share units granted after December 31, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

9.   EMPLOYEE BENEFITS

In 1998, the Company adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of these plans.

U.S. Retirement Plan The Company has a non-contributory qualified retirement plan covering most U.S. salaried employees. Benefits are primarily a function of salary and years of service. A reconciliation of the benefit obligation, plan assets, and funded status of the plan is as follows (in thousands):

Change in benefit obligation                                                            1998         1997
-----------------------------------------------------------------------------------------------------------
Benefit obligation at beginning of year                                               $388,859     $365,203
Service cost                                                                             4,351        5,266
Interest cost                                                                           27,562       26,735
Actuarial loss                                                                          21,638       38,942
Curtailments                                                                                --      (18,803)
Benefits paid                                                                          (30,721)     (28,484)
-----------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                                     $411,689     $388,859
-----------------------------------------------------------------------------------------------------------

Change in plan assets                                                                   1998         1997
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at beginning of year                                        $435,005     $376,945
Actual return on plan assets                                                            33,443       76,544
Employer contribution                                                                   18,000       10,000
Benefits paid                                                                          (30,721)     (28,484)
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                              $455,727     $435,005
-----------------------------------------------------------------------------------------------------------

Funded status                                                                          $44,038     $ 46,146
Unrecognized actuarial loss (gain)                                                       9,262      (12,003)
Unrecognized prior service cost                                                          1,027        1,872
-----------------------------------------------------------------------------------------------------------
Prepaid pension cost                                                                   $54,327     $ 36,015
-----------------------------------------------------------------------------------------------------------

Assumptions used in accounting for the plan are as follows:                             1998        1997
-----------------------------------------------------------------------------------------------------------
Discount rate                                                                            6.75%        7.25%
Expected return on plan assets                                                           9.50%        9.50%
Rate of compensation increase                                                            4.25%        4.25%

Pension expense for the plan includes the following components:

(In thousands)                                                              1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Service cost                                                             $  4,351     $  5,266     $  7,465
Interest cost                                                              27,562       26,735       26,692
Expected return on plan assets                                            (34,588)     (32,835)     (29,559)
Amortization of prior service cost                                            846        1,293        1,637
Recognized actuarial loss                                                   1,517           --        2,283
Amortization of transition obligation                                          --          (62)        (466)
-----------------------------------------------------------------------------------------------------------
Pension (credit) expense                                                    ($312)    $    397     $  8,052
-----------------------------------------------------------------------------------------------------------

Pension expense in 1997 and 1996 includes amounts allocated to discontinued operations totaling $411,000 and $3,261,000, respectively. As a result of the spinoff, employees of ChoicePoint ceased accruing benefits under the plan and the Company recognized a curtailment gain of $17,118,000 in the second quarter of 1997 (see Note 2).

At December 31, 1998, the plan's assets included 980,355 shares of the Company's common stock with a market value of approximately $33,516,000.

Foreign Retirement Plans The Company maintains a defined benefits plan for most salaried employees in Canada. The aggregate fair market value of the Canadian plan assets approximates that plan's projected benefit obligation, which totaled $26,021,000 and $23,659,000 at December 31, 1998 and 1997, respectively. Prepaid pension cost for this plan was $4,191,000 and $4,156,000 at December 31, 1998 and 1997, respectively. The Company also maintains defined contribution plans for certain employees in the United Kingdom.

Supplemental Retirement Plan The Company maintains a supplemental executive retirement program for certain key employees. The plan, which is unfunded, provides supplemental retirement payments based on salary and years of service. The expense for this plan was $4,182,000 in 1998, $3,691,000 in 1997, and $3,517,000 in 1996. The accrued liability for this plan at December 31, 1998 and 1997, was $28,474,000 and $27,764,000, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

Employee Retirement Savings Plan The Company's retirement savings plans provide for annual contributions, within specified ranges, determined at the discretion of the Board of Directors for the benefit of eligible employees in the form of cash or shares of the Company's common stock. Expense for these plans was $3,346,000 in 1998, $3,294,000 in 1997, and $2,912,000 in 1996.

Postretirement Benefits The Company maintains certain unfunded healthcare and life insurance benefit plans for eligible retired employees. Substantially all of the Company's U.S. employees may become eligible for these benefits if they reach normal retirement age while working for the Company and satisfy certain years of service requirements. The Company accrues the cost of providing these benefits over the active service period of the employee. Expense for these plans was $1,969,000 in 1998, $1,690,000 in 1997 and $1,547,000 in 1996. The accrued liability for these plans at December 31, 1998 and 1997 was $24,680,000 and $24,384,000, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

10.  COMMITMENTS AND CONTINGENCIES

Leases The Company's operating leases involve principally office space and office equipment. Rental expense relating to these leases was $46,087,000 in 1998, $38,779,000 in 1997, and $39,443,000 in 1996.

Future minimum payment obligations for noncancelable operating leases exceeding one year are as follows as of December 31, 1998:

(In thousands)                                                                                                               Amount
------------------------------------------------------------------------------------------------------------------------------------
1999                                                                                                                        $ 34,067
2000                                                                                                                          31,294
2001                                                                                                                          26,713
2002                                                                                                                          19,258
2003                                                                                                                          17,408
Thereafter                                                                                                                   128,448
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            $257,188
------------------------------------------------------------------------------------------------------------------------------------

Agreement with Computer Sciences Corporation The Company has an agreement with Computer Sciences Corporation (CSC) under which CSC-owned credit bureaus and certain CSC affiliate bureaus utilize the Company's credit database service. CSC and these affiliates retain ownership of their respective credit files and the revenues generated by their credit reporting activity. The Company receives a processing fee for maintaining the database and for each report supplied. The initial term of the agreement expired in July 1998, and was renewable at the option of CSC for successive ten-year periods. CSC has renewed the agreement for the ten-year period beginning August 1, 1998. The agreement provides CSC with an option to sell its credit reporting businesses to the Company and provides the Company with an option to purchase CSC's credit reporting businesses if CSC does not elect to renew the agreement or if there is a change in control of CSC while the agreement is in effect. Both options expire in 2013. As of August 1, 1998, the option price is determined by appraisal.

On November 25, 1997, CSC exercised an option, also contained in the agreement, to sell its collection businesses to the Company at a purchase price of approximately $38 million. Subsequent to November 25, 1997, the Company determined that the fair value of the business being sold (based on its estimated discounted cash flows) was less than the contractual purchase price because a major contract expiring in 1998 would not be renewed. Accordingly, in the fourth quarter of 1997, the Company recorded a $25,000,000 charge ($14,950,000 after tax, or $.10 per share) to reflect a valuation loss on this acquisition, with a corresponding $25,000,000 liability included in other current liabilities. This transaction was finalized in the second quarter of 1998, and the $25,000,000 liability was reclassified to reduce the amount of goodwill recorded with the acquisition. In October 1998, this business was sold for approximately the carrying amount of its net assets.

Data Processing Services Agreement In April 1993, the Company entered into a ten-year agreement to outsource a portion of its computer data processing operations and related functions to Integrated Systems Solutions Corporation
(ISSC), a subsidiary of IBM. In 1997, IBM assumed ISSC's obligations under this agreement. Effective January 1998, the Company extended and expanded this agreement into a new master global technology outsourcing agreement expiring 2008. The Company currently estimates the aggregate contractual obligation under this renegotiated agreement to be approximately $900 million over the ten year period. However, this amount could be more or less depending on various factors such as the inflation rate, the introduction of significant new technologies, or changes in the Company's data processing needs as a result of acquisitions or divestitures. Under certain circumstances (e.g., a change in control of the Company, or for the Company's convenience), the Company may terminate this agreement; however, the agreement provides that the Company must pay a significant termination charge in the event of such a termination.

Change in Control Agreements The Company has agreements with eleven of its officers which provide certain severance pay and benefits in the event of a termination of the officer's employment under certain circumstances following a "change in control" of the Company. "Change in control" is defined as the accumulation by any person, entity or group of 20% or more of the combined voting power of the Company's voting stock or the occurrence of certain other specified events. In the event of a "change in control," the Company's performance share and restricted stock plans provide that all shares designated for future distribution will become fully vested and payable, subject to the achievement of certain levels of growth in earnings per share and certain other criteria. At December 31, 1998, the maximum contingent liability under the agreements and plans was approximately $23,645,000.

Litigation A number of lawsuits seeking damages are brought against the Company each year, largely as a result of reports issued by the Company. The Company provides for estimated legal fees and settlements relating to pending lawsuits. In the opinion of management, the ultimate resolution of these matters will not have a materially adverse effect on the Company's financial position, liquidity, or results of operations.

11.   QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly operating revenue and operating income by reportable segment (Note 12) and other summarized quarterly financial data for 1998 and 1997 are as follows (in thousands, except per share amounts):

1998                                                                First       Second        Third       Fourth
-----------------------------------------------------------------------------------------------------------------
Operating revenue:
     North American Information Services                          $181,434     $195,441     $201,579     $195,427
     Payment Services                                              107,149      120,975      130,369      159,645
     Equifax Europe                                                 46,433       56,673       61,559       50,735
     Equifax Latin America                                          15,669       17,966       29,498       40,790
     Other                                                           2,409        2,409        2,409        2,409
-----------------------------------------------------------------------------------------------------------------
                                                                  $353,094     $393,464     $425,414     $449,006
-----------------------------------------------------------------------------------------------------------------

Operating income (loss):
     North American Information Services                          $ 62,366     $ 69,351     $ 70,525     $ 69,820
     Payment Services                                               19,300       22,569       26,501       36,548
     Equifax Europe                                                  3,058        6,010        7,578      (15,448)
     Equifax Latin America                                           4,186        4,346        6,046        6,830
     Other                                                           2,215        2,217        2,217        2,217
-----------------------------------------------------------------------------------------------------------------
                                                                    91,125      104,493      112,867       99,967
     General Corporate Expense                                     (10,131)     (12,310)     (13,220)      (7,139)
-----------------------------------------------------------------------------------------------------------------
                                                                  $ 80,994     $ 92,183     $ 99,647     $ 92,828
-----------------------------------------------------------------------------------------------------------------

Net income                                                        $ 44,735     $ 50,632     $ 53,529     $ 44,537
-----------------------------------------------------------------------------------------------------------------

Per common share (basic):
   Net income                                             1       $   0.32     $   0.36     $   0.38     $   0.32
-----------------------------------------------------------------------------------------------------------------

Per common share (diluted):
   Net income                                                     $   0.31     $   0.35     $   0.37     $   0.31
-----------------------------------------------------------------------------------------------------------------

1997                                                               First        Second       Third        Fourth
-----------------------------------------------------------------------------------------------------------------
Operating revenue:
     North American Information Services                          $172,240     $182,296     $178,670     $175,817
     Payment Services                                               98,820      105,519      108,612      127,094
     Equifax Europe                                                 38,583       43,127       45,547       51,309
     Equifax Latin America                                               6        9,620        8,848       10,344
     Other                                                           2,413        2,404        2,409        2,409
-----------------------------------------------------------------------------------------------------------------
                                                                  $312,062     $342,966     $344,086     $366,973
-----------------------------------------------------------------------------------------------------------------

Operating income:
     North American Information Services                          $ 56,734     $ 62,904     $ 63,064     $ 58,875
     Payment Services                                               16,083       18,476       18,223       28,445
     Equifax Europe                                                  1,960        4,705        7,240       13,228
     Equifax Latin America                                             542        2,590        1,785        4,291
     Other                                                           2,217        2,217        2,217        2,217
-----------------------------------------------------------------------------------------------------------------
                                                                    77,536       90,892       92,529      107,056
     General Corporate Expense                                      (8,989)     (13,128)      (9,792)     (12,196)
     Unusual Charge (Note 3)                                            --           --           --      (25,000)
-----------------------------------------------------------------------------------------------------------------
                                                                  $ 68,547     $ 77,764     $ 82,737     $ 69,860
-----------------------------------------------------------------------------------------------------------------

Income from continuing operations before
   cumulative effect of accounting change                         $ 38,541     $ 61,190     $ 47,240     $ 38,554
-----------------------------------------------------------------------------------------------------------------

Income before cumulative effect of
   accounting change                                              $ 44,717     $ 56,463     $ 47,240     $ 38,554
-----------------------------------------------------------------------------------------------------------------

Per common share (basic):
   Income from continuing operations before
      cumulative effect of accounting change                      $   0.27     $   0.42     $   0.33     $   0.27
-----------------------------------------------------------------------------------------------------------------

   Income before cumulative effect of
      accounting change                                           $   0.31     $   0.39     $   0.33     $   0.27
-----------------------------------------------------------------------------------------------------------------

Per common share (diluted):
   Income from continuing operations before
      cumulative effect of accounting change              1       $   0.26     $   0.41     $   0.32     $   0.26
-----------------------------------------------------------------------------------------------------------------

   Income before cumulative effect of
      accounting change                                   1       $   0.30     $   0.38     $   0.32     $   0.26
-----------------------------------------------------------------------------------------------------------------

1 Quarterly per share amounts do not add to the amounts shown in the consolidated statements of income due to rounding.

12.    SEGMENT INFORMATION

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures About Segments of an Enterprise and Related Information." Certain prior years' amounts have been restated to conform to the disclosure requirements of SFAS 131.

The Company's operations are primarily organized by its two major product groups, information services and payment services. Information services are organized in three reportable segments based on geographic region (North America, Europe, and Latin America), while payment services are contained in one reportable segment. The accounting policies of the segments are the same as those described in the Company's summary of significant accounting and reporting policies (Note 1). The Company evaluates the segment performance based on its operating income before unusual items. Intersegment sales and transfers are not material.

A description of segment product and services is as follows:

North American Information Services Consumer credit information; credit card marketing services; risk management and collection services; locate services; fraud detection and prevention services; mortgage loan origination information; analytics and consulting; commercial credit reporting in Canada; check guarantee services in Canada; and through May 1997, PC-based marketing systems, geo-demographic systems, and mapping tools.

Payment Services Credit and debit card authorization and processing; credit card marketing enhancement; software products to manage credit card, merchant, and collection processing; and check guarantee and verification services.

Equifax Europe Consumer and commercial credit information and marketing services, credit scoring and modeling services, check guarantee services and auto lien information.

Equifax Latin America Consumer and commercial credit information and other commercial, financial, and consumer information.

Other Lottery services; and Health Information Services, divested in the fourth quarter of 1996.

Segment information for 1998, 1997, and 1996 is as follows (dollars in thousands):

                                                   1998                    1997                   1996
-------------------------------------------------------------------------------------------------------------
                                              Amount        %         Amount        %        Amount        %
-------------------------------------------------------------------------------------------------------------
Operating revenue:
   North American Information Services      $  773,881      48%     $  709,023      52%    $  668,771      55%
   Payment Services                            518,138      32         440,045      32        339,326      28
   Equifax Europe                              215,400      13         178,566      13        157,511      13
   Equifax Latin America                       103,923       6          28,818       2             --       -
   Other                                         9,636       1           9,635       1         57,190       4
-------------------------------------------------------------------------------------------------------------
                                            $1,620,978     100%     $1,366,087     100%    $1,222,798     100%
-------------------------------------------------------------------------------------------------------------

Operating income:
   North American Information Services      $  272,062      67%     $  241,577      66%    $  220,359      72%
   Payment Services                            104,918      26          81,227      22         66,881      22
   Equifax Europe                                1,198       -          27,133       7         15,650       5
   Equifax Latin America                        21,408       5           9,208       3          3,256       1
   Other                                         8,866       2           8,868       2            501       -
-------------------------------------------------------------------------------------------------------------
                                               408,452     100%        368,013     100%       306,647     100%
   General Corporate Expense                   (42,800)                (44,105)               (39,746)
   Unusual charges (Note 3)                         --                 (25,000)               (10,313)
-------------------------------------------------------------------------------------------------------------
                                            $  365,652              $  298,908             $  256,588
-------------------------------------------------------------------------------------------------------------

Total assets at December 31:
   North American Information Services      $  555,018      30%     $  453,141      39%    $  433,075      43%
   Payment Services                            449,491      25         236,921      20        199,957      20
   Equifax Europe                              366,865      20         261,414      22        241,337      24
   Equifax Latin America                       341,834      19         115,617      10         32,452       3
   Other                                         3,517       -           4,227       -         12,828       1
   Corporate                                   112,070       6         105,784       9         91,455       9
-------------------------------------------------------------------------------------------------------------
                                             1,828,795     100%      1,177,104     100%     1,011,104     100%
   Net Assets of Discontinued Operations            --                      --                196,414
-------------------------------------------------------------------------------------------------------------
                                            $1,828,795              $1,177,104             $1,207,518
-------------------------------------------------------------------------------------------------------------

                                                                                    1998       1997       1996
----------------------------------------------------------------------------------------------------------------
Depreciation and amortization:
   North American Information Services                                            $ 41,891    $38,650    $34,258
   Payment Services                                                                 23,455     14,965      9,391
   Equifax Europe                                                                   20,106     13,542     12,894
   Equifax Latin America                                                            12,513      4,736      1,108
   Other                                                                               768        768      6,264
   Corporate                                                                         5,092      4,408      3,560
----------------------------------------------------------------------------------------------------------------
                                                                                  $103,825    $77,069    $67,475
----------------------------------------------------------------------------------------------------------------

Capital expenditures excluding property and equipment and other assets acquired in acquisitions:
   North American Information Services                                            $ 35,296    $30,775    $30,112
   Payment Services                                                                 38,818     21,302     32,581
   Equifax Europe                                                                   30,028     18,160      4,688
   Equifax Latin America                                                             4,874      4,771        405
   Other                                                                                --         --      1,693
   Corporate                                                                        10,316     11,031      8,811
----------------------------------------------------------------------------------------------------------------
                                                                                  $119,332    $86,039    $78,290
----------------------------------------------------------------------------------------------------------------

Financial information by geographic area is as follows:

                                               1998                   1997                  1996
------------------------------------------------------------------------------------------------------
                                          Amount       %         Amount       %        Amount       %
------------------------------------------------------------------------------------------------------
Operating revenue based on
 location of customer:
   United States                        $1,174,733     72%     $1,057,032     78%    $  978,575     80%
   Canada                                   96,628      6         100,943      7         85,832      7
   United Kingdom                          184,161     12         166,099     12        149,099     12
   Brazil                                   62,253      4              --      -             --      -
   Other                                   103,203      6          42,013      3          9,292      1
------------------------------------------------------------------------------------------------------
                                        $1,620,978    100%     $1,366,087    100%    $1,222,798    100%
------------------------------------------------------------------------------------------------------

Long-lived assets at December 31:
   United States                        $  511,482     39%     $  421,559     54%    $  369,218     56%
   Canada                                   96,840      7          60,521      8         63,937     10
   United Kingdom                          215,254     17         184,755     24        179,262     27
   Brazil                                  347,355     27              --     --             --     --
   Other                                   137,499     10         109,337     14         43,153      7
------------------------------------------------------------------------------------------------------
                                        $1,308,430    100%     $  776,172    100%    $  655,570    100%
------------------------------------------------------------------------------------------------------