Form 10-K405, Exhibit 13
period 1999-12-31
EQUIFAX INC
filed 2000-03-30
CIK 33185

                                                                    EXHIBIT 13.2



1999 ANNUAL REPORT MD&A

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS
OF OPERATIONS AND FINANCIAL CONDITION

This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes. On August 7, 1997, the Company completed the spinoff of its Insurance Services industry segment, "ChoicePoint" (Note 2). Accordingly, the results of operations information presented below do not reflect the ChoicePoint operations.


RESULTS OF OPERATIONS

Consolidated revenue for the year was $1.77 billion, an increase of $151.7 million or 9.4% over 1998. Excluding the impact of divestitures (Note 4), revenue increased 10.2% in 1999 and 19.8% in 1998 with acquisitions contributing about 6.4 and 11.9 percentage points of the increases, respectively. Revenue growth in 1999 also benefited from improvements in the Company's U.S. card and check operations. However, the 1999 revenue growth was tempered by the currency exchange rate decline in Brazil, which negatively impacted 1999 revenue growth by $25.2 million, or 1.6 percentage points. Revenue growth in 1998 benefited from the performances of Card Solutions and U.S. Credit Information and Marketing Services, as well as acquisitions.

Operating income of $414.5 million increased $48.9 million, or 13.4% over 1998. In 1998, operating income increased $41.7 million, or 12.9% over 1997 (excluding a $25 million unusual charge in 1997 - Note 9). The 1999 improvement over 1998 resulted primarily from revenue growth in U.S. check and card operations as well as cost control initiatives and expense reductions throughout the Company. Cost control initiatives in 1999 included headcount reductions, the outsourcing of certain administrative functions, and obtaining lower costs from service providers. One provider of data processing services issued the Company a $3.5 million rebate in September related to 1999 services through that date. Expense reductions in 1999 included $10.1 million for the U.S. retirement plan (Note 8), and $5.1 million in performance share plan expense (Note 7). However, these cost control initiatives and expense reductions were partially offset by a $16.3 million increase in operating losses in two strategic emerging businesses, Knowledge Engineering and Equifax Secure, and $2.2 million higher "year 2000 program" expenses.

The 1998 operating income improvement over 1997 resulted from the revenue growth and operating margin improvements in North American Information Services and Payment Services, as well as gains related to acquisitions in Latin America and continuing expense controls throughout the organization. These improvements were partially offset by Equifax Europe, which had a $26.2 million reduction in operating income from 1997 due to several factors (see Equifax Europe segment discussion below).

In 1999, the Company expensed approximately $26.4 million ($15.8 million after tax, or $0.11 per share) in costs related to the Company's "year 2000 program." During 1998 and 1997, the Company expensed approximately $24.2 million ($14.5 million after tax or $0.10 per share) and $4.8 million ($2.9 million after tax or $0.02 per share), respectively for these costs.

In April 1999, the Company sold its 34% equity interest in Proceda S.A. in Brazil, and in June 1999, also sold three risk management offices located in the U.S. These sales resulted in a gain of $7.1 million recorded in other income ($2.9 million after tax, or $0.02 per share). During the second quarter of 1997, the Company's National Decision Systems business unit was sold resulting in a gain of $42.8 million ($17.9 million after tax, or $0.12 per share) recorded in other income. During the fourth quarter of 1997, Equifax recorded a $25.0 million expense charge ($15.0 million after tax, or $0.10 per share) in connection with its purchase of Computer Science Corporation's (CSC) collections business. This charge reflects valuation differences on this acquisition, which was then sold in October 1998 for approximately the carrying amount of its net assets (Note 9).

Results for 1997 also include a nonrecurring after-tax charge of $3.2 million or $.02 per share related to an accounting rule established by the Financial Accounting Standards Board Emerging Issues Task Force on November 20, 1997. This rule, EITF Issue No. 97-13, requires certain components of computer system development projects to be expensed as they are incurred and also requires that any unamortized amounts previously capitalized be written off (Note 1).

Diluted earnings per share in 1999 increased 15.7%, from $1.34 in 1998 to $1.55 in 1999. Net income was $215.9 million in 1999, an increase of 11.6% over 1998's net income of $193.4 million. Higher diluted earnings per share increases relative to net income increases reflect the Company's continued repurchase of treasury stock during 1999. For the year, the average diluted shares outstanding declined 3.3%, with 2.1% as a result of Equifax's 1999 stock repurchases.

There are five reporting segments: North American Information Services, Payment Services, Equifax Europe, Equifax Latin America, and Other. The discussion below analyzes the following: (1) revenue and operating income for each of the five segments; (2) general corporate expense; (3) consolidated other income, interest expense, and effective income tax rates; and (4) financial condition. Prior year information has been restated to conform with the current year presentation (Note 11). Note 10 provides details on the segment results by quarter for 1999 and 1998, and Note 11 provides additional segment and geographic information.

NORTH AMERICAN INFORMATION SERVICES

  (In millions)             1999         1998      1997
  -------------             ----         ----      ----
  Revenue                   $768.4    $769.1     $703.4
  Operating income          $281.5    $266.6     $241.3


North American Information Services includes U.S. Credit Information and Marketing Services, U.S. Risk Management Services, Mortgage Services, Canadian Operations, Knowledge Engineering, Consumer Direct, Equifax Secure, as well as National Decision Systems (divested in May 1997). Revenue in this segment declined slightly in 1999 compared to a 9.3% increase in 1998. Excluding the effects of acquisitions and divestitures, revenue increased .2% in 1999 and 7.8% in 1998, with the revenue increase in 1999 tempered by lower growth in U.S. Credit and Marketing Services and Mortgage Services as well as a revenue decline within U.S. Risk Management Services.

U.S. Credit Information and Marketing Services' revenue increased 3.2% in 1999 and 11.1% in 1998. Excluding the effects of acquisitions, revenue was up 1.9% in 1999 and 8.7% in 1998. The lower revenue growth in 1999 reflects reduced growth in both credit information services and marketing services. The lower growth in credit information services' revenue was driven by reduced demand from mortgage industry customers resulting from the higher interest rate environment, lower volume growth from financial services and telecommunication/utility industries' customers, and an average price decline of about 4%. The slowdown in marketing services' revenue growth was due to pricing pressures and consolidation within the financial services industry. Pricing pressures within credit information services and marketing services are expected to continue in 2000, but volume growth is expected to more than offset the price declines. The increase in U.S. Credit and Marketing Services' revenue in 1998 was due to volume growth from telecommunication/utility industries' customers as well as growth in marketing services. The 1998 increase also benefited from higher volumes associated with mortgage refinancing activities due to the favorable interest rate environment. Average prices for credit reports were up slightly in 1998.

After adjusting for the effects of divestitures, revenue in U.S. Risk Management Services declined 5.9% in 1999 and increased 9.1% in 1998. The decline in 1999 was due to lower revenue from the accounts receivable outsourcing business due to reduced volumes and the attrition of a customer that took its business in house earlier in the year, while the 1998 increase was due primarily to new business from accounts receivable outsourcing.

Revenue in Mortgage Services increased 6.7% in 1999 and 45.7% in 1998. The revenue growth in 1999 was tempered in the last half of the year by an 18% percent decline in revenue, as compared to the comparable prior year period, due to rising interest rates impacting refinancing activity. The increase in 1998 was due to increased volumes resulting from the favorable interest rate environment in that period.

Canadian revenue was virtually the same level in 1999 as the prior year amount and was down 3.7% in 1998. Excluding acquisitions, in local currency, revenue was down 3.0% in 1999 and .2% in 1998. The 1999 decline was due to lower revenue from the consumer information business driven by pricing pressures and increased competition, partially offset by higher revenue in risk management services. The slight decline in 1998 resulted from revenue gains in the consumer information business being more than offset by declines in risk management services.

Revenue in Equifax Secure and Knowledge Engineering totaled $11.1 million in 1999, and is expected to more than double in 2000.

Operating income for North American Information Services increased 5.6% in 1999 and 10.5% in 1998. Growth in both periods was tempered by increased operating losses within Equifax Secure related to the development of remote authentication and digital certificates as well as increased operating losses from developmental activities in the Knowledge Engineering business. These investments are expected to continue in 2000, but at a lower level than in 1999. Absent these strategic investments in emerging businesses, operating income increased approximately 12% in 1999 and 13% in 1998. The increase in 1999 resulted from cost control initiatives that included headcount reductions and lower costs from service providers, including a $3.5 million rebate from a data processing services provider recorded in the third quarter. Additionally, 1999 operating income benefited from lower incentive expense and a $5.3 million reduction in pension expense. The increase in this segment's operating income in 1998 was due primarily to revenue growth within U.S. Credit Information and Marketing Services, reflecting the operating leverage inherent in this business.

PAYMENT SERVICES

  (In millions)             1999      1998       1997
  -------------             ----      ----       ----
  Revenue                   $680.7    $566.1     $486.5
  Operating income          $135.5    $109.3     $ 85.2



Payment Services consists of Card Solutions, Check Solutions, and Card Software. In September 1998, Payment Services expanded its operations into Latin America by acquiring a 59.3% interest in UNNISA, a card services business in Brazil. Revenue in Payment Services was up 20.2% in 1999 compared to an increase of 16.4% in 1998. After adjusting to exclude the impact of acquisitions, revenue increased 13.9% in 1999 and 10.3% in 1998. The 1999 increase benefited from the June 1999 start-up of a card operation in the U.K., which contributed 2.4 percentage points to the 1999 increase. However, 1999 revenue growth was tempered by an exchange rate decline in Brazil, which negatively impacted revenue growth by 2.0 percentage points.

Excluding the effects of acquisitions, revenue within Card Solutions increased 16.5% in 1999 and 12.1% in 1998, with 4.1 percentage points of the 1999 increase attributable to the card processing operation in the U.K. The growth in both periods was driven by higher revenue within the U.S. card business, which increased 15.4% in 1999 following a 12.1% increase in 1998. These increases were due to growth in processing of both merchant and cardholder transactions. Revenue from the Brazilian card processing operation was up 21.7% in local currency in 1999 due to growth in the cardholder account base. However, Brazil's revenue was down in U.S. dollars due to the unfavorable decline in the exchange rate.

Revenue in Check Solutions was up 13.5% in 1999 compared to a 5.9% increase in 1998. The total volume of checks authorized increased 17.2% to $26.6 billion in 1999, from $22.7 billion in 1998. The 1999 revenue growth in Check Solutions was due to volume increases in the U.S. check operations driven by increased business from Sears, Roebuck and Co. resulting from a 1999 agreement to provide check authorization services at the retailer's U.S. locations. Revenue from the U.K. check business was up 5.8% (8.4% in local currency) in 1999, while revenue from Canadian operations was down slightly in the year. The 1998 revenue growth in Check Solutions was primarily due to volume increases in the U.S. Revenue in the U.K. increased 5.7% (4.4% in local currency) while Canada experienced a decline in 1998.

Revenue in Card Software declined 14.1% in 1999 and increased 29.7% in 1998 due to timing of license sales between periods. Going forward, the Company is de-emphasizing card software sales as it grows its global card processing operations which will utilize this proprietary software to generate a recurring revenue stream.

Payment Services operating income increased 24.0% in 1999 and 28.3% in 1998. The 1999 increase was driven by the revenue growth in U.S. card and check operations. Operating income growth, however, was tempered by start-up costs incurred in the U.K. card operation and lower income from Card Software due to the decline in license sales between years. A decline in this segment's pension expense in 1999 of $4.0 million was offset by higher incentive expenses. The increase in this segment's operating income in 1998 was primarily attributable to the revenue growth in the U.S. card business.


EQUIFAX EUROPE

                     (In millions)            1999      1998       1997
                     -------------            ----      ----       ----
                     Revenue                  $188.4    $172.2     $137.7
                     Operating income (loss)  $  1.7    $ (2.7)    $ 23.5


Equifax Europe consists of operations primarily in the United Kingdom and Spain. During the second quarter of 1998, the Company increased its ownership in the operations in Spain to 58% and obtained the control necessary to consolidate these operations. Also, in the first quarter 1998, Equifax Europe acquired a risk management services business in the U.K. Exclusive of these acquisitions, revenue declined 0.4% in 1999 following a 1.9% increase in 1998. The decline in revenue in 1999 is primarily attributable to lower sales of commercial credit information and auto lien information services and lower exchange rates in the U.K. and Spain. The decline in auto lien information resulted from a slowdown in vehicle sales and increased competition within that market. Exchange rates negatively impacted 1999 revenue approximately 3.4 percentage points, as the U.K. rate dropped about 2.4%, while the Spain rate dropped about 8.8% during that operation's comparable period of ownership between years. The 1998 revenue increase over 1997, exclusive of acquisitions, resulted primarily from higher auto lien services.

Operating income for Equifax Europe improved $4.4 million in 1999 after declining $26.2 million in 1998. While the results of Equifax Europe were disappointing in 1998, the Company moved swiftly to make appropriate management and process changes, and heightened its focus on managing and reducing the expense base of Equifax Europe to improve its financial performance. In 1999, progress was made each quarter in Europe, with declining operating losses in the first and second quarters, slightly better than breakeven operating income in the third quarter, and $4.4 million operating income (8.8% operating margin) in the fourth quarter. Management expects to continue to experience improving operating results throughout 2000. The operating income decline in 1998 resulted primarily from: (1) a decline in revenue growth in conjunction with a higher expense base built on the expectation of higher revenues; (2) increased bad debt provisions due to collectibility of past due receivables; (3) expenses related to the Company's equity investment in RequesT, a start-up joint venture which was written off in the fourth quarter; and (4) increased year 2000 expense.


EQUIFAX LATIN AMERICA

                     (In millions)            1999      1998       1997
                     -------------            ----      ----       ----
                     Revenue                  $125.5    $103.9     $28.8
                     Operating income         $ 23.0    $ 21.4     $ 9.2

Equifax Latin America consists of a commercial information company in Brazil
(SCI) as well as credit information companies in Chile (DICOM) and Argentina (VERAZ), and majority interests in credit information companies in Peru and El Salvador. This segment's 1999 revenue increase was due to the August 1998 acquisition of an 80% interest in SCI. Excluding revenue from acquisitions during their noncomparable period of ownership, segment revenue declined 17.2% in 1999. Of this decline, 16.9 percentage points were attributable to lower exchange rates in Brazil and Chile, which fell 37.6% and 9.4% respectively between years. In local currency, SCI revenue increased 7.5% while DICOM revenue was down slightly versus the prior year. VERAZ revenue declined 9.4% in 1999. Both DICOM and VERAZ were impacted by recessions in their local economies. This segment's 1998 revenue increase was due to the August 1998 acquisition of an 80% interest in SCI and the consolidation of operations in Argentina (beginning in the first quarter 1998) and Chile (beginning in the second quarter of 1997). In December 1997, the Company increased its ownership interest in VERAZ from 33.3% to 66.7%, and began to consolidate their operations in January 1998. In the second quarter of 1997, Equifax acquired the remaining 50% of DICOM in Chile, which accounted for the entire $28.8 million of revenue in 1997.

Operating income for Equifax Latin America increased $1.6 million in 1999. This increase resulted from the SCI acquisition, but was partially offset by declines in Argentina and Chile operating income. In 1998, operating income for Equifax Latin America increased $12.2 million over 1997. This increase was primarily due to the ownership increase in Argentina and the SCI acquisition.

OTHER

                     (In millions)            1999      1998       1997
                     -------------            ----      ----       ----
                     Revenue                  $9.6      $9.6       $9.6
                     Operating income         $8.9      $8.9       $8.9


This segment's revenue and operating income remained comparable between 1999, 1998 and 1997. Its operations consist solely of a subcontract expiring in 2002 related to HISI, the Company's lottery subsidiary.

GENERAL CORPORATE EXPENSE

                     (In millions)            1999      1998       1997
                     -------------            ----      ----       ----
                     Expense                  $36.0     $37.8      $44.1



General corporate expense declined $1.8 million in 1999 from 1998 due primarily to lower performance share plan expense partially offset by higher expenses associated with global technology initiatives. The decline in performance share plan expense was driven by the Company's lower stock price, as these plans have certain measurement criteria based on both the period end stock price and the average price during the last year of their measurement periods.

General corporate expense declined $6.3 million in 1998 from 1997 due to lower incentive compensation expense, including performance share plan expense.

OTHER INCOME, INTEREST EXPENSE,
AND EFFECTIVE INCOME TAX RATES

             (Dollars in millions)            1999      1998       1997
             ---------------------            ----      ----       ----
             Other income,  net               $12.4     $ 4.3      $45.0
             Interest expense                 $61.0     $42.7      $20.8
             Effective income tax             41.0%     40.9%      42.6%
             rate*

*ON INCOME FROM CONTINUING OPERATIONS BEFORE ACCOUNTING CHANGE


Other income in 1999 increased $8.1 million over 1998. This increase resulted primarily from one-time gains of $7.1 million recorded in the second quarter of 1999, when the Company sold its 34% interest in Proceda in Brazil and also sold three risk management offices in the U.S. (Note 4).

Other income in 1998 declined $40.7 million from 1997 due to a one-time gain of $42.8 million in 1997 related to the sale of National Decision Systems (Note 4), partially offset by higher levels of interest income in 1998.

The increase in interest expense in both years reflects the additional borrowings (including the 1998 issuance of $400 million in senior notes and debentures - Note 5) associated with the high level of acquisition activity in 1998 and treasury stock purchases in 1999 and 1998.

The effective income tax rate for 1999 was comparable to the rate in 1998. The decline in the effective income tax rate in 1998 from 1997 resulted primarily from non-deductible goodwill related to the 1997 sale of National Decision Systems, partially offset by higher levels of non-deductible goodwill from 1998 acquisitions. The effective income tax rate in 2000 is expected to be slightly higher than the rate in 1999.

FINANCIAL CONDITION

Net cash provided by operations increased to $324.7 million in 1999 from $289.1 million in 1998 due primarily to the Company's higher operating income before depreciation and amortization. Normal capital expenditures and dividend payments were met with these internally generated funds.

Other significant outlays in 1999 included $210.2 million of treasury stock purchases and $22.9 million for acquisitions and equity investments. These items were principally financed by an increase in long-term debt (primarily from the Company's revolving credit facility) and excess cash from operations.

Capital expenditures for 1999, exclusive of acquisitions, were $120.9 million. Capital expenditures for 2000, exclusive of acquisitions, are expected to approximate the 1999 level, with continued investment in products and services and system enhancements, additional projects to improve processes, and investments in international development. Budgeted capital expenditures are expected to be met with internally generated funds. As of December 31, 1999, approximately $100 million remained available for future treasury stock purchases. For 2000, the Company expects to significantly reduce the level of its stock repurchases as compared to 1999. In February 2000, the Company signed an agreement to purchase the Consumer Information Solutions (CIS) Group from R.L. Polk & Co. for approximately $260 million in cash. The CIS Group provides consumer marketing information services to a wide range of industries. This transaction, which is subject to certain terms and closing conditions, is expected to be completed by April 30, 2000, and is expected to be slightly dilutive to the Company's earnings in the year 2000 and accretive to earnings thereafter.

In 1997, the Company increased its revolving credit facility with its bank group from $550 million to $750 million. At December 31, 1999, $369 million was available under this facility to fund future capital requirements, including the CIS Group acquisition mentioned above. Should CSC exercise its option to sell its credit reporting business to the Company (Note 9), additional sources of financing would be required. However, the CSC agreement calls for a six-month notice period, and management believes the Company would have alternative sources of liquidity available to fund this potential purchase through the public debt markets and bank lines of credit. Management believes that the Company's liquidity will remain strong in both the short and long terms, and that the Company has sufficient sources of external funding to finance all of its capital needs, if necessary.



YEAR 2000 INFORMATION

1. Background. It was widely anticipated that the widespread use of computer software that relied on two digits, rather than four digits, to define the applicable year could cause computers and computer-controlled systems to malfunction or incorrectly process data as we approached and entered the year 2000. In view of the potential adverse impact that these "year 2000 problems" could have had on our business, operations and financial condition, we implemented a central function to manage, validate and report on a continuing basis to the Company's executive management and Board of Directors with regard to our "year 2000 program." Our year 2000 program process comprised five continuing activities: (a) identification and assessment, (b) remediation planning, (c) remediation, (d) testing, and (e) contingency planning for year 2000 problem failures.

2. The Company's Year 2000 Focus. We focused our year 2000 program primarily in the following areas: (a) our information technology systems, which include (i) internally developed business applications software, (ii) software provided by vendors and (iii) the computer and peripheral hardware used in our operations; (b) electronic data interchange systems; (c) non-information technology systems (embedded technology) including office business machines, and security, backup power and other building systems; and (d) the flow of materials and non-information technology services from our vendors.

3. Readiness and Plans. This section describes the status of our year 2000 program activities:

     (a) Information Technology Systems.

         Prior to the end of 1999, and substantially in accordance with our plans, we completed our year 2000 identification, assessment, remediation planning, remediation, testing, and contingency planning activities for the application software and host environments (operating systems software and hardware) of our information technology systems, including our systems for North American Information Services, Payment Services, Equifax Europe, Equifax Latin America and our central corporate functions.

     (b) Electronic Data Interchange Systems.

         Prior to the end of 1999, and substantially in accordance with our plans, we completed the identification, assessment, remediation planning, remediation, and contingency planning for Company owned hardware components of our critical network telecommunications systems. We completed internal testing of our critical internal network and conducted customer testing. There were no additional replacements or upgrades required as a result of that testing.

     (c) Non-Information Technology Systems.

         Prior to the end of 1999, and substantially in accordance with our plans, we completed the identification, assessment, remediation planning, remediation, testing, and contingency planning for the year 2000 problem failures that might have occurred in our non-information technology systems resulting from embedded technologies, including office business machines, and security, backup power and other building systems.

     (d) Materials and Services.

         We distributed surveys to our materials and non-information technology services vendors that support our material operations requesting disclosure of their year 2000 readiness status and their plans for addressing year 2000 problems relating to those goods and services and any applicable delivery systems. We obtained additional assurances (including in some instances audit and test activities) from a substantial majority of our critical vendors that their goods, services and delivery systems were appropriately and timely year 2000 ready to meet our continuing needs. As previously disclosed, we believed that if any vendor had been unable or unwilling to provide appropriate assurances, we would have been able to use alternative vendors or otherwise modify our services in a manner that would have avoided any material impact to the Company.

     We plan to continue to monitor our systems and processes for year 2000 problems as appropriate, as part of our regular, ongoing, quality assurance efforts.

4.   Costs to Address.

     We estimate that the cost of our year 2000 program activities will be $58 million. Through December 31, 1999, we have incurred costs of approximately $57 million related to those activities. Regarding our annual per share charges, we expensed approximately one cent per share in 1996, two cents per share in 1997, ten cents per share in 1998, and approximately eleven cents per share in 1999, in connection with our year 2000 program activities. In addition to costs and expenses of outside consultants, programmers and professional advisors, and acquired hardware and software, the above figures include direct costs associated with Company information technology employees who worked on our year 2000 program and some of the Company's non-information technology employees who devoted significant time to the year 2000 program.

5.   Business Continuity and Contingency Planning.

     Prior to the end of 1999, and substantially in accordance with our plans, we completed the process of updating our business continuity and contingency plans to address the internal and external issues specific to year 2000. The strategies and supporting plans, which were intended to enable us to continue to operate, included performing certain processes manually; repairing or obtaining replacement systems; changing suppliers; and reducing or suspending certain non-critical aspects of our operations.

6.   No Significant Year 2000 Problems to Report.

We believe that we put in place the processes and devoted the resources necessary to achieve a level of readiness to meet our year 2000 challenges in a timely and appropriate manner. As of the preparation of this disclosure, we are well into the year 2000, and report no significant year 2000 problem failures whatsoever (including as a result of the February 29 leap year date). While there can be no assurance that our internal systems or the systems of others on which we rely will not experience significant year 2000 problem failures going forward, we believe that our comprehensive year 2000 preparations, along with the absence of such failures thus far, strongly suggest that there will be few if any such failures, and that the year 2000 problem will have no material impact on our business, operations or financial condition in the future.

                                                                          3/3/00

FORWARD-LOOKING INFORMATION

The management's discussion and analysis, and other portions of this Annual Report, include "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include, among others, statements concerning the Company's outlook for 2000, volume and pricing trends, cost control measures and their results, effective income tax rates, the Company's expectations as to funding its capital expenditures and operations during 2000, the Company's expectations that there will be few, if any, significant year 2000 problem failures going forward, and other statements relative to future plans and strategies. These forward-looking statements reflect management's current expectations and are based upon currently available data. Actual results are subject to future events, risks, and uncertainties which could materially impact performance from that expressed or implied in these statements.

Equifax expects to post another year of record financial performance in 2000. To accomplish this goal, Equifax must successfully continue to implement its strategy of expanding and leveraging its core businesses in markets where it holds a substantial market share while positioning itself to exploit opportunities in the credit economies worldwide. Equifax expects to achieve these results by growing through global expansion, acquisitions and alliances, value-added products and services, sales to customers in new and growing industries, and new distribution channels. The Company will also continue its focus on cost containment.

Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: a change in the growth rate of the overall U.S. economy, such that consumer spending and related consumer debt are impacted; a decline or change in the marketing techniques of credit card issuers; unexpected pricing pressure above and beyond the levels experienced in the last several years; a reversal of the trend toward credit card use increasing as a percentage of total consumer expenditures; the Company's realization of cost control and synergies from integration of acquisitions at levels lower than expected; unanticipated cancellation or termination of customer or vendor contracts; risks associated with investments and operations in foreign countries, including regulatory environments, exchange rate fluctuations, and local political, social, and economic factors; the extent to which the Company will continue its successful development and marketing of new products and services to existing and new industries; changes in regulatory environments; unforeseen year 2000 problem failures; negative change in market conditions; or other unforeseen factors.