Form 10-K405, Exhibit 13
period 1999-12-31
EQUIFAX INC
filed 2000-03-30
CIK 33185

                                                                    EXHIBIT 13.3
    EQUIFAX INC.
    CONSOLIDATED BALANCE SHEETS

    (In thousands)
    -----------------------------------------------------------------------------------------------------------
    December 31                                                                   1999               1998
    -----------------------------------------------------------------------------------------------------------
    ASSETS

    Current Assets:
    Cash and cash equivalents                                               $        136,596  $          90,617
    Trade accounts receivable, net of allowance for doubtful
         accounts of $14,057 in 1999 and $12,811 in 1998                             302,809            298,201
    Other receivables                                                                 87,873             54,904
    Deferred income tax assets                                                        28,015             26,223
    Other current assets                                                              54,140             50,420
                                                                              --------------    ---------------

         Total current assets                                                        609,433            520,365
                                                                              --------------    ---------------




    Property and Equipment:
    Land, buildings and improvements                                                  28,302             30,963
    Data processing equipment and furniture                                          258,314            239,391
                                                                              --------------    ---------------

                                                                                     286,616            270,354
    Less accumulated depreciation                                                    171,126            151,016
                                                                              --------------    ---------------

                                                                                     115,490            119,338
                                                                              --------------    ---------------




    Goodwill                                                                         612,551            719,662
                                                                              --------------    ---------------

    Purchased Data Files                                                             157,701            173,473
                                                                              --------------    ---------------

    Other Assets                                                                     344,606            295,957
                                                                              --------------    ---------------

                                                                            $      1,839,781  $       1,828,795
                                                                              ==============    ===============

The accompanying notes are an integral part of these consolidated balance sheets.

(In thousands, except par values)
----------------------------------------------------------------------------------------
December 31                                                        1999          1998
----------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Short-term debt and current maturities of long-term debt      $    79,866    $    47,387
Accounts payable                                                  177,427        107,346
Accrued salaries and bonuses                                       38,203         37,973
Income taxes payable                                               12,005          9,518
Other current liabilities                                         197,294        216,955
                                                              -----------    -----------

     Total current liabilities                                    504,795        419,179
                                                              -----------    -----------


Long-Term Debt, Less Current Maturities                           933,708        869,486
                                                              -----------    -----------

Long-Term Deferred Revenue                                         22,547         32,465
                                                              -----------    -----------

Deferred Income Tax Liabilities                                    73,132         50,132
                                                              -----------    -----------

Other Long-Term Liabilities                                        89,974         91,067
                                                              -----------    -----------

Commitments and Contingencies (Note 9)

Shareholders' Equity:
Common stock, $1.25 par value; shares
     authorized - 300,000; issued - 174,259 in 1999
     and 173,722 in 1998; outstanding - 134,001 in
     1999 and 140,042 in 1998                                     217,824        217,153
Preferred stock, $0.01 par value; shares
     authorized - 10,000; issued and outstanding -
     none in 1999 or 1998                                            --             --
Paid-in capital                                                   304,532        286,511
Retained earnings                                                 726,827        562,911
Accumulated other comprehensive income (Note 7)                  (161,982)       (35,063)
Treasury stock, at cost, 34,640 shares in 1999
     and 27,698 shares in 1998 (Note 7)                          (816,213)      (606,092)
Stock held by employee benefits trusts, at cost,
     5,619 shares in 1999 and 5,983 shares in 1998 (Note 7)       (55,363)       (58,954)
                                                              -----------    -----------

     Total shareholders' equity                                   215,625        366,466
                                                              -----------    -----------

                                                              $ 1,839,781    $ 1,828,795
                                                              ===========    ===========

                 EQUIFAX INC.
   CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
        EQUITY AND COMPREHENSIVE INCOME

                                                                                           Accumulated Other Comprehensive Income:
                                                                                        --------------------------------------------
                                                Common Stock:                                             Minimum
                                           -------------------                            Foreign      Liability Under
                                             Shares              Paid-In     Retained     Currency      Supplemental
(In thousands)                             Outstanding  Amount   Capital     Earnings    Translation   Retirement Plan     Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                    144,876   $213,573  $207,142   $ 401,233    $  (3,913)       $(4,893)      $  (8,806)
1997 changes:
   Net income                                       -          -         -     183,737            -              -               -
   Foreign currency translation adjustment          -          -         -           -       (9,771)             -          (9,771)
   Adjustment for minimum liability under
     supplemental retirement plan                   -          -         -           -            -         (1,499)         (1,499)
   Shares issued under stock plans              1,606      2,008    22,800           -            -              -               -
   Treasury stock purchased                    (4,143)         -         -           -            -              -               -
   Treasury stock reissued for acquisitions       270          -     3,468           -            -              -               -
   Cash dividends                                   -          -         -     (52,030)           -              -               -
   Spinoff dividend                                 -          -         -    (111,396)           -              -               -
   Income tax benefit from stock plans              -          -     8,825           -            -              -               -
   Dividends from employee benefits trusts          -          -     2,261           -            -              -               -
   Other                                            -          -         -          (3)           -              -               -
                                              -------   --------  --------   ---------    ---------        -------       ---------
Balance, December 31, 1997                    142,609    215,581   244,496     421,541      (13,684)        (6,392)        (20,076)
1998 changes:
   Net income                                       -          -         -     193,433            -              -               -
   Foreign currency translation adjustment          -          -         -           -      (15,313)             -         (15,313)
   Adjustment for minimum liability under
     supplemental retirement plan                   -          -         -           -            -            326             326
   Shares issued under stock plans              1,451      1,572    18,952           -            -              -               -
   Shares contributed to U.S. retirement plan     390          -    10,392           -            -              -               -
   Treasury stock purchased                    (4,555)         -         -           -            -              -               -
   Treasury stock reissued for acquisitions       147          -     2,346           -            -              -               -
   Cash dividends                                   -          -         -     (52,063)           -              -               -
   Income tax benefit from stock plans              -          -     8,085           -            -              -               -
   Dividends from employee benefits trusts          -          -     2,240           -            -              -               -
                                              -------   --------  --------   ---------    ---------        -------       ---------
Balance, December 31, 1998                    140,042    217,153   286,511     562,911      (28,997)        (6,066)        (35,063)
1999 changes:
   Net income                                       -          -         -     215,877            -              -               -
   Foreign currency translation adjustment          -          -         -           -     (128,283)             -        (128,283)
   Adjustment for minimum liability under
     supplemental retirement plan                   -          -         -           -            -          1,364           1,364
   Shares issued under stock plans                599        671     6,945           -            -              -               -
   Shares contributed to U.S. retirement plan     304          -     7,003           -            -              -               -
   Treasury stock purchased                    (6,944)         -         -           -            -              -               -
   Cash dividends                                   -          -         -     (51,961)           -              -               -
   Income tax benefit from stock plans              -          -     2,046           -            -              -               -
   Dividends from employee benefits trusts          -          -     2,027           -            -              -               -
                                              -------   --------  --------   ---------    ---------        -------       ---------
Balance, December 31, 1999                    134,001   $217,824  $304,532   $ 726,827    $(157,280)       $(4,702)      $(161,982)
                                              =======   ========  ========   =========    =========        =======       =========



                                                                            Stock Held
                                                                            By Employee           Total
                                                          Treasury            Benefits         Shareholders'     Comprehensive
(In thousands)                                              Stock              Trusts             Equity             Income
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                 (323,625)          $(64,567)           $ 424,950
1997 changes:
   Net income                                                     -                  -              183,737          $ 183,737
   Foreign currency translation adjustment                        -                  -               (9,771)            (9,771)
   Adjustment for minimum liability under
     supplemental retirement plan                                 -                  -               (1,499)            (1,499)
   Shares issued under stock plans                                -                  -               24,808                  -
   Treasury stock purchased                                (129,085)                 -             (129,085)                 -
   Treasury stock reissued for acquisitions                   5,132                  -                8,600                  -
   Cash dividends                                                 -                  -              (52,030)                 -
   Spinoff dividend                                               -                  -             (111,396)                 -
   Income tax benefit from stock plans                            -                  -                8,825                  -
   Dividends from employee benefits trusts                        -                  -                2,261                  -
   Other                                                          -                  -                   (3)                 -
                                                          ---------           --------            ---------          ---------
Balance, December 31, 1997                                 (447,578)           (64,567)             349,397          $ 172,467
                                                                                                                     =========
1998 changes:
   Net income                                                     -                  -              193,433          $ 193,433
   Foreign currency translation adjustment                        -                  -              (15,313)           (15,313)
   Adjustment for minimum liability under
     supplemental retirement plan                                 -                  -                  326                326
   Shares issued under stock plans                              279              1,770               22,573                  -
   Shares contributed to U.S. retirement plan                     -              3,843               14,235                  -
   Treasury stock purchased                                (161,797)                 -             (161,797)                 -
   Treasury stock reissued for acquisitions                   3,004                  -                5,350                  -
   Cash dividends                                                 -                  -              (52,063)                 -
   Income tax benefit from stock plans                            -                  -                8,085                  -
   Dividends from employee benefits trusts                        -                  -                2,240                  -
                                                          ---------           --------            ---------          ---------
Balance, December 31, 1998                                 (606,092)           (58,954)             366,466          $ 178,446
                                                                                                                     =========
1999 changes:
   Net income                                                     -                  -              215,877          $ 215,877
   Foreign currency translation adjustment                        -                  -             (128,283)          (128,283)
   Adjustment for minimum liability under
     supplemental retirement plan                                 -                  -                1,364              1,364
   Shares issued under stock plans                               54                594                8,264                  -
   Shares contributed to U.S. retirement plan                     -              2,997               10,000                  -
   Treasury stock purchased                                (210,175)                 -             (210,175)                 -
   Cash dividends                                                 -                  -              (51,961)                 -
   Income tax benefit from stock plans                            -                  -                2,046                  -
   Dividends from employee benefits trusts                        -                  -                2,027                  -
                                                          ---------           --------            ---------          ---------
Balance, December 31, 1999                                $(816,213)          $(55,363)           $ 215,625          $  88,958
                                                          =========           ========            =========          =========


The accompanying notes are an integral part of these consolidated statements.

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
-------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                        1999               1998          1997
-------------------------------------------------------------------------------------------------------------------------
   Cash flows from operating activities:
     Net income                                                            $ 215,877        $ 193,433        $ 183,737
   Adjustments to reconcile net income to net cash provided
     by operating activities of continuing operations:
     Depreciation and amortization                                           125,263          103,825           77,069
     Gain from sale of businesses                                             (7,095)               -          (42,798)
     Income from discontinued operations                                           -                -          (14,336)
     Costs associated with effecting the spinoff                                   -                -           12,887
     Cumulative effect of accounting change                                        -                -            3,237
     Valuation loss on pending acquisition                                         -                -           25,000
     Changes in assets and liabilities, excluding effects of acquisitions:
         Accounts receivable, net                                            (45,110)         (40,179)         (45,982)
         Current liabilities, excluding debt                                  53,703           38,949           11,909
         Other current assets                                                  3,541             (336)          (3,827)
         Deferred  income taxes                                               20,885           34,595            9,726
         Other long-term liabilities, excluding debt                          (3,609)         (16,831)           4,894
         Other assets                                                        (38,743)         (24,328)         (11,431)
                                                                          ----------        ---------        ---------
   Net cash provided by operating activities of
    continuing operations                                                    324,712          289,128          210,085
                                                                          ----------        ---------        ---------
   Cash flows from investing activities:
     Additions to property and equipment                                     (39,033)         (44,921)         (34,587)
     Additions to other assets, net                                          (81,838)         (74,411)         (51,452)
     Acquisitions, net of cash acquired                                      (22,162)        (478,463)         (96,630)
     Investments in unconsolidated affiliates                                   (700)         (22,752)         (18,839)
     Proceeds from sale of businesses                                         25,957           12,874           80,998
                                                                          ----------        ---------        ---------
   Net cash used by investing activities of continuing operations           (117,776)        (607,673)        (120,510)
                                                                          ----------        ---------        ---------
   Cash flows from financing activities:
     Net short-term borrowings                                                33,114          28,988             8,556
     Additions to long-term debt                                              70,244         524,068            67,285
     Payments on long-term debt                                               (6,256)         (3,692)          (92,582)
     Treasury stock purchases                                               (210,175)       (161,797)         (129,085)
     Dividends paid                                                          (51,961)        (52,063)          (52,030)
     Proceeds from exercise of stock options                                   6,996          12,245            18,343
     Other                                                                     5,011          11,704            11,085
                                                                          ----------      ----------         ---------
   Net cash (used) provided by financing
    activities of continuing operations                                     (153,027)        359,453          (168,428)
                                                                          ----------        ---------        ---------
   Effect of foreign currency exchange rates on cash                          (7,930)         (2,542)              196
   Net cash provided by discontinued operations                                    -               -            82,748
                                                                          ----------        ---------        ---------
   Net cash provided                                                          45,979          38,366             4,091
   Cash and cash equivalents, beginning of year                               90,617          52,251            48,160
                                                                          ----------        ---------        ---------
   Cash and cash equivalents, end of year                                   $136,596         $90,617            52,251
                                                                          ==========       =========         =========


   The accompanying notes are an integral part of these consolidated statements.

(In thousands, except par values)
--------------------------------------------------------------------------------------------------
December 31                                                          1999               1998
--------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Short-term debt and current maturities of                       $      79,866      $      47,387
long-term debt
Accounts payable                                                      177,427            107,346
Accrued salaries and bonuses                                           38,203             37,973
Income taxes payable                                                   12,005              9,518
Other current liabilities                                             197,294            216,955
                                                                -------------      -------------

     Total current liabilities                                        504,795            419,179
                                                                -------------      -------------


Long-Term Debt, Less Current Maturities                               933,708            869,486
                                                                -------------      -------------

Long-Term Deferred Revenue                                             22,547             32,465
                                                                -------------      -------------

Deferred Income Tax Liabilities                                        73,132             50,132
                                                                -------------      -------------

Other Long-Term Liabilities                                            89,974             91,067
                                                                -------------      -------------

Commitments and Contingencies (Note 9)

Shareholders' Equity:
Common stock, $1.25 par value; shares
   authorized - 300,000; issued - 174,259 in 1999
   and 173,722 in 1998; outstanding - 134,001 in
   1999 and 140,042 in 1998                                           217,824            217,153
Preferred stock, $0.01 par value; shares
   authorized - 10,000; issued and outstanding -
   none in 1999 or 1998                                                    --                 --
Paid-in capital                                                       304,532            286,511
Retained earnings                                                     726,827            562,911
Accumulated other comprehensive income (Note 7)                      (161,982)           (35,063)
Treasury stock, at cost, 34,640 shares in 1999
   and 27,698 shares in 1998 (Note 7)                                (816,213)          (606,092)
Stock held by employee benefits trusts, at cost,
   5,619 shares in 1999 and 5,983 shares in 1998 (Note 7)             (55,363)           (58,954)
                                                                -------------      -------------
   Total shareholders' equity                                         215,625            366,466
                                                                -------------      -------------
                                                                $   1,839,781      $   1,828,795
                                                                =============      =============


                                                                       EXHIBIT C

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

NATURE OF OPERATIONS   The Company principally provides information services to
businesses to help them grant credit and authorize and process credit card and check transactions. The principal lines of business are information services and payment services (see Note 11 for segment information). The principal markets for both information and payment services are retailers, banks, and other financial institutions, with information services also serving the telecommunication and utility industries. The Company's operations are predominantly located within the United States, with foreign operations principally located within Canada, the United Kingdom, and Brazil.

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

REVENUE RECOGNITION   Revenue is recognized principally as services are provided to customers. Amounts billed in advance are recorded as current or long-term deferred revenue on the balance sheet, with current deferred revenue reflecting services expected to be provided within the next twelve months. Current deferred revenue is included with other current liabilities in the accompanying consolidated balance sheets, and as of December 31, 1999 and 1998 totaled $31,523,000 and $45,140,000, respectively. In 1996, the Company received a one-time payment of $58,000,000 related to a lottery subcontract and recognized $5,400,000 in revenue. The remaining balance is being recognized as revenue over the term of the contract, with $9,636,000 per year recognized in 1999, 1998 and 1997. The unrecognized balance at December 31, 1999 totaled $23,692,000, with $14,056,000 included in long-term deferred revenue in the accompanying consolidated balance sheets.

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

(In thousands)                                                 1999        1998       1997
----------------------------------------------------------------------------------------------
Weighted average shares outstanding (basic)                     137,457     141,397   144,233
Effect of dilutive securities:
   Stock options                                                  1,880       2,714     3,099
   Performance share plan                                           266         292       486
----------------------------------------------------------------------------------------------
Weighted average shares outstanding (diluted)                   139,603     144,403   147,818
==============================================================================================

PROPERTY AND EQUIPMENT   The cost of property and equipment is depreciated
primarily on the straight-line basis over estimated asset lives of 30 to 50 years for buildings; useful lives, not to exceed lease terms, for leasehold improvements; three to five years for data processing equipment, and eight to 20 years for furniture.

GOODWILL   Goodwill is amortized on a straight-line basis predominantly over periods from 20 to 40 years. Amortization expense was $26,926,000 in 1999, $21,536,000 in 1998, and $12,221,000 in 1997. As of December 31, 1999 and 1998,
accumulated amortization was $87,533,000 and $62,352,000, respectively. The Company regularly evaluates whether events and circumstances have occurred which indicate that the carrying amount of goodwill may warrant revision or may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related business over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

PURCHASED DATA FILES   Purchased data files are amortized on a straight-line
basis primarily over 15 years. Amortization expense was $17,566,000 in 1999, $14,982,000 in 1998, and $11,506,000 in 1997. As of December 31, 1999 and 1998,
accumulated amortization was $109,269,000 and $91,235,000, respectively.

OTHER ASSETS   Other assets at December 31, 1999 and 1998 consist of the
following:


(In thousands)                                              1999       1998
--------------------------------------------------------------------------------
Systems development and other deferred costs               $154,301    $127,912
Purchased software                                           55,013      47,691
Prepaid pension cost                                         86,764      58,518
Investments in unconsolidated affiliates                      5,558      21,027
Other                                                        42,970      40,809
--------------------------------------------------------------------------------
                                                           $344,606    $295,957
================================================================================

Purchased software and systems development and other deferred costs are being amortized on a straight-line basis over five to ten years. Amortization expense for other assets was $43,156,000 in 1999, $32,078,000 in 1998, and $23,018,000
in 1997. As of December 31, 1999 and 1998, accumulated amortization was $159,840,000 and $120,286,000, respectively.

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

Cash paid for income taxes and interest from continuing operations is as follows:


(In thousands)                                    1999        1998       1997
--------------------------------------------------------------------------------
Income taxes, net of amounts refunded             $127,611     $98,905  $123,670
Interest                                            60,379      28,885    21,593


In 1999, 1998, and 1997, the Company acquired various businesses that were accounted for as purchases (Note 3). In conjunction with these transactions, liabilities were assumed as follows:


(In thousands)                                    1999        1998       1997
--------------------------------------------------------------------------------
Fair value of assets acquired                     $24,783   $540,078    $127,724
Cash paid for acquisitions                         24,182    485,076     102,903
Value of treasury shares reissued
     for acquisitions                                  --      6,000       8,600
Notes and deferred payments                            --         --       5,800
--------------------------------------------------------------------------------
Liabilities assumed                                 $ 601    $49,002     $10,421
================================================================================

FINANCIAL INSTRUMENTS   The Company's financial instruments consist primarily of
cash and cash equivalents, accounts and notes receivable, accounts payable, and short-term and long-term debt. The carrying amounts of these items, other than long-term debt, approximate their fair market values due to their short maturity. As of December 31, 1999, the fair value of the Company's long-term debt (determined primarily by broker quotes) was $896,028,000 compared to its carrying value of $933,708,000. During 1999, the Company did not hold any material derivative financial instruments.

RECENT ACCOUNTING PRONOUNCEMENTS AND ACCOUNTING CHANGE   In November 1997, the
Financial Accounting Standards Board (FASB) Emerging Issues Task Force released Issue No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation" (EITF 97-13). This issue requires that the cost of business process reengineering activities that are a part of a systems development project be expensed as incurred, and that any costs previously capitalized be written off net of tax as a change in accounting principle in the current period. Prior to the issuance of EITF 97-13, the Company had capitalized certain costs of business process reengineering related to several of its systems development projects. Accordingly, during the fourth quarter 1997, the Company recorded an expense of $5,298,000 ($3,237,000 after tax, or $.02 per share) to reflect the write off of these previously capitalized costs in accordance with EITF 97-13.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities and is effective (as amended by SFAS No. 137) on January 1, 2001 for the Company. Based on its current level of derivative instruments and hedging activities, the Company does not believe the adoption of SFAS 133 will have a significant impact on its financial statements or reported earnings.

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

As a result of the spinoff, the Company's December 31, 1997 financial statements have been prepared with the Insurance Services segment results of operations and cash flows shown as "discontinued operations." All historical financial statements presented conform to this presentation. During the second quarter of 1997, the Company recorded an expense of $15,041,000 to reflect the net costs associated with effecting the spinoff ($12,887,000 after tax, or $.09 per share). These costs include duplicate software licenses, severance, legal and investment banker fees, and other related costs, partially offset by a $17.1 million curtailment gain related to the U.S. retirement plan caused by the spinoff and the pretax earnings of ChoicePoint for July 1997.

Summarized financial information for the discontinued operation is as follows:

(In thousands)                                                     1997
---------------------------------------------------------------------------
 Revenue                                                          $340,251
 Income before income taxes                                         24,515
 Net income                                                         14,336

The results of operations of ChoicePoint in the table above include its operations only through June 30, 1997. ChoicePoint's results after June 30, 1997 through the spinoff date (July 31, 1997 for accounting purposes) are included with "Costs associated with effecting the spinoff" in the accompanying consolidated statements of income. The July results totaled $4.5 million of income before income taxes and $2.6 million of net income.

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

3.       ACQUISITIONS AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES

In 1999, the Company acquired the credit files of fourteen credit affiliates located in the United States and three credit affiliates in Canada. They were accounted for as purchases and had an aggregate purchase price of $24,182,000, with $7,508,000 allocated to goodwill and $15,954,000 allocated to purchased data files. Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material. In February 2000, the Company signed an agreement to purchase the Consumer Information Solutions (CIS) Group from R.L. Polk & Co. for approximately $260 million in cash. The CIS Group provides consumer marketing information services to a wide range of industries. This transaction, which is subject to certain terms and closing conditions, is expected to be completed by April 30, 2000, and will be accounted for as a purchase.

During 1998 and 1997, the Company acquired, made equity investments, or increased its ownership in the following businesses:

                                                                 Date                Industry          Percentage
Business                                                       Acquired               Segment          Ownership
---------------------------------------------------------------------------------------------------------------------
Unnisa Ltda. (Brazil)                                        September 1998         Payment Services        59.3%
Proceda S.A. (Brazil)                                        September 1998         Payment Services        34.0%
Seguranca ao Credito e Informacoes  (SCI-Brazil)                August 1998            Latin America        80.0%
Credit Bureau of Vancouver (Canada)                               July 1998            North America       100.0%
Equifax Canada Inc.                                               July 1998            North America       100.0%(1)
Decisioneering Group, Inc.                                        July 1998            North America       100.0%
ASNEF-Equifax Servicios de Informacion de Credito, S.L.            May 1998                   Europe        58.0%(2)
(Spain)
Infocorp (Peru)                                                  April 1998            Latin America        51.0%(3)
CCI Group Plc (U.K.)                                             March 1998                   Europe       100.0%
Goldleaf Technologies, Inc.                                   December 1997         Payment Services       100.0%
Organizacion VERAZ  S.A. (Argentina)                          December 1997            Latin America        66.7%(4)
Equifax Venture Infotek (India)                               November 1997         Payment Services        50.0%
Group Incresa (Spain)                                             July 1997                   Europe       100.0%
DICOM S.A. (Chile)                                               March 1997            Latin America       100.0%(5)
HLS Financial Group, Inc.                                     February 1997            North America       100.0%
Foothill Collection Services, Inc.                            February 1997            North America       100.0%

1   Increased to 100.0% from 84.4%
2   Increased from 49.0% acquired in 1994
3   Increased from 35.0% acquired with DICOM S.A. in 1994
4   Increased to 66.7% from the 33.3% ownership position acquired in 1994
5   Increased to 100.0% from the 50.0% ownership position acquired in 1995 and
    1994

In 1998, in addition to the businesses above, the Company acquired the credit files of fourteen credit affiliates located in the United States and the collection businesses of Computer Sciences Corporation (CSC), which was subsequently sold (Note 9). Also, during the first quarter of 1998, the Company obtained the control necessary and began to consolidate the operations of its 66.7% owned investment in Organizacion VERAZ S.A. in Argentina. The investment in Proceda S.A., along with increases in certain other equity investments, totaled $22.8 million and was accounted for under the equity method. They were purchased with cash and recorded as other assets. The remaining 1998 business and credit file acquisitions were accounted for as purchases and had an aggregate purchase price of $491,076,000. They were purchased with a combination of cash totaling $485,076,000 and the reissuance of treasury stock with a fair market value of $6,000,000. These acquisitions and the consolidation of VERAZ resulted in $389,013,000 of goodwill, $86,259,000 of purchased data files, and $22,170,000 of other assets (primarily software and deferred systems costs). These allocations include $26.0 million reallocated from other assets related to investments in companies previously accounted for under the equity method. Their results of operations have been included in the consolidated statements of income from the dates of acquisition. The following unaudited pro forma information has been prepared as if these acquisitions had occurred on January 1, 1997. The information is based on the historical results of the separate companies, and may not necessarily be indicative of the results that could have been achieved, or of results that may occur in the future.

(In thousands, except per share amounts)                    1998        1997
--------------------------------------------------------------------------------
Revenue                                                   $1,751,184  $1,592,264
Net income                                                   181,598    170,588
Net income per common share (diluted)                           1.26       1.15
================================================================================

In 1997, in addition to the businesses above, the Company acquired the credit files of sixteen credit affiliates located in the United States. The investments in companies in India and Argentina totaled $18.8 million and were accounted for under the equity method. They were purchased with cash and recorded as other assets. The investment in Group Incresa in Spain was made by the Company's 49%-owned equity investment, ASNEF. The remaining 1997 business and credit file acquisitions were accounted for as purchases and had an aggregate purchase price of $117,303,000, with $88,661,000 allocated to goodwill, $32,695,000 to purchased data files, and $10,096,000 to other assets (primarily purchased software). These allocations include $25.2 million reallocated from other assets related to the Company's first 50% ownership in DICOM S.A. Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material. They were purchased using a combination of cash totaling $102,903,000, notes payable to sellers of $5,800,000, and the reissuance of treasury stock with a fair market value of $8,600,000.

4.       DIVESTITURES

In April 1999, the Company sold its 34% equity interest in Proceda S.A. in Brazil, and in June 1999, also sold three risk management offices located in the U.S. Proceeds from these sales totaled $25,957,000 and resulted in a gain of $7,095,000 recorded in other income ($2,888,000 after tax, or $.02 per share).

In October 1998, the Company sold the collection businesses it had purchased from CSC earlier in the year (Note 9).

During the second quarter of 1997, the Company sold its National Decision Systems business unit from its North America Information Services segment. Cash proceeds, net of related divestiture expenses, totaled $80,998,000 and resulted in a gain of $42,798,000 recorded in other income ($17,881,000 after tax, or $.12 per share).

5.       LONG-TERM DEBT AND SHORT-TERM BORROWINGS

Long-term debt at December 31, 1999 and 1998 is as follows:

(In thousands)                                                    1999       1998
--------------------------------------------------------------------------------------
Senior Notes, 6.5%, due 2003, net of  unamortized
     discount of $357 in 1999 and $459 in 1998                   $199,643    $199,541
Senior Notes, 6.3%, due 2005, net of  unamortized
     discount of $921 in 1999 and $1,089 in 1998                  249,079     248,911
Senior Debentures, 6.9%, due 2028, net of  unamortized
     discount of $1,425 in 1999 and $1,475 in 1998                148,575     148,525
Borrowings under $750 million revolving credit facility,
     Weighted average rate of 6.62% at December 31, 1999          318,000     249,000
Other                                                              22,581      30,584
--------------------------------------------------------------------------------------
                                                                  937,878     876,561
Less current maturities                                             4,170       7,075
--------------------------------------------------------------------------------------
                                                                 $933,708    $869,486
======================================================================================

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

In 1997, the Company also arranged for a $75 million revolving credit facility with a commercial bank that expires December 2000. The agreement provides interest rate options tied to LIBOR, Prime, and Federal Funds indexes and contains certain financial covenants related to interest coverage, funded debt to cash flow, and limitations on subsidiary indebtedness. No amounts were outstanding under this facility at December 31, 1999 or 1998.

Scheduled maturities of long-term debt during the five years subsequent to December 31, 1999, are as follows: $4,170,000 in 2000; $14,631,000 in 2001;
$321,781,000 in 2002; $199,643,000 in 2003; and none in 2004.

In October 1999, a Canadian subsidiary of the Company entered into a C$100,000,000 loan, renewable annually, with a group of banks. The loan agreement provides interest rate options tied to Prime, Base Rate, LIBOR, and Canadian Banker's Acceptances, and contains financial covenants related to interest coverage, funded debt to cash flow, and limitations on subsidiary indebtedness. The Company's short-term borrowings at December 31, 1999 (which includes the Canadian loan mentioned above) and 1998 totaled $75,696,000 and $40,312,000, respectively, and consisted primarily of notes payable to banks. These notes had a weighted average interest rate of 5.20% at December 31, 1999 and 5.47% at December 31, 1998.

6.       INCOME TAXES

The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities.

The provision for income taxes from continuing operations consists of the following:

(In thousands)                                   1999        1998        1997
--------------------------------------------------------------------------------
Current:
     Federal                                      $96,342     $74,769   $109,804
     State                                         15,855      10,854     21,408
     Foreign                                       16,355      17,020      9,093
--------------------------------------------------------------------------------
                                                  128,552     102,643    140,305
--------------------------------------------------------------------------------
Deferred:
     Federal                                       11,467      26,309    (8,361)
     State                                          2,596       4,952    (2,269)
     Foreign                                        7,432        (92)      7,938
--------------------------------------------------------------------------------
                                                   21,495      31,169    (2,692)
--------------------------------------------------------------------------------
                                                 $150,047    $133,812   $137,613
================================================================================

The provision for income taxes from continuing operations is based on income from continuing operations before income taxes as follows:

(In thousands)                                  1999        1998        1997
--------------------------------------------------------------------------------
United States                                   $322,782    $299,815    $284,116
Foreign                                           43,142      27,430      39,022
--------------------------------------------------------------------------------
                                                $365,924    $327,245    $323,138
================================================================================

The provision for income taxes from continuing operations is reconciled with the federal statutory rate as follows:

(In thousands)                                           1999        1998       1997
---------------------------------------------------------------------------------------
Federal statutory rate                                      35.0%       35.0%     35.0%
---------------------------------------------------------------------------------------

Provision computed at federal statutory rate             $128,073    $114,536  $113,098
State and local taxes, net of federal tax benefit          11,993      10,274    12,440
Nondeductible goodwill from divestitures                       --          --     5,652
Other                                                       9,981       9,002     6,423
---------------------------------------------------------------------------------------
                                                         $150,047    $133,812  $137,613
=======================================================================================

Components of the Company's deferred income tax assets and liabilities at December 31, 1999 and 1998 are as follows:

(In thousands)                                              1999        1998
--------------------------------------------------------------------------------
Deferred income tax assets:
     Reserves and accrued expenses                           $26,067    $24,710
     Postretirement benefits                                   9,515      9,591
     Employee compensation programs                           15,890     18,205
     Deferred revenue                                         11,517     14,985
     Net operating loss carryforwards of subsidiaries         11,066     10,257
     Foreign tax credit carryforwards                         18,629     13,120
     Other                                                     8,318      4,265
--------------------------------------------------------------------------------
                                                             101,002     95,133
--------------------------------------------------------------------------------
Deferred income tax liabilities:
     Data files and other assets                            (71,163)   (61,643)
     Depreciation                                            (2,940)    (3,952)
     Pension expense                                        (34,236)   (22,989)
     Undistributed earnings of foreign subsidiaries         (28,891)   (20,520)
     Other                                                   (8,889)    (9,938)
--------------------------------------------------------------------------------
                                                           (146,119)  (119,042)
--------------------------------------------------------------------------------
Net deferred income tax liability                          $(45,117)  $(23,909)
================================================================================

The Company's deferred income tax assets and liabilities at December 31, 1999 and 1998 are included in the accompanying consolidated balance sheets as follows:

(In thousands)                                                 1999      1998
--------------------------------------------------------------------------------
Deferred income tax assets                                     $28,015   $26,223
Deferred income tax liabilities                               (73,132)  (50,132)
--------------------------------------------------------------------------------
Net deferred income tax liability                            $(45,117) $(23,909)
================================================================================

Accumulated undistributed retained earnings of Canadian subsidiaries amounted to approximately $104,515,000 at December 31, 1999. No provision for Canadian withholding taxes or United States federal income taxes is made on these earnings because they are considered by management to be permanently invested in those subsidiaries and, under the tax laws, are not subject to such taxes until distributed as dividends. If the earnings were not considered permanently invested, approximately $5,226,000 of deferred income taxes would have been provided. Such taxes, if ultimately paid, may be recoverable as foreign tax credits in the United States.

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

COMPREHENSIVE INCOME   Effective with the first quarter 1998, the Company
adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 requires the disclosures of the components of comprehensive income (net income plus other changes in equity accounts from non-owner transactions), and accumulated other comprehensive income (the accumulated total of comprehensive income transactions other than net income). The Company has elected to disclose these items in its Consolidated Statements of Shareholders' Equity and has changed the format of those statements to meet the requirements of SFAS 130.

TREASURY STOCK   During 1999, 1998, and 1997, the Company repurchased 6,944,000,
4,555,000, and 4,143,000 of its own common shares through open market transactions at an aggregate cost of $210,175,000, $161,797,000, and $129,085,000, respectively. At its January 1999 meeting, the Company's Board of Directors authorized an additional $250,000,000 in share repurchases, and at December 31, 1999, approximately $100 million remained available for future purchases. During 1998 and 1997, the Company reissued 164,000 and 270,000 treasury shares, respectively, in connection with acquisitions (Note 3). In 1998, the Company received 17,000 treasury shares in conjunction with the final settlement of a prior year acquisition.

In 1993, the Company established the Equifax Inc. Employee Stock Benefits Trust to fund various employee benefit plans and compensation programs and transferred 6,200,000 treasury shares to the Trust. In 1994, the Company transferred 600,000 treasury shares to another employee benefits trust. Shares held by the trusts are not considered outstanding for earnings per share calculations until released to the employee benefit plans or programs. During 1999, 364,354 shares were used, with 304,183 shares contributed to the Company's U.S. Retirement Plan and 60,171 shares used for various employee incentive programs. In 1998, 569,655 shares were used for a contribution to the Company's U.S. Retirement Plan, an employee stock purchase plan, and an employee bonus plan. The shares contributed to the U.S. Retirement Plan (390,000 shares) were repurchased by the Company at the current market price and recorded as treasury stock. No shares were used in 1997.

STOCK OPTIONS   The Company's shareholders have approved several stock option plans which provide that qualified and nonqualified options may be granted to officers and employees at exercise prices not less than market value on the date of grant. Generally, options vest proportionately over a four-year period and are exercisable for ten years from grant date. Certain of the plans also provide for awards of restricted shares of the Company's common stock. At December 31, 1999, there were 1,563,000 shares available for future option grants and restricted stock awards.

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

                                               1999                  1998                  1997
                                      -------------------------------------------------------------------
(Shares in thousands)                  Shares     Average     Shares     Average    Shares      Average
                                                   Price                  Price                  Price
---------------------------------------------------------------------------------------------------------
Balance, beginning of year              7,820       $22.40     6,582       $14.89     7,526       $14.62
Adjustment to beginning balance
  due to spinoff                           --           --        --           --     1,096           --

    Granted:
      At market price                   3,924       $27.62     2,581       $34.90       968       $26.06
      In excess of market price            --           --       271       $45.97       119       $35.44
    Canceled                            (591)       $34.42     (388)       $28.61   (1,434)       $15.81
    Exercised                           (590)       $13.39   (1,226)       $11.20   (1,693)       $11.45
---------------------------------------------------------------------------------------------------------
Balance, end of year                   10,563       $24.14     7,820       $22.40     6,582       $14.89
---------------------------------------------------------------------------------------------------------

Exercisable at end of year              5,165       $17.95     4,230       $15.35     4,420       $12.53
=========================================================================================================

The following table summarizes information about stock options outstanding at December 31, 1999 (shares in thousands):

                                       Options Outstanding                             Options Exercisable
                       ---------------------------------------------------    ------------------------------
                                        Weighted Average     Weighted                          Weighted
       Range of                            Remaining         Average                           Average
       Exercise                           Contractual        Exercise                          Exercise
        Prices              Shares       Life in Years        Price            Shares           Price
------------------------------------------------------------------------------------------------------------
       $7.09-$16.26               3,052              3.2           $11.42            2,947           $11.24
        17.57-24.44               3,437              8.8           $23.13            1,389           $22.78
        24.44-36.87               3,432              6.9           $33.29              580           $28.95
        37.00-55.12                 642              7.9           $41.12              249           $44.79
------------------------------------------------------------------------------------------------------------
                                 10,563              6.5           $24.14            5,165           $17.95
============================================================================================================

The weighted-average grant-date fair value per share of options granted in 1999, 1998, and 1997 is as follows:

                                             1999           1998           1997
--------------------------------------------------------------------------------
Grants at market price                      $9.95         $13.27         $10.05
Grants in excess of market price               --          $6.63          $6.17

The fair value of options granted in 1999, 1998, and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                          1999           1998          1997
--------------------------------------------------------------------------------
Dividend yield                            1.4%           1.1%          1.1%
Expected volatility                      42.4%          41.9%         41.3%
Risk-free interest rate                   5.6%           5.6%          6.3%
Expected life in years                     4.0            4.3           4.3

PERFORMANCE SHARE PLAN   The Company has a performance share plan for certain
key officers that provides for distribution of the Company's common stock at the end of three-year measurement periods based on the growth in earnings per share and certain other criteria. Recipients may elect to receive up to 50% of their distribution in cash based on the Company's common stock price at the end of the measurement period. Units outstanding at July 31, 1997 were increased by 14.6% to reflect the impact of the ChoicePoint spinoff. The total expense under the plan was a credit to expense of $900,000 in 1999, and a charge to expense of $4,213,000 in 1998 and $11,022,000 in 1997. At December 31, 1999, 913,482 shares of common stock were available for future awards under the plan. Units awarded during the year were 177,000 in 1999, 187,000 in 1998, and 190,000 in 1997.
Award-date fair value per unit was $36.88 in 1999, $32.69 in 1998, and $29.50 in 1997. Units outstanding at December 31 were 443,412 in 1999, 489,753 in 1998, and 809,600 in 1997.

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

                                          1999                     1998                     1997
                                 ----------------------  -----------------------  -----------------------
                                  Reported   Pro forma     Reported   Pro forma     Reported   Pro forma
---------------------------------------------------------------------------------------------------------
Net income                         $215,857   $201,006     $193,433    $184,690     $183,737    $182,239
=========================================================================================================

Net income per share (basic)          $1.57      $1.46        $1.37       $1.31        $1.27       $1.26
=========================================================================================================

Net income per share (diluted)        $1.55      $1.44        $1.34       $1.28        $1.24       $1.23
=========================================================================================================

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

U.S. RETIREMENT PLAN   The Company has a non-contributory qualified retirement
plan covering most U.S. salaried employees. Benefits are primarily a function of salary and years of service. A reconciliation of the benefit obligation, plan assets, and funded status of the plan is as follows (in thousands):

Change in benefit obligation                                                 1999            1998
----------------------------------------------------------------------------------------------------
Benefit obligation at beginning of year                                    $411,689        $388,859
Service cost                                                                  5,089           4,351
Interest cost                                                                27,587          27,562
Actuarial (gain) loss                                                      (24,085)          21,638
Curtailments                                                                (3,912)              --
Benefits paid                                                              (29,269)        (30,721)
----------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                          $387,099        $411,689
====================================================================================================

Change in plan assets                                                        1999            1998
----------------------------------------------------------------------------------------------------
Fair value of plan assets at beginning of year                             $455,727        $435,005
Actual return on plan assets                                                 64,137          33,443
Employer contribution                                                        10,000          18,000
Benefits paid                                                              (29,270)        (30,721)
----------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                   $500,594        $455,727
====================================================================================================

Funded status                                                              $113,495         $44,038
Unrecognized actuarial (gain) loss                                         (39,300)           9,262
Unrecognized prior service cost                                                 512           1,027
----------------------------------------------------------------------------------------------------
Prepaid pension cost                                                        $74,707         $54,327
====================================================================================================

Assumptions used in accounting for the plan are as follows:                  1999            1998
----------------------------------------------------------------------------------------------------
Discount rate                                                                 7.75%           6.75%
Expected return on plan assets                                                9.50%           9.50%
Rate of compensation increase                                                 4.25%           4.25%

Net pension income for the plan includes the following (income) expense components:

(In thousands)                                  1999          1998          1997
--------------------------------------------------------------------------------------
Service cost                                      $ 5,089      $  4,351       $ 5,266
Interest cost                                      27,587        27,562        26,735
Expected return on plan assets                   (40,066)      (34,588)      (32,835)
Amortization of prior service cost                    429           846         1,293
Recognized actuarial loss                             407         1,517            --
Curtailment gain                                  (3,827)            --      (17,118)
Amortization of transition obligation                  --            --          (62)
--------------------------------------------------------------------------------------
Net pension income                              $(10,381)      $  (312)     $(16,721)
======================================================================================

The 1999 curtailment gain of $3,827,000 was recognized in the fourth quarter and resulted from workforce reductions related to outsourcing certain administrative and data processing functions and the sale of three risk management offices. Net pension income in 1997 includes income allocated to discontinued operations totaling $16,707,000, of which $17,118,000 related to a curtailment gain resulting from the spinoff of ChoicePoint (see Note 2).

At December 31, 1999, the plan's assets included 1,284,538 shares of the Company's common stock with a market value of approximately $30,267,000.

FOREIGN RETIREMENT PLANS   The Company maintains a defined benefits plan for
most salaried employees in Canada. The aggregate fair market value of the Canadian plan assets approximates that plan's projected benefit obligation, which totaled $25,701,000 and $26,021,000 at December 31, 1999 and 1998,
respectively. Prepaid pension cost for this plan was $12,027,000 and $4,191,000 at December 31, 1999 and 1998, respectively. The Company also maintains defined contribution plans for certain employees in the United Kingdom.

SUPPLEMENTAL RETIREMENT PLAN   The Company maintains a supplemental executive
retirement program for certain key employees. The plan, which is unfunded, provides supplemental retirement payments based on salary and years of service. The expense for this plan was $3,087,000 in 1999, $4,182,000 in 1998, and $3,691,000 in 1997. The accrued liability for this plan at December 31, 1999 and 1998 was $26,371,000 and $28,474,000, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

EMPLOYEE RETIREMENT SAVINGS PLAN   The Company's retirement savings plans
provide for annual contributions, within specified ranges, determined at the discretion of the Board of Directors for the benefit of eligible employees in the form of cash or shares of the Company's common stock. Expense for these plans was $5,170,000 in 1999, $3,346,000 in 1998, and $3,294,000 in 1997.

POSTRETIREMENT BENEFITS   The Company maintains certain unfunded healthcare and
life insurance benefit plans for eligible retired employees. Substantially all of the Company's U.S. employees may become eligible for these benefits if they reach normal retirement age while working for the Company and satisfy certain years of service requirements. The Company accrues the cost of providing these benefits over the active service period of the employee. Expense for these plans was $1,480,000 in 1999, $1,969,000 in 1998, and $1,690,000 in 1997. The accrued liability for these plans at December 31, 1999 and 1998 was $24,386,000 and $24,680,000, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

9.       COMMITMENTS AND CONTINGENCIES

Leases The Company's operating leases involve principally office space and office equipment. Rental expense relating to these leases was $47,376,000 in 1999, $46,087,000 in 1998, and $38,779,000 in 1997.

Future minimum payment obligations for noncancelable operating leases exceeding one year are as follows as of December 31, 1999:

(In thousands)                                                      Amount
------------------------------------------------------------------------------
2000                                                                  $35,240
2001                                                                   27,729
2002                                                                   19,476
2003                                                                   14,296
2004                                                                   12,854
Thereafter                                                            117,915
------------------------------------------------------------------------------
                                                                     $227,510
------------------------------------------------------------------------------

AGREEMENT WITH COMPUTER SCIENCES CORPORATION The Company has an agreement with Computer Sciences Corporation (CSC) under which CSC-owned credit bureaus and certain CSC affiliate bureaus utilize the Company's credit database service. CSC and these affiliates retain ownership of their respective credit files and the revenues generated by their credit reporting activity. The Company receives a processing fee for maintaining the database and for each report supplied. The initial term of the agreement expired in July 1998 and was renewable at the option of CSC for successive ten-year periods. CSC has renewed the agreement for the ten-year period beginning August 1, 1998. The agreement provides CSC with an option to sell its credit reporting businesses to the Company and provides the Company with an option to purchase CSC's credit reporting businesses if CSC does not elect to renew the agreement or if there is a change in control of CSC while the agreement is in effect. Both options expire in 2013. As of August 1, 1998, the option price is determined by appraisal.

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

DATA PROCESSING SERVICES AGREEMENTS   The Company has separate ten-year
agreements with IBM and EDS which outsource portions of its computer data processing operations and related functions, and expire in 2008 and 2009, respectively. The estimated aggregate contractual obligation remaining under these agreements is approximately $900 million as of December 31, 1999. However, this amount could be more or less depending on various factors such as the inflation rate, the introduction of significant new technologies, or changes in the Company's data processing needs as a result of acquisitions or divestitures. Under certain circumstances (e.g., a change in control of the Company, or for the Company's convenience), the Company may terminate either agreement. However, the agreements provide that the Company must pay a significant termination charge in the event of such a termination.

CHANGE IN CONTROL AGREEMENTS   The Company has agreements with nineteen of its
officers which provide certain severance pay and benefits in the event of a termination of the officer's employment under certain circumstances following a "change in control" of the Company. "Change in control" is defined as the accumulation by any person, entity, or group of 20% or more of the combined voting power of the Company's voting stock or the occurrence of certain other specified events. In the event of a "change in control," the Company's performance share plan provides that all shares designated for future distribution will become fully vested and payable, subject to the achievement of certain levels of growth in earnings per share and certain other criteria. At December 31, 1999, the maximum contingent liability under the agreements and plans was approximately $22,126,000.

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

10.      QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly operating revenue and operating income by reportable segment (Note 11) and other summarized quarterly financial data for 1999 and 1998 are as follows (in thousands, except per share amounts; 1998 amounts have been restated to conform to the 1999 presentation):

1999                                                   First      Second     Third      Fourth
-------------------------------------------------------------------------------------------------
Operating revenue:
     North American Information Services               $191,992   $196,835   $189,253   $190,366
     Payment Services                                   151,129    163,602    175,084    190,837
     Equifax Europe                                      46,053     47,220     45,038     50,111
     Equifax Latin America                               29,921     32,520     32,581     30,516
     Other                                                2,409      2,409      2,409      2,409
-------------------------------------------------------------------------------------------------
                                                       $421,504   $442,586   $444,365   $464,239
=================================================================================================

Operating income (loss):
     North American Information Services                $65,679    $71,696    $71,721    $72,428
     Payment Services                                    28,637     30,607     34,756     41,529
     Equifax Europe                                     (1,688)    (1,289)        242      4,419
     Equifax Latin America                                4,187      5,047      7,447      6,273
     Other                                                2,217      2,217      2,217      2,217
-------------------------------------------------------------------------------------------------
                                                         99,032    108,278    116,383    126,866
     General Corporate Expense                         (10,222)   (11,398)    (4,214)   (10,186)
-------------------------------------------------------------------------------------------------
                                                        $88,810    $96,880   $112,169   $116,680
=================================================================================================

Net income                                              $43,901    $52,106    $58,098    $61,772
=================================================================================================

Per common share (basic):
   Net income                                    (1)      $0.32      $0.38      $0.42      $0.46
=================================================================================================

Per common share (diluted):
   Net income                                             $0.31      $0.37      $0.42      $0.45
=================================================================================================

1998                                                   First      Second     Third      Fourth
-------------------------------------------------------------------------------------------------
Operating revenue:
     North American Information Services               $180,307   $194,127   $200,355   $194,264
     Payment Services                                   117,963    132,504    142,323    173,331
     Equifax Europe                                      36,746     46,458     50,829     38,212
     Equifax Latin America                               15,669     17,966     29,498     40,790
     Other                                                2,409      2,409      2,409      2,409
-------------------------------------------------------------------------------------------------
                                                       $353,094   $393,464   $425,414   $449,006
=================================================================================================

Operating income (loss):
     North American Information Services                $61,864    $68,069    $69,107    $67,549
     Payment Services                                    19,235     23,970     27,510     38,600
     Equifax Europe                                       3,155      4,732      6,724   (17,352)
     Equifax Latin America                                4,186      4,346      6,046      6,830
     Other                                                2,215      2,217      2,217      2,217
-------------------------------------------------------------------------------------------------
                                                         90,655    103,334    111,604     97,844
     General Corporate Expense                          (9,661)   (11,151)   (11,957)    (5,016)
-------------------------------------------------------------------------------------------------
                                                        $80,994    $92,183    $99,647    $92,828
=================================================================================================

Net income                                              $44,735    $50,632    $53,529    $44,537
=================================================================================================

Per common share (basic):
   Net income                                    (1)      $0.32      $0.36      $0.38      $0.32
=================================================================================================

Per common share (diluted):
   Net income                                             $0.31      $0.35      $0.37      $0.31
=================================================================================================

1 Quarterly per share amounts do not add to the amounts shown in the consolidated statements of income due to rounding.

11.      SEGMENT INFORMATION

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures About Segments of an Enterprise and Related Information." In the first quarter of 1999, the Company changed its segment reporting structure to more closely match management's internal reporting of business operations. Significant changes included moving the check solutions businesses in Canada and the U.K. (previously in the North American and Europe segments, respectively) into Payment Services, and moving the operations of Equifax Secure, which is developing authentication and digital certificate services, from General Corporate Expense to the North American segment. The 1998 and 1997 segment data has been restated to conform with the current year presentation.

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

A description of segment product and services is as follows:

NORTH AMERICAN INFORMATION SERVICES Consumer credit information; credit card marketing services; risk management and collection services; locate services; fraud detection and prevention services; mortgage loan origination information; analytics and consulting; commercial credit reporting in Canada; internet identity verification and digital certificate services; and through May 1997, PC-based marketing systems, geo-demographic systems, and mapping tools.

PAYMENT SERVICES Credit and debit card authorization and processing; credit card marketing enhancement; software products to manage credit card, merchant, and collection processing; and check guarantee and verification services.

EQUIFAX EUROPE Consumer and commercial credit information and marketing services, credit scoring and modeling services, and auto lien information.

EQUIFAX LATIN AMERICA Consumer and commercial credit information and other commercial, financial, and consumer information.

OTHER  Lottery services.

Segment information for 1999, 1998, and 1997 is as follows (dollars in thousands):

                                              1999                       1998                     1997
--------------------------------------------------------------------------------------------------------------
                                        Amount        %          Amount        %          Amount      %
--------------------------------------------------------------------------------------------------------------
Operating revenue:
   North American Information            $768,446      43 %       $769,053      47 %       $703,368    51 %
   Services
   Payment Services                       680,652      38          566,121      35          486,534    36
   Equifax Europe                         188,422      11          172,245      11          137,732    10
   Equifax Latin America                  125,538       7          103,923       6           28,818     2
   Other                                    9,636       1            9,636       1            9,635     1
--------------------------------------------------------------------------------------------------------------
                                       $1,772,694     100 %     $1,620,978     100 %     $1,366,087   100 %
==============================================================================================================

Operating income:
   North American Information            $281,524      63 %       $266,589      66 %       $241,262    66 %
   Services
   Payment Services                       135,529      30          109,315      27           85,217    23
   Equifax Europe                           1,684       -          (2,741)       -           23,458     6
   Equifax Latin America                   22,954       5           21,408       5            9,208     3
   Other                                    8,868       2            8,866       2            8,868     2
--------------------------------------------------------------------------------------------------------------
                                          450,559     100 %        403,437     100 %        368,013   100 %
   General Corporate Expense             (36,020)                 (37,785)                 (44,105)
   Valuation Loss (Note 9)                     --                       --                 (25,000)
--------------------------------------------------------------------------------------------------------------
                                         $414,539                 $365,652                 $298,908
==============================================================================================================

Total assets at December 31:
   North American Information           $ 612,002      33 %      $ 553,809      30 %      $ 451,487    38 %
   Services
   Payment Services                       499,646      27          491,821      27          276,573    24
   Equifax Europe                         297,048      16          326,865      18          223,415    19
   Equifax Latin America                  277,015      15          341,834      19          115,617    10
   Other                                    3,951       -            3,517       -            4,227     -
   Corporate                              150,119       9          110,949       6          105,785     9
--------------------------------------------------------------------------------------------------------------
                                       $1,839,781     100 %     $1,828,795     100 %     $1,177,104   100 %
==============================================================================================================

                                                                       1999          1998         1997
------------------------------------------------------------------------------------------------------------
Depreciation and amortization:
   North American Information Services                                   $45,818       $42,035      $38,563
   Payment Services                                                       35,628        28,279       19,552
   Equifax Europe                                                         21,405        15,362        9,042
   Equifax Latin America                                                  16,430        12,513        4,736
   Other                                                                     768           768          768
   Corporate                                                               5,214         4,868        4,408
------------------------------------------------------------------------------------------------------------
                                                                        $125,263      $103,825      $77,069
============================================================================================================

Capital expenditures excluding property and equipment and other assets acquired in acquisitions:
   North American Information Services                                   $38,345       $36,618      $30,719
   Payment Services                                                       51,052        43,835       26,358
   Equifax Europe                                                         15,590        25,028       13,160
   Equifax Latin America                                                  10,108         4,874        4,771
   Other                                                                      --            --           --
   Corporate                                                               5,776         8,977       11,031
------------------------------------------------------------------------------------------------------------
                                                                        $120,871      $119,332      $86,039
============================================================================================================

Financial information by geographic area is as follows:

                                         1999                      1998                    1997
-------------------------------------------------------------------------------------------------------
                                   Amount        %          Amount        %          Amount      %
-------------------------------------------------------------------------------------------------------
Operating revenue based
on location of customer:
   United States                  $1,233,983      70 %     $1,174,733      72 %     $1,057,032    78 %
   Canada                             97,251       5           96,628       6          100,943     7
   United Kingdom                    198,333      11          184,161      12          166,099    12
   Brazil                            115,985       7           62,253       4               --     -
   Other                             127,142       7          103,203       6           42,013     3
-------------------------------------------------------------------------------------------------------
                                  $1,772,694     100 %     $1,620,978     100 %     $1,366,087   100 %
-------------------------------------------------------------------------------------------------------

Long-lived assets at December
31:
   United States                    $557,960      45 %       $511,482      39 %       $421,559    54 %
   Canada                            107,687       9           96,840       7           60,521     8
   United Kingdom                    212,651      17          215,254      16          184,755    24
   Brazil                            220,298      18          347,355      27               --    --
   Other                             131,752      11          137,499      11          109,337    14
-------------------------------------------------------------------------------------------------------
                                  $1,230,348     100 %     $1,308,430     100 %       $776,172   100 %
-------------------------------------------------------------------------------------------------------