Form 10-K405/A, Exhibit 13
period 1999-12-31
EQUIFAX INC
filed 2000-04-07
CIK 33185

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
                                                              ===========    ===========

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
 --------------------------------------------------------------------------------------------------------------
Year Ended December 31                                           1999               1998                1997
----------------------                                       -------------      -------------      -------------
   Operating revenue                                         $   1,772,694      $   1,620,978      $   1,366,087
                                                             -------------      -------------      -------------
   Costs and expenses:
    Costs of services                                            1,032,389            943,833            778,936
    Selling, general and administrative expenses                   325,766            311,493            263,243
    Valuation loss on pending acquisition (Note 9)                      --                 --             25,000
                                                             -------------      -------------      -------------
      Total costs and expenses                                   1,358,155          1,255,326          1,067,179
                                                             -------------      -------------      -------------
   Operating income                                                414,539            365,652            298,908
   Other income, net                                                12,356              4,294             45,027
   Interest expense                                                 60,971             42,701             20,797
                                                             -------------      -------------      -------------
   Income from continuing operations before income
    taxes and cumulative effect of accounting change               365,924            327,245            323,138
   Provision for income taxes                                      150,047            133,812            137,613
                                                             -------------      -------------      -------------
   Income from continuing operations before
    cumulative effect of accounting change                         215,877            193,433            185,525
                                                             -------------      -------------      -------------
   Discontinued operations
   (Note 2):
   Income from discontinued operations, net of income
    taxes of $10,179                                                    --                 --             14,336
   Costs associated with effecting the spinoff, net of
    income tax benefit of $2,154                                        --                 --            (12,887)
                                                             -------------      -------------      -------------
   Total discontinued operations                                        --                 --              1,449
                                                             -------------      -------------      -------------
   Income before cumulative effect of accounting change            215,877            193,433            186,974
   Cumulative effect of change in accounting
     for business process reengineering, net of
     income tax benefit of $2,061 (Note 1)                              --                 --             (3,237)
                                                             -------------      -------------      -------------
   Net income                                                $     215,877      $     193,433      $     183,737
                                                             =============      =============      =============
   Per common share (basic):
   Income from continuing operations before
    cumulative effect of accounting change                   $        1.57      $        1.37      $        1.29
   Discontinued operations                                               -                  -               0.01
   Cumulative effect of accounting change                                -                  -              (0.02)
                                                             -------------      -------------      -------------
   Net income                                                $        1.57      $        1.37      $        1.27
                                                             =============      =============      =============
   Shares used in computing basic earnings per share               137,457            141,397            144,233
                                                             =============      =============      =============

   Per common share (diluted):
    Income from continuing operations before
     cumulative effect of accounting change                  $        1.55      $        1.34      $        1.26
    Discontinued operations                                              -                  -               0.01
    Cumulative effect of accounting change                               -                  -              (0.02)
                                                             -------------      -------------      -------------
   Net income                                                $        1.55      $        1.34      $        1.24
                                                             =============      =============      =============
   Shares used in computing
    diluted earnings per share                                     139,603            144,403            147,818
                                                             =============      =============      =============

   Dividends per common share                                $       0.363      $       0.353      $       0.345
                                                             =============      =============      =============



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