Form 10-K405, Exhibit 13
period 2000-12-31
EQUIFAX INC
filed 2001-03-29
CIK 33185

                                                                    EXHIBIT 13.1

SUMMARY OF SELECTED FINANCIAL DATA


                                                                  Year Ended December 31
                                                    ------------------------------------------------
                                                              2000                        1999
                                                    ------------------------------------------------
(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Operating revenue                                       $  1,965,881                $  1,772,694
Operating costs and expenses before unusual items          1,510,466                   1,358,155
                                                        ------------                ------------
Unusual items                                                      -                           -
Operating income                                             455,415                     414,539
Other income, net                                              5,905                      12,356
Interest expense                                             (75,951)                    (60,971)
                                                        ------------                ------------
Income from continuing operations before income
  taxes and cumulative effect of accounting change           385,369                     365,924
Provision for income taxes                                   157,347                     150,047
                                                        ------------                ------------
Income from continuing operations before
  cumulative effect of accounting change                     228,022                     215,877
Discontinued operations, net of income taxes                       -                           -
Cumulative effect of accounting change,
  net of income taxes*                                             -                           -
                                                        ------------                ------------
Net income                                              $    228,022                $    215,877
                                                        ============                ============
Dividends paid                                          $     52,374                $     51,961
PER COMMON SHARE (diluted)
Income from continuing operations before
  cumulative effect of accounting change                $       1.68                $       1.55
Discontinued operations                                            -                           -
Cumulative effect of accounting change                             -                           -
                                                        ------------                ------------
Net income                                              $       1.68                $       1.55
                                                        ============                ============
Dividends                                               $      0.370                $      0.363
Weighted average common shares outstanding (diluted)     136,016,000                 139,603,000
BALANCE SHEET DATA (at December 31)
Total assets - continuing operations                    $  2,069,637                $  1,839,781
Total assets                                            $  2,069,637                $  1,839,781
Long-term debt                                          $    993,569                $    933,708
Shareholders' equity                                    $    383,578                $    215,625
Common shares outstanding                                135,835,000                 134,001,000
OTHER INFORMATION (at December 31)
Stock price per share**                                 $      28.69                $      23.56
Book value per share                                    $       2.82                $       1.61
Market capitalization**                                 $  3,896,757                $  3,157,388
Employees - continuing operations                             12,200                      12,700

 * The 1997 accounting change relates to EITF No. 97-13 regarding accounting for business process reengineering costs.

** Stock prices and market capitalization prior to 1997 have been adjusted to reflect the spin-off of ChoicePoint.

SUMMARY OF SELECTED FINANCIAL DATA
SUMMARY OF OPERATIONS
 Continued
            1998             1997          1996           1995           1994           1993           1992
       ------------     ------------   ------------   ------------   ------------   ------------   ------------
       $  1,620,978     $  1,366,087   $  1,222,798   $  1,105,309   $    968,660   $    813,235   $    724,030
          1,255,326        1,042,179        955,897        883,405        770,779        649,135        584,204
       ------------     ------------   ------------   ------------   ------------   ------------   ------------
                  -          (25,000)       (10,313)         9,243              -        (48,438)             -
            365,652          298,908        256,588        231,147        197,881        115,662        139,826
              4,294           45,027         22,400          7,335          8,643          3,881          7,474
            (42,701)         (20,797)       (16,439)       (15,342)       (12,986)        (8,742)        (3,031)
       ------------     ------------   ------------   ------------   ------------   ------------   ------------

            327,245          323,138        262,549        223,140        193,538        110,801        144,269
            133,812          137,613        109,452         90,355         79,804         48,525         59,056
       ------------     ------------   ------------   ------------   ------------   ------------   ------------

            193,433          185,525        153,097        132,785        113,734         62,276         85,213
                  -            1,449         24,520         14,865          6,612          1,239            133
                  -           (3,237)             -              -              -              -              -
       ------------     ------------   ------------   ------------   ------------   ------------   ------------
       $    193,433     $    183,737   $    177,617   $    147,650   $    120,346   $     63,515   $     85,346
       ============     ============   ============   ============   ============   ============   ============
       $     52,063     $     52,030   $     49,704   $     50,223   $     47,161   $     42,041   $     42,770

       $       1.34     $       1.26   $       1.03   $       0.86   $       0.75   $       0.41   $       0.52
                  -             0.01           0.16           0.10           0.04           0.01              -
                  -            (0.02)             -              -              -              -              -
       ------------     ------------   ------------   ------------   ------------   ------------   ------------
       $       1.34     $       1.24   $       1.19   $       0.96   $       0.79   $       0.42   $       0.52
       ============     ============   ============   ============   ============   ============   ============
       $      0.353     $      0.345   $      0.330   $      0.315   $      0.303   $      0.280   $      0.260
        144,403,000      147,818,000    149,207,000    154,375,000    150,691,000    151,631,000    164,746,000

       $  1,828,795     $  1,177,104   $  1,011,104   $    871,489   $    836,728   $    629,318   $    621,322
       $  1,828,795     $  1,177,104   $  1,207,518   $    976,173   $    934,832   $    643,279   $    638,375
       $    869,486     $    339,301   $    304,942   $    302,665   $    211,962   $    200,070   $    191,749
       $    366,466     $    349,397   $    424,950   $    353,465   $    361,935   $    254,031   $    257,990
        140,042,000      142,609,000    144,876,000    147,245,000    151,790,000    149,618,000    151,550,000

        $     34.19     $      35.44   $      27.41   $      19.13   $      11.80   $      12.25   $       9.23
        $      2.62     $       2.45   $       2.93   $       2.40   $       2.38   $       1.70   $       1.70
        $ 4,787,686     $  5,053,706   $  3,970,444   $  2,816,061   $  1,790,667   $  1,832,821   $  1,399,413
             14,000           10,000          9,500          9,800          9,600          8,000          7,500