Form 10-K405, Exhibit 13
period 2000-12-31
EQUIFAX INC
filed 2001-03-29
CIK 33185

                                                                    EXHIBIT 13.2


Management's Discussion & Analysis Of Results
Of Operations & Financial Condition

Overview
This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes. The following table summarizes the consolidated results for each of the three years ended December 31, 2000.

                                             Year Ended December 31,
                                      ------------------------------------
                                          2000       1999       1998
                                      ------------------------------------
                                      (millions, except per share amounts)
Revenue                                 $1,965.9   $1,772.7   $1,621.0
Operating income                        $  455.4   $  414.5   $  365.7
Other income, net                       $    5.9   $   12.4   $    4.3
Interest expense                        $  (76.0)  $  (61.0)  $  (42.7)
Net income                              $  228.0   $  215.9   $  193.4
Diluted earnings per share              $   1.68   $   1.55   $   1.34

Revenue
Revenue in 2000 of $1.97 billion was an increase of $193.2 million, or 10.9%, over 1999. Revenue increased $151.7 million in 1999, 9.4% over 1998. North American Information Services revenue grew 6.3% in 2000, driven largely by an increase in Marketing Services. Payment Services revenue increased 14.2% in 2000 from growth in both Check Solutions and Card Solutions.

The growth in 2000 revenue was also influenced by the acquisition of Consumer Information Services ("CIS") on May 1, 2000, the dispositions of the global risk management businesses on October 1, 2000, and the vehicle information business in the U.K. on December 22, 2000 ("Divested Operations"), and the effects of changes in foreign exchange rates. CIS generated revenue of $110.5 million during 2000. In total, the Divested Operations generated revenue of $132.5 million prior to disposition in 2000 compared with $175.0 million for full year 1999. The strengthening of the U.S. dollar against foreign currencies during 2000, particularly the British pound and Spanish peseta, reduced 2000 revenue growth by approximately $23 million as compared with 1999.

The increase in revenue during 1999 was driven by growth in the U.S. Card and Check operations as well as international acquisitions in Equifax Europe, Equifax Latin America and Card Solutions. The strengthening of the U.S. dollar against foreign currencies during 1999, particularly the Brazilian real, reduced 1999 revenue growth by approximately $36 million as compared with 1998.

Operating Income
Operating income of $455.4 million in 2000 increased $40.9 million, or 9.9%, over 1999. In 1999, operating income increased $48.9 million, or 13.4%, over 1998. Consolidated operating margins were 23.2% in 2000, 23.4% in 1999 and 22.6% in 1998.

Increased operating income in 2000 and 1999 resulted from revenue growth as well as cost reduction initiatives throughout the Company. Cost reduction achievements in both years included headcount reductions, the outsourcing of certain administrative functions, improved pricing from service providers in data processing and telecommunications, and lower benefit costs.

During 1999 and 1998, expense amounting to $26.4 million and $24.2 million, respectively, was incurred in connection with assessment, remediation planning, remediation, testing and contingency planning activities for application software and host environments of the Company's information technology systems associated with preparation for year 2000. Minimal costs were incurred during 2000 as the Company did not experience any discernable interruptions related to this matter. Approximately half of this annual cost was from internal resources that have been redeployed to manage ongoing system maintenance and development throughout the Company.

Other Income, Net
Other income includes interest income of $9.2 million in 2000, $6.5 million in 1999 and $4.8 million in 1998.

During 2000, sales of the Divested Operations and the sale of an investment in a card processing operation in India resulted in a net pretax loss of $2.0 million. In 1999, the Company sold its investment in Proceda S.A. in Brazil and three risk management offices located in the U.S. that resulted in a $7.1 million pretax gain. These amounts were recorded in other income.

Interest Expense
Interest expense increased $15 million in 2000 and $18.3 million in 1999 as compared with prior years. The increase in both years resulted from higher average debt outstanding associated with acquisition activity in 2000 and 1998 and treasury stock purchases in 1999 and 1998. Average total debt outstanding was $1,101.3 million in 2000, $975.8 million in 1999 and $633.9 million in 1998.

Effective Tax Rate
The effective tax rates were 40.8%, 41.0% and 40.9% in 2000, 1999 and 1998, respectively. The effective rate in 2001 is expected to decline to approximately 40.5%, due to the effects of tax planning strategies and a higher level of foreign earnings in lower tax rate jurisdictions.

Net Income and Diluted Earnings per Share
The percentage growth in diluted earnings per share of 8.4% in 2000 and 15.7% in 1999 exceeded the comparable growth rates in net income of 5.6% and 11.6%, respectively, due to the accretive effects of treasury stock purchases in 1999 and 1998. Average diluted shares outstanding were 136.0 million in 2000, 139.6 million in 1999 and 144.4 million in 1998.

Segment Results
The following table summarizes the segment results for each of the three years ended December 31, 2000. The results of businesses sold in the fourth quarter of 2000, which include the Company's risk management businesses located in the U.S., Canada, and the U.K., as well as the vehicle information business in the U.K., have been classified as Divested Operations. Prior year information has been restated to conform to the current year presentation.

                                                                        Year Ended December 31,
                                                        --------------------------------------------------------
                                                                   Revenue             Operating Income (Loss)
                                                        ---------------------------- ----------------------------
                                                           2000      1999      1998    2000     1999     1998
(In millions)
Information Services
  North American Information Services                   $  673.4  $  633.2  $  616.8  $274.5   $261.0   $248.0
  Consumer Information Services                            110.5         -         -     7.9        -        -
  Equifax Europe                                           143.4     148.7     127.0    13.0      3.3     (6.9)
  Equifax Latin America                                    119.5     125.5     103.9    25.0     22.9     21.4
  Divested Operations                                      132.5     175.0     197.6    13.8     18.9     22.8
  Other                                                      9.6       9.6       9.6     8.9      8.9      8.9
                                                        --------  --------  --------  ------   ------   ------
     Total Information Services                          1,188.9   1,092.0   1,054.9   343.1    315.0    294.2
                                                        --------  --------  --------  ------   ------   ------
Payment Services
  Card Solutions                                           517.5     443.4     357.0   109.7     96.9     78.4
  Check Solutions                                          259.5     237.3     209.1    44.4     38.6     30.9
                                                        --------  --------  --------  ------   ------   ------
     Total Payment Services                                777.0     680.7     566.1   154.1    135.5    109.3
                                                        --------  --------  --------  ------   ------   ------
                                                                                       (41.8)   (36.0)   (37.8)
                                                        --------  --------  --------  ------   ------   ------
  General Corporate Expense                             $1,965.9  $1,772.7  $1,621.0  $455.4   $414.5   $365.7
                                                        ========  ========  ========  ======   ======   ======

Information Services

North American Information Services
North American Information Services includes U.S. Credit Information and Marketing Services, Mortgage Services, Canadian Operations, Knowledge Engineering, Consumer Direct and Equifax Secure. Revenue in this segment increased 6.3% in 2000 and 2.7% in 1999.

U.S. Credit Information and Marketing Services' revenue increased 7.7% in 2000 and 3.2% in 1999. Credit information volume growth of approximately 11.5% in 2000 and 7% in 1999 were partially offset by average price declines of about 9% and 4%, respectively. Average pricing has been impacted by mix of business, with many of our largest customers driving increasing volumes at lower than average unit prices. Many of these customers are also large customers of the Company's marketing services, which include prescreening, portfolio review, database and other marketing products. Revenue in Marketing Services grew 28.4% in 2000, compared with 3.2% in 1999.

During 2000, declining demand for information from mortgage industry customers, caused by an increasing interest rate environment, resulted in a 21% contraction in Mortgage Services' revenue, compared with a 6.7% increase in 1999. The growth in 1999 was achieved despite an 18% decline during the last half of the year, as compared to the last half of 1998, as rising interest rates began to significantly curtail refinancing activity. A return to revenue growth is anticipated in 2001, if interest rates continue to decline.

Canadian revenue increased 0.8% in 2000 after declining 2.7% in 1999. The 1999 decline was driven by increased competition in the consumer information business.

Revenue in the Company's developing businesses of Knowledge Engineering, Consumer Direct and Equifax Secure totaled $20.6 million in 2000, $14.0 million in 1999, and $13.6 million in 1998. Consumer Direct generated approximately 75% of the revenue growth in 2000.

Operating income for North American Information Services increased 5.2% in both 2000 and 1999. Operating margins were 40.8% in 2000, 41.2% in 1999 and 40.2% in
1998. During 2000, operating losses in the Company's developing businesses increased approximately $8.5 million. Absent this increased investment in developing businesses, operating income in 2000 would have grown 8.4% over 1999 and the 2000 operating margin would have approximated 42%.

Consumer Information Services
Consumer Information Services includes Direct Marketing Solutions and City Directory, which were acquired on May 1, 2000. Total revenue for this eight-month period amounted to $110.5 million and includes $8.4 million of revenue generated by Canadian operations that have been subsequently exited by the Company.

Equifax Europe
Revenue in Equifax Europe, which consists of operations in the United Kingdom, Spain, Portugal and Italy, declined 3.6% in 2000 and increased 17.1% in 1999. During the second quarter of 1998, the Company increased its ownership to 58% in the Spanish operation. Gaining the control necessary for financial reporting consolidation in Spain accounted for approximately $14.1 million of the 1999 revenue growth.

The strengthening of the U.S. dollar in 2000 and 1999 against the British pound and Spanish peseta reduced Equifax Europe's revenue growth by approximately $12.5 million in 2000 and $4.9 million in 1999. On a local currency basis, this segment's revenue grew 4.8% in 2000.

Operating income for Equifax Europe improved $9.7 million in 2000 and $10.2 million in 1999. Over the past two years this segment has made significant progress in achieving operational efficiencies through cost reduction efforts, improving operating margins to 9.1% in 2000 from 2.2% in 1999 and a loss in 1998.

Equifax Latin America
Equifax Latin America includes operations in Brazil, Argentina, Chile, Peru and El Salvador. Revenue declined 4.8% in 2000 and increased 20.8% in 1999. The strengthening of the U.S. dollar in 2000 and 1999 against the Brazilian real and the Chilean peso reduced this segment's revenue growth by approximately $2.5 million in 2000 and $16.9 million in 1999. In August 1998, the Company acquired an 80% interest in the Brazilian operation. This acquisition generated $38.3 million of the 1999 growth in revenue.

Operating income for Equifax Latin America increased 8.9% in 2000 and 7.2% in 1999. Cost reductions have contributed to an increase in operating margins to 20.9% in 2000 from 18.3% in 1999.

Divested Operations
The Company sold its risk management businesses in the U.S., Canada, and the U.K. on October 1, 2000, and also sold its vehicle information business in the U.K. on December 22, 2000. These information services businesses, which were divested because they no longer fit the Company's ongoing business strategy, have been classified as Divested Operations and prior year segment information has been reclassified to conform with this presentation. Revenue declined $42.5 million in 2000 and $22.6 million in 1999. The decline in 2000 revenue is primarily caused by the disposition of the risk management businesses at the beginning of the fourth quarter.

Other
Other consists solely of a lottery contract, which expires at the end of May 2002, with the State of California that was subcontracted to GTECH Corporation. Revenue and operating income remained comparable at $9.6 million and $8.9 million, respectively, for 2000, 1999 and 1998. Revenue and operating income will remain comparable until the contract's expiration.

Payment Services

Card Solutions
Card Solutions includes card processing operations in the U.S., U.K., Brazil and Chile and a card software business principally supporting the international operations. Over the past three years, Card Solutions has focused its efforts upon growth in international markets. In September 1998, Card Solutions expanded its operations into Latin America by acquiring a 59.3% interest in UNNISA, a card services business in Brazil. In June 1999, start-up of the U.K. operation commenced. In January 2000, the Company acquired Procard, Chile's second-largest credit card processor. Also in 2000, the Company signed a five-year agreement with the National Australia Bank to process cards in Australia, New Zealand, U.K. and Ireland, starting in the second quarter of 2001. This customer will be serviced from a new card processing operation being established in Australia. Card Solutions plans to utilize this Australian operation to pursue further card processing opportunities in the Asian and Pacific Rim markets.

Card Solutions' revenue increased 16.7% in 2000 and 24.2% in 1999, as approximately 15% growth in U.S. revenue in each year was complemented with international revenue growth of 24.9% in 2000 and 75.8% in 1999.

Revenue in the U.S. of $304.8 million in 1998 has grown to $351.7 million in 1999 and $402.9 million in 2000, driven by year-over-year increases in card issuing transactions and merchant volumes.

International revenue of $52.2 million in 1998 has grown to $114.5 million in 2000, as a focused investment in these markets has grown the number of cards from none at the beginning of 1998 to approximately 13.3 million at year-end 2000. Total international cards are expected to increase to approximately 16.4 million with commencement of the Australian operation in 2001. International revenue includes card software revenue, which has declined from $27.1 million in 1998 to $23.2 million in 1999 and $13.0 million in 2000. Card Solutions has de-emphasized card software sales as it grows its global processing operations, which will utilize this proprietary software to service its customers. Partially offsetting international revenue growth was the strengthening of the U.S. dollar in 2000 and 1999. Exchange rate changes of the Brazilian real and the British pound reduced revenue growth by approximately $3.0 million in 2000 and $11.5 million in 1999.

Card Solutions' operating income increased 13.1% in 2000 and 23.6% in 1999, principally driven by the U.S. operations. Reduction of card software sales and start-up costs of the international operations have tempered the growth in operating income in 2000. Operating margins were 21.2% in 2000, 21.9% in 1999 and 22.0% in 1998.

Check Solutions
Check Solutions, which consists of operations in the U.S., Canada, U.K., Ireland, France, Australia and New Zealand grew revenue 9.4% in 2000 and 13.5% in 1999.

The U.S. check operations increased revenue to $209.2 million in 2000 from $187.1 million in 1999 and $161.1 million in 1998. Growth in U.S. revenue has been driven by increased volume, largely resulting from the addition of new customers. The face amount of checks authorized in the U.S. totaled $25.7 billion in 2000, $23.5 billion in 1999 and $19.8 billion in 1998. International revenue of $50.3 million in 2000 approximated 1999 revenue of $50.2 million after growing 4.6% in 1999 from $48.0 million in 1998. The face amount of checks authorized in the international operations totaled $3.2 billion in 2000, $2.9 billion in 1999 and $3.0 billion in 1998. The strengthening of the U.S. dollar against the British pound reduced international check revenue growth by $3.2 million in 2000 and $1.1 million in 1999. On a local currency basis, international revenue increased approximately 6.6% in 2000 and 6.9% in 1999.

Check Solutions' operating income increased 15.0% in 2000 and 24.8% in 1999. Increased operating cost efficiencies in both the U.S. and international operations contributed to growth in profitability as operating margins improved each year. Margins were 17.1% in 2000, 16.3% in 1999 and 14.8% in 1998.

General Corporate
General corporate expense increased $5.8 million in 2000 due primarily to higher technology costs and one-time expenses associated with headquarters relocation. General corporate expense declined $1.8 million in 1999 from 1998 due primarily to lower performance share plan expense. The decline in performance share expense was driven by the Company's lower stock price, as these plans have certain measurement criteria based on both the period end stock price and the average price during the last year of their measurement periods.

Financial Condition
Net cash provided by operating activities amounted to $284.2 million in 2000 as compared with $326.8 million in 1999. This decline is due primarily to the timing of cash receipts and disbursements related to Payment Services' settlement receivable and payable accounts, which accounted for $46.4 million of the change in operating cash flow in 2000 versus 1999. Operating activities provided cash of $305.5 million in 2000, $301.7 million in 1999 and $315.8 million in 1998 before the effect of this settlement activity. Cash balances associated with the clearing system amounted to $29.0 million, $50.4 million and $25.4 million at December 31, 2000, 1999 and 1998, respectively. Operating cash flow has been sufficient to fund capital expenditures, dividend payments and scheduled maturities of long-term debt.

Net cash used by investing activities amounted to $339.4 million in 2000, $117.8 million in 1999 and $607.7 million in 1998. Capital expenditures, exclusive of acquisitions and investments, amounted to $110.7 million in 2000, $120.9 million in 1999 and $119.3 million in 1998. Total capital expenditures are anticipated to approximate $100 million in 2001. Acquisitions, net of cash acquired, and other investments totaled $393.1 million in 2000, $22.9 million in 1999 and $501.2 million in 1998 (Note 2).

Cash proceeds from the sale of businesses and other assets amounted to $164.3 million in 2000 (primarily the Divested Operations), $26.0 million in 1999 and $12.9 million in 1998.

Financing activities provided $16.0 million of cash in 2000, used $155.1 million in 1999 and provided $351.4 million in 1998. Treasury stock repurchases amounted to $6.5 million in 2000, $210.2 million in 1999 and $161.8 million in 1998. Treasury stock repurchases were temporarily suspended in 2000 to enable the Company to apply available cash to the repayment of debt incurred in connection with the CIS acquisition. Net addition to debt amounted to $48.2 million in 2000, as much of the CIS acquisition indebtedness has been repaid. Net additions to debt amounted to $97.1 million in 1999 and $549.4 million in 1998. Net borrowings were driven by treasury stock repurchases in 1999 and 1998, as well as acquisitions in 1998. Dividend payments approximated $52 million in each year. Other activity, primarily proceeds from the exercise of stock options, provided cash of $26.7 million, $10.0 million and $15.9 million in 2000, 1999 and 1998, respectively.

At December 31, 2000, $359.5 million was available to the Company under its $750 million revolving credit facility. Should CSC exercise its option to sell its credit reporting business to the Company (Note 8), additional sources of financing would be required. However, the agreement with CSC requires a six-month notice period, and management believes the Company could arrange alternative sources of financing within that time to fund this potential purchase, including public debt markets and additional lines of bank credit.

Forward-Looking Information

Spin-off of Payment Services
On October 2, 2000, the Company announced that its Board of Directors approved a plan to separate the Company into two independent public companies. The Company intends to accomplish the separation through a spin-off of Payment Services to its shareholders in the form of a tax-free stock dividend. The Information Services businesses will retain the Equifax Inc. corporate identity. Separating Payment Services from Equifax Inc. will create two companies, each with its own management and Board of Directors focused on taking advantage of growth opportunities in their respective markets. As independent companies, each will set its own strategy for acquisitions, alliances, resource allocation and marketing more effectively for its individual needs. Management expects this transaction, which is subject to a favorable tax ruling and certain regulatory approvals, to be completed during the third quarter of 2001.

General
This Management's Discussion and Analysis, and other portions of this Annual Report, include forward-looking statements which are based upon management's beliefs and assumptions, as well as current expectations, estimates, and projections. Forward-looking statements are not guarantees, but involve risks, uncertainties and assumptions which may prove to be incorrect and may cause the Company's results to differ materially from those implied or indicated by such statements. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements may be identified by the use of words such as "believe", "continue", "may", "will", or the negative of these or similar terms, and include statements concerning expectations or goals, possible or assumed future results of operations, competitive position, financing, economic conditions, business strategies, projections of earnings, revenues or financial results, and statements of belief or assumptions regarding any of the foregoing. Except as required by law, the Company has no intention or obligation to update forward-looking statements. Some of the risks and uncertainties that may affect our performance include economic changes in countries where the Company conducts business; changes in demand for credit and consumer debt; change in marketing plans or techniques of customers; U.S. and international regulatory or legislative changes which may adversely affect the businesses conducted by the Company; retaining and hiring employees; the successful spin-off of the Payment Services Division; successful development and marketing of new products and services; protection and validity of patent and other intellectual property rights; successful incorporation of technological change; control and reduction of cost and expense; interest rate and currency exchange rate fluctuations; and, other risks or unforeseen factors including those described from time to time in the reports which the Company files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the years ending December 31, 2000 and 1999.