Form 10-K405, Exhibit 13
period 2000-12-31
EQUIFAX INC
filed 2001-03-29
CIK 33185

                                                                    EXHIBIT 13.3

CONSOLIDATED BALANCE SHEETS

(In thousands)
----------------------------------------------------------------------------------
December 31                                                     2000        1999
----------------------------------------------------------------------------------
ASSETS
Current Assets:
Cash and cash equivalents                                   $   89,413  $  136,596
Trade accounts receivable, net of allowance for doubtful
   accounts of $18,650 in 2000 and $14,057 in 1999             325,444     302,809
Settlement receivables                                          48,173      67,963
Other receivables                                               75,827      19,910
Deferred income tax assets                                      23,236      28,015
Other current assets                                            42,816      54,140
                                                            ----------  ----------
   Total current assets                                        604,909     609,433
                                                            ----------  ----------

Property and Equipment:
Land, buildings and improvements                                40,220      39,140
Data processing equipment and furniture                        235,296     258,314
                                                            ----------  ----------
                                                               275,516     297,454
Less accumulated depreciation                                  176,705     181,964
                                                            ----------  ----------
                                                                98,811     115,490
                                                            ----------  ----------

Goodwill                                                       717,939     612,551
                                                            ----------  ----------
Purchased Data Files                                           209,379     157,701
                                                            ----------  ----------
Other Assets                                                   438,599     344,606
                                                            ----------  ----------
                                                            $2,069,637  $1,839,781
                                                            ==========  ==========

                 The accompanying notes are an integral part
                    of these consolidated balance sheets.


(In thousands, except par values)
----------------------------------------------------------------------------------------
December 31                                                         2000         1999
----------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Short-term debt and current maturities of long-term debt         $   54,609   $   79,866
Accounts payable, trade                                              35,262       59,071
Settlement payables                                                  77,213      118,356
Accrued salaries and bonuses                                         36,961       38,203
Income taxes payable                                                 22,404       12,005
Other current liabilities                                           199,775      197,294
                                                                 ----------   ----------
   Total current liabilities                                        426,224      504,795
                                                                 ----------   ----------

Long-Term Debt, Less Current Maturities                             993,569      933,708
                                                                 ----------   ----------
Long-Term Deferred Revenue                                           32,864       22,547
                                                                 ----------   ----------
Deferred Income Tax Liabilities                                      90,198       73,132
                                                                 ----------   ----------
Other Long-Term Liabilities                                         143,204       89,974
                                                                 ----------   ----------
Commitments and Contingencies (Note 8)

Shareholders' Equity:
Common stock, $1.25 par value; shares authorized - 300,000;
   issued - 175,991 in 2000 and 174,259 in 1999;
   outstanding - 135,835 in 2000 and 134,001 in 1999                219,989      217,824
Preferred stock, $0.01 par value; shares authorized - 10,000;
   issued and outstanding - none in 2000 or 1999                          -            -
Paid-in capital                                                     336,527      304,532
Retained earnings                                                   902,475      726,827
Accumulated other comprehensive income                             (206,163)    (161,982)
Treasury stock, at cost, 33,078 shares in 2000
   and 34,640 shares in 1999 (Note 6)                              (778,955)    (816,213)
Stock held by employee benefits trusts, at cost,
   7,079 shares in 2000 and 5,619 shares in 1999 (Note 6)           (90,295)     (55,363)
                                                                 ----------   ----------
   Total shareholders' equity                                       383,578      215,625
                                                                 ----------   ----------
                                                                 $2,069,637   $1,839,781
                                                                 ==========   ==========

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
------------------------------------------------------------------------------------------
Year Ended December 31                                     2000        1999        1998
------------------------------------------------------------------------------------------
Operating revenue                                      $1,965,881  $1,772,694  $1,620,978
                                                       ----------  ----------  ----------
Costs and expenses:
   Costs of services                                    1,119,148   1,032,389     943,833
   Selling, general and administrative expenses           391,318     325,766     311,493
                                                       ----------  ----------  ----------
      Total costs and expenses                          1,510,466   1,358,155   1,255,326
                                                       ----------  ----------  ----------
Operating income                                          455,415     414,539     365,652
Other income, net                                           5,905      12,356       4,294
Interest expense                                           75,951      60,971      42,701
                                                       ----------  ----------  ----------
Income before income taxes                                385,369     365,924     327,245
Provision for income taxes                                157,347     150,047     133,812
                                                       ----------  ----------  ----------
Net income                                             $  228,022  $  215,877  $  193,433
                                                       ==========  ==========  ==========
Net income per common share (basic)                    $     1.70  $     1.57  $     1.37
                                                       ==========  ==========  ==========
Shares used in computing basic earnings per share         134,400     137,457     141,397
                                                       ==========  ==========  ==========
Net income per common share (diluted)                  $     1.68  $     1.55  $     1.34
                                                       ==========  ==========  ==========
Shares used in computing diluted earnings per share       136,016     139,603     144,403
                                                       ==========  ==========  ==========
Dividends per common share                             $    0.370  $    0.363  $    0.353
                                                       ==========  ==========  ==========

                  The accompanying notes are an integral part
                        of these consolidated statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


(In thousands)
---------------------------------------------------------------------------------------
Year Ended December 31                                   2000       1999       1998
---------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                         $ 228,022   $ 215,877   $ 193,433
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                     148,783     125,263     103,825
      Income tax benefit from stock plans                 5,638       2,046       8,085
      Loss (gain) from sale of businesses                 2,044      (7,095)          -
      Changes in assets and liabilities,
       excluding effects of acquisitions:
       Accounts receivable, net                         (27,562)    (22,754)    (19,012)
       Current liabilities, excluding debt              (17,934)      4,499      39,078
       Settlement receivables and payables, net         (21,353)     25,020     (18,583)
       Other current assets                             (13,364)      5,369      (3,049)
       Deferred income taxes                             16,691      20,885      34,595
       Other long-term liabilities, excluding debt      (12,062)     (3,609)    (16,831)
       Other assets                                     (24,738)    (38,743)    (24,328)
                                                      ---------   ---------   ---------
Net cash provided by operating activities               284,165     326,758     297,213
                                                      ---------   ---------   ---------
Cash flows from investing activities:
   Additions to property and equipment                  (37,132)    (39,033)    (44,921)
   Additions to other assets, net                       (73,530)    (81,838)    (74,411)
   Acquisitions, net of cash acquired                  (382,831)    (22,162)   (478,463)
   Investments in unconsolidated affiliates             (10,248)       (700)    (22,752)
   Proceeds from sale of businesses                     156,001      25,957      12,874
   Proceeds from sale of assets                           8,299           -           -
                                                      ---------   ---------   ---------
Net cash used by investing activities                  (339,441)   (117,776)   (607,673)
                                                      ---------   ---------   ---------
Cash flows from financing activities:
   Net short-term borrowings                            (21,026)     33,114      28,988
   Additions to long-term debt                           92,170      70,244     524,068
   Payments on long-term debt                           (22,983)     (6,256)     (3,692)
   Treasury stock purchases                              (6,517)   (210,175)   (161,797)
   Dividends paid                                       (52,374)    (51,961)    (52,063)
   Proceeds from exercise of stock options               23,165       6,996      12,245
   Other                                                  3,538       2,965       3,619
                                                      ---------   ---------   ---------
Net cash provided (used) by financing activities         15,973    (155,073)    351,368
                                                      ---------   ---------   ---------
Effect of foreign currency exchange rates on cash        (7,880)     (7,930)     (2,542)
                                                      ---------   ---------   ---------
Net cash (used) provided                                (47,183)     45,979      38,366
Cash and cash equivalents, beginning of year            136,596      90,617      52,251
                                                      ---------   ---------   ---------
Cash and cash equivalents, end of year                $  89,413   $ 136,596   $  90,617
                                                      =========   =========   =========


                  The accompanying notes are an integral part
                        of these consolidated statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME


                                                        Common Stock:
                                                        -------------
                                                      Shares             Paid-In   Retained
(In thousands)                                     Outstanding  Amount   Capital   Earnings
-------------------------------------------------------------------------------------------
Balance, December 31, 1997                           142,609   $215,581  $244,496  $421,541
1998 changes:
   Net income                                              -          -         -   193,433
   Foreign currency translation adjustment                 -          -         -         -
   Adjustment for minimum liability under
      supplemental retirement plan                         -          -         -         -
   Shares issued under stock plans                     1,451      1,572    18,952         -
   Shares contributed to U.S. retirement plan            390          -    10,392         -
   Treasury stock purchased                           (4,555)         -         -         -
   Treasury stock reissued for acquisitions              147          -     2,346         -
   Cash dividends                                          -          -         -   (52,063)
   Income tax benefit from stock plans                     -          -     8,085         -
   Dividends from employee benefits trusts                 -          -     2,240         -
-------------------------------------------------------------------------------------------
Balance, December 31, 1998                           140,042    217,153   286,511   562,911

1999 changes:
   Net income                                              -          -         -   215,877
   Foreign currency translation adjustment                 -          -         -         -
   Adjustment for minimum liability under
      supplemental retirement plan                         -          -         -         -
   Shares issued under stock plans                       599        671     6,945         -
   Shares contributed to U.S. retirement plan            304          -     7,003         -
   Treasury stock purchased                           (6,944)         -         -         -
   Cash dividends                                          -          -         -   (51,961)
   Income tax benefit from stock plans                     -          -     2,046         -
   Dividends from employee benefits trusts                 -          -     2,027         -
-------------------------------------------------------------------------------------------
Balance, December 31, 1999                           134,001    217,824   304,532   726,827

2000 changes:
   Net income                                              -          -         -   228,022
   Foreign currency translation adjustment                 -          -         -         -
   Adjustment for minimum liability under
      supplemental retirement plan                         -          -         -         -
   Shares issued under stock plans                     1,789      2,165    21,051         -
   Treasury stock purchased                             (296)         -         -         -
   Treasury stock reissued for acquisitions              341          -     2,605         -
   Cost of treasury stock transferred to
      employee benefits trust                              -          -         -         -
   Cash dividends                                          -          -         -   (52,374)
   Income tax benefit from stock plans                     -          -     5,638         -
   Dividends from employee benefits trusts                 -          -     2,701         -
-------------------------------------------------------------------------------------------
Balance, December 31, 2000                           135,835   $219,989  $336,527  $902,475
===========================================================================================

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (CONTINUED)

Accumulated Other Comprehensive Income:
                             Minimum                                 Stock Held
          Foreign         Liability Under                            By Employee        Total
          Currency         Supplemental                    Treasury   Benefits      Shareholders'   Comprehensive
        Translation       Retirement Plan       Total        Stock      Trust          Equity          Income
--------------------------------------------------------------------------------------------------------------------

        $(13,684)            $(6,392)        $ (20,076)  $(447,578)   $(64,567)       $ 349,397

              -                    -                 -           -           -          193,433       $ 193,433
        (15,313)                   -           (15,313)          -           -          (15,313)        (15,313)

              -                  326               326           -           -              326             326
              -                    -                 -         279       1,770           22,573               -
              -                    -                 -           -       3,843           14,235               -
              -                    -                 -    (161,797)          -         (161,797)              -
              -                    -                 -       3,004           -            5,350               -
              -                    -                 -           -           -          (52,063)              -
              -                    -                 -           -           -            8,085               -
              -                    -                 -           -           -            2,240               -
--------------------------------------------------------------------------------------------------------------------
        (28,997)              (6,066)          (35,063)   (606,092)    (58,954)         366,466       $ 178,446
                                                                                                      =========
              -                    -                 -           -           -          215,877       $ 215,877
       (128,283)                   -          (128,283)          -           -         (128,283)       (128,283)

              -                1,364             1,364           -           -            1,364           1,364
              -                    -                 -          54         594            8,264               -
              -                    -                 -           -       2,997           10,000               -
              -                    -                 -    (210,175)          -         (210,175)              -
              -                    -                 -           -           -          (51,961)              -
              -                    -                 -           -           -            2,046               -
              -                    -                 -           -           -            2,027               -
--------------------------------------------------------------------------------------------------------------------
       (157,280)              (4,702)         (161,982)   (816,213)    (55,363)         215,625       $  88,958
                                                                                                      =========
              -                    -                 -           -           -          228,022       $ 228,022
        (45,549)                   -           (45,549)          -           -          (45,549)        (45,549)

              -                1,368             1,368           -           -            1,368           1,368
              -                    -                 -         431         392           24,039               -
              -                    -                 -      (6,517)          -           (6,517)              -
              -                    -                 -       8,020           -           10,625               -

              -                    -                 -      35,324     (35,324)               -               -
              -                    -                 -           -           -          (52,374)              -
              -                    -                 -           -           -            5,638               -
              -                    -                 -           -           -            2,701               -
--------------------------------------------------------------------------------------------------------------------
      $(202,829)             $(3,334)        $(206,163)  $(778,955)   $(90,295)       $ 383,578       $ 183,841
====================================================================================================================

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

Nature of Operations and Spin-off The Company principally provides information services to businesses to help them grant credit, authorize and process credit card and check transactions, and market to their customers. The principal lines of business are information services and payment services (see Note 10 for segment information). The principal markets for both information and payment services are retailers, banks, and other financial institutions, with information services also serving the transportation, telecommunication, utility, manufacturing, and media industries. The Company's operations are predominantly located within the United States, with foreign operations principally located within Canada, the United Kingdom, and Brazil.

On October 2, 2000, the Company announced its intention to split into two independent, publicly traded companies by spinning off its Payment Services industry segment. The spin-off would be effected through a tax-free dividend of stock in the new company to existing Equifax shareholders and is contingent on receiving a favorable ruling from the IRS regarding the tax-free nature of the dividend, among other things. The timing of the distribution has not yet been finalized, but is expected to occur third quarter 2001.

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

Revenue Recognition Revenue is recognized principally as services and products are provided to and accepted by customers. Amounts billed in advance are recorded as current or long-term deferred revenue on the balance sheet, with current deferred revenue reflecting services expected to be provided within the next twelve months. Current deferred revenue is included with other current liabilities in the accompanying consolidated balance sheets, and as of December 31, 2000 and 1999, totaled $34,256,000 and $31,523,000, respectively. In 1996, the Company received a one-time payment of $58,000,000 related to a lottery subcontract and recognized $5,400,000 in revenue. The remaining balance is being recognized as revenue over the term of the contract, with $9,636,000 per year recognized in 1997 through 2000. The unrecognized balance at December 31, 2000, totaled $14,056,000, with $4,420,000 included in long-term deferred revenue in the accompanying consolidated balance sheets. In conjunction with the divestiture of the Company's U.S. risk management and Canadian risk management businesses in October 2000 (Note 3), certain of the proceeds received related to contracts to provide credit information products and services to the buyers over the next five to six years and was recorded in current and long-term deferred revenue. At December 31, 2000, $25,527,000 remained unrecognized, with $21,195,000 included in long-term deferred revenue in the accompanying consolidated balance sheets. This deferred revenue will be recognized as the contracted products and services are provided.

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

(In thousands)                      2000     1999     1998
-----------------------------------------------------------
Weighted average shares
   outstanding (basic)            134,400  137,457  141,397
Effect of dilutive securities:
   Stock options                    1,439    1,880    2,714
   Performance share plan             177      266      292
-----------------------------------------------------------
Weighted average shares
   outstanding (diluted)          136,016  139,603  144,403
===========================================================

Settlement Receivables and Payables Settlement receivables and payables result from timing differences in the Company's settlement process with merchants, financial institutions, and credit card associations related to merchant and card transaction processing. Cash balances associated with the clearing system amounted to $29.0 million, $50.4 million and $25.4 million at December 31, 2000, 1999 and 1998, respectively.

Property and Equipment The cost of property and equipment is depreciated primarily on the straight-line basis over estimated asset lives of 30 to 50 years for buildings; useful lives, not to exceed lease terms, for leasehold improvements; 3 to 5 years for data processing equipment; and 8 to 20 years for other fixed assets.

Goodwill Goodwill is amortized on a straight-line basis predominantly over periods from 20 to 40 years. Amortization expense was $32,382,000 in 2000, $26,926,000 in 1999, and $21,536,000 in 1998. As of December 31, 2000 and 1999,
accumulated amortization balances were $99,681,000 and $87,533,000, respectively.

Purchased Data Files Purchased data files are amortized on a straight-line basis primarily over 15 years. Amortization expense was $20,167,000 in 2000, $17,566,000 in 1999, and $14,982,000 in 1998. As of December 31, 2000 and 1999,
accumulated amortization balances were $118,005,000 and $109,269,000, respectively.

Other Assets Other assets at December 31, 2000 and 1999 consist of the following:

(In thousands)                     2000      1999
---------------------------------------------------
Systems development
   and other deferred costs      $163,225  $154,301
Purchased software                 57,107    55,013
Purchased merchant contracts       23,667         -
Prepaid pension cost               98,215    86,764
Risk management purchased
   paper (Note 3)                  59,073    29,619
Investments in unconsolidated
   companies                       12,800     5,558
Other                              24,512    13,351
---------------------------------------------------
                                 $438,599  $344,606
===================================================

Purchased software, purchased merchant contracts, and systems development and other deferred costs are being amortized on a straight-line basis over five to eleven years. Amortization expense for other assets was $57,432,000 in 2000, $43,156,000 in 1999, and $32,078,000 in 1998. As of December 31, 2000 and 1999,
accumulated amortization balances were $176,759,000 and $159,840,000, respectively.

Long-Lived Assets Long-lived assets include property and equipment, goodwill, purchased data files, and other assets. The Company regularly evaluates whether events and circumstances have occurred which indicate that the carrying amount of long-lived assets may warrant revision or may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related business over the remaining life of the asset in measuring whether the asset is recoverable.

Foreign Currency Translation The functional currency of the Company's foreign subsidiaries are those subsidiaries' local currencies. The assets and liabilities of foreign subsidiaries are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The resulting translation adjustment is recorded as a component of shareholders' equity. Gains and losses resulting from the translation of intercompany balances of a long-term investment nature are also recorded as a component of shareholders' equity. Other foreign currency translation gains and losses, which are not material, are recorded in the consolidated statements of income.

Consolidated Statements of Cash Flows The Company considers cash equivalents to be short-term cash investments with original maturities of three months or less.

Cash paid for income taxes and interest is as follows:

(In thousands)            2000      1999     1998
---------------------------------------------------
Income taxes, net of
   amounts refunded     $124,717  $127,611  $98,905
Interest                  76,177    60,379   28,885

In 2000, 1999, and 1998, the Company acquired various businesses that were accounted for as purchases (Note 2). In conjunction with these transactions, liabilities were assumed as follows:

(In thousands)                    2000     1999      1998
-----------------------------------------------------------
Fair value of assets
   acquired                     $415,657  $24,783  $540,078
Cash paid for acquisitions       383,938   24,182   485,076
Value of treasury stock
   reissued for acquisitions      10,625        -     6,000
-----------------------------------------------------------
Liabilities assumed             $ 21,094  $   601  $ 49,002
===========================================================

Financial Instruments The Company's financial instruments consist primarily of cash and cash equivalents, accounts and notes receivable, accounts payable, and short-term and long-term debt. The carrying amounts of these items, other than long-term debt, approximate their fair market values due to their short maturity. As of December 31, 2000, the fair value of the Company's long-term debt (determined primarily by broker quotes) was $981,953,000 compared to its carrying value of $993,569,000. During 2000, the Company's derivative financial instruments consisted of several interest rate swap agreements used to fix portions of the Company's floating rate obligations.

Recent Accounting Pronouncements and Accounting Change In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities and is effective (as amended by SFAS No. 137) on January 1, 2001 for the Company. Based on its current level of derivative instruments and hedging activities, the Company does not believe that the adoption of SFAS 133 will have a significant impact on its financial statements or reported earnings.

2.   ACQUISITIONS AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES
During 2000, the Company acquired or increased its ownership in the following businesses:

                                                        Month        Industry       Percentage
Business                                              Acquired        Segment        Ownership
----------------------------------------------------------------------------------------------
Organizacion Veraz S.A. (Argentina)                    December    Latin America        79.5% 1
SEK S.r.l. and AIF Gruppo Securitas S.r.l. (Italy)     November    Europe              100.0%
Compliance Data Center, Inc.                           October     North America       100.0%
Equifax Card Solutions Limited (U.K.)                  September   Card Solutions      100.0% 2
Consumer Information Solutions (CIS)
   Group of R.L. Polk & Co.                            May         Consumer Services   100.0%
Check-A-Cheque Ltd. (U.K.)                             March       Check Solutions     100.0%
Procard, S.A. (Chile)                                  January     Card Solutions      100.0%
Propago, S.A. (Chile)                                  January     Latin America       100.0%

1 Increased to 79.5% from 66.7% acquired in 1997 and 1994
2 Increased from 51.0% ownership started in 1999

In 2000, in addition to the businesses above, the Company acquired the credit files of 12 credit affiliates located in the United States and 14 affiliates in Canada, as well as a portfolio of credit card merchant contracts from Heartland Payment Systems. These acquisitions were accounted for as purchases and had an aggregate purchase price of $394,563,000, with $242,873,000 allocated to goodwill and $78,770,000 allocated to purchased data files. They were purchased with a combination of cash totaling $383,938,000 and the reissuance of treasury stock with a fair market value of $10,625,000. Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material.

In 1999, the Company acquired the credit files of 14 credit affiliates located in the United States and three credit affiliates in Canada. They were accounted for as purchases and had an aggregate purchase price of $24,182,000, with $7,508,000 allocated to goodwill and $15,954,000 allocated to purchased data files. Their results of operations have been included in the consolidated statements of income from the dates of acquisition and were not material.

During 1998, the Company acquired, made equity investments, or increased its ownership in the following businesses:

                                                    Month       Industry      Percentage
Business                                           Acquired      Segment      Ownership
-----------------------------------------------------------------------------------------
Unnisa Ltda. (Brazil)                              September  Card Solutions      59.3%
Proceda S.A. (Brazil)                              September  Card Solutions      34.0%
Seguranca ao Credito e Informacoes (SCI-Brazil)    August     Latin America       80.0%
Credit Bureau of Vancouver (Canada)                July       North America      100.0%
Equifax Canada Inc.                                July       North America      100.0% 1
Decisioneering Group, Inc.                         July       North America      100.0%
ASNEF-Equifax Servicios de Informacion
   de Credito, S.L. (Spain)                        May        Europe              58.0% 2
Infocorp (Peru)                                    April      Latin America       51.0% 3
CCI Group Plc (U.K.)                               March      Europe             100.0%

1 Increased to 100.0% from 84.4%
2 Increased from 49.0% acquired in 1994
3 Increased from 35.0% acquired with DICOM S.A. in 1994

In 1998, in addition to the businesses above, the Company acquired the credit files of 14 credit affiliates located in the United States and the collection businesses of Computer Sciences Corporation (CSC), which was subsequently sold (Note 8). Also, during the first quarter of 1998, the Company obtained the control necessary and began to consolidate the operations of its 66.7% owned investment in Organizacion Veraz S.A. in Argentina. The investment in Proceda S.A., along with increases in certain other equity investments, totaled $22.8 million and were accounted for under the equity method. They were purchased with cash and recorded as other assets. The remaining 1998 business and credit file acquisitions were accounted for as purchases and had an aggregate purchase price of $491,076,000. They were purchased with a combination of cash totaling $485,076,000 and the reissuance of treasury stock with a fair market value of $6,000,000. These acquisitions and the consolidation of Veraz resulted in $389,013,000 of goodwill, $86,259,000 of purchased data files, and $22,170,000 of other assets (primarily software and deferred systems costs). These allocations include $26.0 million reallocated from other assets related to investments in companies previously accounted for under the equity method. Their results of operations have been included in the consolidated statements of income from the dates of acquisition. The following unaudited pro forma information has been prepared as if these acquisitions had occurred on January 1, 1998. The information is based on the historical results of the separate companies, and may not necessarily be indicative of the results that could have been achieved, or of results that may occur in the future.

(In thousands, except per share amounts)       1998
------------------------------------------------------
Revenue                                     $1,751,184
Net income                                     181,598
Net income per common share (diluted)             1.26

3.   Divestitures
In September 2000, the Company sold its 50% interest in a credit card processing operation in India. In October 2000, the Company sold its risk management businesses located in the U.S., Canada, and the U.K., and in December 2000 sold its vehicle information business in the U.K. as well as a direct marketing business in Canada that was a small component of the CIS group acquired earlier in the year from R.L. Polk & Co. Proceeds from these sales included cash of $156,001,000 (net of cash sold) and a $41 million note receivable from one of the buyers, and resulted in a pretax loss of $2,044,000 recorded in other income. Approximately $25.5 million of the proceeds received in the U.S. and Canadian risk management sales related to exclusive contracts to provide the buyers with credit information products and services over several years, and was recorded in current and long-term deferred revenue. In conjunction with the U.S. risk management sale, the Company guaranteed approximately $60 million of the buyer's third-party acquisition financing which related to a portfolio of purchased paper. Since this purchased paper financing was entirely guaranteed by the Company, the amount guaranteed (approximately $59.1 million at December 31, 2000) has been recorded in other assets and other long-term liabilities in the accompanying consolidated balance sheets. These corresponding asset and liability balances will be reduced as the buyer makes principal payments on their loan and the Company's guarantee is reduced. At December 31, 1999, the U.S. risk management business had approximately $51.5 million in purchased paper, with $21.9 million included in other current assets and $29.6 million included in other assets in the accompanying consolidated balance sheets.

In April 1999, the Company sold its 34% equity interest in Proceda S.A. in Brazil, and in June 1999 also sold three risk management offices located in the U.S. Proceeds from these sales totaled $25,957,000 and resulted in a gain of $7,095,000 recorded in other income ($2,888,000 after tax, or $.02 per share).

In October 1998, the Company sold the collection businesses it had purchased from CSC earlier in the year (Note 8).

4.   LONG-TERM DEBT AND SHORT-TERM BORROWINGS
Long-term debt at December 31, 2000 and 1999 was as follows:

(In thousands)                            2000      1999
----------------------------------------------------------
Senior Notes, 6.5%, due 2003,
 net of unamortized discount of
 $255 in 2000 and $357 in 1999          $199,745  $199,643
Senior Notes, 6.3%, due 2005,
 net of unamortized discount of
 $754 in 2000 and $921 in 1999           249,246   249,079
Senior Debentures, 6.9%, due 2028,
 net of unamortized discount of
 $1,375 in 2000 and $1,425 in 1999       148,625   148,575
Borrowings under $750 million
 revolving credit facility, weighted
 average rate of 6.8% at
 December 31, 2000                       390,533   318,000
Other                                      8,513    22,581
----------------------------------------------------------
                                         996,662   937,878
Less current maturities                    3,093     4,170
----------------------------------------------------------
                                        $993,569  $933,708
==========================================================

In June 1998, the Company issued new 6.3% seven-year notes with a face value of $250,000,000 in a public offering. The notes were sold at a discount of $1,172,500. In July 1998, the Company issued new 6.9% 30-year debentures with a face value of $150,000,000 in a public offering. The debentures were sold at a discount of $1,500,000. The discounts and related issuance costs are being amortized on a straight-line basis over the respective term of the notes and debentures.

In November 1997, the Company replaced its $550 million revolving credit facility with a new, committed $750 million revolving credit facility with a group of commercial banks. The new facility expires November 2002. The agreement provides interest rate options tied to Base Rate, LIBOR, or Money Market indexes and contains certain financial covenants related to interest coverage, funded debt to cash flow, and limitations on subsidiary indebtedness. At December 31, 2000, $34,533,000 of the revolving credit facility's outstanding balance was denominated in foreign currencies. These foreign denominated obligations are used to hedge the impacts of foreign exchange rate fluctuations related to intercompany advances between the Company and several of its foreign subsidiaries.

Scheduled maturities of long-term debt during the five years subsequent to December 31, 2000, are as follows:

(In thousands)     Amount
--------------------------
2001              $  3,093
2002               395,387
2003               200,311
2004                     -
2005               249,246

The Company's short-term borrowings at December 31, 2000 and 1999, totaled $51,516,000 and $75,696,000, respectively, and consisted primarily of notes payable to banks. These notes had a weighted average interest rate of 6.25% at December 31, 2000 and 5.20% at December 31, 1999. In October 1999, a Canadian subsidiary of the Company entered into a C$100,000,000 loan, renewable annually, with a group of banks. The loan agreement provides interest rate options tied to Prime, Base Rate, LIBOR, and Canadian Banker's Acceptances, and contains financial covenants related to interest coverage, funded debt to cash flow, and limitations on subsidiary indebtedness. Borrowings under this loan (which are included in the short-term borrowings totals above) at December 31, 2000 and 1999 were C$69,000,000 and C$100,000,000 respectively.

5.   Income Taxes
The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities.

The provision for income taxes consists of the following:

(In thousands)                                2000       1999       1998
--------------------------------------------------------------------------
Current:
   Federal                                  $105,383   $ 96,342   $ 74,769
   State                                       7,925     15,855     10,854
   Foreign                                    26,766     16,355     17,020
--------------------------------------------------------------------------
                                             140,074    128,552    102,643
--------------------------------------------------------------------------
Deferred:
   Federal                                     9,544     11,467     26,309
   State                                       1,906      2,596      4,952
   Foreign                                     5,823      7,432        (92)
--------------------------------------------------------------------------
                                              17,273     21,495     31,169
--------------------------------------------------------------------------
                                            $157,347   $150,047   $133,812
==========================================================================

The provision for income taxes is based on income before income taxes as follows:

(In thousands)                                2000       1999       1998
--------------------------------------------------------------------------
United States                               $346,491   $322,782   $299,815
Foreign                                       38,878     43,142     27,430
--------------------------------------------------------------------------
                                            $385,369   $365,924   $327,245
==========================================================================

The provision for income taxes is reconciled with the federal statutory rate as follows:

(In thousands)                                2000       1999       1998
--------------------------------------------------------------------------
Federal statutory rate                        35.0%      35.0%      35.0%
=========================================================================
Provision computed at
   federal statutory rate                   $134,879   $128,073   $114,536
State and local taxes,
   net of federal tax benefit                  6,390     11,993     10,274
Nondeductible
   goodwill (including
   amounts related
   to divestitures)                            9,396      2,236      5,357
Other                                          6,682      7,745      3,645
--------------------------------------------------------------------------
                                            $157,347   $150,047   $133,812
==========================================================================

Components of the Company's deferred income tax assets and liabilities at December 31, 2000 and 1999 are as follows:

(In thousands)                            2000        1999
------------------------------------------------------------
Deferred income tax assets:
   Reserves and accrued expenses       $  21,597   $  26,067
   Postretirement benefits                 9,695       9,515
   Employee compensation programs         13,476      15,890
   Deferred revenue                        9,929      11,517
   Net operating loss carryforwards
      of subsidiaries                      5,494      11,066
   Foreign tax credit carryforwards       26,614      18,629
   Other                                   8,380       8,318
------------------------------------------------------------
                                          95,185     101,002
------------------------------------------------------------
Deferred income tax liabilities:
   Data files and other assets           (74,807)    (71,163)
   Depreciation                           (2,933)     (2,940)
   Pension expense                       (38,250)    (34,236)
   Undistributed earnings
      of foreign subsidiaries            (33,649)    (28,891)
   Other                                 (12,508)     (8,889)
------------------------------------------------------------
                                        (162,147)   (146,119)
------------------------------------------------------------
Net deferred income tax liability      $ (66,962)  $ (45,117)
============================================================

The Company's deferred income tax assets and liabilities at December 31, 2000 and 1999 are included in the accompanying consolidated balance sheets as follows:

(In thousands)                           2000       1999
----------------------------------------------------------
Deferred income tax assets             $ 23,236   $ 28,015
Deferred income tax liabilities         (90,198)   (73,132)
----------------------------------------------------------
Net deferred income tax liability      $(66,962)  $(45,117)
==========================================================

Accumulated undistributed retained earnings of Canadian subsidiaries amounted to approximately $29,121,000 at December 31, 2000. No provision for Canadian withholding taxes or United States federal income taxes is made on these earnings because they are considered by management to be permanently invested in those subsidiaries and, under the tax laws, are not subject to such taxes until distributed as dividends. If the earnings were not considered permanently invested, approximately $1,456,000 of deferred income taxes would have been provided. Such taxes, if ultimately paid, may be recoverable as foreign tax credits in the United States.

6.   Shareholders' Equity
Rights Plan In 1995, the Company's Board of Directors adopted a Shareholder Rights Plan (Rights Plan). The Rights Plan contains provisions to protect the Company's shareholders in the event of an unsolicited offer to acquire the Company, including offers that do not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering fair value to all shareholders, and other coercive, unfair or inadequate takeover bids and practices that could impair the ability of the Board of Directors to represent shareholders' interests fully. Pursuant to the Rights Plan, the Board of Directors declared a dividend of one Share Purchase Right (a Right) for each outstanding share of the Company's common stock, with distribution to be made to shareholders of record as of November 24, 1995. The Rights, which will expire in November 2005, initially will be represented by, and traded together with, the Company's common stock. The Rights are not currently exercisable and do not become exercisable unless certain triggering events occur. Among the triggering events is the acquisition of 20% or more of the Company's common stock by a person or group of affiliated or associated persons. Unless previously redeemed, upon the occurrence of one of the specified triggering events, each Right that is not held by the 20% or more shareholder will entitle its holder to purchase one share of common stock or, under certain circumstances, additional shares of common stock at a discounted price.

Treasury Stock and Employee Benefits Trusts During 2000, 1999, and 1998, the Company repurchased 296,000, 6,944,000, and 4,555,000 of its own common shares through open market transactions at an aggregate cost of $6,517,000, $210,175,000, and $161,797,000, respectively. At its January 1999 meeting, the Company's Board of Directors authorized an additional $250,000,000 in share repurchases, and at December 31, 2000, approximately $94 million remained available for future purchases. During 2000 and 1998, the Company reissued 341,000 and 164,000 treasury shares, respectively, in connection with acquisitions (Note 2). Also in 1998, the Company received 17,000 treasury shares in conjunction with the final settlement of a prior year acquisition.

In 1993, the Company established the Equifax Inc. Employee Stock Benefits Trust to fund various employee benefit plans and compensation programs and transferred 6,200,000 treasury shares to the Trust. In 1994 and 2000, the Company transferred 600,000 and 1,500,000 treasury shares, respectively, to two other employee benefits trusts. Shares held by the trusts are not considered outstanding for earnings per share calculations until released to the employee benefit plans or programs. During 2000, 39,830 shares were used for various employee incentive programs. In 1999, 364,354 shares were used, with 304,183 shares contributed to the Company's U.S. Retirement Plan and 60,171 shares used for various employee incentive programs. In 1998, 569,655 shares were used for a contribution to the Company's U.S. Retirement Plan, an employee stock purchase plan, and an employee bonus plan. The shares contributed to the U.S. Retirement Plan in 1998 (390,000 shares) were repurchased by the Company at the current market price and recorded as treasury stock.

Stock Options The Company's shareholders have approved several stock option plans which provide that qualified and nonqualified options may be granted to officers and employees at exercise prices not less than market value on the date of grant. Generally, options vest proportionately over a four-year period and are exercisable for ten years from grant date. Certain of the plans also provide for awards of restricted shares of the Company's common stock. At December 31, 2000, there were 1,311,000 shares available for future option grants and restricted stock awards.

A summary of changes in outstanding options and the related weighted average exercise price per share is shown in the following table:

                                             2000              1999              1998
---------------------------------------------------------------------------------------
                                            Average           Average           Average
(Shares in thousands)             Shares     Price  Shares     Price  Shares     Price
---------------------------------------------------------------------------------------
Balance, beginning of year        10,563    $24.14   7,820    $22.40   6,582    $14.89
  Granted:
     At market price               1,841    $22.39   3,924    $27.62   2,581    $34.90
     In excess of market price         -         -       -         -     271    $45.97
  Canceled                          (924)   $28.75    (591)   $34.42    (388)   $28.61
  Exercised                       (1,782)   $13.70    (590)   $13.39  (1,226)   $11.20
---------------------------------------------------------------------------------------
Balance, end of year               9,698    $25.22  10,563    $24.14   7,820    $22.40
=======================================================================================
Exercisable at end of year         6,069    $22.13   5,165    $17.95   4,230    $15.35
=======================================================================================

The following table summarizes information about stock options outstanding at December 31, 2000 (shares in thousands):

                                            Options Outstanding                          Options Exercisable
----------------------------------------------------------------------------------------------------------------
                                         Weighted Average Remaining  Weighted Average           Weighted Average
Range of Exercise Prices        Shares   Contractual Life in Years   Exercise Price    Shares    Exercise Price
----------------------------------------------------------------------------------------------------------------
$7.09 to $21.50                  3,244               5.4                   $16.45       3,141         $16.30
$22.76 to $24.44                 2,619               8.2                   $23.49       1,467         $23.50
$24.63 to $36.88                 3,280               6.2                   $32.63       1,201         $30.97
$37.00 to $49.03                   555               6.9                   $40.94         260         $43.94
----------------------------------------------------------------------------------------------------------------
                                 9,698               6.5                   $25.22       6,069         $22.13
================================================================================================================

The weighted-average grant-date fair value per share of options granted in 2000, 1999, and 1998 is as follows:

                                                     2000      1999      1998
-------------------------------------------------------------------------------
Grants at market price                              $ 6.14     $9.95    $13.27
Grants in excess of market price                         -         -    $ 6.63

The fair value of options granted in 2000, 1999, and 1998 is estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                           2000   1999   1998
----------------------------------------------
Dividend yield              1.7%   1.4%   1.1%
Expected volatility        42.0%  42.4%  41.9%
Risk-free interest rate     6.5%   5.6%   5.6%
Expected life in years      2.3    4.0    4.3

Performance Share and Long-Term Incentive Plans The Company has a performance share plan for certain key officers that provides for distribution of the Company's common stock at the end of three-year measurement periods based on the growth in earnings per share and certain other criteria. Recipients may elect to receive up to 50% of their distribution in cash based on the Company's common stock price at the end of the measurement period. No share units may be awarded under the plan after January 31, 2000. Units awarded during the year were none in 2000, 177,000 in 1999, and 187,000 in 1998. Award-date fair value per unit was $36.88 in 1999, and $32.69 in 1998. Units outstanding at December 31 were 294,778 in 2000, 443,412 in 1999, and 489,753 in 1998.

In 2000, the Company implemented a key management long-term incentive plan for certain key officers that provides for cash awards at the end of various length measurement periods based on the growth in earnings per share and/or various other criteria over the measurement period. For certain awards, the employee may elect to receive some or all of their distribution as an equity interest in the Company. Expense for these plans can vary between years due to revisions of estimates of future distributions under the plans, which are based on the likelihood that the performance criteria will be met. The total expense under these plans was a credit to expense of $3,130,000 in 2000 and $900,000 in 1999, and a charge to expense of $4,213,000 in 1998.

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

                                                 2000                 1999                 1998
--------------------------------------------------------------------------------------------------
                                   Reported   Pro Forma   Reported  Pro Forma  Reported  Pro Forma
--------------------------------------------------------------------------------------------------
Net income                         $228,022   $211,910    $215,877  $201,006   $193,433  $184,690
==================================================================================================
Net income per share (basic)       $   1.70   $   1.58    $   1.57  $   1.46   $   1.37  $   1.31
==================================================================================================
Net income per share (diluted)     $   1.68   $   1.56    $   1.55  $   1.44   $   1.34  $   1.28
==================================================================================================

Because the SFAS No. 123 fair value disclosure requirements apply only to options and performance share units granted after December 31, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

7.   Employee Benefits

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

U.S. Retirement Plan The Company has a non-contributory qualified retirement plan covering most U.S. salaried employees. Benefits are primarily a function of salary and years of service. A reconciliation of the benefit obligation, plan assets, and funded status of the plan is as follows (in thousands):


Change in benefit obligation           2000       1999
--------------------------------------------------------
Benefit obligation at
   beginning of year                 $387,099   $411,689
Service cost                            4,494      5,089
Interest cost                          29,016     27,587
Actuarial loss (gain)                 (17,263)   (24,085)
Curtailments                           (1,344)    (3,912)
Benefits paid                         (29,219)   (29,269)
--------------------------------------------------------
Benefit obligation at end of year    $372,783   $387,099
========================================================


Change in plan assets                                 2000       1999
-----------------------------------------------------------------------
Fair value of plan assets at
   beginning of year                                $500,594   $455,727
Actual return on plan assets                          41,703     64,137
Employer contribution                                      -     10,000
Benefits paid                                        (29,219)   (29,270)
-----------------------------------------------------------------------
Fair value of plan assets at
   end of year                                      $513,078   $500,594
========================================================================

Funded status                                       $140,295   $113,495
Unrecognized actuarial (gain) loss                   (54,925)   (39,300)
Unrecognized prior service cost                          181        512
-----------------------------------------------------------------------
Prepaid pension cost                                $ 85,551   $ 74,707
========================================================================

Assumptions used in accounting for the plan are as follows:

                                                      2000       1999
----------------------------------------------------------------------
Discount rate                                         8.00%      7.75%
Expected return on plan assets                        9.50%      9.50%
Rate of compensation increase                         4.25%      4.25%

Net pension income for the plan includes the following (income) expense components:

(In thousands)                             2000       1999       1998
----------------------------------------------------------------------
Service cost                            $  4,494   $  5,089   $  4,351
Interest cost                             29,016     27,587     27,562
Expected return on
   plan assets                           (43,340)   (40,066)   (34,588)
Amortization of prior
   service cost                              266        429        846
Recognized actuarial loss                      -        407      1,517
Curtailment gain                          (1,280)    (3,827)         -
----------------------------------------------------------------------
Net pension income                      $(10,844)  $(10,381)  $   (312)
======================================================================

The 2000 curtailment gain of $1,280,000 related to the sale of the U.S. risk management business (Note 3), and was included as a component of the loss on sale of businesses recorded in other income. The 1999 curtailment gain of $3,827,000 resulted from workforce reductions related to outsourcing certain administrative and data processing functions and the sale of three risk management offices.

At December 31, 2000, the plan's assets included 1,764,538 shares of the Company's common stock with a market value of approximately $50,620,000.

Foreign Retirement Plans The Company maintains a defined benefits plan for most salaried employees in Canada. The aggregate fair market value of the Canadian plan assets approximates the plan's projected benefit obligation, which totaled $24,922,000 and $25,701,000 at December 31, 2000 and 1999, respectively. Prepaid pension cost for this plan was $12,521,000 and $12,027,000 at December 31, 2000 and 1999, respectively. The Company also maintains defined contribution plans for certain employees in the United Kingdom.

Supplemental Retirement Plan The Company maintains a supplemental executive retirement program for certain key employees. The plan, which is unfunded, provides supplemental retirement payments based on salary and years of service. The expense for this plan was $2,994,000 in 2000, $3,087,000 in 1999, and $4,182,000 in 1998. The accrued liability for this plan at December 31, 2000 and 1999 was $24,185,000 and $26,371,000, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

Employee Retirement Savings Plan The Company's retirement savings plans provide for annual contributions, within specified ranges, determined at the discretion of the Board of Directors for the benefit of eligible employees in the form of cash or shares of the Company's common stock. Expense for these plans was $3,562,000 in 2000, $5,170,000 in 1999, and $3,346,000 in 1998.

Postretirement Benefits The Company maintains certain unfunded healthcare and life insurance benefit plans for eligible retired employees. Substantially all of the Company's U.S. employees may become eligible for these benefits if they reach normal retirement age while working for the Company and satisfy certain years of service requirements. The Company accrues the cost of providing these benefits over the active service period of the employee. Expense for these plans was $630,000 in 2000, $1,480,000 in 1999, and $1,969,000 in 1998. Expense in
2000 was reduced by an $843,000 curtailment gain related to the sale of the U.S. risk management business (Note 3). The curtailment gain was included as a component of the loss on sale of businesses recorded in other income. The accrued liability for these plans at December 31, 2000 and 1999 was $24,007,000 and $24,386,000, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

8.   Commitments and Contingencies
Leases The Company's operating leases involve principally office space and office equipment. Rental expense relating to these leases was $41,287,000 in 2000, $40,232,000 in 1999, and $36,493,000 in 1998.

Future minimum payment obligations for noncancelable operating leases exceeding one year are as follows as of December 31, 2000:

(In thousands)     Amount
--------------------------
2001              $ 34,038
2002                25,185
2003                18,936
2004                15,590
2005                13,982
Thereafter         100,865
--------------------------
                  $208,596
==========================

Agreement with Computer Sciences Corporation The Company has an agreement with Computer Sciences Corporation and certain of its affiliates (CSC) under which CSC-owned credit reporting agencies utilize the Company's computerized credit database services. CSC retains ownership of its credit files and the revenues generated by its credit reporting activity. The Company receives a processing fee for maintaining the database and for each report supplied. The initial term of the agreement expired in July 1998 and was renewable at the option of CSC for successive ten-year periods. CSC has renewed the agreement for the ten-year period beginning August 1, 1998. The agreement provides CSC with an option to sell its credit reporting businesses to the Company and provides the Company with an option to purchase CSC's credit reporting businesses if CSC does not elect to renew the agreement or if there is a change in control of CSC while the agreement is in effect. Both options expire in 2013. The option price is determined by appraisal.

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

Data Processing Services Agreements The Company has separate agreements with IBM, EDS, and Xerox Connect which outsource portions of its computer data processing operations and related functions, and expire between 2004 and 2009. The aggregate contractual obligation remaining under these agreements is currently estimated to be approximately $1.105 billion as of December 31, 2000, with no future year expected to exceed $150 million. However, these amounts could be more or less depending on various factors such as the inflation rate, the introduction of significant new technologies, or changes in the Company's data processing needs as a result of acquisitions or divestitures. Under certain circumstances (e.g., a change in control of the Company, or for the Company's convenience), the Company may terminate these agreements. However, the agreements provide that the Company must pay a significant termination charge in the event of such a termination.

Change in Control Agreements The Company has agreements with 21 of its officers which provide severance pay and benefits in the event of a termination of the officer's employment under certain circumstances following a "change in control" of the Company. "Change in control" is defined as the accumulation by any person, entity, or group of 20% or more of the combined voting power of the Company's voting stock or the occurrence of certain other specified events. In the event of a "change in control," the Company's performance share plan provides that all shares designated for future distribution will become fully vested and payable, subject to the achievement of certain levels of growth in earnings per share and other criteria. At December 31, 2000, the maximum contingent liability under the agreements and plans was approximately $21,316,000.

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

9.   Quarterly Financial (Unaudited)
Quarterly operating revenue and operating income by reportable segment (Note 10) and other summarized quarterly financial data for 2000 and 1999 are as follows (in thousands, except per share amounts):


2000                                            First         Second          Third         Fourth
---------------------------------------------------------------------------------------------------
Operating revenue:
Information Services:
  North American Information Services         $163,594       $170,470       $170,533       $168,718
  Consumer Information Services                      -         24,314         42,918         43,300
  Equifax Europe                                36,054         36,013         34,749         36,542
  Equifax Latin America                         28,943         29,696         30,715         30,166
  Divested Operations                           42,697         42,586         42,419          4,842
  Other                                          2,409          2,409          2,409          2,409
----------------------------------------------------------------------------------------------------
                                               273,697        305,488        323,743        285,977
----------------------------------------------------------------------------------------------------

Payment Services:
  Card Solutions                               119,138        129,971        131,204        137,122
  Check Solutions                               58,246         62,754         62,959         75,582
---------------------------------------------------------------------------------------------------
                                               177,384        192,725        194,163        212,704
---------------------------------------------------------------------------------------------------
                                              $451,081       $498,213       $517,906       $498,681
===================================================================================================
Operating income (loss):
Information Services:
  North American Information Services         $ 60,048       $ 70,567       $ 71,737       $ 72,171
  Consumer Information Services                      -         (1,973)         3,298          6,577
  Equifax Europe                                   893          2,697          3,124          6,302
  Equifax Latin America                          4,703          5,505          7,842          6,953
  Divested Operations                            4,749          4,558          5,187           (685)
  Other                                          2,217          2,217          2,217          2,217
---------------------------------------------------------------------------------------------------
                                                72,610         83,571         93,405         93,535
---------------------------------------------------------------------------------------------------
Payment Services:
  Card Solutions                                17,791         28,388         31,288         32,194
  Check Solutions                                8,694         10,699         10,830         14,134
---------------------------------------------------------------------------------------------------
                                                26,485         39,087         42,118         46,328
---------------------------------------------------------------------------------------------------
General Corporate Expense                      (11,491)       (13,692)        (9,590)        (6,951)
---------------------------------------------------------------------------------------------------
                                              $ 87,604       $108,966       $125,933       $132,912
===================================================================================================

Net income                                    $ 42,227       $ 53,078       $ 64,317       $ 68,400
===================================================================================================
Net income per common share (basic)1             $0.32          $0.40          $0.48          $0.51
===================================================================================================
Net income per common share (diluted)1           $0.31          $0.39          $0.47          $0.50
===================================================================================================

1 Quarterly per share amounts do not add to the amounts shown in the consolidated statements of income due to rounding.

1999                                       First     Second      Third     Fourth
----------------------------------------------------------------------------------
Operating revenue:
Information Services:
  North American Information Services    $154,880   $161,048   $157,911   $159,288
  Consumer Information Services                 -          -          -          -
  Equifax Europe                           34,409     36,644     35,503     42,155
  Equifax Latin America                    29,921     32,520     32,581     30,516
  Divested Operations                      48,756     46,363     40,877     39,034
  Other                                     2,409      2,409      2,409      2,409
----------------------------------------------------------------------------------
                                          270,375    278,984    269,281    273,402
----------------------------------------------------------------------------------
Payment Services:
  Card Solutions                          100,630    107,329    115,389    120,036
  Check Solutions                          50,499     56,273     59,695     70,801
----------------------------------------------------------------------------------
                                          151,129    163,602    175,084    190,837
----------------------------------------------------------------------------------
                                         $421,504   $442,586   $444,365   $464,239
==================================================================================

Operating income (loss):
Information Services:
  North American Information Services    $ 59,910   $ 65,941   $ 67,779   $ 67,396
  Consumer Information Services                 -          -          -          -
  Equifax Europe                           (2,821)    (1,326)       967      6,449
  Equifax Latin America                     4,187      5,047      7,447      6,273
  Divested Operations                       6,902      5,792      3,217      3,002
  Other                                     2,217      2,217      2,217      2,217
----------------------------------------------------------------------------------
                                           70,395     77,671     81,627     85,337
----------------------------------------------------------------------------------
Payment Services:
  Card Solutions                           22,674     21,659     24,072     28,550
  Check Solutions                           5,963      8,948     10,684     12,979
----------------------------------------------------------------------------------
                                           28,637     30,607     34,756     41,529
----------------------------------------------------------------------------------
General Corporate Expense                 (10,222)   (11,398)    (4,214)   (10,186)
----------------------------------------------------------------------------------
                                         $ 88,810   $ 96,880   $112,169   $116,680
==================================================================================

Net income                               $ 43,901   $ 52,106   $ 58,098   $ 61,772
==================================================================================
Net income per common share (basic)1        $0.32      $0.38      $0.42      $0.46
==================================================================================
Net income per common share (diluted)       $0.31      $0.37      $0.42      $0.45
==================================================================================

1 Quarterly per share amounts do not add to the amounts shown in the consolidated statements of income due to rounding.

10.   Segment Information
Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures About Segments of an Enterprise and Related Information." In the fourth quarter of 2000, the Company changed its segment reporting structure to more closely match management's internal reporting of business operations. Significant changes included grouping the segments into the two major product groups (see below), reclassifying the divested risk management and vehicle information operations (Note 3) out of North America and Europe, and breaking out Card Solutions and Check Solutions within Payment Services. The 1999 and 1998 segment data has been restated to conform with the current year presentation.

The Company's operations are primarily organized by its two major product groups, Information Services and Payment Services. Information Services are organized in six reportable segments, with three segments based on credit related products within geographic region (North America, Europe, and Latin America), and three segments based on other criteria (Consumer Information Services, Divested Operations, and Other). Payment Services are organized in two reportable segments, Card Solutions and Check Solutions. The accounting policies of the segments are the same as those described in the Company's summary of significant accounting and reporting policies (Note 1). The Company evaluates the segment performance based on its operating income before unusual items (if any). Intersegment sales and transfers are not material.

A description of segment product and services is as follows:

North American Information Services Consumer credit information; credit card marketing services; locate services; fraud detection and prevention services; mortgage loan origination information; analytics and consulting; commercial credit reporting in Canada; Internet identity verification and digital certificate services; and through September 2000, risk management and collection services.

Consumer Information Services Consumer demographic and lifestyle information, and directories of residents and businesses.

Equifax Europe Consumer and commercial credit information and marketing services, credit scoring and modeling services, and, through December 2000, auto lien information.

Equifax Latin America Consumer and commercial credit information and other commercial, financial, and consumer information.

Divested Operations Include the businesses divested in the fourth quarter of 2000, including the risk management businesses in the U.S., Canada, and the U.K., as well as the vehicle information business in the U.K. (Note 3).

Other  Lottery services.

Card Solutions Credit and debit card authorization and processing; credit card marketing enhancement; and software products to manage credit card, merchant, and collection processing.

Check Solutions  Check guarantee and verification services.

Segment information for 2000, 1999, and 1998 is as follows (dollars in thousands):

                                             2000         1999         1998
-----------------------------------------------------------------------------
Operating Revenue:
Information Services:
 North American Information Services    $  673,315   $  633,127   $  616,708
 Consumer Information Services             110,532            -            -
 Equifax Europe                            143,358      148,711      127,001
 Equifax Latin America                     119,520      125,538      103,923
 Divested Operations                       132,544      175,030      197,589
 Other                                       9,636        9,636        9,636
-----------------------------------------------------------------------------
                                         1,188,905    1,092,042    1,054,857
-----------------------------------------------------------------------------
Payment Services:
 Card Solutions                            517,435      443,384      357,014
 Check Solutions                           259,541      237,268      209,107
-----------------------------------------------------------------------------
                                           776,976      680,652      566,121
-----------------------------------------------------------------------------
                                        $1,965,881   $1,772,694   $1,620,978
=============================================================================
Operating Income (loss):
Information Services:
 North American Information Services    $  274,523   $  261,026   $  248,064
 Consumer Information Services               7,902            -            -
 Equifax Europe                             13,016        3,269       (6,977)
 Equifax Latin America                      25,003       22,954       21,408
 Divested Operations                        13,809       18,913       22,761
 Other                                       8,868        8,868        8,866
-----------------------------------------------------------------------------
                                           343,121      315,030      294,122
-----------------------------------------------------------------------------
Payment Services:
 Card Solutions                            109,661       96,955       78,412
 Check Solutions                            44,357       38,574       30,903
-----------------------------------------------------------------------------
                                           154,018      135,529      109,315
-----------------------------------------------------------------------------
General Corporate Expense                  (41,724)     (36,020)     (37,785)
-----------------------------------------------------------------------------
                                        $  455,415   $  414,539   $  365,652
=============================================================================
Total Assets at December 31:
Information Services:
 North American Information Services    $  607,421   $  490,339   $  446,500
 Consumer Information Services             264,759            -            -
 Equifax Europe                            225,353      224,870      245,006
 Equifax Latin America                     251,628      277,015      341,834
 Divested Operations                             -      193,841      183,224
 Other                                       2,948        3,951        3,517
-----------------------------------------------------------------------------
                                         1,352,109    1,190,016    1,220,081
-----------------------------------------------------------------------------
Payment Services:
 Card Solutions                            415,843      418,662      419,389
 Check Solutions                            83,365       80,984       78,376
-----------------------------------------------------------------------------
                                           499,208      499,646      497,765
-----------------------------------------------------------------------------
Corporate                                  218,320      150,119      110,949
-----------------------------------------------------------------------------
                                        $2,069,637   $1,839,781   $1,828,795
=============================================================================

                                                                2000     1999       1998
------------------------------------------------------------------------------------------
Depreciation and Amortization:
Information Services:
 North American Information Services                          $ 47,821  $ 40,328  $ 35,637
 Consumer Information Services                                  10,840         -         -
 Equifax Europe                                                 17,893    17,093    12,076
 Equifax Latin America                                          15,680    16,430    12,513
 Divested Operations                                             7,769     9,802    10,254
 Other                                                             768       768       768
------------------------------------------------------------------------------------------
                                                               100,771    84,421    71,248
------------------------------------------------------------------------------------------
Payment Services:
 Card Solutions                                                 35,907    28,362    20,752
 Check Solutions                                                 6,642     7,266     6,957
------------------------------------------------------------------------------------------
                                                                42,549    35,628    27,709
------------------------------------------------------------------------------------------
Corporate                                                        5,463     5,214     4,868
------------------------------------------------------------------------------------------
                                                              $148,783  $125,263  $103,825
==========================================================================================

                                                                2000      1999      1998
------------------------------------------------------------------------------------------
Capital Expenditures (excluding property and equipment and
 other assets acquired in acquisitions):
Information Services:
 North American Information Services                          $ 35,232  $ 35,482  $ 34,120
 Consumer Information Services                                   5,330         -         -
 Equifax Europe                                                 13,761    14,595    20,147
 Equifax Latin America                                          12,340    10,108     4,874
 Divested Operations                                             1,388     4,799     3,321
 Other                                                               -         -         -
------------------------------------------------------------------------------------------
                                                                68,051    64,984    62,462
------------------------------------------------------------------------------------------
Payment Services:
 Card Solutions                                                 35,478    47,502    37,053
 Check Solutions                                                 3,302     2,609    10,840
------------------------------------------------------------------------------------------
                                                                38,780    50,111    47,893
------------------------------------------------------------------------------------------
Corporate                                                        3,831     5,776     8,977
------------------------------------------------------------------------------------------
                                                              $110,662  $120,871  $119,332
==========================================================================================

Financial information by geographic area is as follows:


                                        2000              1999              1998
----------------------------------------------------------------------------------------
                                       Amount     %      Amount     %      Amount     %
----------------------------------------------------------------------------------------
Operating revenue
 (based on location of customer):
 United States                       $1,415,153   72%  $1,233,983   70%  $1,174,733   72%
 Canada                                  99,849    5       97,251    5       96,628    6
 United Kingdom                         200,195   10      198,333   11      184,161   12
 Brazil                                 127,367    6      115,985    7       62,253    4
 Other                                  123,317    6      127,142    7      103,203    6
----------------------------------------------------------------------------------------
                                     $1,965,881  100%  $1,772,694  100%  $1,620,978  100%
========================================================================================

Long-lived assets at December 31:
 United States                       $  859,569   59%  $  557,960   45%  $  511,482   39%
 Canada                                  96,773    7      107,687    9       96,840    7
 United Kingdom                         138,832    9      212,651   17      215,254   16
 Brazil                                 207,230   14      220,298   18      347,355   27
 Other                                  162,324   11      131,752   11      137,499   11
----------------------------------------------------------------------------------------
                                     $1,464,728  100%  $1,230,348  100%  $1,308,430  100%
========================================================================================

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
AND REPORT OF MANAGEMENT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To Equifax Inc:
We have audited the accompanying consolidated balance sheets of Equifax Inc. (a Georgia corporation) and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equifax Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


/s/Arthur Andersen LLP
Atlanta, Georgia
February 23, 2001


REPORT OF MANAGEMENT
The consolidated financial statements presented in this report, which were prepared by the Company, are based on generally accepted accounting principles applied on a consistent basis and are considered by management to reflect the financial position of the Company at December 31, 2000 and 1999, and the results of operations and cash flows for each of the three years in the period ended December 31, 2000.

The integrity and objectivity of the data in these financial statements, including estimates and judgments relating to matters not concluded by year-end, are the responsibility of management. The Company and its subsidiaries maintain accounting systems and related controls, including a detailed budget and reporting system, to provide reasonable assurance that financial records are reliable for preparing the consolidated financial statements and for maintaining accountability of assets. The system of controls also provides assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization. Periodic reviews of the systems and controls are performed by the Company's internal auditors.

The system of controls includes the careful selection of people, a division of responsibility consistent with cost effectiveness, and the application of formal policies and procedures that are consistent with good standards of accounting and administrative practices.

/s/Philip J. Mazzilli

Philip J. Mazzilli
Executive Vice President
and Chief Financial Officer